As filed with the Securities and Exchange Commission on July 16, 2004

Registration No. 333-•

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dragon Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Florida	2834	65-0142474
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1055 Hastings Street, Suite 1900

Vancouver, British Columbia V6E 2E9

(604) 669-8817

(Address and telephone number of principal executive offices)

Alexander Wick

Dragon Pharmaceutical Inc.

1055 Hastings Street, Suite 1900

Vancouver, British Columbia V6E 2E9

(604) 669-8817

(Name, address and telephone number of agent for service)

Copies to:

Daniel B. Eng, Esq. Bartel Eng & Schroder 1331 Garden Highway, Suite 300 Sacramento, California 95833-9773 (916) 442-0400	Leo Raffin, Esq. Lang Michener LLP 1500 – 1055 West Georgia Street Vancouver, British Columbia V6E 4N7 (604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the acquisition by the Registrant of all outstanding shares of Oriental Wave Holding Ltd. as described in the Share Purchase Agreement dated June 11, 2004, included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	48,867,551	$.93(1)	$45,446,822	$5,759.00
TOTAL				$5,759.00

(1)	Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the closing price of the registrant’s common stock of $.93 as quoted on the OTC Bulletin Board on July 9, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

DRAGON PHARMACEUTICAL INC.

1055 West Hastings Street, Suite 1900

Vancouver, British Columbia

Canada V6E 2E9

Telephone (604) 669-8817

To Our Shareholders:

You are cordially invited to attend the annual meeting of the shareholders of Dragon Pharmaceutical Inc. to be held at 10:00 a.m. local time, on ●, 2004 at our principal executive office located at 1055 West Hastings Street, Suite 1900, Vancouver, British Columbia.

At the meeting, you will be asked to

•	approve the issuance of shares of common stock to complete the acquisition of a Chinese generic pharmaceutical manufacturer, Shanxi Weiqida Pharmaceutical Co., Ltd., such combination to be accomplished by the exchange of our shares for all outstanding shares of Shanxi Weiqida’s sole shareholder, Oriental Wave Holding Ltd., and

•	consider our customary annual business, being the election of nominees to the board of directors and the ratification of the appointment of the independent accountants.

The approval of the issuance of our common stock in exchange for all outstanding shares of Oriental Wave is being sought to satisfy the requirements of the Toronto Stock Exchange. Upon completion of the acquisition, Oriental Wave and its subsidiary, Shanxi Weiqida, will become our direct and indirect, wholly-owned subsidiaries.

We believe that the acquisition of Oriental Wave will provide substantial strategic and financial benefits to our shareholders and that the transaction will combine our respective strengths and competitive advantages without requiring a fundamental change in strategy for either company. We believe the combined company will have a better opportunity for growth as a result of being more diverse, with established product lines, expanded production facilities and operations in China, and be stronger financially based on our combined revenues and earnings. Overall, we believe the new critical mass of the combined company will better position us to deliver increased shareholder value over what could be achieved by Dragon individually.

Under the proposed share exchange, the shareholders of Oriental Wave will own, after the exchange, 68.35% of our common shares as calculated on a fully diluted basis. We estimate that at the closing of the acquisition, we will be required to issue approximately 44.4 million shares of common stock, plus any additional shares needed to account for outstanding options and warrants. As this exceeds the number of our available authorized shares of common stock, in order to permit the acquisition to be completed in a single closing, at the meeting we will also be seeking shareholder approval of an amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock. If the acquisition is approved but the increase in authorized shares is not approved, we intend to complete the acquisition in two stages: acquiring a majority of Oriental Wave’s shares in the first stage and the balance of the shares only after our shareholders have approved an increase in our authorized shares.

We hope you plan to attend the annual shareholders’ meeting. However, whether or not you plan to attend the meeting in person, in order that we may be assured of a quorum we urge you to sign and return the enclosed proxy in the postage-paid envelope provided as promptly as possible.

/s/ ALEXANDER WICK
Alexander Wick
●,2004	President

DRAGON PHARMACEUTICAL INC.

1055 West Hastings Street, Suite 1900

Vancouver, British Columbia

Canada V6E 2E9

Telephone (604) 669-8817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On ●, 2004

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Dragon Pharmaceutical Inc. (“Dragon”), a Florida corporation, will be held at our principal executive office located at 1055 West Hastings Street, Suite 1900, Vancouver, British Columbia, on ●day, ●, 2004 at 10:00 a.m. local time, for the purpose of considering and acting on the following proposals:

1.	In order to satisfy the requirements of the Toronto Stock Exchange, to approve the issuance of shares of Dragon’s common stock to complete the acquisition of all outstanding shares of Oriental Wave Holding Ltd., the sole shareholder of Chinese generic pharmaceutical manufacturer, Shanxi Weiqida Pharmaceutical Co., Ltd.;

2.	To approve an amendment to Dragon’s Certificate of Incorporation to increase the number of authorized shares of common stock to 200,000,000;

3.	To elect the two nominees named in the proxy statement/prospectus as directors to serve for one-year terms or until their successors have been elected and qualified;

4.	To ratify the appointment of Moore Stephens Ellis Foster Ltd., Chartered Accountants, to audit Dragon’s financial statements for the year ending December 31, 2004; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has approved the acquisition of Oriental Wave and recommends that you vote to approve the issuance of shares and the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock. The accompanying proxy statement/prospectus contains a detailed description of the terms of the agreement to acquire Oriental Wave, a discussion of the business of Oriental Wave and its subsidiary, Shanxi Weiqida, and a discussion of Dragon after the acquisition.

Only shareholders of record at the close of business on ●, 2004, are entitled to receive notice of and to vote at the meeting. Shareholders are invited to attend the meeting in person.

Please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the meeting in person. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proxy may be revoked at any time prior to its exercise. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the shareholder of record. Remember, your vote is important so please act as promptly as possible.

By order of the Board of Directors

/s/ MATTHEW KAVANAGH
●, 2004	Secretary

- i -

- ii -

DRAGON PHARMACEUTICAL INC.

1055 West Hastings Street, Suite 1900

Vancouver, British Columbia

Canada V6E 2E9

Telephone (604) 669-8817

PROXY STATEMENT/PROSPECTUS

We, Dragon Pharmaceutical Inc., are furnishing this proxy statement/prospectus to you in connection with our 2004 annual meeting to be held on •day, •, 2004, at 10:00 a.m. local time at our principal executive office located at 1055 West Hastings Street, Suite 1900, Vancouver, British Columbia, and at any adjournment thereof. The matters to be considered and acted upon are as follows:

•	in order to satisfy the requirements of the Toronto Stock Exchange, the approval of the issuance of shares of our common stock to complete the acquisition of all outstanding shares of Oriental Wave Holding Ltd., the sole shareholder of Chinese generic pharmaceutical manufacturer, Shanxi Weiqida Pharmaceutical Co., Ltd.,

•	to approve an amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock to 200,000,000 so that we will have a sufficient number of authorized shares to complete the acquisition of Oriental Wave in a single closing and a sufficient number of authorized but unissued shares to provide us with flexibility in our corporate planning,

•	the election of two nominees as directors;

•	to ratify the appointment of our independent accountants, and

•	such other business as may properly come before the meeting or any adjournment thereof.

The enclosed proxy is solicited on behalf of our board of directors and may be revocable by you at any time before the voting of such proxy. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

This proxy statement/prospectus is also being used as a prospectus of the common stock that we propose be issued in connection with the share exchange with the shareholders of Oriental Wave.

Unless the context otherwise requires, all references to “Dragon,” “we,” “us,” and “our” refer to Dragon Pharmaceutical Inc. and its subsidiaries, all references to “Oriental Wave” refer to Oriental Wave Holding Ltd. and all references to “Shanxi Weiqida” refer to Oriental Wave’s subsidiary, Shanxi Weiqida Pharmaceutical Co., Ltd.

This proxy statement/prospectus is being mailed on or about •, 2004.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that are based on the beliefs of our management and reflect our current expectations as contemplated under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this proxy statement/prospectus, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect”, “plan”, “predict”, “may”, “should”, “will”, the negative of these words or other variations thereon or comparable terminology are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements, and discussed in further detail in the section of this proxy statement/prospectus entitled “Risk Factors”.

The forward-looking statements contained in this proxy statement/prospectus speak only as of the date of the proxy statement/prospectus. Except as required by applicable regulations, Dragon does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus, including the occurrence of unanticipated events.

QUESTIONS AND ANSWERS

ABOUT THE MEETING, VOTING AND

THE PROPOSED SHARE EXCHANGE WITH THE

SHAREHOLDERS OF ORIENTAL WAVE

The following are some questions that you, as a shareholder of Dragon, may have regarding our acquisition of Oriental Wave and the other matters being considered at the annual shareholders’ meeting and the answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the share exchange and the other matters being considered at the annual shareholders’ meeting. Additional important information is also contained in the annex to this proxy statement/prospectus.

What are shareholders being asked to vote on at the meeting?

Our shareholders will vote on a proposal to approve the issuance of shares of common stock pursuant to a Share Purchase Agreement with the shareholders of Oriental Wave. This proposal is being sought to meet the listing requirements of the Toronto Stock Exchange. In addition, shareholders will be asked to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 200,000,000 so that we will have a sufficient number of shares to complete the acquisition in one stage. If these two proposals are passed and the share exchange is completed, Oriental Wave will become our wholly-owned subsidiary.

At the meeting, shareholders will also vote on the election of directors and the ratification of our independent accountants.

Why am I receiving this proxy statement/prospectus?

We and the shareholders of Oriental Wave have agreed to complete a share exchange in which Oriental Wave would become our wholly-owned subsidiary. Under terms of the Share Purchase Agreement entered into with the shareholders of Oriental Wave, in order to fully complete the share exchange we must issue a sufficient number of shares of our common stock such that the shareholders of Oriental Wave will hold, in the aggregate at the closing, 68.35% of our outstanding shares (calculated on a fully-diluted basis). Based on the number of shares outstanding and shares reserved for future issuance as of June 30, 2004, we estimate that at the closing of the acquisition we will issue up to approximately 48.9 million shares of common stock to complete the acquisition of Oriental Wave. A description of the terms of the Share Purchase Agreement is included in this proxy statement/prospectus and a copy of the agreement is also attached to this proxy statement/prospectus as Annex A.

We will seek to obtain approval for these proposals at the meeting. This proxy statement/prospectus contains important information about our common stock, the share exchange and the meeting of shareholders and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the shareholders’ meeting.

What will happen in the share exchange?

Under the Share Purchase Agreement the shareholders of Oriental Wave will exchange all of their outstanding shares of Oriental Wave for shares of our common stock. Upon completion of the share exchange, Oriental Wave will become our wholly-owned subsidiary and Oriental Wave shareholders will, as a group, own 68.35% of the combined company. Based on the number of shares outstanding and shares reserved for future issuance as of June 30, 2004, we estimate that at the closing of the acquisition we will issue approximately 48.9 million shares of common stock.

If the proposal to approve an amendment of our Certificate of Incorporation to increase the number of our authorized shares is not approved, we intend to complete the closing in two stages. In the first stage we intend to acquire 60% of the outstanding shares of Oriental Wave for approximately 27.37 million shares of our common stock. We intend to acquire the remaining 40% of the outstanding shares of Oriental Wave in consideration for our issuance of the remaining number of shares in a second closing that will occur after shareholder approval of an amendment to our Certificate of Incorporate increasing the number of our authorized shares of common stock. Dragon and the shareholders of Oriental Wave may agree to change the number of shares issued and acquired in the first closing, though we will not complete the first closing unless we acquire more than 50% of the outstanding shares of Oriental Wave.

Why are Dragon and Oriental Wave proposing this share exchange?

We believe the transaction combines the respective strengths of and competitive advantages enjoyed by Dragon and Oriental Wave without the need for fundamental change in strategy for either company. We expect that the combined company will have a better opportunity for growth as it will have more diverse and proven product lines, expanded production facilities and operations in China, and be stronger financially based on combined revenues and earnings. We believe the new critical mass of the combined company will better position us to deliver increased shareholder value over what could be achieved by Dragon individually.

When is the share exchange expected to be completed?

We anticipate that the share exchange will be completed by the end of the third quarter of 2004.

Who is entitled to vote?

Only shareholders of record at the close of business on •, 2004 (the Record Date), are entitled to vote at the meeting, or any postponements or adjournments of the meeting.

What are the Board’s recommendations on the proposals?

The Board recommends a vote

•	FOR the issuance of shares pursuant to the Share Purchase Agreement;

•	FOR the amendment to our Certificate of Incorporation to increase the authorized number of shares of our common stock;

•	FOR the election of each of the nominees to our board of directors; and

•	FOR the ratification of Moore Stephens Ellis Foster Ltd., Chartered Accountants, as our independent accountants.

How will our directors and senior management vote on the proposals?

Certain of our directors, Messrs. Cai, Liu, Sun and Wick, have advised us that they and certain of their affiliates or other related parties intend to vote FOR each of the proposals and FOR each of the nominees. We have been advised that this group owns or controls, in the aggregate, 8,192,500 shares of our common stock or 39.8% of our outstanding shares.

Will I be entitled to dissenters’ rights if the proposals are posted?

Our shareholders will not be entitled to dissenters’ rights in connection with any of the proposals.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

If your shares are held by your broker or bank, in “street name,” you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Who will count the vote?

Our Secretary will count the votes and act as the inspector of election. Our transfer agent, Computershare Trust Company of Canada, will tally the proxies and provide this information at the time of the meeting.

What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company of Canada ((604) 661-9400), or, if your shares are held in “street name,” by contacting the broker or bank who holds your shares.

How many shares can vote?

There were • shares of common stock issued and outstanding as of the Record Date. Every shareholder is entitled to one vote for each share of common stock held. We have no other voting securities outstanding.

What is a “quorum”?

A “quorum” is a majority of the outstanding shares entitled to vote and attending the meeting. They may be present in person or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees for which we receive a signed proxy will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes.

What is required to approve each proposal?

For the proposals to approve the issuance of common stock in connection with the share exchange and to ratify Moore Stephens Ellis Foster Ltd. as our independent accountants, such proposals must be approved by the holders of a majority of the shares of common stock who, in person or by proxy, vote on the resolution at the meeting. For the election of the directors, once a quorum has been established, the nominees for director who receive the plurality of votes will become our directors. The proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock must be approved by the holders owning a majority of our outstanding shares of common stock.

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and not entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

What do I need to do now?

After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares voted, then sign and mail the proxy card in the enclosed postage-prepaid return envelope marked “Proxy” as soon as possible so that your shares may be represented and voted at the meeting.

Can I change my vote after I have mailed my signed proxy card?

Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to our secretary stating that you would like to revoke your proxy. Second you may complete and submit a new proxy card. Third, you may vote in person at the meeting.

What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum but, for purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes. For Proposals 1 and 4, affirmative votes of a majority of the shares voting are required. However, for the other proposals requiring an affirmative vote of a majority of the shares present, an abstention is equivalent to a “no” vote.

If my shares are held by a broker, will the broker vote my shares for me?

Your broker will vote your shares only if you provide instructions to the broker about how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted.

How will we solicit proxies?

We will distribute this proxy statement/prospectus and solicit votes. The cost of soliciting proxies, which will be conducted by mail, will be borne by us. These costs will include the expense of preparing and mailing proxy solicitation materials for the meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to shareholders. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation. In addition, we intend to engage a proxy solicitor to assist us in obtaining votes. In addition to its fee, we anticipate that we will indemnify the proxy solicitor for certain actions in connection with the solicitation and the materials contained in this proxy statement/prospectus.

Whom should I contact with questions or to obtain additional copies of this proxy statement/prospectus?

Dragon Pharmaceutical Inc.

1055 West Hastings Street, Suite 1900

Vancouver, British Columbia

Canada V6E 2E9

Attention: Garry Wong

Telephone 1-877-388-3784

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus. We urge you to read carefully the remainder of this proxy statement/prospectus, including Annex A, because this summary does not provide all of the information that might be important to you with respect to the acquisition of Oriental Wave and the other matters being considered at the shareholders’ meeting. See also the section entitled “Where You Can Find More Information” beginning on page 81.

The Meeting

Our annual meeting of shareholders is to be held on •, 2004. At the meeting, shareholders will be asked to

•	approve the issuance of shares of our common stock to complete the acquisition of Oriental Wave, the sole shareholder of a Chinese generic pharmaceutical manufacturer, Shanxi Weiqida Pharmaceutical Co., Ltd., such acquisition to be accomplished by the exchange of our shares for all of the outstanding shares of Oriental Wave,

•	approve an amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock from 50,000,000 to 200,000,000 in order to permit the acquisition of Oriental Wave to be completed in a single closing, and

•	consider our customary annual business, being the election of nominees to the board of directors and the ratification of the appointment of our independent accountants.

The rules of the Toronto Stock Exchange require that transactions of the nature proposed with Oriental Wave be approved by our shareholders. Shareholders are being asked to approve the resolution authorizing the issue of shares to the shareholders of Oriental to comply with this requirement.

Upon completion of the acquisition, Oriental Wave and its subsidiary, Shanxi Weiqida, will become our direct and indirect, wholly-owned subsidiaries. Under the proposed share exchange, the shareholders of Oriental Wave will own, after the exchange, 68.35% of our common shares as calculated on a fully diluted basis.

The Companies

Dragon. We are a pharmaceutical and biotechnology company whose business plan is to develop and manufacture pharmaceutical products in China and market pharmaceutical products in China and in other developing countries. The sole product we currently produce is Erythropoietin or EPO. EPO is a glycoprotein that stimulates and regulates the rate of formation of red blood cells. EPO is primarily used to treat anemia, which is a shortage of red blood cells often caused by kidney disease and chemotherapy or radiation therapy.

We have entered into a series of marketing and license agreements with local pharmaceutical distribution companies to sell, formulate, vial and package our EPO. In most cases the local company is responsible for obtaining, at its expense, all approvals from applicable regulatory authorities that are necessary to permit the sale of our EPO in the licensed area. Currently, we have marketing and license agreements covering approximately 135 countries. We have commenced sales in five of those countries and our partners in the other licensed countries are working on obtaining required regulatory approvals before they commence sales. We directly market our products in China.

We currently lease an approximately 90,000 square feet facility in Nanjing, China that houses our EPO production line.

Oriental Wave & Shanxi Weiqida. Oriental Wave, a company incorporated in the British Virgin Islands, is a privately owned holding company. Through its wholly-owned subsidiary, Shanxi Weiqida, Oriental Wave is principally engaged in the production and sale of pharmaceutical products in China.

Shanxi Weiqida’s operations are located in Datong City, Shanxi Province, China. Shanxi Weiqida currently holds approximately 290 licenses to produce pharmaceutical products in China. Out of these 290 licenses, the Shanxi Weiqida produced 35 products in 2003. In 2002 and 2003 Shanxi Weiqida operated only a pharmaceutical division (the “Pharma Division”) which produced and marketed generic drugs, mainly anti-infectious drugs. In January 2004, Shanxi Weiqida began operation of a chemical division (the “Chemical Division”) to produce and market bulk pharmaceutical chemicals, including Clavulanic Acid, 7-ACA and certain sterilized bulk drugs.

Shanxi Weiqida’s head office and manufacturing facilities are located in Datong City. The head office and Pharma Division are contained in a fully-integrated facility, totaling approximately 258,300 square feet, and includes three production workshops that house a total of eight production lines, utility infrastructure, quality assurance and quality control and a warehouse. The Chemical Division is located in a different location in Datong City. The manufacturing facilities of this division consist of approximately 818,100 square feet.

Required Vote

The proposals to approve the issuance of common stock in connection with the acquisition of Oriental Wave and to ratify our independent accountants must be approved by the holders of a majority of the shares of common stock who appear in person or by proxy at the annual meeting and vote on the proposal. The proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock must be approved by holders owning a majority of our outstanding shares of common stock. The nominees who receive the plurality of votes will be elected as our directors.

The Acquisition of Oriental Wave

We have entered into a Share Purchase Agreement with the shareholders of Oriental Wave under which we will acquire all of the outstanding shares of Oriental Wave. In order to acquire control of Oriental Wave and, indirectly, Shanxi Weiqida, we will issue shares of our common stock to the shareholders of Oriental Wave in exchange for all their shares in Oriental Wave.

The total number of shares of common stock to be issued will equal 68.35% of our outstanding common stock after the acquisition, as calculated on a fully diluted basis. Based on our outstanding shares and shares reserved for future issuance as of June 30, 2004, we expect to issue approximately 48.9 million shares of common stock to complete the share exchange with the Oriental Wave shareholders.

We currently have 50,000,000 shares of common stock authorized and, as of June 30, 2004, we had 20,582,000 shares of common stock outstanding and 2,046,500 shares reserved for issuance in connection with the exercise of outstanding options and warrants. We do not have a sufficient number of authorized shares to, in a single closing, fully satisfy our commitment to issue shares to the Oriental Wave shareholders. If the proposal to approve the issuance of shares to the Oriental Wave shareholders is approved, but the proposal to amend our Certificate of Incorporation to increase our authorized shares is not approved, we and the shareholders of Oriental Wave have agreed to complete the share exchange in two stages. The first stage of the acquisition will result in 60% of the shares of Oriental Wave transferred to us in exchange for approximately 27.37 million shares of our common stock. This will result in the Oriental Wave shareholders owning, as a group, approximately 54.74% of our shares of common stock as calculated on a fully diluted basis (57.08% on a non-dilutive basis) and 40% of the common shares of Oriental Wave. We intend to complete the balance of the acquisition of shares of Oriental Wave as soon as practicable after we receive shareholder approval of the amendment to our Certificate of Incorporation to increase our authorized shares to permit the full completion of the share exchange. We and the shareholders of Oriental Wave may change the number of shares issued and acquired in the first closing, though we will not complete the first closing unless we acquire more than 50% of the outstanding shares of Oriental Wave.

Conditions to Completion of the Acquisition

The obligation of the parties to complete the acquisition is subject to the fulfillment of each of the following conditions:

•	the representations and warranties of each party contained in the Share Purchase Agreement being true and correct in all material respects as of the closing of the acquisition or being waived,

•	all covenants and agreements contained in the Share Purchase Agreement to be performed or complied with being performed or complied with in all material respects or being waived,

•	each party acknowledging or waiving the satisfaction of the conditions to closing for the benefit of those parties, and

•	the obtaining of all required regulatory approvals and consents.

In addition, the obligation of the parties to complete the acquisition is subject to the fulfillment or waiver of their receiving all of the certificates, certified copies of resolutions, copies of consents, regulatory approvals and letters, executed escrow agreements, legal opinions and other documents and instruments to be delivered at the closing of the acquisition as set out in the Share Purchase Agreement.

The obligation of Dragon to complete the acquisition is subject to the fulfillment or waiver of each of the following additional conditions

•	all share purchase options and any other convertible securities of Oriental Wave being exercised for, or converted into, shares of Oriental Wave or cancelled by the closing of the acquisition and the shares of Oriental Wave held by Mr. Han, Mr. Weng and Ms. Liu representing all of the outstanding shares of Oriental Wave, and

•	approximately $2.4 million (RMB 20 million) in loans owed by Shanxi Weiqida to Shanxi Tongling Pharmaceutical Co., Ltd. a related party, being converted into the paid-in capital of Shanxi Weiqida, with the balance of the loan remaining outstanding on the current terms of such loan. Mr. Han, the Chairman of Oriental Wave, is also the Chairman of Shanxi Tongling Pharmaceutical Co., Ltd.

Termination of Share Purchase Agreement

If the closing of the acquisition has not occurred on or before 5:00 p.m. (Pacific Time) on December 31, 2004, the Share Purchase Agreement will automatically terminate. The Share Purchase Agreement also may be terminated

•	at any time with the written consent of each party,

•	by the Oriental Wave shareholders if they notify us that they do not wish to proceed with the sale of their shares on the basis that there has been a material decrease in the intrinsic value of Dragon as a company, including but not limited to the value available to a proposed acquirer in the goodwill and reputation of Dragon as a public company, or there is any indication of improper trading activity in Dragon’s stock, or

•	by us if we notify the Oriental Wave shareholders that our board of directors has identified and decided to pursue a superior alternative transaction.

If the Share Purchase Agreement is terminated by the Oriental Wave shareholders or by Dragon in the circumstances described above, we are required to reimburse Oriental Wave for the reasonable expenses actually incurred by Oriental Wave in connection with all matters relating to the acquisition up to an amount not to exceed $500,000.

Reasons for the Acquisition

We believe that the acquisition of Oriental Wave represents an important strategic step for us that will strengthen our competitive position. Combining the businesses of Dragon and Oriental Wave into one unified organization will expand our range of products, allow us to leverage the marketing networks we both have built over the years in China and in international markets and improve our ability to execute our combined business strategy. These benefits will enable us to better capitalize on attractive global market opportunities in the generic pharmaceutical sector as well as the bulk pharmaceutical chemicals sector and position us for increased revenue and growth. Among the benefits we anticipate realizing from the acquisition are the following:

•	Enhanced Financial Position. The combined company would have pro forma sales of $29.7 million and a net profit of $5.6 million in 2003 compared to Dragon’s sales of $3.6 million and a net loss of $2.0 million. Based on the unaudited financial statements for the first quarter of 2004, the combined company would have pro forma sales of $8.0 million, which is approximately nine times larger than Dragon as a stand alone company, and a pro forma profit of $1.7 million compared to Dragon’s net loss of $0.25 million.

•	Achievement of Critical Mass. Dragon believes that the acquisition will significantly increase the size of Dragon and provide it with sufficient critical mass to more effectively execute on Dragon’s business strategy and compete in the global pharmaceutical industry.

•	Complementary Product Lines. We believe the acquisition will facilitate our continued transition from a single product company to a diversified player offering a broader and more proven product lines of pharmaceutical, chemical and biotech products. Dragon’s EPO product is complimentary to the 35 products sold by Oriental Wave. Dragon believes the breadth and nature of the combined product portfolio is a competitive advantage for the combined company.

•	Diversification. As a combined company with three divisions offering generic drugs, biotech drugs and bulk pharmaceutical chemical products, Dragon will have a more diversified business model than that offered with its current reliance on EPO. This will not only mitigate the overall business risk profile of Dragon but also enable Dragon to operate in multiple sectors of the global pharmaceutical market.

•	Complementary Sales Platform. Oriental Wave has developed an extensive direct and indirect sales network in China, which will compliment Dragon’s existing licensing and third party distribution arrangements. Dragon expects that the complementary distribution platform will give the combined company a market reach that provides strong coverage of the combined portfolio in both the Chinese and international markets. This is expected to accelerate the distribution of Dragon’s products into Oriental Wave’s core Chinese market and Oriental Wave’s products into Dragon’s world-wide distribution arrangements.

•	Complementary Management Expertise. We will combine the management teams of Oriental Wave, which has extensive experience in pharmaceutical product manufacturing and sales and marketing in China, and those of Dragon, which has extensive experience in international regulatory affairs and international market development for pharmaceutical products manufactured in China.

•	Cost Synergies. We believe that the combination of Oriental Wave and Dragon will enable us to achieve certain cost synergies principally by integrating their corporate functions and business operations.

•	Revenue Synergies. We believe that Oriental Wave’s comprehensive sales network in China and Dragon’s extensive licensee networks for the international market outside of China will enable cross-selling of each other’s products to achieve higher revenues than both companies could achieve on a stand-alone basis.

•

Capturing Multiple Growth Opportunities. A growing trend in the generic drug and chemical sectors of the pharmaceutical industry is the relocation of the production of bulk pharmaceutical chemicals from developed countries such as Europe to developing countries such as China and India to leverage the low cost environment and other specific location advantages. We believe that the acquisition of

Oriental Wave fits this trend and will enable the combined company to compete more effectively and capture more global business opportunities.

Recommendation of the Board of Directors

The Board of Directors has determined that the acquisition of Oriental Wave is in the best interests of Dragon and is fair to our shareholders. Therefore the Board has approved the acquisition and recommends that shareholders of Dragon vote “FOR” the resolution to approve the issuance of shares in connection with the acquisition of Oriental Wave and “FOR” the resolution approving the amendment required to increase our authorized shares in order to complete the acquisition of Oriental Wave in a single closing.

The Board meeting held on May 18, 2004 at which the acquisition was approved was attended by four of the five members of the Board of Directors (Drs. Wick, Liu, Sun and Cai attending and Mr. Yuen absent). All four directors who attended the meeting voted in favor of the Board resolution approving the acquisition. Subject to the finalization of certain business issues between Dragon and Oriental Wave, the President and CEO of Dragon was authorized to sign the Share Purchase Agreement.

Certain of our directors, Messrs. Cai, Liu, Sun and Wick, have advised us that they and certain of their affiliates or other related parties intend to vote FOR the resolution to approve the acquisition and FOR the proposal to increase our authorized capital. We have been advised that this group owns or controls, in the aggregate, 8,192,500 shares of our common stock or 39.8% of our outstanding shares.

Interests of Our Directors and Officers in the Acquisition of Oriental Wave.

The acquisition was negotiated at arm’s length and none of the Board of Directors or management of Dragon has any connection to Oriental Wave.

Management After the Acquisition

On the completion of the acquisition, Oriental Wave will operate as a wholly-owned subsidiary of Dragon. Under the Share Purchase Agreement, we have agreed that Mr. Yanlin Han, Mr. Zhanguo Weng and Ms. Xuemei Liu, will be appointed directors of Dragon. Mr. Han is Chairman of the board of Oriental Wave, Mr. Weng is a director of Oriental Wave and the General Manager of Shanxi Weiqida and Ms. Liu is a Director of Oriental Wave.

Our most senior executive positions after the acquisition will be filled by Mr. Han and our CEO, Dr. Wick. Mr. Han will be appointed as our Chief Executive Officer and Dr. Wick will become our President. Dr. Wick and the entire management team will report to Mr. Han. As President, Dr. Wick will be responsible for overseeing our international business and market development. We also intend to appoint a Chief Operating Officer, who will be overseeing our corporate operations and a Chief Financial Officer, who will be overseeing finance, investor relations and corporate compliance.

Risks Associated with the Acquisition

We face a number of risks in connection with or proposed acquisition of Oriental Wave. These risks include, among others, that the combined company may not be able to integrate successfully the existing businesses of Dragon and Oriental Wave and the Oriental Wave shareholders will have significant influence over matters requiring shareholder approval. For a complete discussion of these and other risks related to the acquisition and the combined company, see the section entitled “Risk Factors” beginning on page 16.

Summary Unaudited Pro Forma Financial Information

We have prepared pro forma consolidated financial statements to show the effect of the proposed acquisition of Oriental Wave, with the pro forma consolidated balance sheet prepared as though the proposed acquisition had occurred on December 31, 2003 and the pro forma consolidated statement of operation as though it had occurred on January 1, 2003. The exchange of shares will result in the former shareholders of Oriental Wave owning a majority of the shares in Dragon and, consequently, accounting principles applicable to a reverse take-over have been applied to record the transaction. Under this basis of accounting, Oriental Wave has been identified as the acquirer and, accordingly, the combined company is considered to be a continuation of the operations of Oriental Wave and include the accounts of Dragon from the acquisition date. The pro forma financial statements have been presented assuming that proposal 2 has been approved increasing the number of shares of authorized common stock and as if proposal 2 has not been approved, in which case Dragon would only acquire 60% of the outstanding common shares of Oriental Wave.

The pro forma consolidated financial statements have been prepared from information derived from the audited consolidated financial statements of Dragon and Oriental Wave as at December 31, 2003 and the unaudited consolidated financial statements of Dragon and Oriental Wave as at March 31, 2004 included elsewhere herein. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of both Dragon and Oriental Wave for the year ended December 31, 2003 and the three-months ended March 31, 2004. These pro forma consolidated financial statements are not necessarily indicative of the actual results which would have been attained had the combination been in effect on the date indicated or which may be attained in the future.

The following is a summary of the information included in the pro forma consolidated financial statements.

Pro Forma Consolidated Balance Sheet Data

As of March 31, 2004

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED	MINORITY INTEREST ADJUSTMENT(1)	60% PRO FORMA CONSOLIDATED
Total Current Assets	$5,508,181	$14,242,143	—	$21,950,324	—	$21,950,324
Total Assets	$10,800,133	$66,598,572	$137,400	$77,536,105	—	$77,536,105
Total Liabilities	$1,342,567	$49,431,131	($2,420,000)	$48,353,698	—	$48,353,698
Total Shareholders’ Equity	$9,457,566	$17,167,441	$2,557,400	$29,182,407	($6,888,782)	$22,315,431

Pro Forma Consolidated Balance Sheet Data

As of December 31, 2003

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED	MINORITY INTEREST ADJUSTMENT(1)	60% PRO FORMA CONSOLIDATED
Total Current Assets	$5,622,402	$12,390,299	—	$20,212,701	—	$20,212,701
Total Assets	$11,136,052	$53,126,512	$137,400	$64,399,964	—	$64,399,964
Total Liabilities	$1,428,257	$38,127,147	($2,420,000)	$37,135,404	—	$37,135,404
Total Shareholders’ Equity	$9,707,795	$14,999,365	$2,557,400	$27,264,560	($5,999,746)	$21,264,814

Pro Forma Consolidated Statement of Operations Data

For the Three Months Ended March 31, 2004

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED	MINORITY INTEREST ADJUSTMENT(1)	60% PRO FORMA CONSOLIDATED
Sales	$878,270	$7,155,036	—	$8,033,306	—	$8,033,306
Gross Profit	$631,529	$3,563,356	—	$4,194,885	—	$4,194,885
Total operating expenses	$858,329	$1,608,813	—	$2,467,142	—	$2,467,142
Income (Loss) from Operations	($255,177)	$1,954,543	—	$1,699,366	—	$1,699,366
Net Income (Loss) for the year	($249,423)	$1,939,928	—	$1,690,505	($775,971)	$914,534
Net Income (Loss) per share - basic and diluted	($0.01)	$38.80		$0.03		$0.02

Pro Forma Consolidated Statement of Operations Data

For the Year Ended December 31, 2003

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED	MINORITY INTEREST ADJUSTMENT(1)	60% PRO FORMA CONSOLIDATED
Sales	$3,648,149	$26,086,092	—	$29,734,241	—	$29,734,241
Gross Profit	$2,463,253	$12,268,794	—	$14,732,047	—	$14,732,047
Total Operating Expenses	$4,134,510	$4,696,419	—	$8,830,929	—	$8,830,929
Income (Loss) from Operations	($2,089,536)	$7,572,375	—	$5,482,839	—	$5,482,839
Net Income (Loss) for the Year	($1,994,734)	$7,583,972	—	$5,589,238	($3,033,589)	$2,555,649
Net Income (Loss) per Share - basic and diluted	($0.10)	$151.68		$0.09		$0.05

(1)	If the issuance of shares in connection with the acquisition is approved by shareholders but the amendment to increase does not receive the required vote, there will be a partial closing of the acquisition with Dragon issuing approximately 27.37 million shares of common stock in exchange for 60% of the shares of Oriental Wave. Dragon intends to attempt to complete the acquisition once the amendment to increase in the authorized shares is approved. Until that time, there will be a 40% minority interest in Oriental Wave. See “The Share Purchase Agreement – Consideration to be Received by Shareholders of Oriental Wave”.

Dragon expects to incur reorganization and restructuring expenses as a result of the proposed acquisition. The effect of the estimated acquisition and reorganization costs expected to be incurred has not been reflected in the unaudited pro forma consolidated financial statements. Dragon also anticipates that the acquisition will provide the combined company with some future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, Dragon does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. Dragon has included in the pro forma financial statements all the adjustments necessary for a fair statement of results of the historical periods.

Given the information regarding the proposed acquisition, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

•	assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets or liabilities, including finalization of the calculation of intangibles, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the acquisition takes place; and

•	adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

Historical and Pro Forma Per Share Data for Dragon and Oriental Wave

The table below shows the book value and earnings per share for Dragon and Oriental Wave both on a historical and a pro forma basis. Our pro forma data was derived by combining historical consolidated financial information of Dragon and Oriental Wave using the purchase method of accounting for the acquisition. Oriental Wave’s equivalent pro forma data was derived by multiplying our pro forma income per share before nonrecurring charges or credits directly attributable to the acquisition and the pro forma book value per share, by the assumed consideration of 44,448,016 shares of Dragon common stock for all shares of Oriental Wave, so that the per share amounts are equated to the respective values for one share of Oriental Wave.

You should read the respective audited and unaudited financial statements and related footnotes of Dragon and Oriental Wave included in this proxy statement/prospectus.

	At or for the Three Months Ended March 31, 2004 (unaudited)	At or for the Year Ended December 31, 2003
Book value per share:
Dragon	$0.46	$0.47
Oriental Wave	$343.35	$299.99
Dragon pro forma	$0.45	$0.42
Oriental Wave pro forma	$399.66	$373.40
Tangible book value per share:
Dragon	$0.33	$0.33
Oriental Wave	$333.79	$290.12
Dragon pro forma	$0.42	$0.39
Oriental Wave pro forma	$376.36	$347.99
Basic and diluted earnings (loss) per share:
Dragon	($0.01)	($0.10)
Oriental Wave	$38.80	$151.68
Dragon pro forma	$0.03	$0.09
Oriental Wave pro forma	$23.15	$76.68

Market Price Data

Our common stock began quotation on the OTC Bulletin Board on October 9, 1998 under the symbol “DRUG”. In addition, our shares of common stock are listed on the Toronto Stock Exchange under the symbol “DDD” and are quoted on the Berlin-Bremen Exchange under the symbol “DRP”. The OTC Bulletin Board represents our primary market. The following quotations reflect the high and low bids for our common stock on a quarterly basis for the most recent quarter and for each quarter in the past two fiscal years as quoted on the OTC Bulletin Board. These quotations are based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of June 11, 2004, which represents the last trading immediately before the public announcement of the signing of the Share Purchase Agreement, the closing price of a share of our common stock was $0.94.

	Common Stock
Quarter Ended	High	Low
June 30, 2004	$1.10	$0.67
March 31, 2004	$1.22	$0.81
December 31, 2003	$1.70	$0.82
September 30, 2003	$1.18	$0.41
June 30, 2003	$0.89	$0.25
March 31, 2003	$0.70	$0.48
December 31, 2002	$0.95	$0.60
September 30, 2002	$1.49	$0.75
June 30, 2002	$1.95	$1.07
March 31, 2002	$1.90	$1.53

Oriental Wave is a privately held British Virgin Islands corporation. Its common shares are not listed on any exchange nor quoted on any automated quotation system. There is no market for Oriental Wave’s common shares.

Dividends

Neither we nor Oriental Wave have paid any dividends on our common stock and may not do so in the future. For the foreseeable future, we expect earnings, if any, will be retained to finance the growth of the combined company.

RISK FACTORS

You should carefully consider the risks described below before voting on the proposals, and in particular Proposals 1 and 2, contained in this proxy statement/prospectus. The risks and uncertainties described below are not, and will not be, the only ones facing us following the acquisition of Oriental Wave. If any of the following risks occur, our business, financial condition or results could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below are only some of the risks involved in connection with our acquisition of Oriental Wave.

The acquisition of Oriental Wave may fail to achieve the expected benefits.

We have entered into a Share Purchase Agreement to acquire Oriental Wave in an effort to obtain additional revenues and operating efficiencies, among other benefits. These expected benefits may not be achieved. Whether we ultimately realize these benefits will depend on a number of factors, many of which are outside our control, including, without limitation, the successful integration of our and Oriental Wave’s operations, technological change, the impact of competitive forces, and other general market conditions and industry specific economic factors. Even if we are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated benefits will be achieved. The failure to achieve such benefits could have a material adverse effect on the business, results of operations and financial condition of the combined company.

We may not be able to successfully integrate Oriental Wave and its subsidiary, Shanxi Weiqida, into our business, and the integration process will place significant demands on our managerial resources.

The integration of Oriental Wave and its subsidiary, Shanxi Weiqida, into our business will pose many challenges, including the development and implementation of a unified business plan and administrative structure, consolidation of a complementary sales and marketing network in China, coordinating expanded business operations, and retaining key employees from our current business and from Oriental Wave and Shanxi Weiqida. We have not completed any acquisition or merger of this size or scope. Thus, we cannot assure you that we will be able to successfully integrate the operations of Oriental Wave and Shanxi Weiqida in a timely or cost-effective manner and achieve the anticipated benefits. The integration may also divert the attention of, and place significant demands on, our managerial resources and disrupt our current business operations. There can be no assurance that such integration will be accomplished smoothly or successfully. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on our business, results of operations and financial condition including, without limitation, our sales and marketing efforts. Consequently, our results of operations may be adversely affected.

Oriental Wave’s shareholders will have significant influence over matters requiring shareholder approval.

Upon completion of the proposed share exchange, Messrs. Han and Weng and Ms. Liu will, in the aggregate, own 68.35% of our issued and outstanding shares of common stock. As a result, these shareholders will be able to exercise significant influence over certain corporate governance matters requiring shareholders’ approval, including the election of directors, the approval of significant corporate transactions and any other transactions requiring a majority vote without seeking other shareholders’ approval.

Statutory Reserve Funds and Effect on Distributions to Shareholders

By law, Shanxi Weiqida is required to contribute at least 10% of its after tax net income (as determined in accordance with Chinese GAAP) into a statutory surplus reserve until the reserve is equal to 50% of Shanxi Weiqida’s registered capital, and between a further 5% and 10% of its after tax net income, as determined by Shanxi Weiqida’s Board of Directors, into a public welfare fund. These reserve funds are recorded as part of shareholders’ equity but are not available for distribution to shareholders other than in the case of a liquidation.

Oriental Wave must restructure its short-term loans.

As of March 31, 2004, Oriental Wave had a working capital deficit of $8,606,122, and loans due during 2004 of $4,429,952. Oriental Wave is currently in the process of restructuring these short-term loans into long-term loans in which they will be paid off from Oriental Wave’s cash flows. If Oriental Wave is not successful in restructuring such short-term loans, this will have an adverse affect on its operations.

Future capital requirements and uncertainty of additional funding.

After the acquisition, our future capital requirements will depend on many factors including, among others, progress of our research and development programs, the number and breadth of these programs, and our ability to maintain and establish additional strategic alliance and co-development arrangements. No assurance can be given that additional financing will be available when needed.

If we raise additional capital by issuing equity securities, ownership dilution to shareholders will result. If we raise additional capital through strategic alliance and co-development arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, either of which could have an adverse effect on our business, financial condition and results of operations. If adequate funds are not available, our business could be adversely affected.

Shanxi Weiqida does not have patent protection and is subject to substantial competition.

Shanxi Weiqida competes in the generic drug segment of the pharmaceutical industry and has no patent protection for any of its products. Many pharmaceutical companies compete in the same market segment with similar products or products having comparable medicinal applications or therapeutic effects which may be used as direct substitutes for Shanxi Weiqida’s products. If such potential substitutes are launched in the market with their prices analogous with or lower than those manufactured and sold by Shanxi Weiqida, its profitability could be adversely affected.

Shanxi Weiqida relies heavily on the China market.

During 2002 and 2003, 100% of Shanxi Weiqida’s revenues were derived from sales in China. It is anticipated that sales of Shanxi Weiqida’s products in China will continue to represent a significant portion of Oriental Wave’s revenues in the near future. As a result, Oriental Wave’s operating results and financial performance could be affected by any adverse changes in economic, political and social conditions in China.

Shanxi Weiqida relies heavily on the sale of a few products.

The top five products sold by Shanxi Weiqida amounted to approximately $9.5 million and $18.8 million of its revenue during 2002 and 2003, respectively, representing approximately 85% and 72% of Oriental Wave’s overall revenue for those periods. All of these products were sold by the Pharma Division. In the first quarter of 2004, which coincides with the commencement of operation of Shanxi Weiqida’s Chemical Division, the top five products sold by the Pharma Division and the products sold by the Chemical Division accounted for approximately $3.8 million (53%) and $1.75 million (25%) of its revenue, respectively. If there is any significant fluctuation in market demand, the prices for or sales of these products, Oriental Wave’s profitability could be adversely affected.

Shanxi Weiqida may not be able to successfully develop new drugs.

Shanxi Weiqida must invest substantial time, resources and capital in identifying and developing new drugs, dosages and delivery systems, either on its own or by acquiring such products from third parties. Shanxi Weiqida’s growth depends, in part, on its success in such process. If Shanxi Weiqida is unable to develop new products on its own, its ability to increase revenues and market share may be adversely affected. In addition, it may not be able to recover its investment in the development of new drugs, given that projects may be interrupted, unsuccessful or not as profitable as initially contemplated. Further, it may not be able to obtain necessary financing for such development if it is unable to fund such development from future revenues. Similarly, there is no assurance that it can successfully secure such rights from third parties on an economically feasible basis.

Shanxi Weiqida is required to maintain compliance with GMP standards.

All pharmaceutical manufacturers in China are required to comply with certain Good Manufacturing Practice, or GMP, standards by certain time limits and, if not met, their pharmaceutical manufacturing enterprise permits will be revoked or they will not be renewed and accordingly production will have to be terminated.

Shanxi Weiqida has been accredited with all GMP certificates it requires for its production facilities. The standard of compliance required in connection with GMP certificates may change from time to time, which may give rise to substantial compliance burdens and increase Shanxi Weiqida’s costs in the future. If the renewal of any required GMP-related status is not granted, the relevant operations of Shanxi Weiqida may have to be terminated which in turn would have an adverse impact on Oriental Wave’s profitability.

Certain Shanxi Weiqida products are subject to price controls.

Approximately 22 out of the 35 products from the Pharma Division of Shanxi Weiqida, accounting for approximately 39% of 2003 revenues and 33% of 2004 first quarter revenues, are subject to government imposed retail price controls in China. Particulars of this retail price control regime are set out in the section below entitled “Information About Oriental Wave and Shanxi Weiqida – Regulation of the Chinese Pharmaceutical Industry.” If manufacturing costs increase for products of Shanxi Weiqida that are subject to price ceilings, and the retail price for those products is not adjusted upwards, Oriental Wave’s profitability may be adversely affected.

We and Shanxi Weiqida may be adversely affected by government plans to consolidate state owned pharmaceutical companies in China.

The Ministry of Commerce of China has announced a plan to consolidate nearly 5,000 state owned pharmaceutical companies into approximately 12 to 15 companies. The planned consolidation has already commenced and is anticipated to continue until the goals of the Ministry of Commerce have been realized. The Ministry of Commerce has set a near term goal of having 10 large companies with annual sales of over approximately $600 million by 2005 and its longer-term goal is to have the consolidated firms have $5.0 billion in revenue by 2010. We are not aware, however, at this time of how many companies have been consolidated or when the planned consolidation will be completed.

Reduced tariffs may result in increased competition.

With China’s entry into the World Trade Organization, or WTO, its tariffs on pharmaceutical and health-care products are expected to be gradually reduced. This will lower the selling price of imported pharmaceutical and healthcare products, which may compete with our products and those of Shanxi Weiqida. In such event, our business and profitability may be adversely affected. Further, China may implement new legislation relating to new drug compliance in order to comply with WTO rules. There is no assurance that we will be able to comply with any changes in legislation in a timely manner. Should any of our competitors be able to adapt to the changes before us, or if we are not able to adapt to the changes to such laws and regulations in time or at all, this will have an adverse effect on our future business and profitability.

We may be subject to product liability claims in the future.

Product liability claims may arise if harmful products are sold to members of the public or if there are any alleged harmful effects from the consumption of our products. Under current Chinese laws, manufacturers and vendors of defective products in China may incur liability for loss and injury caused by such products, including having their business licenses revoked and facing criminal liability. Consistent with industry practice in China, Shanxi Weiqida does not carry liability insurance coverage. Should any product liability claim be brought against us, there is no assurance that it would not have an adverse impact on our business, profitability or business reputation.

Expansion into overseas markets.

Shanxi Weiqida plans to expand sales of products from its Pharma and Chemical Divisions into overseas markets including developing and developed countries. These markets are untested for Shanxi Weiqida’s products and Shanxi Weiqida faces risks in expanding its business overseas, which include differences in legal and regulatory requirements, patent protection, potentially adverse tax consequences, fluctuations in currency exchange rates, differences in legal burdens in complying with foreign laws and regulations and changes in political and economic conditions.

Chinese economic planning.

China has a long history of a planned economy and is still subject to plans formulated by the Central Chinese government. In recent years, the Chinese government has introduced economic reforms aimed at transforming the Chinese economy from a planned economy into a market economy with socialist characteristics. These economic reforms allow greater utilization of market forces in the allocation of resources and greater autonomy for enterprises in their operations. However, many rules and regulations implemented by the Chinese government are still at an early stage of development and further refinements and amendments are necessary to enable the economic system to develop into a more market oriented form. No assurance can be given that any change in economic conditions as a result of the economic reform and macroeconomic measures adopted by the Chinese government will have a positive impact on the Chinese economic development or its pharmaceutical sector. At the same time, there can be no assurance that such measures will be consistent and effectual or that we will benefit from or will be able to capitalize on all such reforms.

Currency conversion and exchange control.

The revenues and expenses of Shanxi Weiqida are substantially settled in Renminbi, or RMB. However, our accounts are denominated in U.S. dollars. Accordingly, after the completion of the acquisition of Oriental Wave our profitability, the value of our assets and our ability to pay dividends in U.S. dollars may be adversely affected by fluctuations in the exchange rate of RMB against the U.S. dollar or other currencies.

Major reforms have been introduced to the foreign exchange control system of China since 1994. Under current regulations, the previous dual exchange rate system for RMB was abolished and a unified floating exchange rate system based largely on supply and demand was introduced. The RMB exchange rate against the U.S. dollar is published daily by The People’s Bank of China. Such rate is to be set by reference to the RMB/U.S, dollar-trading price on the previous day on the inter-bank foreign exchange market. The payment in and transfer of foreign exchange for current international transactions is not subject to Chinese government controls or restrictions. Should the above policies be amended or revoked or new laws or regulations which prohibit or further restrict the convertibility of RMB into other foreign currencies be introduced, our operations and profitability may be adversely affected.

PROPOSAL 1—ISSUANCE OF SHARES IN

CONNECTION WITH THE ACQUISITION OF ORIENTAL WAVE

We have entered into a Share Purchase Agreement with the shareholders of Oriental Wave under which all outstanding shares of Oriental Wave will be exchanged for shares of our common stock. Oriental Wave, a holding company incorporated in the British Virgin Islands, is the sole owner of all outstanding shares of Shanxi Weiqida, a Chinese generic pharmaceutical company.

In order to acquire control of Oriental Wave and, indirectly, Shanxi Weiqida, we intend to issue our common stock to the shareholders of Oriental Wave in exchange for all of their shares in Oriental Wave. The total number of shares of Dragon common stock to be issued will equal 68.35% of the outstanding shares of Dragon common stock after the acquisition of the Oriental Wave shares, as calculated on a fully diluted basis. The rules of the Toronto Stock Exchange require that transactions of the nature proposed with Oriental Wave be approved by our shareholders.

Based on our outstanding shares and shares reserved for future issuance, we expect to issue up to approximately 48.9 million shares of common stock to complete the share exchange with the Oriental Wave shareholders. We currently have 50,000,000 shares of common stock authorized and as at June 30, 2004 we had 20,582,000 shares of common stock issued and 2,046,500 shares of common stock reserved for issuance in connection with the exercise of outstanding options and warrants. As a result, we do not have a sufficient number of authorized and unissued shares to fully satisfy our commitment to issue shares to the Oriental Wave shareholders under the Share Purchase Agreement. Accordingly, at the meeting shareholders will also be asked to approve a resolution to amend our Certificate of Incorporation to increase the number of our authorized shares (see “Proposal 2”).

If the issuance of shares is approved by shareholders (this proposal requires a majority vote by shareholders who vote in person or by proxy) but the amendment to increase our authorized shares does not receive the required vote (this matter requires a majority of all outstanding shares to be voted in favor of the proposal rather than just a majority vote of shares voted) we and the shareholders of Oriental Wave have agreed to complete the share exchange in two stages. The first stage of the acquisition would result in 60% of the shares of Oriental Wave transferred to us in exchange for approximately 27.37 million shares of our common stock. This will result in our controlling 60% of the outstanding shares of Oriental Wave and the Oriental Wave shareholders owning, as a group, approximately 54.74% of our shares of common stock as calculated on a fully diluted basis (57.08% on a non-dilute basis) and 40% of the common shares of Oriental Wave. We would seek to complete the balance of the acquisition of shares of Oriental Wave as soon as practicable after our authorized shares have been increased to permit the completion of the share exchange. Dragon and the shareholders of Oriental Wave may change the number of shares issued and acquired in the first closing, though we will not complete the first closing unless we acquire more than 50% of the outstanding shares of Oriental Wave. See “The Share Purchase Agreement – Consideration to be Received by the Shareholders of Oriental Wave”.

The Acquisition

Under the Share Purchase Agreement, we have agreed to acquire from Mr. Yanlin Han, Mr. Zhanguo Weng and Ms. Xuemei Liu all of the outstanding shares of Oriental Wave in exchange for shares of our common stock. The resulting ownership of the combined company will be 68.35% for Oriental Wave shareholders and 31.65% for Dragon’s shareholders. Shanxi Weiqida, a Chinese generic pharmaceutical manufacturer, is a wholly-owned subsidiary of Oriental Wave.

The following diagram sets out the share ownership in Dragon after the acquisition. All percentages are based on the number of our shares outstanding as of June 30, 2004 and calculated on a fully diluted basis.

(1)	If our shareholders do not approve the amendment to our Certificate of Incorporation to increase our authorized shares at the meeting (see “Proposal 2”), we and the shareholders of Oriental Wave have agreed to complete the acquisition in two stages. In the first stage, we would acquire 60% of the outstanding shares of Oriental Wave in consideration for approximately 27.37 million shares of our common stock. In the second stage, which we intend to complete after we receive shareholder approval to increase our authorized shares, we would acquire the remaining 40% of the outstanding shares of Oriental Wave in consideration for the remaining share consideration that is payable by us under the Share Purchase Agreement. See “- The Purchase Agreement – Consideration to be Received by Shareholders of Oriental Wave”.

Background to the Acquisition

Early April, 2003: Our management began an internal review of various strategic alternatives for Dragon including, but not limited to, merging with or setting up a joint venture with another company. Our management met with representatives of Oriental Wave and began discussing a possible combination of the two companies, as each company had a similar background and shared vision for growth. The parties entered into a non-disclosure agreement dated April 1, 2003.

June 2003: At a meeting held in Vancouver, British Columbia, an information package and preliminary analysis prepared by our management was distributed to our Board of Directors. The Board authorized management to visit the manufacturing facility of Oriental Wave’s subsidiary, Shanxi Weiqida, in Datong City. Due to the outbreak of Severe Acute Respiratory Syndrome in China the visit was postponed to August 2003.

August 2003: Our management team visited the headquarters and facility of Oriental Wave’s subsidiary, Shanxi Weiqida, in Datong City, China and Shanxi Weiqida’s management visited our facility in Nanjing, China. At the same time our management and Oriental Wave’s management began preliminary discussions on the basic terms of the acquisition.

Early September, 2003: Mr. Han, Chairman of Oriental Wave, visited Vancouver, British Columbia to meet with our management team and Board of Directors. At a Board meeting held in Vancouver, which was attended by all our Board members (Dr. Wick, Dr. Sun, Dr. Liu, Dr. Cai and Mr. Yuen), the Board of Directors unanimously approved a motion authorizing our management to continue negotiations with the shareholders of Oriental Wave. The Board also determined that they would meet with Shanxi Weiqida’s management and visit its facility in Datong City.

Early November, 2003: Three members of our Board (Dr. Liu, Dr. Sun and Dr. Cai), visited Shanxi Weiqida’s facility in Datong City. After the site visit, a meeting of our Board was held in Beijing, China. At that meeting the Board of Directors passed a motion authorizing management to engage in negotiation of a Letter of Intent between Dragon and Oriental Wave and to start the due diligence process. The resolution was approved by a majority of the directors (Drs. Wick, Sun, Liu and Cai voting in favor and Mr. Yuen voting against). Following the meeting, we retained legal counsel in China to perform legal and general due diligence on Shanxi Weiqida.

Early December, 2003: Management of Oriental Wave visited our offices in Vancouver to conduct due diligence on us and our international business.

Early January 2004: Due diligence was conducted by our management, including management of our Chinese subsidiary, and by our legal counsel in China. Subsequently, due diligence was conducted by management of Shanxi Weiqida on our Chinese subsidiary and its business in China.

Dr. Wick, our President and CEO, met with the CEO of a Chinese pharmaceutical company (other than Shanxi Weiqida) in Beijing to discuss a possible transaction with that Chinese pharmaceutical company. Dragon’s management understood that at that time a member of Dragon’s Board (Mr. Yuen) was a director of that other company. At the meeting, Dr. Wick made a request for information about the Chinese pharmaceutical company and was advised by the CEO of that company that the information would be provided. None of the requested information has been provided, nor has Dr. Wick ever received any further news or information from that other Chinese pharmaceutical company. Accordingly, management of Dragon determined that no further discussion or action would be necessary with this other company.

Late February 2004: Dragon and Oriental Wave’s management commenced meaningful negotiations regarding a Letter of Intent for our proposed acquisition of Oriental Wave.

Mid-March 2004: Our management submitted a due diligence report to our Board of Directors. On March 15, 2004, our Board of Directors passed a motion to authorize the signing of the Letter of Intent with the shareholders of Oriental Wave regarding the proposed acquisition, pending the receipt of a report of Oriental Wave’s auditor on the status of completion of the audited financial statements of Oriental Wave. The resolution was approved by a majority of the directors (Drs. Wick, Sun, Liu and Cai voting in favor and Mr. Yuen voting against).

March 24, 2004: We announced the entering into of a Letter of Intent with Oriental Wave regarding the proposed acquisition.

April, 2004: Dragon and Oriental Wave’s management commenced negotiations on the Share Purchase Agreement.

Late-May 2004: At a Board of Directors meeting held on May 18, 2004 in Vancouver, the Directors attending the meeting unanimously passed a motion to approve the acquisition of Oriental Wave and authorized the signing of the Share Purchase Agreement, subject to the finalization of certain business issues by our President and CEO. The board meeting was attended by Drs. Wick, Sun, Liu and Cai. Mr. Yuen was absent from the meeting.

June 11, 2004: Dragon and the shareholders of Oriental Wave signed the Share Purchase Agreement.

Reasons for the Acquisition

We believe that the acquisition represents an important strategic step for us that will strengthen our competitive position. Combining the businesses of Dragon and Oriental Wave into one unified organization will expand our range of products, allow us to leverage the marketing network built over the years in China and international markets by both companies and improve our ability to execute our combined business strategy. These benefits will enable us to better capitalize on attractive global market opportunities in the generic pharmaceutical sector as well as the bulk pharmaceutical chemical sector and position us for increased revenue and growth. Among the benefits we anticipate realizing from the acquisition are the following:

Enhanced Financial position. The combined company will have pro forma revenues of $29.7 million and a net profit of $5.6 million in 2003 compared to Dragon’s revenues of approximately $3.6 million and a net loss of approximately $2.0 million. Based on unaudited financial statements for the first quarter of 2004, the combined company would have pro forma revenues of $8.0 million, which is nine times larger than Dragon as a stand alone company, and a pro forma profit of $1.7 million compared to Dragon’s net loss of $0.25 million. The acquisition is expected to be accretive to our shareholders on a pro forma basis and, we believe, enhances our value by creating a company with stronger fundamentals and growth potential.

Achievement of Critical Mass. We believe that the acquisition will significantly increase our size and provide us with critical mass to more effectively execute on our business strategy and compete in the global pharmaceutical industry. Here is a comparison of Dragon as a stand alone entity and Dragon after the acquisition of Oriental Wave.

	Dragon alone	Dragon combined with Oriental Wave
2003 Revenues	$3.6 million	$29.7 million(1)
2003 Net profit	Net loss of $2.0 million	Net profit of $5.6 million(1)
Key products	Two biotech products (EPO & G-CSF (in-licensed))	35 pharmaceutical products Four chemical products Two biotech products
Total number of product permits issued in China	One owned (EPO) and one in-licensed (G-CSF)	Approximately 290 products
Employees	Approximately 150	Approximately 1,850 (plus over 1,200 sales representatives retained on a contract basis)
Sales organization in China	17 sales offices 11 sales managers with 45 sales representatives	63 sales offices 63 sales managers with over 1,200 sales representatives
Production facilities	One biotech facility	Four facilities: One pharmaceutical facility Two chemical facilities One biotech facility

(1)	A full copy of our pro forma consolidated financial statements showing the effect of the acquisition of Oriental Wave are included in this proxy statement/prospectus on page F-71.

Complementary Product Lines. We believe the acquisition will facilitate our continued transition from primarily a single product company to a diversified organization offering a broader and more proven product line of pharmaceutical, chemical and biotech products. Our products are complimentary to the approximately 35 products actively marketed by Oriental Wave. We believe the breadth and nature of the combined product portfolio is a competitive advantage for the combined company.

Diversification. A combined company with three divisions offering pharmaceutical products, biotech drugs and chemical products will provide us with a much more diversified business model than that offered with our current reliance on our EPO product. This will not only mitigate the overall business risk profile of the combined company but also enable us to operate in multiple sectors of the global pharmaceutical market.

Complementary Sales Platform. Oriental Wave has developed an extensive direct and indirect sales network in China, which should compliment Dragon’s existing licensing and third party distribution arrangements in approximately 130 countries. We expect that this complementary distribution platform will give the combined company a market reach that provides strong coverage of the combined product portfolio in both the Chinese and international markets. This is expected to accelerate the distribution of Dragon’s products into Oriental Wave’s core Chinese market and Oriental Wave’s products into Dragon’s world-wide distribution arrangements. We believe that this enhanced sales platform will:

•	create additional revenue synergies by cross-selling Dragon’s product in China because both Dragon and Oriental Wave’s products are sold through hospitals where Oriental Wave has greater strength with its over 1,200 sales representatives; and

•	enable the development of an international market for Oriental Wave’s pharmaceutical products because of Dragon’s strengths and experience in international regulatory affairs and selling internationally pharmaceutical products produced in China.

Complementary Management Expertise. Following the acquisition, we will combine the management team of Oriental Wave, which has extensive experience in pharmaceutical product manufacturing operation and sales and marketing in China, and that of Dragon, which has extensive experience in international regulatory affairs and international market development for pharmaceutical products from China.

Cost and Revenue Synergies. We believe that the combination of the businesses of Oriental Wave and Dragon will enable the combined company to achieve certain cost synergies principally by integrating our respective corporate functions and business operations. We believe that Oriental Wave’s comprehensive sales network in China and Dragon’s extensive licensee networks for the international market outside of China will enable cross-selling of each other’s products to achieve higher revenues than both companies could achieve on a stand-alone basis.

Capturing Multiple Growth Opportunities. A growing trend in the generic drug and bulk pharmaceutical chemical sectors of the pharmaceutical industry is the relocation of the production base for these sectors from developed countries such as Europe to developing countries such as China and India. We believe this trend is occurring to leverage the low cost environment and other specific location advantages offered in these countries. We believe that the acquisition of Oriental Wave will enable the combined company to compete more effectively and capture more global business opportunities as a result of this trend.

The foregoing discussion of information and factors considered by Dragon’s Board is not intended to be exhaustive, but is believed to include the material factors considered by it. The Dragon Board did not assign relative or specific weights to the individual factors, and the individual directors may have given varying weight to different factors.

Recommendation of the Board of Directors

The President and CEO of Dragon and his management team submitted various presentation packages to the Board of Directors regarding the proposed acquisition of Oriental Wave, including a strategic assessment of Dragon, a discussion of the strategic advantages of acquiring Oriental Wave, an overview of the industry sectors Oriental Wave was active in, a summary of the results of the business and legal due diligence conducted on Oriental Wave, a summary of the terms of the Share Purchase Agreement, management’s financial analysis related to the proposed acquisition and a business plan for the combined company. In recommending that Dragon proceed with the acquisition, management also considered and discussed with the Board the factors discussed above under “Reasons for the Acquisition.”

Based on the information provided by our management regarding the proposed acquisition of Oriental Wave, Dragon’s individual Board members spent time reviewing and considering relevant data and documents and discussing matters arising out of their review. In the course of their review of the acquisition proposal, the Board of Directors on a number of occasions requested and received from management additional information on, and analysis of, the matters covered by management’s presentations. Certain members of the Board also had discussions with representatives of Oriental Wave to review certain of these matters. On May 18, 2004, a meeting of our board of directors was held to receive the report of our management on the final status of negotiations over the terms of the proposed acquisition, which included the recommendation to proceed with the acquisition. The Board of Directors has determined that the acquisition of Oriental Wave is in the best interests of Dragon and is fair to our shareholders. Therefore the Board has approved the acquisition and recommends that shareholders of Dragon vote “FOR” approval of the issuance of our shares to complete the acquisition of Oriental Wave (Proposal 1) and “FOR” the amendment to our Certificate of Incorporation to increase the number of our authorized shares necessary to complete the acquisition in a single closing (Proposal 2).

The acquisition was negotiated at arm’s length and none of the Board of Directors nor any senior executives has any connection to Oriental Wave. The Board meeting held on May 18, 2004 at which the acquisition was approved was attended by four (Drs. Wick, Sun, Liu and Cai) of the five members of our Board of Directors. All four directors who attended the meeting voted in favor of the Board resolution approving the acquisition.

Certain of our directors, Messrs. Cai, Liu, Sun and Wick, have advised us that they and certain of their affiliates or other related parties intend to vote FOR the resolution to approve the acquisition and FOR the proposal to increase our authorized capital. We have been advised that this group owns or controls, in the aggregate, 8,192,500 shares of our common stock or approximately 39.8% of our outstanding shares.

Tax Treatment

The following is the description of the United States material federal income tax consequences to Dragon and our shareholders as a result of the acquisition of Oriental Wave. It has been represented to our management that all of the shareholders of Oriental Wave are non-resident foreign shareholders, that no such shareholder has a connection to the United States and that all activities of Oriental Wave are outside the United States. Accordingly, we make no representations regarding United States tax consequences to such foreign shareholders who will receive shares of common stock of Dragon in exchange for their shares in Oriental Wave. Such foreign shareholders are urged to consult their own tax advisors with respect to foreign taxes applicable to them.

The issuance of common stock in connection with the acquisition of Oriental Wave will not cause a taxable event for either Dragon or our shareholders. When an acquiring domestic corporation, such as Dragon, issues its stock to the shareholders of a target foreign corporation, such as Oriental Wave, Section 1032 of the Internal Revenue Code of 1986, as amended, protects the domestic corporation from recognizing any gain.

Accounting Treatment

We must account for the acquisition of Oriental Wave as a reverse take-over transaction, as the shareholders of Oriental Wave will own the majority of the shares of the combined company after the transaction is completed, using the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this basis of accounting, Oriental Wave has been identified as the acquirer and, accordingly, the combined company is considered to be a continuation of the operations of Oriental Wave and include the accounts of Dragon from the acquisition date. The purchase price will be allocated to Dragon’s assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the acquisition. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. Our financial statements issued after completion of the acquisition will reflect these values. Historical data are not restated retroactively to reflect the combined historical financial position or results of operations of Dragon and Oriental Wave.

Interested Parties in the Transaction

The Share Purchase Agreement was negotiated between Dragon and the shareholders of Oriental Wave at arm’s length. None of our directors or executive officers has an interest in Oriental Wave.

Resales of Dragon Common Stock

Currently, our outstanding shares of the common stock are quoted on the OTC Bulletin Board under the symbol “DRUG”. In addition, our shares of common stock are listed on the Toronto Stock Exchange under the symbol “DDD” and are quoted on the Berlin-Bremen Exchange under the symbol “DRP”. The shares of Dragon common stock issued to complete the acquisition of Oriental Wave will be freely tradable and transferable by the shareholders of Oriental Wave subject to certain limitations described in the following paragraphs.

Shares of our common stock held by any Oriental Wave shareholder who may be deemed to be an “affiliate” of Dragon or Oriental Wave for purposes of Rule 145 under the Securities Act of 1933 (“Securities Act”), will be subject to certain trading restrictions. Each director and executive officer of Oriental Wave is deemed to be an “affiliate” for purposes of Rule 145. Further, all shares of our common stock subsequently acquired by an “affiliate” of Dragon will be subject to similar resale restrictions (under Rule 144 of the Securities and Exchange Commission), regardless of how or when those shares are acquired. A legend will be placed on all certificates evidencing shares issued to “affiliates,” setting forth the above-described restrictions on transfer and appropriate stop-transfer instructions will be given to the transfer agent for our common stock with respect to such certificates.

In addition, the shares of common stock to be issued to the shareholders of Oriental Wave pursuant to the Share Purchase Agreement may be subject to escrow conditions imposed in accordance with the requirements of the Toronto Stock Exchange, and will be subject to a four month hold period in Canada from the date of issue.

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as a result, Dragon is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act. Each director or executive officer of Oriental Wave who becomes a director or executive officer of Dragon will be required to file individual ownership reports with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act, with regard to his or her personal holdings (including purchases and sales) of shares of our common stock, so long as he or she remains a director or executive officer of Dragon.

The Share Purchase Agreement

The following is a summary of what we believe are the material provisions of the Share Purchase Agreement which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The rights and obligations of the parties to this agreement, Dragon, the shareholders of Oriental Wave and Oriental Wave, are governed by the terms and conditions of the Share Purchase Agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge our shareholders to read the Share Purchase Agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the proposals.

General

The Share Purchase Agreement is dated effective June 11, 2004 and is among Dragon, Oriental Wave, and the shareholders of Oriental Wave (Mr. Yanlin Han, Mr. Zhanguo Weng and Ms. Xuemei Liu), and is supplemented by a letter agreement dated June 18, 2004. Under the Share Purchase Agreement, Dragon will purchase all of the issued and outstanding shares of Oriental Wave in consideration for the issuance of shares of common stock of Dragon, with the result that Oriental Wave will become our wholly-owned subsidiary and Mr. Han, Mr. Weng and Ms. Liu will become shareholders of Dragon.

Consideration to be Received by Shareholders of Oriental Wave

On the closing of the acquisition, we will issue to the Oriental Wave shareholders that number of Dragon common shares which is equal to 68.35% of our issued shares of common stock after the issue of such shares (the “Dragon Closing Shares”). In addition to the Dragon Closing Shares, we will also issue to the shareholders of Oriental Wave that number of our shares of common stock (the “Additional Dragon Closing Shares”) such that the shareholders of Oriental Wave will continue to own 68.35% of our common stock if all of our outstanding options and warrants to issue our common stock are fully exercised. As at June 30, 2004, Dragon has 20,582,000 common shares outstanding and obligations to issue 2,046,500 common shares on the exercise of convertible securities. Based on our outstanding shares and shares reserved for issuance as at June 30, 2004, 44,448,016 Dragon Closing Shares and 4,419,535 Dragon Common Shares would be issued to the shareholders of Oriental Wave in exchange for all their shares in Oriental Wave. As described below under “Escrow of Shares”, certain of the Dragon Closing Shares and the Additional Dragon Closing Shares will be escrowed. The shares of our common stock issued to the Oriental Wave shareholders will be allocated among them in proportion to their ownership of the Oriental Wave shares as follows: 70% to Mr. Yanlin Han, 20% to Mr. Zhanguo Weng and 10% to Ms. Xuemei Liu.

If the issuance of shares in connection with the acquisition described in Proposal 1 and the amendment of our Certificate of Incorporation to increase our authorized shares described in Proposal 2 are both approved by shareholders, then we will complete the purchase of 100% of the outstanding shares of Oriental Wave in a single closing. If the acquisition is approved by shareholders but the amendment of our Certificate of Incorporation to increase our authorized shares does not receive the required vote (this matter requires a majority of all outstanding shares to be voted in favor of the proposal rather than, as is the case with Proposal 1, a majority of those present) we have agreed with the shareholders of Oriental Wave to complete the acquisition of Oriental Wave in two stages. Based on our outstanding shares and shares reserved for issuance as at June 30, 2004, in the first stage we would acquire 60% of the outstanding shares of Oriental Wave in exchange for approximately 27.37 million shares of common stock of Dragon. This number may increase if any of our outstanding options or warrants expire before closing as it is our intention to issue to the Oriental Wave shareholders the maximum number of shares we can issue at the first closing. Following this first stage of the acquisition, Dragon’s shares of common stock will be held by, or reserved for issue, as follows:

	Number of Shares Outstanding		Number of Shares Reserved for Issue(1)	Total Shares Outstanding (fully diluted)	Percentage of Issued Shares
Holder					Basic(2)	Fully- Diluted(3)
Current shareholders of Dragon	20,582,000		2,046,500	22,628,500	42.92%	45.26%
Current Shareholders of Oriental Wave
Dragon Closing Shares(4)	27,371,500		—	27,371,500	57.08%	54.74%
Additional Dragon Closing Shares	—		—	—	—	—

	27,371,500	(5)	—	27,371,500	57.08%	54.74%

Totals	47,953,500		2,046,500	50,000,000	100.00%	100.00%

(1)	Options and warrants to purchase shares of common stock of Dragon.

(2)	Calculated based on 47,953,500 shares outstanding.

(3)	Calculated based on 50,000,000 shares outstanding.

(4)	We and the shareholders of Oriental Wave have agreed that at the first closing we will treat all of the shares issued as Dragon Closing Shares and to only deposit 5.15 million of these shares into escrow. All necessary adjustments to the ratio of Dragon Closing Shares to Additional Dragon Closing Shares and to the number of shares to be deposited into escrow will be made at the second closing.

(5)	These shares will be issued to Mr. Han, 19.16 million shares, Mr. Weng, 5.47 million shares, and Ms. Liu, 2.74 million shares.

Dragon and the shareholders of Oriental Wave may change the number of shares issued and acquired in the first closing, though we will not complete the first closing unless we acquire more than 50% of the outstanding shares of Oriental Wave.

Following the closing of the first stage of the acquisition, we will, as soon as practicable, seek shareholder approval of an amendment to our Certificate of Incorporation to increase our authorized shares. This action may be approved by way of written consent signed by shareholders holding a majority of our outstanding shares with disclosure in compliance with the United States securities laws or considered and voted upon at a future special meeting of shareholders. The shares issued to the current controlling shareholders of Oriental Wave, which are expected to represent more than 50% of our outstanding shares, will be entitled to vote on the proposal by written consent or at any such future special meeting. Once the amendment to our Certificate of Incorporation to increase our authorized shares is approved, we intend to complete the second stage of the acquisition and acquire the remaining 40% minority interest in Oriental Wave held by the current shareholders of Oriental Wave in exchange for the balance of the share consideration payable by us under the Share Purchase Agreement. Following this second closing, Dragon’s shares of common stock would be held by, or reserved for issue, as follows:

	Number of Shares Outstanding		Number of Shares Reserved for Issue(1)	Total Shares Outstanding (fully diluted)	Percentage of Issued Shares
Holder					Basic(2)	Fully- Diluted(3)
Current shareholders of Dragon	20,582,000		2,046,500	22,628,500	29.64%	31.65%
Current Shareholders of Oriental Wave
Dragon Closing Shares	44,448,016		—	44,448,016	64.00%	62.17%
Additional Dragon Closing Shares(4)	4,419,535		—	4,419,535	6.36%	6.18%

	48,867,551	(5)	—	48,867,551	70.36%	68.35%

Totals	69,449,551		2,046,500	71,496,051	100.00%	100.00%

(1)	Options and warrants to purchase shares of common stock of Dragon.

(2)	Calculated based on 69,449,551 shares outstanding.

(3)	Calculated based on 71,496,051 shares outstanding.

(4)	These shares are to be deposited into escrow as described below under “Escrow of Shares”. While the shares are in escrow, the shareholders of Oriental Wave have agreed not to vote the Additional Dragon Closing Shares or to accept any dividends or other distributions paid in respect of those shares.

(5)	These shares will be issued to Mr. Han, 34.21 million shares, Mr. Weng, 9.77 million shares, and Ms. Liu, 4.89 million shares.

Escrow of Shares

Upon the closing of the acquisition, 50% of the Dragon Closing Shares and all of the Additional Dragon Closing Shares will be deposited into escrow under an escrow agreement.

The Dragon Closing Shares deposited under the escrow agreement will be released from escrow over a two-year period (40% after the first year and the remaining 60% after the second year), unless a claim is made by Dragon in respect of a breach of a representation or warranty made by the shareholders of Oriental Wave in the Share Purchase Agreement. If Dragon’s claim is determined to be valid its remedy will be limited to the return of the Dragon Closing Shares then held in escrow. This limitation will not apply if there was fraud or intentional misrepresentation on the part of the Oriental Wave shareholders. The Dragon Closing Shares that are in escrow at the date the claim is made will remain in escrow under the agreement until the escrow agent is directed to release the shares by way of a joint written instruction from Dragon and the Oriental Wave shareholders, an award or decision of an arbitrator or an order of a court of competent jurisdiction in a final determination. The Oriental Wave shareholders will have the right to vote the Dragon Closing Shares held in escrow.

The Additional Dragon Closing Shares will be released from escrow as the Dragon convertible securities are exercised. If any of the Dragon convertible securities expire unexercised or are otherwise cancelled, the corresponding Additional Dragon Closing Shares will be released to Dragon for cancellation. While the Additional Dragon Closing Shares are in escrow, the shareholders of Oriental Wave have agreed not to vote these shares or to accept any dividends or other distributions paid on these shares.

Conduct of Business

Each of Oriental Wave, its shareholders and Dragon have undertaken certain covenants restricting the conduct of the business of Dragon and Oriental Wave between the date of the Share Purchase Agreement and the closing of the acquisition.

Oriental Wave and its shareholders have agreed that, except to the extent permitted in or required by the Share Purchase Agreement or consented to by Dragon, from the effective date of the Share Purchase Agreement to the closing of the acquisition they will

•	cause Oriental Wave and each subsidiary thereof to conduct its business in the ordinary and normal course of business consistent with past practice,

•	not make any bonus payments to or increase the compensation or benefits of any director, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements,

•	cause Oriental Wave and each subsidiary thereof to use all reasonable efforts to maintain and preserve its existing goodwill and business relationships in the ordinary and normal course of business consistent with past practice,

•	not permit Oriental Wave or any subsidiary thereof to enter into any material agreements, other than in the normal and ordinary course of its business, with any third party other than Dragon,

•	not permit Oriental Wave or any subsidiary thereof to incur any debt, obligation or guarantee other than in the ordinary and normal course of business consistent with past practice nor permit any material change in the share capital of Oriental Wave or any subsidiary thereof,

•	not issue any shares or convertible securities in the capital of Oriental Wave or that of a subsidiary,

•	except for any dividend or distribution that will be concurrently contributed back as paid-in capital, not declare any dividend on, or make other distributions in respect of any outstanding shares (or securities convertible into shares) of Oriental Wave, and

•	not make any distribution, payment or repayment to any non-arm’s length party or enter into any non-arm’s length contracts.

Dragon has agreed that, except to the extent permitted in or required by the Share Purchase Agreement or consented to by the Oriental Wave shareholders, from the date of the Share Purchase Agreement to the closing of the acquisition it will

•	conduct its business in the ordinary and normal course of business consistent with past practice,

•	not make any bonus payments to or increase the compensation or benefits of any director, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements,

•	use all reasonable efforts to maintain and preserve its existing goodwill and business relationships in the ordinary and normal course of business consistent with past practice,

•	not enter into any material agreements, other than in the normal and ordinary course of its business, with any third party other than Oriental Wave and Oriental Wave’s shareholders,

•	not incur any debt, obligation or guarantee other than in the ordinary and normal course of business consistent with past practice,

•	not issue any shares or convertible securities in its capital (other than on the exercise of convertible securities that are currently outstanding),

•	not declare any dividend on, or make other distributions in respect of its outstanding shares (or securities convertible into shares), and

•	not make any distribution, payment or repayment to any non-arm’s length party or enter into any non-arm’s length contracts.

No Solicitation

From the date of the Share Purchase Agreement to the closing of the acquisition, the parties will not, directly or indirectly, solicit, initiate or encourage any expression of interest, proposal or offers from, or negotiate with, or provide information to, facilitate discussions with or otherwise co-operate in any way with, any person (other than each other) relating to the following “alternative transactions”

•	the acquisition or disposition of all or any substantial part of the issued or unissued shares of Oriental Wave, Dragon or any of their affiliates, or

•	any arrangement, amalgamation, merger, sale of assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Oriental Wave, Dragon or any of their affiliates and any other party, provided, however, that Dragon may respond to a proposal for, and complete, an alternative transaction if the board of directors of Dragon believes in good faith that they have a fiduciary duty to do so on the basis that such a transaction may result in a transaction materially more favorable to Dragon or, if applicable, its shareholders, than the acquisition of Oriental Wave.

The parties have agreed to immediately notify each other, in writing, upon receipt of any expression of interest, proposal or offer from any person relating to any alternative transaction and will forthwith disclose to the other parties all relevant details thereof. None of the Oriental Wave shareholders or Oriental Wave will respond to such expression of interest, proposal or offer (except to decline it) but Dragon may respond as noted above.

Other Covenants and Conditions

Each of the parties has agreed

•	to use all reasonable commercial efforts to obtain all consent, waivers and approvals of third parties reasonably required by a party to complete its obligations under the Share Purchase Agreement, including all applicable regulatory approvals, required to validly and effectively consummate the transactions contemplated in the Share Purchase Agreement,

•	use all reasonable commercial efforts to complete the transactions contemplated in the Share Purchase Agreement, and

•	from the effective date of the Share Purchase Agreement to the closing of the acquisition, to promptly inform the other parties if they or their subsidiaries enter into any agreement or undertake any conduct permitted to be completed without the consent of the other parties, including hiring any new employee, signing agreements or acquiring assets, if the value of the agreement or annual financial impact is at least $100,000 in the case of Dragon and $250,000 in the case of Oriental Wave and its subsidiaries.

The Oriental Wave shareholders and Oriental Wave have agreed

•	to file any documents required to be filed by them with a stock exchange or other regulatory authority that is necessary to obtain a required regulatory approval,

•	to supply to Dragon financial statements of Oriental Wave in a form and covering those periods sufficient for Dragon to prepare this proxy statement/prospectus and to meet its filing requirements with applicable securities regulatory authorities and those stock exchanges or quotation systems on which the shares of Dragon are listed,

•	that the Oriental Wave shareholders will comply with all hold periods and any escrow conditions imposed on them by any regulatory authority in connection with the completion of the acquisition, provided that Dragon will use all reasonable commercial efforts to minimize the conditions imposed on the Oriental Wave shareholders,

•	that, absent the consent of Dragon, none of them or their subsidiaries will, whether directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, joint venture, partnership, company or corporation as principal, agent, or shareholder or in any other manner whatsoever, purchase or sell any shares of Dragon (including any derivative securities) during the term of the Share Purchase Agreement,

•	that, from the effective date of the Share Purchase Agreement to the closing of the acquisition, Oriental Wave will not, and will not permit any of its affiliates to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Oriental Wave, and

•	that, from the effective date of the Share Purchase Agreement to the closing of the acquisition, Oriental Wave will not, and will not permit any affiliate of Oriental Wave to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any material asset or cancel, release or assign any material indebtedness or claim, except in the ordinary course of business consistent with past practice.

Dragon has agreed

•	to use all reasonable commercial efforts to ensure that all of its shares of common stock are, when issued, listed for trading on the Toronto Stock Exchange and on the OTC Bulletin Board,

•	that, except in the case of a superior alternative transaction, Dragon will not, and will not permit any affiliate of Dragon to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Dragon, and

•	that Dragon will not, and will not permit any affiliate of Dragon to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any material asset or cancel, release or assign any material indebtedness or claim, except in the case of an alternative transaction or in the ordinary course of business consistent with past practice.

Representations and Warranties

The Share Purchase Agreement contains substantially reciprocal representations and warranties, many of which are qualified by materiality, made by each party to the other. The representations and warranties relate to, among other matters, (a) organization and status, corporate power and capacity, share capital and ownership of subsidiaries, (b) no conflicts of the Share Purchase Agreement with organizational documents, contracts, permits or other documents, (c) required consents to the acquisition, (d) financial matters including financial statements, (e) assets including real property and personal property, (f) intellectual property and information technology matters, (g) absence of certain changes, events or undisclosed interested party transactions, (h) material contracts, (i) labor and other employment matters, (j) tax matters, (k) environmental matters, (l) filings with securities regulatory and other governmental authorities, and (m) compliance with applicable laws and validity of permits.

From the effective date of the Share Purchase Agreement to the closing of the acquisition, each party will promptly notify the other parties of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the party and its subsidiaries, taken as a whole.

Conditions

The obligation of the parties to complete the acquisition is subject to the fulfillment of each of the following conditions

•	the representations and warranties of the other parties contained in the Share Purchase Agreement being true and correct in all material respects as of the closing of the acquisition or being waived,

•	all covenants and agreements contained in the Share Purchase Agreement to be performed or complied with by the other parties on or before the closing date being performed or complied with in all material respects or being waived,

•	the other parties acknowledging the satisfaction of, or waiving the satisfaction of, the conditions to closing for the benefit of those parties, and

•	the obtaining of all required regulatory approvals and consents.

Also, the obligation of Dragon to complete the acquisition is subject to the fulfillment or waiver of each of the following conditions

•	all share purchase options and any other convertible securities of Oriental Wave being exercised for, or converted into, shares of Oriental Wave or cancelled by the closing of the acquisition and the shares of Oriental Wave held by Mr. Han, Mr. Weng and Ms. Liu representing all of the outstanding shares of Oriental Wave, and

•	approximately $2.42 million (RMB 20 million) in loans owed by Shanxi Weiqida to a related party, Shanxi Tongling Pharmaceutical Co., Ltd., being converted into the paid-in capital of Shanxi Weiqida, with the balance of the loan remaining outstanding on the current terms of such loan. Mr. Han, the Chairman of Oriental Wave, is also the Chairman of the related party.

In addition, the obligation of the parties to complete the acquisition is subject to the fulfillment or waiver of their receiving all of the certificates, certified copies of resolutions, resolutions, copies of consents, regulatory approvals and letters, executed escrow agreements, legal opinions and other documents and instruments to be delivered by the other parties at the closing of the acquisition as set out in the Share Purchase Agreement.

Closing Matters

Subject to all closing conditions being fulfilled or waived, the closing of the acquisition will take place at 10:00 a.m. local time on August 31, 2004, at the offices of Lang Michener LLP, 1500 – 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7, unless the parties agree otherwise, but in no event later than December 31, 2004.

Termination of Agreement

If the closing of the acquisition has not occurred on or before 5:00 p.m. (Pacific Time) on December 31, 2004 the Share Purchase Agreement will automatically terminate.

The Share Purchase Agreement also may be terminated

•	at any time with the written consent of each party,

•	by the Oriental Wave shareholders if they notify Dragon that they do not wish to proceed with the sale of their shares on the basis that there has been a material decrease in the intrinsic value of Dragon as a company, including but not limited to the value available to a proposed acquirer in the goodwill and reputation of Dragon as a public company, or there is any indication of improper trading activity in Dragon’s stock, or

•	by Dragon at any time by notifying the Oriental Wave shareholders that Dragon’s board of directors has identified and decided to pursue an alternative transaction.

If the Share Purchase Agreement is terminated by the Oriental Wave shareholders or Dragon as described above, Dragon will reimburse Oriental Wave for the reasonable expenses actually incurred by Oriental Wave in connection with all matters relating to the acquisition up to an amount not to exceed $500,000, including, without limitation, fees and disbursements of counsel and auditors, consultants, and other financial advisors and travel and communication expenses.

Comparison Of Shareholder Rights

Dragon is incorporated under and subject to the provisions of the Florida Business Corporation Act (“FBCA”), its Certificate of Incorporation and Bylaws. Oriental Wave is incorporated under and subject to the provisions of the British Virgin Islands International Business Companies Ordinance, 1984 (“BVI IBC”), its Memorandum of Association and Articles of Association. Under the BVI IBC, the owners of Oriental Wave shares are referred to as “members” but for purposes of this discussion we will refer to the share owners as “shareholders.” Upon consummation of the proposed acquisition of Oriental Wave, the shareholders of Oriental Wave will become shareholders of Dragon.

The following is a general comparison of similarities and material differences between the rights of Dragon and Oriental Wave shareholders under their respective governing law and charter documents. This discussion is only a summary of selected provisions and is not a complete description of all of the similarities and differences, and is qualified in its entirety by reference to the FBCA, the full text of the Dragon Certificate of Incorporation and Bylaws, the BVI IBC, the Oriental Wave Memorandum of Association and the Articles of Association.

As a public company, Dragon is also subject to the periodic and other reporting requirements under the Exchange Act. Dragon is also subject to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

Capital Structure

Dragon. Dragon has 50,000,000 authorized shares of common stock, $.001 par value. The shares of common stock do not carry cumulative voting rights or pre-emptive rights. Under the FBCA, fractional shares may be issued and shares may be issued for any consideration deemed appropriate by the board of directors. Any increases in Dragon’s authorized capital require shareholder and director approval of an amendment to the Certificate of Incorporation.

Oriental Wave. Oriental Wave has 50,000 authorized shares, $1.00 par value. The shares do not carry cumulative voting rights or pre-emptive rights. Under the BVI IBC, fractional shares may be issued and shares may be issued for such amount as may be determined by the board of directors except in the case of shares with par value the consideration may not be less than par value. Under the Oriental Wave Memorandum of Association, any changes to its authorized capital, including the authorization of a class of preferred stock, an increase in authorized capital as well as other capital changes, may be made by a resolution of the directors without shareholder approval.

Call of Meeting of Shareholders

Dragon. The Dragon Bylaws provide that an annual meeting of shareholders be held on June 30 of each year or at such time and place designated by the board of directors. A special meeting of shareholders may be called at any time by the board of directors, president or one or more shareholders holding shares in the aggregate of not less than 10% of the votes entitled to be cast at that special meeting.

Oriental Wave. The Oriental Wave Articles of Association provide that meetings of shareholders may be called at any time by directors, or upon the written request of shareholders holding more than 50% of the outstanding voting shares of Oriental Wave.

Notice and Quorum Requirements

Dragon. The Dragon Bylaws provide that a written notice setting forth the place, day and hour of the meeting must be delivered to the shareholders entitled to vote at such meeting not less than three and no more than 30 days before the meeting. However, objections to lack of notice will be deemed to be waived by the shareholder’s attendance at the meeting. The Dragon Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at a meeting of shareholders will constitute a quorum for the transaction of business.

Oriental Wave. The Oriental Wave Articles of Association provide that a seven days notice setting forth the place, the day and time of meeting, and the general nature of business to be conducted at the meeting must be given to the shareholders entitled to vote at such meeting. However, a meeting will be deemed to have been validly held, if notice of the meeting is waived by at least 60% of the shareholders entitled to vote at the meeting. The Oriental Wave Articles of Association provide that the presence in person or by proxy of the holders of at least one-third of the shares of each class or series of shares entitled to vote as a class or series and the same proportion of the votes of the remaining shares entitled to vote will constitute quorum for the transaction of business.

Voting Rights of Shareholder

Dragon. Under the FBCA each shareholder of record is entitled to vote the shares registered in its name. However, shares of public companies are frequently held in nominee names, including clearing agencies, broker-dealers or banks, and voted through a series of proxies. The Dragon Bylaws provide that each outstanding share is entitled to one vote on each matter submitted to a vote of a meeting of shareholders. Proposed actions are approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote on the matter unless otherwise provided by law.

Oriental Wave. Under the Oriental Wave Articles of Association, shares may be issued as registered shares or as “bearer shares.” Bearer shares are similar to shares held in nominee name, however, the person physically possessing the bearer shares is considered to be the shareholder of the company and is entitled to vote the shares at meetings of shareholders. Every holder of a voting share present in person or by proxy at a shareholders meeting has one vote for every voting share held by such holder. Resolutions are approved by a simple majority of those present at the meeting in person or by proxy and entitled to vote.

Action by Written Consent

Dragon. The Dragon Bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without vote if a written consent is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted.

Oriental Wave. The Oriental Wave Articles of Association provide that shareholders may be taken without a meeting of shareholders if a written consent is given by a majority of the votes of shareholders entitled to vote.

Amendments to Charter Documents

Dragon. Any amendments to the Dragon Certificate of Incorporation require a recommendation by the board of directors, and approval by (1) an affirmative vote of a majority of the outstanding shares entitled to vote represented at a duly held meeting at which a quorum is present, or (2) a written consent of a majority of the outstanding shares entitled to vote thereon, unless the vote of a greater amount of shares is required by law, and in that case approved by the vote or written consent of the greater amount.

Subject to FBCA, the Dragon Bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote thereon. Subject to the rights of shareholders to amend the Bylaws, the Dragon Bylaws provide that the Bylaws may also be adopted, amended or repealed by a majority vote of the board of directors.

Oriental Wave. The Oriental Wave Articles of Association provide that amendments to its Memorandum of Association and Articles of Association be approved by a resolution of shareholders (approved by a simple majority of the votes of the shares present at a duly convened and constituted meeting and entitled to vote or by written consent of a majority of shareholders entitled to vote) or directors (approved by a simple majority of directors present at a duly convened and constituted meeting who voted or by written consent of a majority of directors).

Directors and Removal of Directors

Dragon. The Dragon Certificate of Incorporation provides that the number of directors be at least one (1) and no more than five. Directors are elected at any shareholder meeting duly called and held for such purpose at which a quorum is present, by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote. Vacancies on the board of directors are filled by either (1) a majority vote of the remaining directors, although less than a quorum, or (2) an affirmative vote of a majority of the outstanding shares entitled to vote represented at a duly held meeting at which a quorum is present, or by a written consent of the holders of a majority of outstanding shares entitled to vote thereon, until his or her successor is elected at an annual or a special meeting of shareholders. The Dragon Bylaws provide that at a meeting of shareholders expressly called for the purpose of removing directors, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Oriental Wave. Under the Oriental Wave Articles of Association the minimum number of directors is one. Directors may be elected either by an affirmative vote of the simple majority of the shareholders or the existing directors. Vacancies on the Oriental Wave board may be filled by either by the shareholders or by the remaining directors. The Oriental Wave Articles of Association provide that directors may be removed by a resolution of directors or by a resolution of shareholders.

Dividends

Dragon. The Dragon Bylaws provide that its board of directors may declare and pay dividends in cash, property or its own shares, except when it is insolvent or when the payout of such dividend would render it insolvent under the FBCA.

Oriental Wave. The Oriental Wave Articles of Association provide that its directors may declare and pay dividends in money, shares, or other property, but dividends will only be declared and paid out of surplus.

Indemnification of Directors and Executive Officers

Dragon. Florida corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties. The Dragon Certificate of Incorporation and Bylaws do not presently obligate Dragon to indemnify its directors, officers and other agents against liabilities and expenses incurred in the performance of their duties to the maximum extent permitted by Florida law.

Oriental Wave. The BVI IBC expressly grants Oriental Wave the power to indemnify its directors, officers and agents against liabilities and expenses incurred in the performance of their duties. The Oriental Wave Articles of Association obligate Oriental Wave to indemnify its directors, officers and other agents against liabilities and expenses incurred in the performance of their duties.

Inspection of Shareholder List and Books and Records

Dragon. The FBCA allows any shareholder to inspect the shareholder list and the corporation’s books and records for a purpose reasonably related to such person’s interests as a shareholder.

Oriental Wave. The BVI IBC provides that a shareholder may, for a proper purpose, request to inspect the share register books, records, minutes and consents kept by a corporation and make extracts or copies thereof. However, under the BVI IBC Oriental Wave may refuse such a request if determined by a resolution of directors that it is not in the best interests of the corporation or its shareholders to comply with such request. Upon the corporation’s refusal of a request, the shareholder may, before the expiration of a 90 day period after receiving notice of the refusal, apply to a court for an order to allow inspection.

Information About Dragon

Overview

We are a pharmaceutical and biotechnology company whose business plan is to develop and manufacture pharmaceutical products and market pharmaceutical products in China and internationally. In 1999, we acquired a 75% interest in a drug manufacturing company called Nanjing Huaxin Bio-pharmaceutical Co., Ltd. located in Nanjing City, China. We are using our technology to produce drugs such as Erythropoietin (“EPO”) in an efficient and cost-effective manner. Our strategy is to use our biotechnological expertise to produce and market pharmaceutical products primarily in China and developing countries at a competitive cost and enter the market of developed countries with licensees when the patent situation allows it. We acquired the remaining 25% interest in Nanjing Huaxin in January 2002.

Through our wholly owned subsidiary, Allwin Biotrade Inc., we have entered into a series of marketing and license agreements. In general, Allwin Biotrade enters into an exclusive or non-exclusive marketing and license agreement with a locally-based pharmaceutical distribution company to sell, formulate, vial and package our EPO. In most cases the local pharmaceutical distribution company is responsible for obtaining, at its expense, all registrations or approvals required from applicable regulatory authorities in order to permit the sale of our EPO in the licensed territory. The local pharmaceutical distribution company generally is granted a right of first refusal for the sale of additional biotechnological or pharmaceutical drugs for which we may from time to time have right to license or sublicense. The marketing and license agreements range from five to seven years, and are subject to renewals. Currently, Allwin Biotrade has marketing and license agreements covering 134 countries.

Due to the initial implementation of the marketing and licensing agreement, and the seeking of regulatory approval to sell EPO in these countries, sales only started in India, Egypt and Peru in 2002, Brazil in 2003 and Ecuador in 2004. A significant sale of bulk EPO for research purposes occurred in 2002.

Management’s Discussion and Analysis of Financial Condition

Results of Operations for the First Quarter ended March 31, 2004

Revenues. Sales are generated from the sale of EPO in China by our subsidiary, Nanjing Huaxin, and throughout the developing world by our subsidiary, Allwin Biotrade. Sales for the three-month period ending March 31, 2004 were $878,270 compared to $664,322 for the three-month period ending March 31, 2003. Sales in and outside of China were $701,870 and $176,400, respectively, during the three-month period ending March 31, 2004. Sales during the three-month period ending March 31, 2003 were $454,347 in China and $209,975 outside of China. Cost of sales for the three-months ended March 31, 2004 of $246,741 is attributed to the production costs of the pharmaceutical products. The cost of sales for the three-month period ended March 31, 2003 was $201,282. The gross profit margin was 72% for the three-month period ended March 31, 2004 and 70% for the three-month period ended March 31, 2003.

Interest income is related primarily to interest earned on cash received from the private placement of common stock during the third quarter of 2001 and cash from operations. Interest and other income for the three-month period ended March 31, 2004 was $5,754 compared to $6,440 for the three-month period ended March 31, 2003.

Interest income has decreased as interest rates have declined and as the cash balance has decreased through the funding of operations.

Expenses. Total operating expenses for the three-month period ended March 31, 2004 were $886,706. The major expenses incurred in the first quarter of 2004 were $263,453 in selling expenses representing 30% of total expenses. The remaining major expense items are administrative expenses.

Significant operating expenses for the three-month period ended March 31, 2004 included rent of $84,027, legal fees of $25,175, salaries and benefits of $181,905, travel costs of $30,685, insurance of $14,315 and a bad debts provision of $27,073. There were no management fees paid to directors for services during the first quarter of 2004.

Other significant expenses for the first quarter include the depreciation of fixed assets and amortization of license and permit of $179,442.

Comparatively, total operating expenses for the three-month period ended March 31, 2003 were $1,203,507. The major expenses incurred in the first quarter of 2003 were selling expenses of $505,672 representing 42% of total expenses. The remaining major expense items are represented by administrative expenses.

Significant operating expenses for the three-month period ended March 31, 2003 included rent of $88,199, salaries and benefits of $191,393, $66,338 in travel costs, insurance of $30,166 and a bad debts provision of $30,710. Management fees of $20,000 were paid to a director for services during the first quarter of 2003.

Other significant expenses for the first quarter of 2003 include the depreciation of fixed assets and amortization of license and permit and land-use rights of $185,299.

Overall, expenditures have decreased in 2004 from 2003 levels as we have streamlined operations, closed our Beijing and Hong Kong representative offices and diligently pursued cutting costs in all areas, where practical.

Net and Comprehensive Loss. We had a net loss and a comprehensive loss of $249,423 for the three-month period ending March 31, 2004. Our net and comprehensive loss for the three-month period ended March 31, 2003 was $734,027.

Basic and Diluted Net Loss Per Share. Our net loss per share has been computed by dividing the net loss for the period by the weighted average number of shares outstanding during the three-month period ended March 31, 2004. The loss per share for the three-month period ended March 31, 2004 was $0.01. Common stock issuable upon the exercise of common stock options and common stock warrants have been excluded from the net loss per share calculations as their inclusion would be anti-dilutive.

Results of Operations for the Fiscal Years Ended December 31, 2003 and 2002

Revenues. Sales were derived primarily from the sale of EPO. Sales for the year ended December 31, 2003 were $3,648,149 compared to sales of $7,362,248 for the year ended December 31, 2002. Sales in and outside of China were $2,258,747 and $1,389,402 respectively during the year ended December 31, 2003 compared to $3,002,898 and $4,359,350, respectively during the year ended December 31, 2002. Sales during 2002 outside of China included delivery of a $3.7 million order to one customer to be used for new drug research and development. No similar sale occurred in 2003. Cost of sales for the year ended December 31, 2003 was $1,184,896 compared to $978,637 for the year ended December 31, 2002. The cost of sales is attributed to the production costs of our pharmaceutical products. During the year ended December 31, 2003, we had interest and other income of $138,802. Interest and other income for the year ended December 31, 2002, was $146,989. Interest income is related primarily to interest earned on cash received from sales and the private placements of common stock during the third quarter of 2001.

Expenses. Total expenses for the year ended December 31, 2003 were $4,552,789. The major expenses for the year ended December 31, 2003 were selling expenses of $1,527,672 representing 34% of total expenses. The remaining major expense items were EPO development costs of $206,178 and administrative expenses, including office and miscellaneous expenses of $105,792, legal and auditing of $159,094, rent of $377,134, travel of $224,072 and salaries and benefits of $809,266. During 2003, we closed our representative offices in Hong Kong and Beijing.

Other significant expenses for the year ended December 31, 2003 included depreciation of fixed assets and amortization of license and permit of $743,080, provision for doubtful accounts of $29,450 and new market and EPO development expenses of $216,560.

Total expenses for the year ended December 31, 2002, were $8,364,643. The major expenses for the year ended December 31, 2002 were $2,100,000 paid for the development of insulin and G-CSF and selling expenses of $2,094,820, each representing 25% of total expenses. The remaining major expense items were represented by administrative expenses and included office and miscellaneous expenses of $213,657, legal and auditing of $156,646, consulting fees of $533,270, rent of $394,004, travel of $456,427 and salaries and benefits of $587,515. Management fees of $247,968 included $192,500 paid to two directors for services during the year ended December 31, 2002.

Other significant expenses for the year ended December 31, 2002 included depreciation of fixed assets and amortization of license and permit of $736,361, provision for doubtful accounts of $216,709, new market and EPO development of $200,109, interest expense of $70,944 and stock-based compensation of $18,760.

Net and Comprehensive Loss. We incurred an operating loss for the year ended December 31, 2003 of $2,089,536 compared to operating income of $118,968 for the year ended December 31, 2002. We had net losses of $1,994,734 and $5,250,946, respectively for the years ended December 31, 2003 and 2002

Basic and Diluted Net Loss Per Share. Our net loss per share has been computed by dividing the net loss for the period by the weighted average number of shares outstanding during the year 2003. The loss per share for the years ended December 31, 2003 and 2002 were $0.10 and $0.26. Common stock issuable upon the exercise of common stock options and common stock warrants have been excluded from the net loss per share calculations as their inclusion would be anti-dilutive.

Liquidity and Capital Resources

We are a development stage pharmaceutical and biotechnology company that has commenced the manufacture and marketing of pharmaceutical products in China through our 100% equity interest in Nanjing Huaxin. Previously, we raised funds through equity financings to fund our operations and to provide working capital. We may finance future operations through additional equity financings.

As of March 31, 2004, we had $3,015,951 in cash available. This cash, the $1,262,137 in accounts receivable and anticipated sales will be used to fund ongoing operations and research and development. Working capital was $4,165,614 at March 31, 2004.

During the three-months ended March 31, 2004, we incurred losses of $249,423 and will continue to incur losses until sales of our products increase. We will continue to fund our operations through working capital.

Dragon’s Primary Products

Erythropoietin or EPO. Our primary product is EPO, a glycoprotein that stimulates and regulates the rate of formation of red blood cells. In adult humans, EPO is produced by the kidneys and acts on precursor cells to stimulate cell proliferation and differentiation into mature red blood cells. Kidney disease and chemotherapy or radiation therapy for treating cancer may impair the body’s ability to produce EPO and, in turn, reduce the level of red blood cells to less than one-half that of healthy humans. The shortage of red blood cells leads to insufficient delivery of oxygen throughout the body. The result is anemia, which afflicts 90% of all dialysis patients. Symptoms of anemia include fatigue and weakness.

One of the treatments for anemia is to provide EPO protein. This treatment is administered through dialysis tubing or by injection approximately three times per week. EPO is most commonly administered to people with chronic renal failure, HIV patients being treated with anti-viral drugs, and cancer patients on chemo or radiation therapy. The treatment is less dangerous and generates fewer adverse side effects than alternative treatments that include blood transfusions and androgen therapy. However, side effects of EPO may include hypertension, headaches, shortness of breath, diarrhea, rapid heart rate and nausea.

While EPO has been tested to be effective in treating anemia and had world-wide sales of over $9 billion in 2003, there are other drugs and treatments currently that exist or are in development that can treat anemia. These alternative drugs or treatments could be proven more effective, less expensive or preferable to customers than EPO. The inability of EPO to compare favorably to these alternative drugs could have an adverse affect on our business.

Slow-Release EPO. In June 2001, we entered into an agreement related to the development of a novel, slow-release formulation for EPO with Transworld Pharmaceuticals Corp., or Transworld Pharmaceuticals, of Portugal, and Renapharm AB, or Renapharm of Sweden. The best formulation developed has been chosen and put into stability trials.

The agreement provides us with sole world-wide manufacturing rights as well as exclusive marketing rights to Asia, including China, Japan, Korea, and Southeast Asia. Transworld Pharmaceuticals, an international distributor of blood related products and biotechnology drugs and our licensee for EPO in a large number of countries, has exclusive marketing rights to all markets outside Asia.

Our partners are conducting a pilot clinical trial with 101 patients at the University Hospital, Uppsala University in Sweden, assessed the monthly administration of EPO in this slow release formulation compared to the four times per week administration of conventional EPO. The total dose of each form of EPO was identical. The results of the study showed that monthly administration of the slow release formulation had the same therapeutic effect as four times per week conventional EPO with the added advantage of requiring less frequent injections. We have contributed EPO bulk material produced by our subsidiary, Nanjing Huaxin Bio-Pharmaceutical, for use in the trials.

The potential market for sustained release or long-lasting EPO is in the treatment of anemia in patients with kidney failure and cancer patients undergoing chemotherapy.

Before the expiration in late 2004 of the EPO gene patent, generic forms of EPO may only be sold in non-patent covered markets outside North America, the European Union, Japan, Australia, and New Zealand. Given that our slow-release formulation incorporates our generic EPO, initial sales will focus on markets in the developing world that do not extend patent protection to the EPO gene patent holder. After 2004, we expect that our slow-release formulation will be eligible for marketing world-wide, excluding North America.

We plan to proceed with preclinical studies following which we will file a submission seeking permission to begin clinical trials in China. Three pilot batches have been manufactured using EPO bulk material from Nanjing Huaxin and are now undergoing stability testing. The formulation will be put through a full development process if certain criteria are met. According to our agreement, each partner will participate in the final development of the formulation. Dr. Bo Danielson MD, PhD, Managing Director of Renapharm and developer of this slow-release formulation, will serve as lead clinical and technical advisor to the project. Dr. Danielson is recognized as a world expert on EPO, having participated in over 75 published clinical studies involving EPO.

Granulocyte-Colony Stimulating Factor or G-CSF. G-CSF stimulates the bone marrow to produce neotrophils, or leukocytes, a type of white blood cell that helps the body fight infection and disease. G-CSF is a complementary product to EPO. We have entered into an agreement with Suzhou Zhongkai Bio-pharmaceuticals Company Limited for an exclusive right to distribute its G-CSF product world-wide, excluding China where the product has been successfully marketed for years.

Terminated Programs. As a result of certain agreements entered into with Dr. Liu, one of our directors, and a company owned by Dr. Liu, Dragon had been working on the development of granulocyte-colony stimulating factor (G-CSF) and human insulin. We also entered into an agreement with a company whose sole shareholders were Dr. Liu and Mr. Yuen, also one of our directors, for development of a vaccine for Hepatitis B. After reviewing estimates of the time and capital required to complete, a determination was made to terminate these programs.

Dragon entered into an agreement with Dr. Liu and Novagen, a company controlled by Dr. Liu, to develop the G-CSF gene. The G-CSF program was terminated without cost to Dragon.

Human insulin is a peptide hormone that is secreted by cells of the Islets of Langerhans in the pancreas, and plays a critical role in glucose homeostasis (i.e. balancing the level of glucose in the blood). Dragon entered into a research agreement with Dr. Liu to develop human insulin. This program has been terminated and a comprehensive agreement entered into with Dr. Liu to refund Dragon for a portion of the development costs previously paid (see “Legal Proceedings”).

Hepatitis B is a viral disease that causes both acute and chronic hepatitis (inflammation of the liver). Technology for this vaccine was acquired from a corporation owned by Dr. Liu and Mr. Yuen. On the termination of this program, Dr. Liu exercised certain rights to repurchase the Hepatitis B vaccine project for the original purchase price of $4 million of which $500,000 was paid and the balance of $3.5 million, plus interest accruing at 6% per annum, was to be repaid on September 5, 2003. The $3.5 million owed by Dr. Liu to us is unsecured. We have requested that Dr. Liu provide collateral for the amount due to us; however, Dr. Liu, while reaffirming his intention to abide by the terms of the amended agreement and pay the amount owing plus accrued interest, has declined to do so. As a result, during the fourth quarter of 2002, we wrote down the full amount due to us less a nominal amount of $100 and later commenced legal action against him. A comprehensive agreement has been reached with Dr. Liu on the amount owing related to this project, see “Information About Dragon - Legal Proceedings”.

Manufacturing and Facilities

Our corporate administrative office is located at 1055 West Hastings, Suite 1900, Vancouver, British Columbia, Canada V6E 2E9. Our lease on this 6,432 square feet premise expires in March 2007. Nanjing Huaxin currently leases a 90,000 square feet production facility in Nanjing, China at 293-2 Zhong Shan East Road, Nanjing, China. The lease on this premise expires in June 2009.

The development and manufacture of EPO requires a license and permit from State Food and Drug Administration in China. Our subsidiary, Nanjing Huaxin, currently is licensed to make and sell EPO for kidney dialysis applications and for surgery patients. The license remains valid until August 18, 2005, and is renewable at that time. There are no restrictions on the license or permits other than the requirement that the EPO drug be manufactured in compliance with Chinese Good Manufacturing Practices, and the drug may be sold only for authorized medical purposes, such as anemia.

Intellectual Property

Our technology is not protected by any patents or copyrights nor do we intend to seek any such protection. We require all our research employees to sign confidentiality agreements regarding their work. However, without patent or copyright protection, we may not be able to prevent duplication of our technology by competitors.

We have received legal advice that the development, production and marketing of EPO in China is not subject to U.S. patents currently held by Kirin-Amgen because no corresponding patent was filed in China. Also, no administrative protection has been filed on EPO with the Chinese government authorities by Kirin-Amgen. In addition, we do not anticipate that any such patent or administrative protections will be imposed by U.S.-China agreements on intellectual property. As a result, we have not sought to obtain any rights or licensing from patent holders for the production or marketing of EPO in China. However, there is no assurance that U. S. patent holders or licensees may not attempt to assert claims of patent infringement in order to curtail or prevent our production and sale of EPO in China.

Competition

We have estimated that the world market for EPO to be approximately $9 billion in annual sales and believe the market is growing. The market is dominated by three firms: Amgen Inc. of Thousand Oaks, California; Ortho Pharmaceutical Corp., a subsidiary of Johnson & Johnson, Inc. of New Brunswick, New Jersey; and Kirin Brewery Company Limited of Japan. EPO is marketed by Amgen as “Epogen,” by Johnson & Johnson as “Procrit/Eprex” and by Kirin as “Espo.” A fourth participant in the international EPO market is Roche Holding AG of Switzerland, which markets an EPO drug with a different heritage.

Amgen was granted United States rights to market EPO under a licensing agreement with Kirin-Amgen, Inc., a joint venture between Kirin and Amgen that was established in 1984. Johnson & Johnson acquired the rights to EPO from Kirin-Amgen for all treatments except kidney dialysis in the United States and for all uses outside the United States in 1985. Both Amgen and Kirin individually manufacture and market EPO for China and Japan. These international drug companies all have more financial resources than we do.

In addition to these international drug companies, we are competing with existing and potential Chinese producers such as Sunshine SS Pharma and Sinogen. Many of our competitors may have greater financial, technical and manufacturing resources than we have. These resources would allow our competitors to respond more quickly to new or emerging advances in the drug industry and to devote greater resources to the development, promotion and sale of their products.

Due to the Chinese growing market for pharmaceutical products, competition among drug producers is expected to increase during 2004. We anticipate that the EPO producers with the strongest marketing networks, best quality and price, and highest market shares will survive to service the EPO market in China. We believe we have established the necessary organization in China to meet this competitive challenge.

Potential competition in the EPO market includes other products or technologies that are successful in treating anemia. Amgen has sole right to Novel Erythropoiesis Stimulating Protein, a second-generation EPO molecule that will pose serious competition to the existing products because it offers the possibility of less frequent dosing (i.e., once a week rather than three times a week).

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach customers in the Chinese market. Such existing and future competition could affect our ability to penetrate the Chinese market and generate sales. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

Description of Dragon Capital Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001, of which 20,582,000 were outstanding as of June 30, 2004. In addition, as of June 30, 2004, options and warrants to purchase 2,046,500 shares of Dragon common stock were outstanding.

All issued and outstanding shares of common stock are fully paid and non-assessable. Each holder of record of shares of common stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, pre-emptive rights, subscription rights, or restrictions or transfers attached to the common stock. In the event of the liquidation, dissolution, or winding up of Dragon, the holders of common stock are entitled to participate in Dragon’s assets available for distribution after satisfaction of and the claims of creditors.

Human Resources

As of June 30, 2004, we had 11 employees in North America. We have approximately 150 employees in China, the majority of whom are involved in the production and sales and marketing of EPO in China. None of our workforce is unionized and there have not been any labor disputes.

Legal Proceedings

On November 2003, we filed a complaint against Dr. Longbin Liu, a current member of our Board of Directors and our former Chairman, for payment of $3,500,000, plus interest calculated at 6% per annum, due on September 5, 2003, pursuant to the terms of the Acquisition Agreement related to the Hepatitis B Vaccine Project.

On April 4, 2004, Dragon, Dr. Longbin Liu and Novagen Holding Inc., a company controlled by Dr. Liu, entered into a comprehensive agreement to settle the amount owed to us by Dr. Liu as a result of his acquisition of the Hepatitis B Vaccine Project. The settlement agreement provides that the Hepatitis B Vaccine Project and the Patent and Project Development agreements, both dated January 14, 2002, as amended, have been cancelled. Further, pursuant to the settlement agreement, the G-CSF, human insulin and Hepatitis B Vaccine Projects, including rights of ownership and development obligations would revert to Dr. Liu. In exchange, Dr Liu will pay to us $5,010,000. All amounts are due on December 31, 2004 and Dr. Liu has agreed to provide 2,600,000 shares of common stock of Dragon, to be held in escrow, as security for the amounts owing. Of these shares, 2,231,000 have been placed in escrow as of June 30, 2004. The warrants granted to Dr. Liu under the Patent Development agreement were cancelled.

As part of the settlement agreement each party agreed to mutually release the other party from any prior claims.

Information About Oriental Wave and Shanxi Weiqida

Overview

Oriental Wave, a company incorporated in the British Virgin Islands, is a privately owned holding company. Through its wholly-owned subsidiary, Shanxi Weiqida, Oriental Wave is principally engaged in the production and sale of pharmaceutical products in China. Shanxi Weiqida is organized under Chinese Company Law as a Wholly Foreign Owned Enterprise. Wholly Foreign Owned Enterprises are limited liability companies which are owned exclusively by one or more foreign investors.

Shanxi Weiqida’s operations are located in Datong City, Shanxi Province, China. Shanxi Weiqida currently holds approximately 290 licenses to produce pharmaceutical products in China. Out of these 290 licenses, Shanxi Weiqida produced 35 products in 2003. In 2002 and 2003 Shanxi Weiqida operated only a pharmaceutical division (the “Pharma Division”) which produced and marketed chemical generic, mainly anti-infectious, drugs. In January 2004, Shanxi Weiqida began operation of a Chemical Division (the “Chemical Division”) with a production facility for Clavulanic Acid. Final installation of equipment and infrastructure for the second production facility of the Chemical Division to produce 7-ACA has been completed. The pilot production commenced on July 1, 2004.

The registered address of Oriental Wave is located at Beaufort House, P.O. Box 438, Roadtown, Tortola, British Virgin Islands. Shanxi Weiqida’s office is located in the Datong Economic and Technology Development Zone, Datong City, Shanxi, China.

The information contained in this proxy statement/prospectus concerning Oriental Wave and its subsidiary, Shanxi Weiqida, has been provided to us by Oriental Wave and, although we have completed certain due diligence reviews of Oriental Wave and its operations, including hiring a law firm in China to perform legal due diligence, we have not independently verified the information provided to us.

History and Development of Oriental Wave and Shanxi Weiqida:

The current pharmaceutical operations of Shanxi Weiqida were largely formed and organized through the acquisition of assets from three Chinese companies. Two of these acquisitions were completed out of bankruptcy procedures of state-owned pharmaceutical companies.

Shanxi Weiqida was formed in January 2002 as a Chinese domestic company, owned by Mr. Han, the Chairman of Oriental Wave and Mr. Weng, a director of Oriental Wave. At the time it was established, Shanxi Weiqida acquired, for no cost, from Shanxi Tongling Pharmaceutical Co., Ltd., or Shanxi Tongling, all drug production permits, GMP certificates and product licenses of Datong No. 2 Pharmaceutical Factory, or Datong No. 2 Pharmaceutical. The assets of Datong No. 2 Pharmaceutical were acquired by Shanxi Tongling in June 2001 out of bankruptcy for RMB 42.3 million, or approximately US $5.1 million. Shanxi Tongling was founded in 1994 by Mr. Yanlin Han, Chairman of Oriental Wave.

In April 2002 Shanxi Weiqida acquired from Shanxi Tongzhen Pharmaceutical Co. Ltd., or Shanxi Tongzhen, all of its product licenses and production permits in consideration for assuming approximately RMB 6.7 million, or approximately US $0.8 million, of bank debt upon the liquidation of Shanxi Tongzhen.

In June 2002, Shanxi Weiqida purchased the assets relating to a capsules and injectables production line, including certain equipment, inventory, receivables and product licenses and related production permits, from Aurobindo Tongling (Datong) Pharmaceutical Co., Ltd., or Aurobindo Tongling (Datong), for consideration of approximately RMB 33.75 million, or approximately US $4.1 million. At the time of the transaction, Mr. Yanlin Han, Chairman and controlling shareholder of Oriental Wave, was also the Chairman of Aurobindo Tongling (Datong).

In August 2002, the control of Shanxi Weiqida was transferred to Canadian First Pharmaceutical Co., Ltd., or Canadian First Pharmaceutical, and Shanxi Weiqida was re-established as a Wholly Foreign Owned Enterprise under Chinese Law. Canadian First Pharmaceutical was controlled by Mr. Yanlin Han, Chairman and controlling shareholder of Oriental Wave. As a result, Canadian First Pharmaceutical became the holding company of Shanxi Weiqida and had no other operations or business other than Shanxi Weiqida. In March 2003, Canadian First Pharmaceutical transferred its entire ownership in Shanxi Weiqida to Oriental Wave. Oriental Wave has no other operations or business other than Shanxi Weiqida.

In September 2002, Shanxi Weiqida acquired out of bankruptcy all assets of Datong Pharmaceutical Factory, or Datong Pharmaceutical, a state-owned enterprise, including the land use rights of Datong Pharmaceutical. Pursuant to the acquisition agreement entered into with the Datong Economic Committee of the Datong Municipal Government, Shanxi Weiqida acquired the assets in consideration for assuming all liabilities related to the employees of Datong Pharmaceutical. The agreement requires Shanxi Weiqida to pay the former employees of Datong Pharmaceutical certain minimum wages and health care costs until the date of their re-employment, retirement or death, whichever occurs first. Shanxi Weiqida has arranged for the re-employment or retirement of approximately 66% of the Datong Pharmaceutical employees and expects to rehire the remaining balance once the 7-ACA facility is fully operational.

In February 2003, Shanxi Weiqida commenced construction of a Clavulanic Acid manufacturing facility, which was completed in August 2003. Pilot production began in August 2003 and full-scale production began in January 2004. Construction of Shanxi Weiqida’s 7-ACA workshop was completed in December 2003 and installation of the production system and machinery for the workshop has been completed. The pilot production commenced on July 1, 2004.

As a result of the acquisitions and expansions described above, Shanxi Weiqida has developed into an advanced, comprehensive, GMP certified pharmaceutical company. Shanxi Weiqida owns production capabilities to manufacture both pharmaceutical drugs and bulk pharmaceutical chemicals through its Pharma Division and Chemical Division. In its 258,300 square feet manufacturing facility, the Pharma Division operates one powder for injection workshop, one general formulation workshop and one sterilized bulk drug workshop. In its 818,100 square feet manufacturing facility, the Chemical Division produces Clavulanic Acid and 7-ACA.

Shanxi Weiqida’s head office is located in a special economic region in China. This economic region allows foreign enterprises a two-year national income tax exemption beginning in the first year after they become profitable and a 50% national income tax reduction for the following three years. Shanxi Weiqida became profitable in 2003.

Management’s Discussion and Analysis of Financial Condition

Shanxi Weiqida was incorporated on January 22, 2002 and has a financial year from January 1 to December 31. Oriental Wave was formed as a corporate reorganization involving Shanxi Weiqida. Therefore, Oriental Wave, which includes the results of Shanxi Weiqida, reported results for 2003 for a 12 month period whereas the results for 2002 reflect operations for the period from January 22, 2002 to December 31, 2002 (“Year 2002”).

For the year ended December 31, 2003, Oriental Wave had sales of $26,086,092 and a net income of $7,583,972 compared to sales of $11,225,216 and a net loss of $242,324 for Year 2002. The increase was mainly due to the fact that Oriental Wave was involved in acquiring certain private and state-owned enterprises in Year 2002 and therefore, Oriental Wave was in the process of restructuring, reorganizing and consolidating the operations, production and sales and marketing of those acquired businesses. Comparatively, 2003 results reflected the full year operations and results of the acquired businesses.

For the quarter ended March 31, 2004, Oriental Wave had sales of $7,155,036 and a net income of $1,939,928 compared to sales of $4,981,071 and a net income of $2,336,472 for the same period in 2003. The increase in sales for the first quarter of 2004 compared to the same period of 2003 was due to the contribution of sales from the Chemical Division, which began its operation on January 1, 2004. The slight decrease in net income for the first quarter of 2004 compared to the same period of 2003 was due to the initial higher production and operation cost related to the Chemical Division.

As at March 31, 2004, Oriental Wave had total assets of $66,598,572 and current assets of $14,242,143. Oriental Wave had total liabilities of $49,431,131 with $22,848,265 current liabilities and $26,582,866 in long term liabilities. Current and long-term liabilities include $112,411 and $5,106,810, respectively, due to related companies. The deficiency was mainly due to the fact that Oriental Wave has been using its accumulated and on-going current assets to finance its investment in the Chemical Division while relying on bank loans for its operations. One of the two Chemical facilities has been in production since the beginning of 2004 and the other one commenced its pilot production on July 1, 2004, Oriental Wave has already secured a long-term supply contract for the sale of 55% of the Chemical Division’s production volume over the next three years. Oriental Wave is expected to remain profitable and, provided it is able to re-negotiate certain of its short-term debt, to be able to generate positive cash inflow to repay its liabilities associated with the construction of its Chemical Division facilities.

Results of Operations for the First Quarter Ended March 31, 2004 and 2003

Sales. Net Sales for the quarter ended March 31, 2004 were $7,155,036 compared to revenues of $4,981,071 for the quarter ended March 31, 2003. All sales for the first quarter in both 2004 and 2003 were generated from the sale of products in the Chinese market. In the first quarter of 2004, $5,400,644 or approximately 75% of the sales for the first quarter in 2004 were from the Pharma Division and the remaining $1,754,392 or 25% of sales were from the Chemical Division which commenced operation on January 1, 2004. For the same period in 2003, 100% of sales were from the Pharma Division.

Cost of sales for the quarter ended March 31, 2004 was $3,591,680 compared to $1,534,738 for the quarter ended March 31, 2003. The cost of sales is attributed to the production costs of Oriental Wave’s pharmaceutical products especially increases in the cost of good sold related to the products from the Chemical Division.

Gross profit for the quarter ended March 31, 2004 was $3,563,356 compared to $3,446,333 for the same period of 2003.

The increase in sales for the first quarter of 2004 compared to the same period of 2003 was mainly due to the fact that Oriental Wave’s Chemical Division began operations on January 1, 2004 and contributed 25% of the sales for the quarter. Gross margin for the first quarter of 2004 increased only slightly and not as much as the increase in sales compared to the same period in 2003. The gross margin for the Chemical Division was slightly lower than the Pharma Division due to the higher initial start-up costs associated with the start of operation of the production facility for Clavulanic Acid.

Expenses. Total operating expenses were $1,608,813 for the quarter ended March 31, 2004 compared to $1,104,450 for the same period in 2003. The major category of operating expenses was the General and Administration expenses which included $693,876 for salaries, compensation and benefits and $122,112 for travel and entertainment expenses for the first quarter of 2004 and $609,328 for salaries, compensation and benefits and $30,488 for travel and entertainment expenses for the first quarter of 2003. The increase in operating expenses reflects the increased overhead related to the operations of both the Pharma and Chemical Divisions in 2004 compared to just the Pharma Division in 2003.

Net Income/Loss. Oriental Wave had a net income of $1,939,928 for the quarter ended March 31, 2004 compared to a net income of $2,336,472 for the same period in 2003. The combination of higher initial production and operating costs associated with the initial operations of the Chemical Division has led to a slight decrease of the net income for the first quarter of 2004 compared to the same period in 2003.

Basic and Diluted Net Income Per Share. Oriental Wave’s net income per share has been computed by dividing the net income for the period by the weighted average number of shares outstanding during the same period. The income per share for the quarter ended March 31, 2004 was $38.80 per share and for the quarter ended March 31, 2003 was $46.73 per share. The weighted average number of shares outstanding during both periods was 50,000 shares and there were no outstanding common stock options and common stock warrants that could lead to an issuance of common stock upon their exercise.

Results of Operations for the Fiscal Years Ended December 31, 2003 and 2002

Sales. Net Sales for the year ended December 31, 2003 were $26,086,092 compared to sales of $11,225,216 for the Year 2002. Sales in 2003 and in the period from January 22, 2002 to December 31, 2002 were all generated from the sale of pharmaceutical products in the Chinese market from Oriental Wave’s Pharma Division as the Chemical Division did not start operations until January 1, 2004.

Cost of sales for the year ended December 31, 2003 were $13,817,298 compared to $8,916,570 for the Year 2002. The cost of sales is attributed to the production costs of Oriental Wave’s pharmaceutical products. Gross profit for the year ended December 31, 2003 was $12,268,794 compared to $2,308,646 for the Year 2002. Gross margins were 47% for the full year of 2003 and 20.5% for the Year 2002.

The increase in sales and gross margin for 2003 compared to the Year 2002 are attributed to the acquisition of certain assets from other pharmaceutical companies and the relocation of the operations of Shanxi Weiqida to new headquarters and production facility. On April 1, 2002, Oriental Wave acquired all product licenses and production permits from Shanxi Tongzhen and on June 4, 2002, Oriental Wave purchased the assets related to the capsules and injectables production line, including certain equipment, inventory, receivables and product license and related production permits, from Aurobindo Tongling (Datong). Oriental Wave was still in the stage of restructuring, reorganizing and consolidating the operations, production and sales and marketing of those acquired assets in 2002 and therefore the sales and gross margin for the Year 2002 were lower than during 2003. Oriental Wave relocated to its new headquarters and production facility at the Datong Economic and Technology Development Zone in Datong City at the end of December 2002. As a result, Oriental Wave managed to achieve higher sales, lower production costs and higher gross margin in 2003 as compared to the Year 2002 as there was less interruption of the business and higher efficiency in production in 2003.

Expenses. Total operating expenses were $4,696,419 for the year ended December 31, 2003 compared to $2,452,206 for the Year 2002. The major category of the operating expenses was general and administration expenses of which $2,610,344 was for salaries, compensation and benefits and $165,694 for travel and entertainment expenses for the year of 2003 compared to $1,237,362 for salaries, compensation and benefits and $40,252 for travel and entertainment expenses for the Year 2002.

Net Income/Loss. Oriental Wave had a net income of $7,583,972 for the year ended December 31, 2003 compared to a net loss of $242,324 for the Year 2002. The increase in net income for 2003 compared to the Year 2002 was mainly due to the increase in sales and gross margin discussed above.

Basic and Diluted Net Income / (Loss) Per Share. Oriental Wave’s net income per share has been computed by dividing the net income for the period by the weighted average number of shares outstanding during the year 2003. The net income per share for the year ended December 31, 2003 was $151.68 per share and the loss per share for the Year 2002 was $4.85 per share. The weighted average number of shares outstanding was 50,000 shares and there were no outstanding common stock options and common stock warrants.

Liquidity and Capital Resources

Oriental Wave is a pharmaceutical company that has two business divisions: a Pharma Division and a Chemical Division. The Pharma Division achieved $26 million in sales and $7.58 million in net income for 2003 compared to $5.4 million in sales and $2.92 million in gross profit for the first quarter of 2004. For the first quarter of 2004, the Chemical Division achieved $1.75 million in sales and $0.64 million in gross profit.

In March 2004, Oriental Wave entered into a three-year, long-term agreement with Aurobindo Pharmaceutical Limited, or Aurobindo Pharmaceutical, of India to supply specified amounts of Clavulanic Acid and 7-ACA. Oriental Wave currently estimates that 55% of its expected production of Clavulanic Acid and 7-ACA will be sold to Aurobindo Pharmaceutical during the term of this agreement. Oriental Wave has received from Aurobindo Pharmaceutical a total of $3 million as deposits for future purchases under the supply agreement.

As of March 31, 2004, Oriental Wave has current liabilities of $22,848,265 and current assets of $14,242,143, including a cash balance of $687,693 and accounts receivables of $5,578,381. Its working capital deficiency is mainly due to the fact that Oriental Wave has been using relatively short-term financing, such as bank loans to finance its operations, while using accumulated and on-going current assets to finance the capital investments made to establish the Chemical Division. As of March 31, 2004, Oriental Wave had outstanding short-term notes (less than one year term) totaling approximately $4.4 million, long-term notes payable (one to two years) totaling approximately $12.1 million and amounts due to a related party, Shanxi Tongling, totaling $5.1 million. Mr. Han is the Chairman of both Oriental Wave and Shanxi Tongling. Oriental Wave is in the process of restructuring its short and long-term debt to extend of each of these obligations, and, as a condition of the Share Purchase Agreement, $2.4 million (RMB 20 million) of the amount due to Shanxi Tongling will be converted into capital of Shanxi Weiqida. On the successful extension of the term of its current loan obligations, Oriental Wave believes that its will generate sufficient cash-flow from its operations to repay all borrowing.

Compliance with the Required Statutory Reserve Funds

As a Wholly Owned Foreign Enterprise, under Chinese law Shanxi Weiqida may distribute its after tax profits only after making transfers to three reserve funds: a statutory surplus reserve, a public welfare fund and an enterprise expansion fund (if established). The statutory surplus reserve enterprise expansion fund and public welfare fund are shown on the balance sheets as part of owners’ equity.

The statutory surplus reserves are established by the enterprise to maintain the share capital of the company at a certain level to provide a reserve protecting against the effect of operating losses. At least 10% of the after tax profits must be contributed to the statutory surplus reserve fund until it equals 50% of the Company’s registered capital, and thereafter no further contributions to that fund need to be made. Except for the reduction for losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital.

The public welfare fund is to be utilized for capital items for the collective benefits of a company’s employees such as the construction of dormitories, cafeteria and other staff welfare facilities. This fund is non-distributable other than in liquidation. When the relevant assets are disposed of or written off, the original transfers from the statutory public welfare fund are reversed. An amount, as determined from time to time by Shanxi Weiqida’s board of directors, of between 5% to 10% of the after tax profits must be contributed to the public welfare fund.

Under Chinese law, Shanxi Weiqida’s shareholders may choose to establish an enterprise expansion fund to provide for capital expenditures and working capital. This reserve is non-distributable other than in liquidation. When the relevant asset are disposed of or written off, the original transfers from the expansion fund are reversed. Shanxi Weiqida does not currently have an enterprise expansion fund.

Compliance with Registered Capital Requirements in China

Oriental Wave’s subsidiary, Shanxi Weiqida, has a registered capital of $19,205,116 of which Oriental Wave has contributed $13,891,944 as of March 31, 2004, with the balance owing of $5,313,172 still to be fulfilled. Pursuant to Chinese regulations, Oriental Wave has up to five years to fulfill the registered capital requirement and such requirements can be satisfied through the conversion of undistributed profit and reserve. Oriental Wave expects the unregistered balance to be fully satisfied within the required timeframe by converting into registered capital approximately $2.4 million (RMB 20 million) of the amount due to a related party and Oriental Wave’s undistributed profit and reserve generated in the coming years into registered capital. See “Dragon After the Acquisition of Oriental Wave – Liquidity and Capital Resources.”

Overview of Chinese Pharmaceutical Market and Industry

China is one of the world’s major producers of pharmaceuticals. Currently there are approximately 6,000 pharmaceutical manufacturers operating in China, with the capacity to produce 1,350 ethical drugs and more than 8,000 traditional Chinese medicines. These estimates included pharmaceutical durgs, biotech drugs, traditional

Chinese medicines (TCMs) as well as bulk pharmaceutical chemicals. According to a forecast on the development of the global medical industry made at the fourth Asian Pacific Regional Pharmaceutical Industrial Round-Table Conference held in Shanghai at the end of 2002, based on an expected market size of $24 billion the Chinese pharmaceutical market is expected to be the fifth largest pharmaceutical market in the world by 2010, after the United States ($466 billion), Japan ($81 billion), Germany ($37 billion) and France ($28 billion). According to the Round-Table report, in 2000 global average spending on drugs were $50 per capita, with average spending in the United States of $300 per capita compared to $5.4 per capita in China, excluding spending on Traditional Chinese Medicines (TCMs) yielding an estimated total drug market of $6.8 billion for non-TCMs in China.

The Chinese market is highly fragmented with a large number of manufacturers and distributors. Many of the 6,000 pharmaceutical companies in China are small local enterprises. In a move to improve the competitive edge of the Chinese pharmaceutical industry in the international market, in 2000, the Ministry of Commerce announced plans to consolidate nearly 5,000 state owned companies into 12 large pharmaceutical companies to compete with the world’s leading drug producers. According to published information, during the next five years, the Ministry of Commerce expects these 12 large pharmaceutical firms to play a significant role in the domestic and international arena, and they will be granted priority for technical innovation and research and development. China has set up over 200 research institutes for biotechnology and more than 140 enterprises are engaged in related development and production. Foreign-funded research centers would be exempt from import tariff and custom duties; business taxes would also be exempt if foreign companies transfer technology to Chinese-based entities.

China Pharmaceutical Market Drivers

According to a report by China Medical Net, the pharmaceutical market of China is expected to be influenced by the following factors some of which are favorable to the continued growth of the Chinese pharmaceutical market, while others indicate challenges ahead:

Increasing population in China. According to the World Health Organization, the population of China was approximately 1.29 billion in 2003, accounting for approximately 20% of the World population, and is expected to increase to approximately 1.32 billion in 2005. This increase in population is expected to generate new demand for pharmaceutical products.

Improving standard of living in China. According to “The Tenth Five-Year Plan for the Pharmaceutical Industry” published by the former State and Economic and Trade Commission in 2001, the average annual expenditure on medicines per capita in the United States and other developed countries were approximately $300; while expenditures in less developed countries were approximately $40 to $50. However, the average annual expenditure on medicines per capita in China was approximately $7 excluding TCMs or $12.2 including TCMs. This not only reflects the differences in expenditure on medicines between China and other developed countries, but also highlights the potential for growth in the Chinese pharmaceutical market. With an expected on-going increase in living standard as evidenced by the increase of per capita GDP in China, it is anticipated that the overall drug market will continue to grow. Per capita spending on drugs (excluding TCMs) increased by 48% between 2001 and 2003.

Increasing urbanization in China. According to China Statistical Yearbook 2003, the ratio of medical expenditure on the urban population compared to the rural population is approximately 4 to 1. In 2002, the Chinese urban population was approximately 502 million, an increase of approximately 4.4% from 2001. According to the former State Economic and Trade Commission, the urban population is expected to increase by 10 million per annum. With increasing urbanization, the demand for medical and pharmaceutical products is expected to increase.

Increasing demand from non-urban areas in China. Though urban demand is sure to grow steadily, the non-urban population remains a much larger proportion of the total population and very much an untapped one as far as pharmaceuticals are concerned. At present, non-urban residents make up approximately 60% of the country’s total population but consume only approximately 20% of the nation’s medicines. Currently demand from non-urban areas is approximately $1.5 per capita. By 2005, it is estimated that it will increase to $3 per capita. With more disposable income, better education, and greater awareness of the importance of good medical care, the demand for pharmaceutical products from this segment of the population should increase considerably.

Aging population in China. The continued decline in the Chinese birth rate, currently at approximately 1.8%, as a result of its one-child policy and the continued increase of life expectancy, now an average of 70 years, similar to that of the U.S. According to the former State Economic and Trade Commission, in 2002, the population aged 65 and above was approximately 102.8 million, representing approximately 7%. The population of people aged 65 and above in China is expected to grow at a rate of approximately 3% every year to approximately 112 million in 2005. At the moment, the elderly account for approximately 50% of the drug market with an average spending of about $46 compared to the average of $10 per capita. With the continued growth of the elderly population, the drug market is expected to continue to grow.

Implementation of the National medical insurance coverage program. The National Medical Insurance Coverage Program was initiated by the Chinese government and implemented in 1999. This program is funded by employer-based insurance schemes and employee contributions. Currently, approximately 28.4% of the population or 364 million people are covered under the program. Of the entire population of China, approximately 54% of the urban population is insured, while only approximately 12% of the rural population is insured. This means that the insured are subsidized for their drug purchases which increases their purchasing power and the affordability of pharmaceutical products and thus the market size. With the continued extension of the medical insurance coverage, the overall market size of pharmaceutical products is expected to increase.

Changes in Cultural attitudes. Another trend supporting the growth of the pharmaceutical market is the increasing acceptance of non-TCM drugs in China, particularly among the younger generation. Non-TCM medicines are generally regarded as more effective for infectious diseases, acute symptoms and illnesses, and many surgical procedures.

Accession of China to the WTO. As China enters into the WTO, the Chinese pharmaceutical industry will face both great opportunities and development pressures. After China gains full WTO access, its policies will need to be transparent, the government will be pressured to pay attention to protecting patent rights and foreign pharmaceutical companies will have more development opportunities. In addition, import duties, applicable to bulk pharmaceutical substances as well as finished products, will be reduced by 60%, from 9.6% to 4.2% in line with those in developed countries. This will reduce the cost of importing bulk materials as well as exporting to developed countries.

On the other hand, the accession of China into the WTO has triggered significant competition within the Chinese pharmaceutical industry. In this increasingly competitive environment, with more stringent rules and regulations imposed, many domestic pharmaceutical companies which do not efficiently operate will be phased out by the Chinese government or forced to close down. As a result, significant consolidation of the Chinese pharmaceutical industry is expected to take place in near future.

Market for Anti-infectious Drugs

Global Market. According to reports issued by Chinese Medical Net, anti-infectious drugs ranked number two in all drug categories and accounted for approximately 15% of global drug markets revenues in 2001. The global market for anti-infectious market was about $40 billion. Antibiotics represent the largest drug category within the anti-infectious drugs and the total global market for antibiotics was estimated to be about $26 billion. The table below shows the estimated global market share of the major antibiotic categories in 2002.

Antibiotics Category	Global Market Share in 2002
Cephalosporin	45%
Broad Spectrum Penicillin	19.7%
Quinolones	18.5%
Tetracycline	10%
Macrolides	8.5%
Sulfonamides	2.6%
Others	5.7%
Total	100%

In the antibiotics market, Cephalosporins is the leading category and accounts for about 45% of the market, or about $11.7 billion. Out of the top 100 best selling drugs globally in 2001, antibiotic drugs accounted for nine drugs, of which two belonged in the Cephalosporins category. Ceftazidime ranked 48th with sales of $1 billion and Cefuroxime ranked 100th with sales of $589 million.

The United States market is the largest drug market in the world. Annual sales for antibiotics reached $10 billion, out of which cephalosporin category accounted for 51%, and the Penicillin category accounted for 21.5% (China Medical Net July 21, 2003).

According to a report by ZhengChing Sing Kong Medical Net, there are six antibiotic drugs that have revenues over $1 billion globally. By 2011, 12 out of 29 major antibiotics’ patents will expire. This would appear to represent a significant opportunity for generic producers to participate in the industry.

Chinese Market. The Chinese drug market has current annual sales of $24 billion, of which $7.2 billion are anti-infectious drugs. It is estimated that 28% of drugs usage in hospitals in China are anti-infectious drugs.

Approximately 80% -85% of drug expenses in China are spent through hospitals and, therefore, analyzing hospital drug usage is a better way to estimate the total drug usage. According to a survey research report issued by Chinese Medical Net on January 7, 2003, the following table represents anti-infectious drug as the percentage of total drug purchase in sample hospitals in the selected cities:

	Anti-infectious drug as a % of total drug purchase	Cephalosporins Antibiotics as a % of total drug purchase
Beijing	24.26%	10.97%
Shanghai	25.68%	15.10%
Tinjin	25.7%	13.13%
Guangzhou	27.37%	11.93%
Changsha	35.25%	14.71%
Harbin	29.2%	15.51%
Xian	35.87%	18.51%
Wuhan	34.65%	14.83%
Nanjing	27.31%	13.12%
Hangzhou	31.38%	15.45%

Anti-infectious drugs account for approximately 30% and are the biggest drug category in China. Similar to the situation in the global drug market, the Cephalosporin category of antibiotics accounted for over 50% sales of all anti-infectious drugs in China, approximately 15% of the overall drug market. The following shows the 2000-2002 ranking of top 20 anti-infectious drugs according to a survey conducted in 300 hospitals located in 16 cities in China, according to a report by China Medical Net.

Ranking of Top Anti-infectious drugs by revenues (2000-2002)

		Ranking			Produced & Sold by Shanxi Weiqida during 2003
Drug Name	Category	2000	2001	2002
Levofloxacin	Quinolones	3	2	1	✓
Ceftriaxone	Cephalosporin	1	1	2	✓
Cefuroxime	Cephalosporin	5	3	3
Cefoperazone / Sulbactam	Cephalosporin	7	4	4	✓
Ceftazidime	Cephalosporin	6	5	5
Azithromycin	Macrolides	17	8	6
Cefotaxime	Cephalosporin	2	6	7	✓
Amoxicillin Calvulanate Potassium	Penicillin	11	12	8	✓
Imipenem and Cilastatin	Cephalosporin	14	14	9
Clindamycin	Other	8	13	10
Cefaclor	Cephalosporin	13	9	11
Ampicillin / Sulbactam	Penicillin	9	10	12	✓
Lamivudine	Other	23	15	13
Cefradine	Cephalosporin	4	7	14
Cefoperazone	Cephalosporin	19	18	15
Fluconazole	Other	16	16	16
Amoxicillin	Penicillin	10	11	17	✓
Ciprofloxacin	Quinolones	15	17	18
Roxithromycin	Macrolides	18	19	19	✓
Cefepinme	Cephalosporin	54	22	20

According to published reports, Cephalosporin antibiotics accounted for 10 out of the top 20 most sales drugs. On average, each person in China spends approximately $1.20 on Cephalosporins products, which is far below the average internationally especially compared to the average spending of $50 per person on Cephalosporins in the United States.

In 1998 average consumption of Celphalosporin antibiotics in China were 1.04g per capita which was equivalent to the World average consumption in 1995. In 2000 average consumption of Celphalosporin antibiotics in China increased to 1.4g per capita, with a compound annual growth rate of 16% from 1998-2000. By 2005, it is estimated that the average consumption in China could reach 2.01g, which is only 61.3% of the average of the United States in 1995 (3.28g). From the amount of drug spending on Cephalosporin’s and the average consumption of such antibiotics, it could be easily concluded that the growth potential for the Celphalosporin antibiotics in China is still enormous.

Broad Spectrum Penicillin is the second largest category of Antibiotics. According to a survey conducted in 300 hospitals in 16 cities in China, Broad Spectrum Penicillin category had three products in the top 20, Amoxicillin Calvulanate Potassium (ranked eight in 2002), Ampicillin / Sulbactam (ranked 12 in 2002) and Amoxicillin (ranked 17 in 2002). In 2002, Amoxicillin Calvulanate Potassium accounted for 45% of the Penicillin category of antibiotics.

Quinolones and Macrolides categories have two products each on the top 20 list. Levofloxacin (ranked number one in 2002) had been ranked in the top three most sales anti-infectious drugs in China from 2000-2002, with 28.6% growth in 2002 and 22% growth in 2001 from the previous year.

Chinese Pharmaceutical Chemicals Industry in the Context of the Global Market

Overview. The global market for bulk pharmaceutical chemicals was approximately $13 billion in 2002. There are four major regions that are key players in the industry. Western Europe is the largest producer and net exporter with exports accounting for 80% of local production. North America is the largest net importer, with local production only accounting for 20% of total usage. Japan currently produces all of its needs but is expected to become a net importer. China and India are the two key emerging players in the industry, with exports accounting for 30% to 40% of total production.

In 2002, pharmaceutical chemical exports from China reached $3 billion accounting for 50% of total drug exports. Total production of bulk pharmaceutical chemicals in China reached 560,000 tons, accounting for 22% of the world bulk pharmaceutical market. China ranked first in the following four products in terms of production level. Penicillin (production capacity of 22,000 tons, or 70% world market share); Vitamin C (production capacity of 52,000 tons, or 50% world market share); Terramycin (production capacity of 10,000 tons, or 65% world market share); and Cephalosporins (production capacity of 1,800 tons, or 51% world market share).

Global production of pharmaceutical chemicals is increasingly being shifted to China due to Chinese leadership in fermentation technology as well as cheaper environment, regulation, compliance and labor costs. There is a trend for large foreign pharmaceutical companies either to relocate their production lines to developing countries, such as China and India, or exit the production process and enter into long term supply relationships with producers in developing countries. China is currently ranked No. 2 in the world and has become one of the most important bulk pharmaceutical chemical producers globally due to the cost competitive advantages over other countries.

Clavulanic Acid. We estimate that the world demand for Clavulanic Acid in 2004 will be 430 tons, out of which the estimated demand of the Chinese market will be approximately 25 tons, about 20% higher than 2003. We also estimate that the world production of Clavulanic Acid was about 400 tons in 2003, with the dominant manufacturers to be European. Demand in China has reached approximately 21.1 tons in 2003, which was 100% imported from outside of China as there was no local producer of such product.

7-ACA. We expect that global demand for 7-ACA in 2004 will be 4,000 tons, a 14% increase from the demand in 2003. The world production of 7-ACA was estimated to be about 3,500 tons in 2003. Production capacity of 7-ACA is concentrated among a few European and Chinese manufacturers.

We estimate that demand for 7-ACA in the Chinese market is expected to increase to 1,400 tons in 2004, from 1,200 tons in 2003. Local production of 7-ACA in China was approximately 985 tons in 2003. Imports from overseas to the Chinese market was approximately 350 tons in 2003, a slight increase from 335 tons in 2002 and exports of 7-ACA from China was 135 tons, a 73% increase from 2002.

Regulation of the Chinese Pharmaceutical Industry

The modernization of regulations for the pharmaceutical industry is relatively new in China and the manner and extent to which this industry is regulated will continue to evolve. As a pharmaceutical company, Shanxi Weiqida is subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacture, marketing and distribution of pharmaceutical products in China. Additionally, Shanxi Weiqida is subject to varying degrees of regulation by governmental agencies in China.

Principal supervisory authority in the industry. The State Food and Drug Administration of China, or “SFDA,” is the principal supervisory authority in the pharmaceutical industry in China. It was established in March 2003 on the basis of the former State Drug Administration of China, which was established in March 1998. The SFDA is responsible for the administrative and technological supervision of the research, production and trading of pharmaceutical products and the consolidated supervision of the safety management of food, health care and cosmetic products.

Certificates, permits and licenses for pharmaceutical manufacturing and trading enterprises. A pharmaceutical production enterprise or pharmaceutical trading enterprise must apply for the relevant permit from the relevant regulatory department in China. The Industry and Commerce Administration Department will issue a “business license” only after the pharmaceutical regulatory department has considered the application and approved the issue of a “pharmaceutical production permit” or “pharmaceutical trading permit”. Such permits are valid for a period of five years and application for renewal must be made six months prior to its expiry date. A new permit will be issued after reassessment, examination and approval by the relevant pharmaceutical regulatory department.

Good Manufacturing Practices (“GMP”). GMP is a set of standards in respect of quality management of the manufacturing of pharmaceutical products which is promoted by the World Health Organization (“WHO”). These are applicable to the entire pharmaceutical production process and the key working procedures for the production of raw materials which affect the quality of finished medicine products. Many countries have formulated their own requirements for GMP based on the GMP promoted by WHO. The Administration Center of Pharmaceutical Certification of the SFDA is responsible for pharmaceutical GMP certification in China. A GMP certificate is valid for a term of five years and application for renewal has to be submitted three months prior to its expiration date.

Registration of pharmaceutical products. All pharmaceutical products proposed to be sold in China (including previously unapproved drugs, changes in the form or method of administration of previously approved drugs and imported pharmaceutical products) are required to be registered and obtain an approved pharmaceutical number granted by the SFDA. The procedures for applying for registration of pharmaceutical products can be generally divided into the following stages:

•	after completion of the pre-clinical research of the new medicine, application for registration of the new medicine must be submitted to the drug regulatory authorities at the provincial level for review. The drug regulatory authorities at the provincial level, after completion of its review, may submit its opinion and report to the SFDA for review;

•	if all the requirements are complied with, the SFDA will issue a notice of acceptance and proceed with its assessment on whether to grant the approval for conducting the clinical research on the new medicine;

•	after obtaining the approval for conducting the clinical research by the SFDA, the applicant may proceed with the relevant clinical research (which is generally divided into three phases) at institutions with the appropriate qualifications;

•	after completion of the relevant clinical research, the applicant must submit its clinical research report together with the relevant supporting documents to the drug regulatory authorities at the provincial level and provide the raw materials of the new medicine to the China Examination Bureau of Pharmaceutical and Biological Products (the “China Examination Bureau”);

•	the China Examination Bureau will arrange for the conduct of examination of the raw materials supplied by the relevant medicine examination institutes which will then issue the examination result report;

•	the drug regulatory authorities at the provincial level must then review the relevant documents, conduct site inspection, exam samples and, thereafter, submit its opinion, inspection reports and other application materials to the SFDA for review; and

•	if all the regulations are complied with, a certificate of new medicine and a pharmaceutical approval number (if the applicant has a valid Pharmaceutical Products Production Permit and the requisite production conditions for the new medicine) will be granted by the SFDA.

Prescription medicines and over-the-counter medicines. Prescription medicines must be dispensed, purchased and taken with the prescription of practicing doctors or assistant doctors. Purchase of over-the-counter medicines do not require doctors’ prescriptions and can be dispensed, purchased and taken by users. The SFDA is responsible for the selection, approval, publication, and revision of the over-the-counter medicine catalogue.

Wholesalers of prescription and over-the-counter medicines and retailers of prescription and over-the-counter type A medicines must hold a “pharmaceutical trading enterprise permit”. Commercial entities may engage in the retail of over-the-counter type B medicines subject to the approval of the provincial pharmaceutical regulatory authorities or their delegated bureaus. Prescription medicines may be advertised only in medical journals and over-the-counter medicines may be advertised in the mass media.

Import and export restriction. Imported pharmaceutical products are required to meet certain safety and quality standards set by the Chinese government. In addition, these products should have been approved for sale in the country or region where they are manufactured. If the products are not approved in the foreign countries, they can be imported only subject to the approval from the SFDA. The export of pharmaceutical products when there is shortage of supply in China may be restricted or prohibited.

Price control. In an effort to enhance market competition of the pharmaceutical industry and to reduce medical expenses, the former State Development and Planning Commission of China promulgated a new policy in July 2000 introducing the price controls of pharmaceutical products. According to the policy, the retail price of pharmaceutical products in China is subject to the control of the price supervising bureau at state and provincial levels. The bureau generally classifies pharmaceutical products into two groups: government-pricing pharmaceutical products; and market-pricing pharmaceutical products.

Reimbursement. Only those drugs that appear on the provincial and municipal reimbursement lists are covered by the national medical insurance system, which may favor locally-manufactured products as they may be lower cost alternatives. The State Development Planning Commission of China has announced its intention to re-examine the pricing of drugs in China.

Product liability. Product liability claims may arise if harmful products are sold to members of the public or if there are any alleged harmful effects from the consumption of the products. Under current Chinese laws, manufacturers and vendors of defective products in China may incur civil and criminal liability for loss and injury caused by such products.

Products

In 2003, Oriental Wave only offered products through the Pharma Division of Shanxi Weiqida. Commencing in January 2004, Shanxi Weiqida began operating in two business divisions, a Pharma Division and a Chemical Division. All of Shanxi Weiqida’s sales came from the Pharma Division in 2003 but, in the first quarter of 2004, 75% of sales came from the Pharma Division and 25% from the Chemical Division.

Shanxi Weiqida owns approximately 290 product licenses and permits issued by the SFDA in eight presentation formats: 130 types of tablets, 14 types of granules, 10 types of suppositories, 23 types of capsules, one type of powder, 54 types of powders for injection, 15 types of bulk pharmaceutical chemicals, and 44 types of injections. In 2003 Shanxi Weiqida produced and marketed 35 of the possible 290 products it was entitled to sell. Shanxi Weiqida’s strategy is to commercialize the products that it believes it has a competitive advantage in producing and marketing.

Sterilized bulk drugs produced under the Pharma Division are used as raw materials for the formulated products. Starting in 2004, certain amounts of the sterilized bulk drugs began to be marketed to other pharmaceutical company as raw materials. Sales of sterilized bulk drugs sold to other companies are included in the revenues of the Chemical Division, and sales of formulated products derived from internally manufactured sterilized bulk drugs are included in sales of the Pharma Division.

Pharma Division

The Pharma Division of Shanxi Weiqida operates in both the prescription and over-the-counter pharmaceutical market segments. It primarily produces anti-microbial drugs that fall within the anti-infectious and synthetic anti-bacterial segments. The following chart shows the categories of drugs produced by the Pharma Division.

The Pharma Division offered products in two main categories in 2003: prescription drugs and over-the-counter drugs. The following tables detail the top five prescription drugs and over-the-counter products produced and marketed by Shanxi Weiqida:

Prescription Drugs

Drug Name	Category	Presentation	Treatment	Percentage of 2003 Revenues

Sulbactam Amoxicillin	Penicillin	Injectable	For use in the treatment of infections of the lungs, throat, sinuses, kidneys, bladder and skin.	30.39%

Ampicillin Cloxacillin	Penicillin	Injectable	For use in prophylaxis of falciparum malaria and rheumatoid arthritis inflammations.	15.08%

Mezlocillin	Penicillin	Injectable	For use in the treatment of febrile granulocytopenic cancer patients.	13.25%

Metronidazole	Nitroimidazoles	Injectable	For use in the treatment of infections (non-bacterial) by amebiases, trichomoniasis, giardiasis, stomach and duodenal ulcers.	9.42%

Levofloxacin	Quinolones	Injectable	For use in the treatment of infections of lungs, sinuses, skin urinary tract and kidneys.	4.21%

Over-The-Counter Drugs

Drug Name	Category	Presentation	Treatment	Percentage of 2003 Revenues

Compound Liquorice	Non-Penicillin	Tablets	For use in the treatment of respiratory infections (including acute and chronic respiratory infections, bronchitis, sinusitis).	3.56%

Cefoperazone	Cephalosporin	Injectable	For use in the treatment of infections of the lung, skin, bone, joint, stomach, blood, gynecological and urinary tract.	2.11%

Amoxicillin	Penicillin	Capsules	For use in the treatment of upper respiratory infections, including otitis media, pharyngitis, nasosinusitis, tonsillitis, genito-urinary tract infection, skin or soft tissue infections and lower respiratory tract infections, including acute bronchitis, pneumonia, acute simple gonorrhea.	2.07%

Fosfomycin Sodium	Others	Injectable	For use in the treatment of bladder infections (cystitis).	1.66%

Cefadroxil	Cephalosporin	Capsules	For use in the treatment of nasal infections, pharyngitis, urinary tract infections and skin infections (including staph, strep, and E. coli).	0.84%

Chemical Division

The Chemical Division currently produces Clavulanic Acid and the pilot production of 7-ACA commenced on July 1, 2004. Clavulanic Acid is used together with antibiotics to make the antibiotics more effective and longer-lasting. 7-ACA is an intermediate for Celphalosporin antibiotics and is converted into active pharmaceutical ingredients to produce Celphalosporin. The Chemical Division also markets certain sterilized bulk drugs to other pharmaceutical companies as raw materials.

Clavulanic Acid. Beta-lactam antibiotics, such as the penicillins and cephalosporins, act by disrupting the development of bacterial cells walls thus causing the disintegration of the bacteria. However, some bacteria have acquired the genes to produce enzymes which inactivate this mode of action - so called beta-lactamases and thus drastically reducing the efficacy of this class of antibiotics. Clavulanic Acid acts to inhibit the effectiveness of bacterial beta-lactamases since they are much more inclined to bond to Clavulanic Acid than to beta-lactam antibiotics. In this way, bacterial beta-lactamases miss their target and the antibiotic has free access to the bacterial wall which it affects.

Shanxi Weiqida’s Clavulanic Acid technology and production process was licensed and transferred from Bioprotec of Italy, and the majority of key equipment was imported from European suppliers. With the commencement of the production of Clavulanic Acid in January 2004, Shanxi Weiqida became the first commercial scale producer in China. By being the first such producer, Oriental Wave believes it has a competitive advantage over other manufacturers in China to fulfill demands for Clavulanic Acid domestically as well as internationally.

7-ACA. 7-ACA is the intermediate of Cephalosporins antibiotics. Cephalosporins belong to the Beta-lactam class of antibiotics. Second only to the penicillins, Cephalosporin C is manufactured on a very large scale with thousands of tons per year.

Shanxi Weiqida’s 7-ACA technology and production process was licensed and transferred from Bioprotec of Italy. The construction of the production facility has been completed and production equipment has been installed. The pilot production of 7-ACA commenced on July 1, 2004.

Sales and Marketing

Sales from the Pharma Division are made solely in China and from the Chemical Division in China and overseas. The table below sets forth Shanxi Weiqida’s sales since inception on January 22, 2002 by product segments:

	2002 since inception		2003 Full Year		2004 Q1
	$ Million	%	$ Million	%	$ Million	%
Pharma Division
Prescription Drugs Over-the-counter Drugs	10.5 0.7	93.8 6.2	23 3.1	88.1 11.9	4.1 1.3	57.7 17.8
Chemical Division
China International	— —	— —	— —	— —	1.75 —	24.5 —

Total	11.2	100	26.1	100	7.15	100

All above sales of the Pharma Division and the Chemical Division were made in China. Shanxi Weiqida expects to add international sales in the balance of 2004 under a three-year long-term supply agreement with Aurobindo Pharmaceutical Limited of India to supply it with specified amounts of Clavulanic Acid and 7-ACA. Deliveries commenced under this agreement in July 2004.

During 2002 and 2003 and the first quarter of 2004, sales to Shanxi Weiqida’s five largest customers, which are distributors of pharmaceutical products in China, accounted for approximately 15.3%, 11.5% and 10% of Shanxi Weiqida’s sales, respectively; while sales to Shanxi Weiqida’s largest customer accounted for approximately 5.5%, 3.5% and 3.7% of Shanxi Weiqida’s sales, respectively.

Sales Models

Shanxi Weiqida maintains different sales and distribution models for the Pharma and Chemical Divisions. For the Pharma Division, Shanxi Weiqida sells through sales agents or its 63 sales offices throughout China. Shanxi Weiqida has signed up 10 nation-wide and 12 district-wide agents to sell and distribute its Pharma Division products, especially its over-the-counter products. These agents are generally appointed on a commission basis for a term of one to three years, and undertake the marketing, promotion and distribution of Shanxi Weiqida’s products in their assigned territories. Each sales office is managed by a Sales Manager employed by Shanxi Weiqida, who is responsible for marketing, promoting and selling the division’s products as well as managing sales representatives. Shanxi Weiqida has approximately 1,200 sales representatives located throughout China that are retained on a commission basis. These sales representatives pay regular site visits to pharmacy wholesalers and retailers, hospitals and distributors to conduct market research, gather opinions on products and promote Shanxi Weiqida’s products.

For the Chemical Division, Shanxi Weiqida uses a direct sales model with sales made through the sales department located in Datong City. The customers for the Chemical Division are other pharmaceutical companies which will use the products for further processing and formulation.

Pricing Policy

Of the 35 pharmaceutical products produced by Shanxi Weiqida’s Pharma Division, 22 are currently subject to retail price control imposed by the government administration authorities or other relevant authorities in China. Shanxi Weiqida’s products from Chemical Division are not subject to retail price control and are market-priced products. The main objective of price control policy is to set an upper limit to the retail prices of pharmaceutical products in order to prevent excessive increases in the prices of pharmaceutical products.

Manufacturing and Facilities

Shanxi Weiqida’s head office and manufacturing facility of the Pharma Division with a total of approximately 258,300 square feet are located in the Datong Economic and Technology Development Zone in Datong City, Shanxi Province of China. This fully-integrated facility includes a headquarters building, three production workshops (formulation drugs, sterilized bulk drugs and powder for injections) that house a total of eight production lines (four in the formulations workshop, one in the sterilized bulk drugs workshop and three in the powder for injections workshop), utility infrastructure, quality assurance and quality control and warehouse area. Shanxi Weiqida holds the land use right for this facility until June 2047.

Shanxi Weiqida’s Chemical Division is also located in Datong City. The location was the original production facility of Datong Pharmaceutical and the land use right to this facility was awarded to Shanxi Weiqida upon the bankruptcy of Datong Pharmaceutical. This facility for the Chemical Division, with a total area of approximately 818,100 square feet, houses the Clavulanic Acid production facility, power, boiler, steam and water facilities and 7-ACA production facility. The land use right for this facility expires in August 2053.

In connection with the bankruptcy of Datong Pharmaceutical, Shanxi Weiqida has also been granted the land use right for another piece of land with an area of 129,200 square feet, which is adjacent to the Chemical Division. This land is currently vacant and is reserved for future expansion. The land use right for this facility expires in August 2053.

All manufacturing facilities of Shanxi Weiqida that are required to be GMP certified, have been certified under current Chinese regulations. The 7-ACA facility does not need to be GMP certified. The facilities of Shanxi Weiqida have been designed to meet expected production demands into the foreseeable future.

Current Contract Manufacturing Arrangement. Shanxi Pude Pharmaceutical Co. Ltd., which is also located in Datong City, manufactures Levofloxacin as a freeze-dried injectable for Shanxi Weiqida pursuant to a contract manufacturing agreement. Revenues under this agreement were $0.6 million and $1.1 million in 2002 and 2003, respectively, and $0.24 million in the first quarter of 2004. The agreement requires Shanxi Pude to manufacture product based on quality control variables and timetables supplied by Shanxi Weiqida. Shanxi Weiqida is obligated to pay Shanxi Pude for the product at the time of completion of the manufacturing process. Shanxi Pude is prohibited from selling the product. Shanxi Pude is a medium-sized pharmaceutical company with over nine years of operating history. Shanxi Weiqida is currently conducting a study to evaluate whether it is feasible to build a workshop within its existing pharmaceutical product production facility to produce Levofloxacin as a freeze-dried injectable.

Proposed Contract Manufacturing Arrangement. On June 30, 2004, Shanxi Weiqida entered into a non-binding letter of intent with an arm’s-length customer to provide this customer with third party manufacturing services for the production of Abamectin, an antibiotic used in agriculture. According to the letter of intent, Shanxi Weiqida will be responsible for:

•

providing the land for the construction of a production facility for Abamectin, which will be designed to meet standards of the United States Food and Drug Administration. The land that will be provided is approximately 86,112 square feet of the 129,200 square feet of vacant land adjacent to the Chemical Division’s manufacturing facility;

•	permitting the customer to build the Abamectin production facility and access the current infrastructure (such as power, water among others) of Shanxi Weiqida’s adjacent manufacturing facility; and

•	providing operational and management services to the completed facility.

The customer will be responsible for paying all expenses related to design, construction and outfitting of the facility and has agreed to provide RMB 10 million (approximately $1.2 million) in working capital to Shanxi Weiqida within five days after the completion of construction. Thereafter, the customer has agreed to purchase annually at least 120 tons of Abamectin product from Shanxi Weiqida on a cost plus basis. Further details of the arrangement are to be negotiated under a definitive agreement to be negotiated between the parties.

Raw Materials. Shanxi Weiqida uses many different raw materials in the manufacturing process of its pharmaceutical products. Shanxi Weiqida mainly sources its raw materials in China, but also purchases raw materials from some overseas markets. In 2003, purchases from Shanxi Weiqida’s five largest suppliers, which are all suppliers of raw materials and packaging materials, accounted for approximately 49.86% of Shanxi Weiqida’s total purchases, and purchases from Shanxi Weiqida’s largest supplier accounted for approximately 12.73% of Shanxi Weiqida’s total purchases. In order to maintain flexibility in-sourcing quality supplies at competitive prices, Shanxi Weiqida has not entered into any supply contracts with any of its suppliers which exceed 12 months. In 2003, Shanxi Weiqida did not experience any significant difficulties in sourcing raw materials and the management of Shanxi Weiqida do not anticipate that, if required, Shanxi Weiqida will face any material difficulties in sourcing its raw materials from alternative suppliers.

Research and Development

Shanxi Weiqida’s research and development activities mainly focus on two objectives: the development of new generic drugs, including new presentations and dosage forms of already approved generic drugs, and the improvement of product quality and production technology. In order to fulfill those objectives, the research and development department utilizes both internal and external resources, such as cooperation with universities and other research laboratories.

In 2003, Shanxi Weiqida submitted applications to SFDA for seven new products and 15 new presentations. Of these applications, approval has been received for one new product, Mezlocillin Sodium and Sulbactam Sodium, with two dosages and two new dosages for two previously approved products. The balance of the applications are still pending.

In 2004 Shanxi Weiqida has filed with SFDA 11 applications for product approval for new generic drugs, presentation or dosage, and expects to file between four and nine additional applications by the end of 2004. Of the applications filed in 2004, approvals have been received for six dosages for previously approved products.

Shanxi Weiqida has established on-going collaboration on product development and production techniques development with external research institutes such as universities and other research laboratories. During 2003, it worked jointly with Harbin Medical University to upgrade the synthetic technique for Fosfomycin Trometamol, which led to an increase of harvest rate by 20%. Shanxi Weiqida has also completed the formulation of Metronidazole Disodium Phosphate for injection with Huaxi Medical University Pharmaceutical College. Currently, Shanxi Weiqida is working in collaboration with Shanxi Medical University and Datong University on developing a new antibiotic bulk drug as well as with Shenyang Medical University on new antibiotic fermentation techniques.

Intellectual Property

Shanxi Weiqida had 15 registered trademarks and has applied for registration of another 19 trademarks in China. Shanxi Weiqida has not applied to patent any of its products, techniques or procedures.

Other than obtaining product protection from the SFDA for each of the new products developed, Shanxi Weiqida does not have any other measures to prevent any infringement of its intellectual property rights. Currently, four of Shanxi Weiqida’s manufactured pharmaceutical products, is entitled to protection with which the SFDA will not issue additional drug permits other than those already issued during the protection period. The following table illustrates our products with protection period and their respective expiration dates.

Product Name	Expiration
Nimesulide Capsules	February 2005
Levofloxacin Hydrochloride for Injection	May 2006
Sulbactan Sodium Amoxicillin Sodium for Injection	April 2006
Mezlocillin Sodium – Sulbactam Sodium for Injection	December 2009

Competition

Pharma Division

The world market for anti-infectious drugs is highly competitive and producers in this market include some of the largest pharmaceutical companies, including Pfizer Inc., GlaxoSmithKline, Schering-Plough, Abbott Laboratories and Sandoz.

There are numerous pharmaceutical manufacturers of anti-infectious drugs in China. The top five producers are Harbin Pharmaceutical Group Holding Co., Ltd., Shijiazhuang Pharmaceutical Group Co., Ltd., Shandong Reyoung Pharmaceutical Co., Ltd., Southwest Pharmaceutical Co., Ltd. and Jiangxi Dongfeng Pharmaceutical Co., Ltd. Except for Shandong Reyoung, these companies or their affiliates are all publicly traded companies listed on the Shanghai or Hong Kong stock exchanges. Most of these competitors are substantially larger than Shanxi Weiqida as they were all state-owned enterprises before becoming public and some of them are still partially owned by the Chinese government or, as is the case with Shandong Reyoung, are still state-owned enterprises.

Chemical Division

Clavulanic Acid. The world production of Clavulanic Acid is dominated by manufacturers located in Europe. Among them, Lek Pharmaceutical and Chemical Company of Slovenia, SmithKline Beecham Pharmaceuticals of Britain, Deva Holding A.S. of Turkey, Amifarma S.L. of Spain and DSM of the Netherlands, are the leading manufacturers of Clavulanic Acid.

There are currently only two manufacturers of bulk Clavulanic Acid in China, Shanxi Weiqida and Jiangxi Pharmaceutical. However, before the commencement of production by Shanxi Weiqida’s Clavulanic Acid production facility, there was no commercial scale production of Clavulanic Acid in China. In addition to the current Chinese producers, SFDA has granted approval for the leading European producers to export Clavulanic Acid to the Chinese market.

7-ACA

Production of 7-ACA is concentrated among a few European and Chinese manufacturers. Shanxi Weiqida will face significant competition from these companies. According to published reports, Antibioticos, a subsidiary of the Fidia Group of Italy and Biochemie, a subsidiary of Novartis of Switzerland each accounts for 17.5% of the world production capacity (35% market share in total). Four leading Chinese manufacturers, including China Pharmaceutical, Shangdong Lukang Pharmaceutical, Fuzhou Pharmaceutical and Harbin Pharmaceutical accounted for another 45% of the global production capacity on a combined basis (China Chemical Industry News). China Pharmaceutical alone has the capacity to produce 800 tons of 7-ACA accounting for 20% of the world capacity. This is closely followed by Fuzhou Pharmaceutical ranked second in China with 700 tons capacity or 17.5% of world capacity with Shangdong Lukang Pharmaceutical and Harbin Pharmaceutical ranked third and fourth with 200 tons and 100 tons capacity, respectively. Shanxi Weiqida’s 7-ACA production facility commenced pilot production on July 1, 2004. With a planned annual capacity of 400 tons, Shanxi Weiqida has the capacity to be the fifth largest producer of 7-ACA in the world.

Human Resources

As of June 1, 2004, Shanxi Weiqida had 1,542 full-time employees with approximately 1,200 sales representatives retained on a contract basis. However, with the commencement of production of the 7-ACA facility in July 2004, Shanxi Weiqida is expected to add an additional 200 full-time employees. Of these 1,750 full time employees, 58 are in senior and middle management position, 110 are clerical support staff and the remaining 1,582 are or will be production and support staff. The 1,200 sales representatives operate out of 63 sales offices located throughout China. The sales representatives are retained on a contract basis and paid solely on a commission basis according to their sales performance.

Shanxi Weiqida has certain placement obligations in respect of approximately 350 former employees of Datong Pharmaceutical under the agreement entered into to acquire the right to use the land that houses Shanxi Weiqida’s chemical manufacturing facilities and certain adjacent property. See “History and Development of Oriental Wave and Shanxi Weiqida”. These rights were granted to Shanxi Weiqida upon the bankruptcy of Datong Pharmaceutical in exchange for the assumption of certain employee liabilities of Datong Pharmaceutical. The agreement requires Shanxi Weiqida to pay certain minimum wages and health care costs for former employees of Datong Pharmaceutical until the date of their employment, retirement or death, whichever occurs first. The total amount of the liabilities assumed on the closing date was estimated to be approximately $8.9 million. As of December 31, 2003, Oriental Wave had employed 559 former employees and 140 former employees had retired. Shanxi Weiqida estimates its costs for the remaining employees to be approximately $3.3 million, out of which $930,000 was paid in 2003 and $2.4 million remains as long-term and short-term retirement benefit obligations. Upon the commence of the operation of the 7-ACA production facility, it is anticipated that the remaining 357 former employees of Datong Pharmaceutical will be re-hired or retired.

None of Shanxi Weiqida’s current employees is represented by a labor union and management considers the relationships with its employees to be good.

Legal Proceedings

Neither Oriental Wave nor Shanxi Weiqida is subject to any legal proceedings.

Dragon After the Acquisition of Oriental Wave

After the close of the acquisition, Dragon will continue to be headquartered in Vancouver, British Columbia, Canada and its operations will be organized into three business units, a Pharma Division, a Biotech Division and a Chemical Division. Management of each of these divisions will be unified and located in a new corporate office to be established in Beijing, China. The new Beijing office will also be responsible for sales and marketing activities in China and will include a research and development center. Beijing is being chosen as the location for this new office as it is centrally located (there is easy access to both the Datong and Nanjing facilities), is closer to the government and regulatory affairs offices that oversee the drug approval and the facility audit/approval process and locally there is an good supply of research and development professionals.

The Pharma Division, with its production base in Datong, will continue its current business strategies to focus on the expansion and development of the Chinese market by managing its product portfolio. The Biotech Division, with its production base located in Nanjing, will continue to manage its Erythropoietin (EPO) business for the Chinese and International market. The Chemical Division, with its production base located in Datong, will continue to manage the production and sales and marketing of Clavulanic Acid, 7-ACA, and certain sterilized bulk drugs for both the Chinese and international markets.

The following table shows Dragon’s corporate structure after the acquisition of Oriental Wave, including the jurisdiction of incorporation of each subsidiary:

(1)	Dragon may complete the acquisition in two stages. See “The Share Purchase Agreement – Consideration to be Received by the Shareholders of Oriental Wave.”

(2)	Provides head office functions in Vancouver, British Columbia including finance and compliance, regulatory affairs, business development and investor relations.
(3)	Provides international sales and marketing functions.

Product Strategy

Dragon’s key products after the acquisition will include generic pharmaceutical products, in the prescription and over-the-counter categories from the Pharma Division, bio-generic drugs from the Biotech Division as well as bulk pharmaceutical chemical, including Active Pharmaceutical Ingredient and bulk drugs from the Chemical Division.

Adjusting Product Mix from the Portfolio of Product Licenses and Permits. Dragon, after the acquisition, will have a portfolio of 290 product licenses and permits under the Pharma Division in eight presentation formats. These products are all generic products and, therefore, Dragon does not have any products that are currently patented or pending patent approval in China or other countries. The portfolio of 290 product licenses and permits will allow Dragon to adjust the product mix according to market and competitive conditions. Dragon will undertake a selection process to decide which of its remaining licenses, if any, will be commercialized, and to determine the timeframe for such commercialization.

Increasing the revenue base of the Pharma Division by increasing the revenue derived from the over-the-counter products. Current key products are mainly anti-infectious drugs. Shanxi Weiqida operates in both the over-the-counter and the prescription pharmaceutical product market segments with the introduction of the over-the-counter products only in late 2003. In 2003, approximately 10% of the Pharma Division’s revenues were from over-

the-counter products and 90% were from prescription products. While over-the-counter products carry a slightly lower gross margin than prescription products, sales volume tends to be much bigger than prescription products. By increasing production of over-the-counter products through the greater utilization of our existing capacity, we expect to be able to drive down the per unit cost and increase margins. In addition, the target market of over-the-counter products is the mass population which will enable us to build up brand equity in the market that will help to promote Shanxi Weiqida’s other products. As a result, we intend to increase our revenue base by increasing the revenue contribution of over-the-counter products to approximately 20% of 2004 divisional revenues with a long-term target of 30% of the division’s revenues.

Introducing three to five new generic products, dosages or presentations every year in the Chinese market. In 2003, Shanxi Weiqida received four product approvals from the SFDA. Through in-house development and through external collaborations with research institutions, Shanxi Weiqida is targeting to introduce three to five new generic products, dosages or presentations of previously approved drugs every year in the Chinese market.

Finalizing the development of a new cell-line and proprietary process for the European market with Dragon’s research partner in Europe. Dragon has entered into a development agreement with Polymun Scientific to develop a new cell line and production process for a newly developed EPO product, which is expected to be commercialized in the European Union market upon the expiration of the relevant patents. The lead purification experts from our subsidiary in Nanjing are currently participating in the late stages of development and will assist in the scale-up of the selected technology in the coming months. Subsequently, Polymun Scientific will produce sizeable batches of EPO for Dragon in its GMP facility located in Vienna, Austria for future clinical trials in Europe. Polymun Scientific and Dragon intend to complete the preliminary studies for a European regulatory filing by first quarter of 2005.

Accelerating the development of the slow-release formulation of EPO with our European research partners. In June 2001, Dragon entered into a joint development agreement with Transworld Pharmaceuticals and Renapharm to develop a novel, slow-release formulation for EPO. If the slow-release EPO is approved and commercialized, we will own sole world-wide manufacturing rights as well as exclusive marketing rights of the slow-release EPO to Asia, including China, Japan, Korea, and Southeast Asia. Transworld Pharmaceuticals, an international distributor of blood related products and biotechnology drugs and our licensee for EPO in a large number of countries, will have exclusive marketing rights to all markets outside Asia. Currently, the slow-release EPO is in pre-clinical trials and is expected to proceed to clinical trials.

Manufacturing

Dragon, after the acquisition, will have four manufacturing facilities in China. Production facilities for the Pharma Division and Chemical Division are located in Datong while the production facility for the Biotech Division is located in Nanjing. The following table summarizes our manufacturing facilities after the acquisition of Oriental Wave:

Workshop	Production Lines	Form of Products	Estimated Annual Production Capacity	GMP Certification	Approximate Production Level in 2003
Pharma Division

Powder for injection	Penicillin	Powder for injection	80 million vials	2003	40 million vials

	Non-Penicillin	Powder for injection		2003

	Cephalosporins	Powder for injection		2003

Formulation	Penicillins and Non-Penicillins	Tablet	520 million tablets	2003	600 million

	Penicillins and Non-penicillins	Capsules	90 million capsules	2003

	Penicillins and Non-penicillins	Granules	47million sachets	2003	2 million sachets

	Penicillins and Non-penicillins	Suppositories	10 million	2003	0.95 million

Sterilized Bulk Drug	Metronidazola Disodium Phosphate, Fosfomycin Sodium, Fosfomycin Trometamol	Bulk	180 tons	2003	41.3 Tons
Biotech Division

Erythropoietin	EPO	Bulk & Injection	72 grams bulk or 5.4 million vials (2000 IU)(1)	2000	30 gram bulk or 2.25 million vials (2000 IU)
Chemical Division

Clavulanic Acid		Bulk	30 tons	2004	n.a.

7-ACA		Bulk	400 tons(2)	n.a.	n.a.

(1)	The facility doubled its capacity in late 2003.

(2)	Pilot production commenced on July1, 2004.

After the acquisition of Oriental Wave, we will review the manufacturing capabilities of the combined company to ensure that it meets our needs in the most efficient manner. We believe that there is sufficient manufacturing capacity to meet the near-term (two to three year) needs of the combined company. In order to take advantage of a growing trend of pharmaceutical companies in developed countries purchasing bulk pharmaceutical chemicals from producers in developing countries such as India and China, we are considering up-grading the GMP status of the manufacturing facilities of our Chemical Division within the next three years. Up-grading this facility to meet the GMP standards of the U.S. Food and Drug Administration and European Medicines Agency, or EMEA, will permit us to export our bulk pharmaceutical chemical products to the European and U.S. markets.

Sales Strategy

Dragon, after the acquisition of Oriental Wave, will divide up its sales target market into two segments: China and International. On a pro forma basis, in 2003 approximately 95% of sales would have come from the Chinese market and the remaining 5% from the international market. It is anticipated that the proportion of sales from the international market will increase with the development of Dragon’s international businesses.

With respect to Dragon’s three divisions after the acquisition, on a pro forma basis for the first quarter of 2004 (the only period that the Chemical Division has been in operation) 67% of sales would have come from the Pharma Division, 22% of sales would have come from the Chemical Division and 11% of sales would have come from the Biotech Division. It is anticipated that the percentage of sales from the Biotech Division and Chemical Division will increase with the continued market expansion of the EPO products and Chemical Division products.

Chinese Market

After the acquisition, Dragon will combine its sales models with those of Shanxi Weiqida to sell Dragon’s products in China. These models include the use of regional sales offices, nation-wide and district-wide distributors and direct sales.

Regional Sales Offices. Dragon currently has 17 sales offices in China with 11 sales managers and 45 sales representatives and Shanxi Weiqida has 63 sales offices with 63 sales managers and over 1,200 sales representatives. After the acquisition, this sales and distribution network in China will be reorganized to unify the sales infrastructure. In provinces or market areas where Dragon currently does not provide adequate coverage, Shanxi Weiqida sales offices will assume the responsibilities of selling products from both the Pharma and Biotech Divisions. In provinces or market area where both companies have the sales network, resources will be re-allocated and re-assessed to merge the two sales teams together to maximize the benefit of increasing sales and to minimize expenses.

After the acquisition, we expect to maintain at least two sales offices in each of the 31 provinces or regions of China, as each sales office carries different products for their own assigned territories. Each sales office will continue to be managed by a Sales Manager employed by Dragon, who is responsible for the marketing, promoting and selling of Dragon’s products as well as managing the sales representatives. Dragon will have over 1,200 sales representatives throughout the country who are retained on a commission basis and whose major duties are to promote and sell our products by regular site visits to the pharmacy wholesalers and retailers, hospitals and distributors.

In addition, Dragon plans to unify the sales process including promotion strategies, sales training, contract management, distribution and collection management in order to minimize sales and marketing costs.

Nation-wide Agent and District-wide Agent to Sell Over-The-Counter Products of the Pharma Division. After the acquisition, we intend to maintain Shanxi Weiqida’s network of 10 nation-wide and 12 district-wide agents to sell and distribute predominantly over-the-counter products of the Pharma Division. The marketing agents are generally appointed on a commission basis, for a term of one to three years. These marketing agents undertake the marketing, promotion and distribution of our products to their assigned territories.

Company’s Corporate Office in Beijing to Market Products from the Chemical Division. The target customers for the products of the Chemical Division are other pharmaceutical companies who use the products for further processing and formulation. The customers are larger in terms of their size and demands and Shanxi Weiqida’s chemical products are sold in bulk. For this market, a direct sales model is used, which is different from the sales of products from the Pharma Division. Shanxi Weiqida currently sells the Chemical Division’s products directly from the office in Datong, but it is anticipated that this sales team will be relocated to the new Beijing corporate office.

For the Chinese market, the key sales strategies of Dragon after the acquisition, will include:

•	increasing market share of Dragon’s EPO products with the expanded sales network in China;

•	increasing revenues contribution of over-the-counter products to approximately 20% of the Pharma Division in 2004 and eventually 30% of the divisional revenues in the long run;

•	expanding the customer base of the Chemical products in China by participating trade shows and actively approaching customers who are using imported products.

International Market

The International Sales and Marketing team is located in Dragon’s office in Vancouver, Canada. We plan to sell Dragon’s Pharma and Biotech products to the international market, outside of China, utilizing the network of licensees developed originally for Dragon’s EPO products. As of June 1, 2004, Dragon has entered into licensing arrangement with 11 licensees covering over 135 countries around the world.

In addition, Dragon plans to sell the Chemical Division’s products directly to other pharmaceutical companies for processing into final products. In March 2004, Shanxi Weiqida entered into a three-year long term supply agreement with Aurobindo Pharmaceutical to supply specified amounts of Clavulanic Acid and 7-ACA. With this long-term supply agreement, Aurobindo Pharmaceutical has agreed to purchase approximately 55% of the expected production volume of the Chemical Division during the three-year term of the agreement.

For the international market, key sales strategies of Dragon, after the transaction, include:

•	further expansion of EPO among developing countries by obtaining additional market approval as well as actively developing the bulk EPO and EPO derivative market segment;

•	finalizing the market entry of EPO into the European Union market to ensure a timely entrance of the market;

•	initial market development among developing countries for the Pharma Division’s products; and

•	initial market development among other developed countries for Company’s Chemical products upon the upgrade of the facility to FDA/EMEA standard.

Research & Development

Dragon, after the acquisition, will continue to rely on a combination of in-house resources as well as collaboration with other Chinese and international pharmaceutical companies or research institutions to perform the research and development function.

In-house resources. A new research center will be set up in the corporate office in Beijing and staffed by research and development professionals. Dragon’s research and development activities will be mainly focused on two objectives, (1) the development of new generic drugs or new presentation and dosage form of the already approved generic drugs and (2) the improvement of existing product quality and production technology which include the upgrade of the production facilities to meet international standards.

External Collaboration. Dragon has established joint research collaboration with international as well as Chinese pharmaceutical companies and research institutions. Currently, Dragon has on-going development projects with Transworld Pharmaceuticals and Renapharm on the development of slow-release EPO and with Polymun Scientific on a new EPO cell-line for the European market. In addition, Shanxi Weiqida has established on-going collaboration on product development and production techniques development with several universities in China. Currently, it is in collaboration with Shanxi Medical University and Datong University on the development of a new antibiotic bulk drug as well as with Shenyang Medical University on new antibiotic fermentation techniques.

Human Resources

After the acquisition, Dragon will have a total of approximately 1,850 employees world-wide representing such diverse disciplines as biotech, pharmaceutical, chemical, research, manufacturing, mechanical, marketing, finance and business management. In addition to its employees, Dragon will also have a sales force of 1,200 representatives retained on a contract basis. Our employees are not represented by any labor union and we believe our relationships with our employees are excellent.

We anticipate that the total number of employees will remain at around 1,850 but the functional mix will be changed to fulfill the needs of Dragon. On one hand, there will be some staff reductions in certain functions due to integration of activities and the rationalization of our operations following the acquisition. On the other hand, the operations of the 7-ACA facility and other projects such as the third-party manufacturing of Abamectin will likely increase the number of employees employed in our manufacturing operations.

The majority of our senior management team own shares or options to purchase our shares. To encourage our management team to achieve our medium and long term goals, we will continue to grant them opportunities to increase their ownership in Dragon through our share incentive plans.

Liquidity and Capital Resources

As of March 31, 2004, we had cash, cash equivalents and short-term investments totaling $3.7 million on a pro forma basis reflecting the acquisition of Oriental Wave. With the increased scope of businesses of Dragon as a result of the acquisition, we expect to be profitable and therefore, generating positive operating cash flow. On a pro forma basis, we had $29.7 million revenue and $5.6 million net profit in 2003. However, those financials only reflects the operating results of the Pharma Division and Biotech Division. Starting January 1, 2004, the Clavulanic Acid production facility of the Chemical Division has been in operations. Another production facility for the Chemical Division, 7-ACA, is expected to start operation in the third quarter of 2004. These two facilities are expected to bring additional revenue and profit to Dragon.

The manufacturing facilities of the Pharma and Chemical Divisions are new with additional unused production capacity. We do not expect significant capital expenditure required for our businesses in the next two to three years. Therefore, we believe that the cash outflow from investing activities will be significantly lower than the 2003 pro forma number which reflected investments made in the Chemical Division.

As of March 31, 2004, Shanxi Weiqida has short-term loans of $4.4 million and long-term loans and accounts payable of $21.6 million. After the acquisition, Dragon expects that it can meet these obligations by the renewal of certain term loans at comparable rates and from the positive net cash flow generated from expanded operations and investment activities following the acquisition. However, in order to ensure that financial resources are available when needed, depending on the market conditions, we may choose to raise additional capital within the next three years to repay the necessary loan obligations as well as to fund any continued expansion of our business and operations, including any acquisition opportunities that might present themselves.

Oriental Wave has recorded $1,837,182 as long term retirement benefits which are related to the acquisition of Datong Pharmaceutical and the assumption of obligations relating to certain minimum wages and health care costs until the earlier of its employees’ date of employment, retirement or death. Shanxi Weiqida expects to rehire or retire the remaining former employees of Datong Pharmaceutical upon the start of the operation of the Chemical Division’s 7-ACA production facility in the third quarter of 2004. The charge for long term retirement benefits will be eliminated at that time.

Shanxi Weiqida has also incurred debt to related party (Shanxi Tongling Pharmaceutical Co., Ltd.) of $5.21 million. This amount will be reduced before the closing of the acquisition to $2.8 million. While this debt has set repayment dates, we believe that, if necessary, Dragon will be able to negotiate an extension of the repayment dates.

As of March 31, 2004, Shanxi Weiqida had registered capital of $19,205,116 of which $13,891,944 had been contributed as of March 31, 2004, with the balance of $5,313,172 of registered capital to be fully fulfilled by December 2008. We expect this outstanding registered capital requirement will be fulfilled within the required timeframe by the conversion of approximately $2.42 million (RMB 20 million) of the amount due to Shanxi Tongling Pharmaceutical (a closing condition of the Share Purchase Agreement) and by transfers to this account from Shanxi Weiqida’s undistributed profits and reserves generated in the coming years.

Directors, Management, Promoters and Control Persons After the Acquisition of Oriental Wave

On the completion of the acquisition, Oriental Wave will operate as a wholly-owned subsidiary of Dragon. Under the Share Purchase Agreement, Dragon has agreed that Mr. Yanlin Han, Mr. Zhanguo Weng and Ms. Xuemei Liu, will be appointed directors of Dragon. Mr. Han is Chairman of the board of Oriental Wave, Mr. Weng is the General Manager of Shanxi Weiqida and Ms. Liu is a Director of Oriental Wave. In addition, Mr. Han will be appointed as the Chief Executive Officer of Dragon and Dr. Wick will be appointed as the President of Dragon.

For more information regarding Messrs. Sun, Wick, Han, Weng and Ms. Liu, please see “Nominees to the Board and Proposed Nominees of Oriental Wave to the Board” under Proposal 3.

Finally, as a result of the transaction, Messrs. Han and Weng and Ms. Liu will collectively own 68.35% of our outstanding shares as calculated on a fully diluted basis. As a result of their ownership, Messrs. Han and Weng and Ms. Liu will have substantial control over certain corporate matters including the election of our board of directors and the approval of significant corporation transactions.

PROPOSAL 2 - AMENDMENT TO DRAGON’S

CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES

The board of directors recommends that the shareholders approve an amendment to our Certificate of Incorporation to increase the total number of shares of common stock that we have authority to issue from 50,000,000 to 200,000,000.

The primary purpose of this amendment to our Certificate of Incorporation is to make available for issuance by us additional shares of common stock so that we may complete the share exchange with Oriental Wave shareholders and to have a sufficient number of authorized and unissued shares of common stock to maintain flexibility in our corporate planning. Under the terms of our purchase agreement with Oriental Wave and the shareholders of Oriental Wave, to complete the acquisition we will issue that number of shares of common stock which is equal to 68.35% of our issued and outstanding shares on a fully-diluted basis. Based on the current number of shares of common stock outstanding and the number of shares underlying our convertible securities, we estimate that we will need to issue approximately 51 million shares of our common stock to complete the share exchange. Without this amendment to our Certificate of Incorporation, we will not have a sufficient number of authorized but unissued shares.

In addition, our board of directors believes that the availability of additional authorized but unissued shares will provide us with the flexibility to issue shares for other corporate purposes that may be identified in the future, such as to raise capital through the issuance of securities, to make acquisitions using securities as consideration, to issue securities in connection with strategic relationships with other companies, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. No additional action or authorization by our shareholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. While we believe that the proposed increase in the authorized number of shares of common stock will make available a sufficient number of shares for one or more of such previously mentioned purposes or otherwise, we may seek further increases in the authorized shares from time to time in the future as considered appropriate by our board of directors. Other than pursuant to the Share Purchase Agreement, we have no plan, understandings or arrangements to issue additional shares of common stock.

If this proposal 2 is adopted by the shareholders, Article III of the Certificate of Incorporation will be amended to read as follows:

“The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any time is Two Hundred Million (200,000,000) shares of common stock, having a par value of $.001 per share.”

The approval and adoption of the proposed amendment to our Certificate of Incorporation requires the affirmative vote of the holders of more than 50% of the outstanding shares of common stock.

If the acquisition of Oriental Wave as set out in proposal 1 is approved but this proposal 2 is not approved by shareholders, then we intend to complete the acquisition in two stages.

Recommendation of the Board

The board of directors recommends that the shareholders vote “FOR” the amendment to our certificate of incorporation to increase the number of authorized shares of common stock.

PROPOSAL 3 - ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the board of directors shall consist of between one and five members with the specific number determined by board resolution. The board was previously set at five members. In the Share Purchase Agreement with Oriental Wave we agreed to appoint three nominees of Oriental Wave to our board of directors. In order to fulfill this condition, the board has nominated only two of our current directors for election at the meeting and concurrently will reduce the size of the board to two directors. The board has nominated Messrs. Sun and Wick as nominees for election as directors. Messrs. Cai, Liu and Yuen were not nominated. After completion of the acquisition of Oriental Wave, the board will increase the number of directors to five and the three nominees of Oriental Wave will then be appointed to the board to serve until the next annual meeting. If the transaction with Oriental Wave is, for any reason, not completed, the two nominees, if elected, have indicated that they will appoint at least three additional directors to the board (who will be the three current members not nominated for re-election). The term of office for the directors elected at this meeting will expire at the next annual meeting of shareholders to be held in 2005 or until their successors are duly appointed.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board to fill the vacancy. We have no reason to believe that any nominee, if elected, will be unable to serve as a director. Each director has agreed to serve as a director, if elected.

Nominees to the Board

Set forth below is biographical information for each person nominated for election including their age, principal occupation or employment for the last five years, and the year the director was first elected.

Dr. Alexander Wick, Director since September 1998

Dr. Wick, age 66, has been our President since September 2002 and a Director since September 1998. Dr. Wick holds a doctorate degree in synthetic organic chemistry from the Swiss Federal Institute of Technology and has completed post-doctoral studies at Harvard University. He has had leading positions in the pharmaceutical research departments of F. Hoffmann-La Roche in the United States and Switzerland and Synthelabo in France (Director of Chemical Research and Development) for over 25 years in the field of antibiotics, prostaglandin, vitamins, cardiovascular, CNS and AIDS. In 1995 he created the fine chemicals company Sylachim S.A., a 100% subsidiary of Synthelabo, active in chemical intermediates and API’s for the world’s largest pharmaceutical companies (turnover of over 100 million Euros) and was its President until its acquisition by the German conglomerate mg Technologies (Dynamit-Nobel GmbH) in 2001.

Dr. Yiu Kwong Sun, Director since November 1999

Dr. Sun, age 60, is one of our current Directors. Dr. Sun graduated from the University of Hong Kong Faculty of Medicine in 1967. He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine. Since 1995, he has served as the Chairman of the Dr. Sun Medical Center Limited, which has been operating a network of medical centers in Hong Kong and China for the past 20 years. He is also a director of United Medical Practice, which manages a large network of medical facilities throughout Hong Kong and Macau.

Recommendation of the Board

The Board of Directors recommends that the shareholders vote “FOR” Messrs. Wick and Sun, the nominees listed above.

Proposed Nominees of Oriental Wave to the Board

Following completion of our share exchange with Oriental Wave, the board will expand to five members and three persons designated by the shareholders of Oriental Wave will be appointed to the board. We have been advised that the nominees to the board will be the three sole shareholders of Oriental Wave, namely Yanlin Han, Zhanguo Weng and Xuemei Liu. The biography for each of these persons is as follows:

Yanlin Han

Mr. Yanlin Han, age 41, is currently the Chairman of the Board of Oriental Wave, responsible for the overall strategic planning and direction of Oriental Wave. Mr. Han has over 20 years of experience in the pharmaceutical industry. Mr. Han is also the Chairman of the Board for Shanxi Tongling Pharmaceutical Company and Aurobindo Tongling (Datong) Pharmaceutical Company. Mr. Han also serves as the Vice-President of Shanxi Province Foreign Investment Enterprise Association and Vice-President of Datong City Trade Council.

Zhanguo Weng

Mr. Zhanguo Weng, age 50, is currently a Director and the General Manager of Oriental Wave, responsible for the overall daily operations of Shanxi Weiqida. Mr. Weng has over 25 years of experience in pharmaceutical industry including being the General Manager for two Chinese state-owned pharmaceutical company for over 11 years prior to his present position. He graduated from the Business Administration faculty of Shanxi Broadcasting University and he has also participated in the Senior Program of MBA (Pharmaceutical Line) of People’s University of China for two years.

Xuemei Liu

Ms. Xuemei Liu, age 35, is a Director of Oriental Wave. Ms. Liu is currently the Chairman of Beijing Yongfeng Industrial Group Company Ltd. which engages in a wide range of investment projects in real estate development, coal trading and media and publishing industry. Ms. Liu graduated from Beijing University with a Bachelor degree and graduated from the Graduate School of the Chinese Academy of Social Sciences with a Master degree.

Each of Messrs. Han and Weng and Ms. Liu have consented to be named a proposed nominee to Dragon’s board assuming the Share Purchase Agreement is consummated.

Additional Directors if Acquisition is not Completed

If the share exchange with Oriental Wave is not completed and the nominees proposed by Oriental Wave for appointment to our board are not appointed, then the two nominees for election at the meeting, Drs. Wick and Sun, have indicated that they intend to re-appoint the three current board members not standing for re-election, Drs. Cai and Liu and Mr. Yuen, to our board. The biography for each of these persons is as follows.

Dr. Ken Z. Cai, Director since July 1998

Dr. Cai, 38 is a Director of Dragon. Dr. Cai has a Ph.D in Mineral Economics from Queen’s University in Kingston, Ontario, as well as 18 years of experience in mining, public company administration and financing. Since February 1996, he has been a Director and the President and Chief Executive Officer of Minco Mining and Metals Corporation, a Toronto Stock Exchange-listed company involved in mining exploration and development in China. Dr. Cai has extensive experience in conducting business in China for the past 17 years and is currently the Chairman of the Board of four Sino-foreign joint ventures. Dr. Cai served as Chief Financial Officer from September 1998 to March 2001.

Dr. Longbin Liu, M.D., Director since September 1998

Dr. Liu, 40 is the Chairman of the Board of Directors of Dragon. He has 17 years of biotechnology experience in North America, Japan and China, most recently as an Assistant Professor of Medicine in the Division of Cardiovascular Medicine of the University of Massachusetts Medical Centre where he had served since 1995, before joining Dragon in September 1998. Dr. Liu earned his medical degree from Hunan Medical University in 1983. Dr. Liu was the President and Chief Executive Officer of Dragon from September 1998 until he resigned from those positions in September 2002.

Mr. Philip Pak Yin Yuen, Director since November 1999

Mr. Yuen, 67, is a Director of Dragon. Mr. Yuen has been a legal practitioner in Hong Kong since graduating from law school in London, England in 1961. In 1965, he established the law firm of Yung, Yu, Yuen and Co. and is now the principal partner of the firm. Mr. Yuen has over 30 years experience in the legal field and has been a director of several large listed companies in various industries. He is a director of the Association of China-appointed Attesting Officers Limited in Hong Kong, a standing committee member of the Chinese General Chamber of Commerce in Hong Kong, a member of the National Committee of the Chinese People Political Consultative Conference and an arbitrator for the China International Economic and Trade Arbitration Commission.

Information Concerning Board Committees and Meetings

Our board of directors held a total of four meetings during 2003. No director during our fiscal year ended December 31, 2003 attended fewer than 75% of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which any director served.

We do not have a formal policy regarding the attendance of our directors at annual or special meetings of shareholders, but we encourage directors to attend such meetings. All of our directors attended the last annual meeting of shareholders.

We do not have a nominating committee of the board and the board believes it is appropriate not to have such a committee as a result of the ability of the board, as a whole, to provide similar functions as to those that would otherwise be provided by a nominating committee. After completion of the share exchange with Oriental Wave the board may consider creating a nominating committee prior to the 2005 annual meeting.

All of our directors participate in the consideration of director nominees. Candidates may come to the board’s attention through current directors, management, shareholders or other persons. Candidates are evaluated at regular or special meetings of the board and may be considered at any point during the year. The board may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the board or management.

We do not have a policy with regard to the consideration of any director candidates recommended by security holders. However, the board will review correspondence and other communications it receives from security holders and, therefore, is of the view that it is appropriate for us not to have such a policy. The board will consider candidates recommended by security holders and will do so upon their receipt of information that includes the candidates name and qualifications. The information can be delivered to us as provided below in the section entitled “Contacting Our Board of Directors”.

The audit committee of the board of directors held a total of three meetings during 2003. Mr. Philip Yuen Pak Yin and Dr. Yin Kwong Sun served as members of the audit committee. In order to assist the audit committee and to more effectively communicate the purpose and functions of the audit committee to the board, management, employees and shareholders, the audit committee has adopted an audit committee charter.

In discharging its duties, the audit committee performs the following functions, among others: (i) reviews and approves the scope of the annual audit, non-audit services to be performed by the independent accountants and the independent accountants’ audit and non-audit fees; (ii) appoints and, as appropriate, replaces the independent auditors, pre-approves all audit and non-audit services of the independent accountants and assesses the qualifications and independence of the independent accountants; (iii) reviews the performance of our internal audit function, our auditing, accounting and financial reporting procedures and independent accountants; (iv) reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems; (v) monitors our compliance with related legal and regulatory requirements; (vi) retains, when necessary and appropriate, independent legal, accounting or other advisors, (vii) meets independently with our independent accountants and senior management; (viii) reviews and discusses with management periodic and annual reports prepared by us for filings with the Securities and Exchange Commission, including making a recommendation to our board of directors that the audited financial statements be included in our annual report on Form 10-KSB filed with the Securities and Exchange Commission; and (ix) reviews the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the written audit committee charter adopted by our board of directors. A report of the audit committee for our fiscal year ended December 31, 2003 is included below in the section entitled “Audit Committee Report.”

Audit Committee Report

This section will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

The audit committee oversees the financial reporting process for us on behalf of the board of directors. In fulfilling its oversight responsibilities, the audit committee reviewed the annual financial statements included in the annual report filed with the Securities and Exchange Commission as well as the unaudited financial statements filed with our quarterly reports.

In accordance with Statements on Accounting Standards (SAS) No. 61, discussions were held with management and the independent auditors regarding the acceptability and the quality of the accounting principles used in the reports. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the audit committee has discussed with the independent auditors their independence from us and our management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committee)

The audit committee has also met and discussed with our management, and our independent auditors, issues related to the overall scope and objectives of the audits conducted, the internal controls used by us, and the selection of our independent auditors. In addition, the audit committee discussed with the independent auditors, with and without management present, the specific results of audit investigations and examinations and the auditor’s judgments regarding any and all of the above issues.

Pursuant to the reviews and discussions described above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

By the 2003 Audit Committee

Mr. Philip Yuen Pak Yiu	Dr. Yiu Kwong Sun.

Our Executive Officers

The names, ages and background for at least the past five years for each person who served as an executive officer during the past fiscal year of 2003 is as follows:

Name	Position	Age	Period

Dr. Alexander Wick	Director President and Chief Executive Officer	66	September 1998 – present September 2002 – present

James Harris	Vice President, Marketing and Sales	50	January 2003 – present

Robert Walsh	Director, Corporate Development VP, Marketing and Sales	43	January 2003 – present April 2000 – January 2003

Matthew Kavanagh	Secretary, Principal Financial and Accounting Officer	48	July 2001 – present

Dr. Alexander Wick. See “Election of Directors.”

Mr. James Harris is our vice president marketing and sales. Mr. Harris has over 22 years of experience within the above field in several capacities of increasing responsibility, working with various firms ranging from large multinationals to small generic companies. Mr. Harris spent eight years with Amgen most recently as a National Accounts Manager and ten years with Bayer in various sales and marketing capacities.

Mr. Robert Walsh is our director, corporate development. Mr. Walsh joined us in April of 2000 and was the our vice president of marketing and sales until January 2003. Mr. Walsh served for 22 years in special operations and medical intelligence assignments in the U.S. Army. Before joining us, Mr. Walsh held the position of international marketing manager with a Seattle-based biotechnology company.

Mr. Matthew Kavanagh is our director of finance and corporate compliance (principal accounting and financial officer) and secretary. Mr. Kavanagh joined us in July 2001 and has 17 years experience as a chartered accountant in both public practice and industry. Prior to joining us, Mr. Kavanagh had been the controller and senior financial officer for a publicly listed venture capital corporation from 1993 to 1999 and for a private international auction and liquidation company from 1999 to 2001.

Report on Executive Compensation

The board has furnished the following report on executive compensation.

Dragon has developed and implemented a compensation policy, plan, and program which attempts to enhance the profitability of Dragon, and thus shareholder value, by aligning closely the financial interests of Dragon executive officers with those of its shareholders. For Dragon, earnings per share growth and return on average shareholders’ equity are critical elements in the establishment of long-term incentive programs. The process involved in the executive compensation determination for fiscal 2003 is summarized below.

Compensation for each of the persons named in the Executive Compensation Table, as well as other senior executives, consists of a base salary, an annual bonus, and long-term incentive compensation. Long-term incentives of stock options.

The Board has approved a Human Resources Policy that provides a framework to determine base salaries and annual bonuses after a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience, and responsibilities at other corporations, individual job performance, local market conditions, and the Boards perception of the overall financial performance of Dragon (particularly operating results), without considering specific performance targets or objectives, and without assigning particular weights to individual factors. As to executive officers other than the Chief Executive Officer, the Board also considers the recommendations made by the Chief Executive Officer.

By the Board of Directors

Dr. Alexander Wick Dr. Ken Cai Mr. Philip Yuen Pak Yiu	Dr. Longbin Liu, M.D. Dr. Yiu Kwong Sun, M.D.

The following table summarizes all compensation earned by or paid to our Chief Executive Officer who served as such in 2003. No officer received compensation in excess of $100,000 during year 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s)	Securities Underlying Options (#)[1]	LTIP Payouts ($)[2]	All Other Compen- sation ($)[3]
Alexander Wick President	2003	Nil	(1)	Nil	Nil	Nil	200,000	Nil	Nil
	2002	Nil	(1)	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Dr. Wick was appointed President in September 2002. He is not paid for his services, but is reimbursed for expenses he incurs in the course of performing his duties for the Company. In addition, he received an option to purchase 200,000 shares of common stock at $0.68 per share in 2003.

Option Grants in 2003

The following table sets forth options granted to the named executive officer during the past fiscal year.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise Base Price ($/sh)	Expiration Date
Alexander Wick	200,000	40%	$0.68	4/3/08

(1)	Based on total options granted to employees in 2003 of 500,000.

Aggregated Option Exercises in Last Fiscal Year and Ten-Year Options/SAR Repricings

There was no repricing of options for the fiscal year ended December 31, 2003.

Fiscal Year End Option Values

The following table sets forth for our executive officer named in the Summary Compensation Table the number and value of exercisable and un-exercisable options as at December 31, 2003.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unsecured Options at December 31, 2003		Value of Unexercised In- The-Money Options at December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alexander Wick	—	—	275,000		$50,000	$—

(1)	Based upon the closing price of Dragon common shares of $0.93 per share as of December 31, 2003.

Director Compensation

For our fiscal year ended December 31, 2003, we did not provide compensation to any of our directors for serving on the board or for attendance at meetings of committees of the board. Our directors are not routinely compensated for their services. However, from time to time, board members are awarded stock options as determined by the board. The exercise price of the options is based on the fair market value of the underlying shares of common stock at the time of grant.

Employment Agreements

We do not have any employment agreements. Dr. Wick is not currently receiving a salary from us. In April 2003, Dr. Wick received options to purchase 200,000 shares of common stock at $0.68 per share.

Equity Compensation Plan Information

Our shareholders approved a share option plan at our Annual Meeting held on December 18, 2001. There were 4,500,000 shares approved for issuance under the plan. The following table provides aggregate information as of June 30, 2004 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	1,996,500	$2.16	712,000
Equity compensation plans not approved by security holders	50,000	$1.70	0
Total	2,046,500	$2.14	712,000

The equity compensation plans not approved by security holders represent warrants to purchase 50,000 shares at $1.70 per share, issued for consulting services. These warrants expire on November 14, 2004.

Stock Ownership of Directors, Executive Officers and Principal Shareholders

The following table shows the amount of our common stock (symbol: TSE:DDD; OTCBB:DRUG; Berlin, DRP) beneficially owned (unless otherwise indicated) by each shareholder known by us to be the beneficial owner of more than 5% of our common stock, by each of our executive officers and directors and the executive officers and directors as a group. Except as otherwise indicated, all information is as of June 30, 2004.

	Shares Beneficially Owned(1)
Name & Address of Beneficial Owner	Number		Percent
Zhibin Cai and Yu Fong Mei(2) 18 Main Street Votian Hubei, China	1,899,000		9.2%

Arbora Portfolio Management(3) Gartenstrasse 38 Zurich, Switzerland	1,062,500		5.2%

Chow Tai Fook Nominee Limited (4) DS Family Trust (4) Li & Fang Enterprises Ltd. (4) Chang Kuo Lung (4) Yukon Health Enterprises Limited (4) Kenny En Kai Ho (4) Yuang Chen Chu Kuo (4) Faith Equity Limited (4) Global Equities Overseas Limited (4) Goldpac Investments Partners Ltd. (4) Philip Pak Yiu Yuen (4) c/o Chow Tai Fook Nominee Limited 31F New World Tower 16-18 Queens Road Central, Hong Kong	7,050,000		34.3%

Hiu Min Liu(5) 5 Lin Hui City Guan Zhen Lao Zheng Street Hunan, China	2,247,000		10.9%

Alexander Wick President and Director	575,000	(6)	2.8%

Longbin Liu Director	400,000	(7)	1.9%

Ken Cai Director	300,000	(7)	1.5%

Philip Pak Yiu Yuen Director	831,500	(4)(8)	4.0%

Yiu Kwong Sun Director	775,000	(4)(9)	3.8%

All directors and executive officers as a group (8 persons)	2,816,500	(10)	13.7%

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners or publicly available, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Zhibin Cai and Yu Fong Mei are the parents of Mr. Ken Cai, one of our directors. They do not reside with Mr. Ken Cai.

(3)	We have been unable to obtain information regarding the identity of the principals and affiliates of Arbora Portfolio Management.

(4)	Based on Chow Tai Fook Nominee Limited’s Schedule 13D filed with the SEC on October 29, 2003, which was filed as a group. Represents 2,000,000 shares beneficially owned by Chow Tai Fook Nominee Limited; 400,000 shares beneficially owned by the DS Family Trust; 125,000 shares beneficially owned by Li & Fang Enterprises Ltd.; 497,500 shares beneficially owned by Chang Kuo Lung; 600,000 shares beneficially owned by Yukon Health Enterprises Limited; 560,000 shares beneficially owned by Kenny En Kai Ho; 160,000 shares beneficially owned by Yuang Chen Chu Kuo; 408,000 shares beneficially owned by Faith Equity Limited; 600,000 shares beneficially owned by Global Equities Overseas Limited; 1,543,000 shares beneficially owned by Goldpac Investments Partners Ltd.; and 156,500 shares beneficially owned by Philip Pak Yiu Yuen (each of the members of the group are collectively referred to as “Members”).

The Members have agreed to form a committee to represent the interests of the Members pursuant to a Shareholders Agreement dated October 17, 2003. The committee is comprised of representatives of six shareholder groups with each group consisting of certain Members. The initial committee members consists of David Chang (4868 Belmont Ave., Vancouver, B.C. V6T 1A9), Yiu Kwong Sun (Room 2901 – 2 Wing On House, 71 Des Voeux Road, Central Hong Kong), Gary Ho, Philip Yuen (Wing Lung Bank Building, 11/F, 45 Des Voeux Road, Central Hong Kong), and Joe Tai (Suite 620 – 1090 West Pender Street, Vancouver, B.C. V6E 2N7) with each committee member having a specified number of votes based on their respective group’s ownership in Dragon. The total number of committee votes is 10,000 in the aggregate. All resolutions (except for resolution dealing with fundamental matters discussed below) of the committee shall be considered passed if such resolutions have been approved by committee members holding in the aggregate of more than 5,100 votes. Certain fundamental matters require the approval by committee representing in the aggregate 6,200 votes. Such fundamental matters include (i) Dragon acquiring or purchasing any securities or interest in any person or participate in any joint venture or strategic alliance which require Member approval as Dragon shareholders; (ii) decision relating to approval of Dragon selling, transferring or otherwise disposing all of its assets; (iii) decision relating to approval of Dragon selling, transferring or otherwise disposing of its intellectual property outside the ordinary course of business; (iv) decision relating to approval of Dragon engaging in any merger or amalgamation; (v) decision relating to approval of Dragon materially changing its business; (vi) decision relating to approval of Dragon issuing its securities that require shareholder approval; (vii) decision relating to approval of Dragon amending or changing its articles or bylaws or jurisdiction of existence; and (viii) decision relating to approval of Dragon instituting any proceeding for its liquidation. The Shareholders Agreement is for a period of two years unless terminated earlier. In addition, the Members have entered into an Ownership Agreement dated of the same date that restricts the transfer of the Members’ shares in Dragon.

(5)	Hiu Min Liu is the sister of Dr. Longbin Liu, one of our directors. She does not reside with Dr. Liu.

(6)	Includes options to purchase 275,000 shares exercisable within 60 days.

(7)	Represents options exercisable within 60 days.

(8)	Includes 56,500 shares of common stock owned and 175,000 shares of common stock subject to options exercisable within 60 days. Also includes 600,000 shares of common stock owned by Global Equities Overseas Ltd. for which Mr. Yuen serves as a director and officer.

(9)	Includes 75,000 shares of common stock subject to options exercisable within 60 days. Also includes 100,000 shares of common stock owned directly and 600,000 shares of common stock owned by Yukon Health Enterprise for which Mr. Sun serves as a director.

(10)	Includes options and warrants to acquire 1,560,000 shares of common stock. Also includes shares owned by Mr. Yuen and Yukon Health Enterprises Ltd. and Global Equities Overseas Ltd. It does not include shares held by other Members of the group disclosed in Note (4).

Compliance with Section 16 of The Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 delivered to us as filed with the Securities and Exchange Commission, we believe that our executive officers and directors and persons who own more than 10% of our common stock timely filed all required reports pursuant to Section 16(a) of the Exchange Act except for Mr. Wick who inadvertently filed one late Form 4 report disclosing the exercise of an option.

Certain Relationships and Related Transactions

During the past two fiscal years, we have been a party to transactions involving certain of our directors or executive officers. See also Notes 8, 9, 14 and 19(b) to our Financial Statements for the year ended December 31, 2003.

Dragon has entered into a verbal agreement with a company controlled by Dr. Ken Cai, one of our directors. During 2002 we paid $80,000 and during 2003, we paid $40,000 to Dr. Cai’s company. The agreement was terminated in June 2003. Dr. Cai’s company provided oversight and management services to Company for its operations in China.

On October 6, 2000, we entered into an acquisition agreement with Alphatech Bioengineering to acquire its rights and technology relating to developing Hepatitis B vaccine through the application of genetic techniques on hamster ovary cells. Alphatech Bioengineering’s Hepatitis B vaccine is in the development stage. Alphatech Bioengineering is jointly owned by Dr. Longbin Liu and Mr. Philip Yuen, two of our directors. On June 5, 2001, Dragon amended the agreement with Alphatech to allow Dragon to pursue additional options for the Hepatitis B Vaccine project. Under the terms of the amended agreement, Dragon would explore different options for the Hepatitis B Vaccine project including, but not limited to, joint venture partnerships, establishing a production facility, and selling the project to a third party.

In the event that Dragon did not find an option regarding the Hepatitis B Vaccine project suitable to Dragon within nine months from the date of the Amended Agreement, Dr. Longbin Liu, one of the principals of Alphatech, would repurchase the Hepatitis B Vaccine project for $4.0 million, which was the purchase price that Dragon originally paid to Alphatech, and assume operational development. Dr. Liu was the President and CEO of Dragon at the time of both transactions. Dragon decided not to pursue the project and Dr. Liu demanded to repurchase the project on the agreed terms. Dr. Liu has paid Dragon $500,000 with the balance of $3.5 million, plus interest accruing at 6% per annum from September 2002, due September 5, 2003. Dr. Liu did not pay the remaining balance of $3.5 million on the due date of September 5, 2003. As a result of the non-payment, Dragon began legal action to collect the money.

During fiscal year 2000, Dragon paid $400,000 to Guanzhou Recomgen Biotech Co. Ltd. (“Guanzhou Recomgen”), a company incorporated in China, for the funding of its TPA research and development programs with the intention of acquiring the technology. Guanzhou Recomgen is controlled by Dr. Longbin Liu. Subsequent to the year-end, due to financial market and economic conditions, the Company decided not to proceed with the funding and the acquisition. In accordance with the agreement, Guanzhou Recomgen refunded the $400,000 to Dragon during fiscal 2002.

We have entered into a Patent Development Agreement dated January 14, 2002 with Dr. Longbin Liu and Novagen whereby we have the first right to select and acquire one patent resulting from the discover of a new gene or protein. In consideration of the right under the Patent Development Agreement, we paid Dr. Liu and Novagen $500,000 in the aggregate and warrant to purchase 1,000,000 shares of our common stock at an exercise price of $2.50 per share. The $500,000 will be refunded and warrant will be cancelled if no patent applications have been filed by January 14, 2005.

We have entered into a Project Development Agreement with Dr. Liu dated January 14, 2002 whereby Dr. Liu has agreed to conduct the research and development of G-CSF and Insulin for Dragon. Dragon will make payment for the development of G-CSF as follows: (i)$500,000 to be provided at the commencement of the research in the G-CSF Project; (ii) $500,000 to be provided when cell-line and related technology is established and animal experimentation commences in the G-CSF Project; (iii) $300,000 to be provided when a permit for clinical trials for G-CSF has been issued by the State Drug Administration of China (“SDA”); (iv) $200,000 to be provided when a new drug license for G-CSF is issued to Dragon by the SDA and (v)$500,000 to be paid as a bonus if the SDA issues the new drug license for G-CSF to Dragon before January 14, 2005.

Dragon will make payment for the development of Insulin as follows: (i) $750,000 to be provided by at the commencement of the research in the Insulin Project; (ii) $750,000 to be provided when cell-line and related technology is established and animal experimentation commences in the Insulin Project; (iii) $300,000 to be provided when a permit for clinical trials for Insulin has been issued by the SDA; (iv) $200,000 to be provided when a new drug license for Insulin is issued to Dragon by the SDA and (v) $500,000 to be paid as a bonus if the SDA issues the new drug license for Insulin to Dragon before January 14, 2005.

For both the G-CSF and Insulin Projects: (i) If Dragon elects to cease development of the project it will forfeit any payments made and lose ownership of the Project, but it will not be obligated to make any further payments toward the Project; and (ii) if an application for permit for clinical trials is not submitted within three years with respect to the G-CSF Project by or four years with respect to the Insulin Project or if the SDA rejects the

Project for technical or scientific reasons or if development of the project is terminated by Dr. Liu, then the Dr. Liu will refund to Dragon all amounts paid, without interest or deduction, with respect to the Project within six months.

During 2002, Dragon paid a total of $1,500,000 and $500,000 towards the Insulin and G-CSF Projects, respectively. Dragon has paid an additional $100,000 to a company controlled by Dr. Liu to produce Insulin samples for drug registration purposes. No payments were made by Dragon in 2003 under the Project Development Agreement.

On April 4, 2004, Dragon entered into an agreement with Dr. Longbin Liu and his affiliate to settle the amount owing to Dragon from his acquisition of the Hepatitis B Vaccine Project as well as cancellation of the Patent and Project Development agreements between the parties. Under the terms of the settlement agreement, the G-CSF, Insulin and Hepatitis B Projects, including the rights of ownership and development obligations would revert to Dr. Liu.

In exchange, Dr Liu will pay to Dragon the $3,710,000 in principal and interest owing under the Hepatitis B Project as well as reimburse Dragon $1,330,000 that had been paid previously under the Patent and Project Development agreements. All amounts are due December 31, 2004 and the warrants granted to Dr. Liu under the Patent Development agreement will be cancelled. Dr. Liu has agreed to provide 2,600,000 common shares of Dragon, to be held in escrow, as security for the amounts owing. It is a condition of the agreement that 2,200,000 common shares of Dragon be placed in escrow by June 30, 2004.

PROPOSAL 4 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

The board of directors has appointed Moore Stephens Ellis Foster Ltd. (“Moore Stephens”), Chartered Accountants, as our independent accountants to audit our consolidated financial statements and those of our subsidiaries for the 2004 fiscal year. Moore Stephens has served as our independent accountants for the fiscal years ended December 31, 2002 and December 31, 2003.

We are submitting our selection of independent accountants for ratification by our shareholders at the annual meeting. Our Bylaws do not require the shareholders to ratify the selection of Moore Stephens as our independent accountants. However, we are submitting the selection of Moore Stephens to the shareholders for ratification as good corporate practice. If the shareholders do not ratify the selection, our audit committee will reconsider whether or not to retain Moore Stephens. Even if the selection is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year it if determines that such a change would be in our best interest and that of our shareholders. Representatives of Moore Stephens will be present at the annual meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

During the year ended December 31, 2003 and 2002, the following fees were paid for services provided by Moore Stephens.

Audit fees. The aggregate fees paid for the annual audit of our financial statements included in our Form 10-KSB for the year ended December 31, 2003 and 2002 and the review of our quarterly reports on Form 10-QSB for such years, amounted to approximately $70,000 and $60,000, respectively.

Audit Related Fees. For the years ended December 31, 2003 and 2002, Dragon paid no fees to Moore Stephens related to other audit related fees.

Tax Fees. For the years ended December 31, 2003 and 2002, Dragon paid no fees to Moore Stephens related to tax fees.

All Other Fees. For the years ended December 31, 2003 and 2002, Dragon did not pay Moore Stephens for any non-audit services.

The affirmative vote of the holders owning a majority of our shares of common stock present and voting at the annual meeting is required to ratify the appointment.

Audit Committee Approval of Audit and Non-Audit Services of Independent Accountants

The Audit Committee approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent accountants, and the fees for the services performed to date. No non-audit services were provided by our independent accountant in 2003.

Recommendation of the Board

The Board of Directors recommends that the shareholders vote “FOR” the ratification of Moore Stephens Ellis Foster Ltd. as our independent accountants for the year 2003.

PROPOSALS OF SHAREHOLDERS

To be considered for inclusion in Dragon’s Proxy Statement and form of proxy for next year’s annual meeting, shareholder proposals must be delivered to the Secretary of Dragon, 1055 West Hastings Street, Suite 1900, Vancouver, British Columbia V6E 2E9, no later than 5:00 p.m. on January 16, 2005. However, if the date of next year’s annual meeting is set more than 30 days from the date of this year’s meeting, the notice must be received by the Secretary in a reasonable time before we mail our proxy statement/prospectus. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement/prospectus (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if Dragon (a) receives notice of the proposal before the close of business on April 1, 2005, and advises shareholders in the next year’s proxy statement/prospectus about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 1, 2005.

Notices of intention to present proposal at the 2004 Annual Meeting should be addressed to Dragon, 1055 West Hastings Street, Suite 1900, Vancouver, British Columbia V6E 2E9, Attention: Secretary. Dragon reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

VALIDITY OF DRAGON’S COMMON STOCK

The validity of the shares of Dragon common stock to be issued in the acquisition has been reviewed by the firm of Bartel Eng & Schroder. Such review should not be construed a constituting an opinion as to the merits of the acquisition, nor the accuracy or adequacy of the disclosures contained herein.

EXPERTS

The audited consolidated financial statements of Dragon as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this proxy statement / prospectus in reliance on the reports of Moore Stephens Ellis Foster Ltd., independent accountants, included therein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Oriental Wave as of and for the year ending December 31, 2003 and for the period beginning January 22, 2002 and ending December 31, 2002 have been included in this proxy statement/prospectus in reliance on the report of Webb & Company, P.A., independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dragon files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Dragon files at the Commission’s public reference rooms at 450 Fifth Street, NW, Washington, D.C., 20349. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Dragon are available.

OTHER BUSINESS

Dragon does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted by the proxy holders in accordance with their best business judgment.

I NDEX TO FINANCIAL STATEMENTS

Page
Dragon Pharmaceutical Inc. & Subsidiaries

Unaudited Consolidated Balance Sheets, March 31, 2004 and December 31, 2003	F-2
Unaudited Consolidated Statements of Shareholders’ Equity for March 31, 2004 and December 31, 2003	F-3
Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 2004 and 2003	F-5
Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003	F-6
Notes to Unaudited Consolidated Financial Statements for March 31, 2004 and 2003	F-7
Report of Independent Auditors	F-17
Consolidated Balance Sheets, December 31, 2003 and 2002	F-18
Consolidated Statements of Shareholders’ Equity for December 31, 2003 and 2002	F-19
Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001	F-21
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002, and 2001	F-22
Notes to Consolidated Financial Statements for December 31, 2003 and 2002	F-23

Oriental Wave Holding Limited and Subsidiary

Unaudited Balance Sheets, March 31, 2004 and December 31, 2003	F-40
Unaudited Statements of Operations and Comprehensive Income (Loss) for the Three Months Ended March 31, 2004 and 2003	F-41
Unaudited Statements of Shareholders’ Equity (Deficiency) for the Three Months Ended March 31, 2004	F-42
Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2004	F-43
Notes to Unaudited Consolidated Financial Statements for March 31, 2004 and 2003	F-44
Independent Auditors’ Report	F-56
Balance Sheets, December 31, 2003 (Consolidated) and 2002	F-57
Statements of Operations and Comprehensive Income (Loss) for the Year Ended December 31, 2003 (Consolidated) and for the Period from January 22, 2002 (Inception) to December 31, 2002	F-58
Statements of Shareholders’ Equity (Deficiency) for the Year Ended December 31, 2003 (Consolidated) and for the Period from January 22, 2002 (Inception) to December 31, 2002	F-59
Statements of Cash Flows for the Year Ended December 31, 2003 (Consolidated) and for the Period January 22, 2002 (Inception) to December 31, 2002	F-60
Notes to Financial Statements for December 31, 2003 (Consolidated) and 2002	F-61

Dragon Pharmaceutical Inc. & Subsidiaries Pro Forma Financial Statements

Unaudited Pro Forma Combined Consolidated Balance Sheets as of March 31, 2004	F-71
Unaudited Pro Forma Combined Consolidated Balance Sheets as of December 31, 2003	F-72
Unaudited Pro Forma Combined Consolidated Statement of Operations for the Three Months Ended March 31, 2004	F-73
Unaudited Pro Forma Combined Consolidated Statement of Operations for the Year Ended December 31, 2003	F-74
Notes to Unaudited Pro Forma Combined Consolidated Financial Statements for March 31, 2004 and December 31, 2003	F-75

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2004 and December 31, 2003

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

	March 31, 2004	December 31, 2003
ASSETS
Current
Cash and short term securities	$3,015,951	$3,126,667
Accounts receivable	1,262,137	1,265,676
Inventories	1,126,767	1,090,464
Prepaid and deposits	103,326	139,595

☐ Total current assets	5,508,181	5,622,402
Fixed assets	2,005,689	2,089,352
Due from related party - Hepatitis B vaccine project	100	100
Patent rights - related party	500,000	500,000
Licence and permit	2,786,163	2,924,198

Total assets	$10,800,133	$11,136,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
☐ Liabilities
Current
Accounts payable and accrued liabilities	1,342,567	1,428,257

Commitments (Note 12)
☐ Stockholders’ Equity
Share capital
Authorized: 50,000,000 common shares at par value of $0.001 each
Issued and outstanding: 20,462,000 common shares	20,462	20,462
Additional paid in capital	26,708,870	26,708,870
Accumulated other comprehensive (loss)	(32,813)	(32,007)
Accumulated deficit	(17,238,953)	(16,989,530)

Total stockholders’ equity	9,457,566	9,707,795

Total liabilities and stockholders’ equity	$10,800,133	$11,136,052

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Expressed in U.S. Dollars)

	Common stock		Additional paid-in capital	Comprehensive income (loss)	Deficit accumulated	Accumulated other comprehensive income	Total Stockholders’ equity
	Shares	Amount
Balance, December 31, 2002	20,334,000	$20,334	$26,644,998	—	$(14,994,795)	$(35,011)	$11,635,526
Exercise of stock options for cash	128,000	128	63,872	—	—	—	64,000
Components of comprehensive income (loss)
- foreign currency translation	—	—	—	3,004	—	3,004	3,004
- net (loss) for the year	—	—	—	(1,994,735)	(1,994,735)	—	(1,994,735)

Comprehensive (loss)				$(1,991,731)

Balance, December 31, 2003	20,462,000	$20,462	$26,708,870		$(16,989,530)	$(32,007)	$9,707,795

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Expressed in U.S. Dollars)

	Common stock		Additional paid-in capital	Comprehensive income (loss)	Deficit accumulated	Accumulated other comprehensive income	Total Stockholders’ equity
	Shares	Amount
Balance, December 31, 2003	20,462,000	$20,462	$26,708,870	—	$(16,989,530)	$(32,007)	$9,707,795
Components of comprehensive income (loss) - foreign currency translation	—	—	—	(806)	—	(806)	(806)
- net (loss) for the period	—	—	—	(249,423)	(249,423)	—	(249,423)

Comprehensive (loss)				$(250,229)

Balance, March 31, 2004	20,462,000	$20,462	$26,708,870		$(17,238,953)	$(32,813)	$9,457,566

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Operations

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Sales	$878,270	$664,322
Cost of sales	246,741	201,282

Gross profit	631,529	463,040
Selling, general and administrative expenses	(678,887)	(968,559)
Depreciation of property and equipment and amortization of licence and permit	(179,442)	(185,299)
Research and development expenses	(535)	—
New market development	—	(15,479)
Provision for doubtful debts	(27,073)	(30,710)
Interest expense	(769)	(3,460)
Stock-based compensation	—	—

Operating loss	(255,177)	(740,467)
Interest and other income	5,754	6,440

Net (loss) for the period	$(249,423)	$(734,027)

(Loss) per share
Basic and diluted	$(0.01)	$(0.04)

Weighted average number of common shares outstanding
Basic and diluted	20,462,000	20,334,000

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Cash flows from (used in) operating activities
Net (loss) for the period	$(249,423)	$(734,027)
Adjustments to reconcile net loss to net cash used in operating activities:
- depreciation of property and equipment and amortization of licence and permit	231,568	239,008
- provision for doubtful debts	27,073	30,710
Changes in non-cash working capital items:
- accounts receivable	(23,533)	161,310
- inventories	(36,303)	(31,886)
- prepaid expenses and deposits	36,268	(1,076)
- accounts payable and accrued liabilities	(85,690)	12,292

	(100,040)	(323,669)

Cash flows used in investing activities
Purchase of property and equipment	(10,448)	(16,912)
(Increase) decrease in restricted funds	—	510,000

	(10,448)	493,088

Cash flows from financing activities
Loan proceeds	—	(483,162)

Foreign exchange (gain) loss on cash held in foreign currency	(228)	730

Decrease in cash and cash equivalents	(110,716)	(313,013)
Cash and cash equivalents, beginning of period	3,126,667	4,425,766

Cash and cash equivalents, end of period	$3,015,951	$4,112,753

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

1.	Basis of Presentation

The accompanying unaudited interim consolidated balance sheets, statements of operations and cash flows reflected all adjustments, consisting of normal recurring adjustments and other adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company, at March 31, 2004, and the results of operations and cash flows for the interim periods ended March 31, 2004 and 2003.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instruction for Form 10-Q pursuant to the rules and regulations of Securities and Exchange Commission and, therefore, do not include all information and notes normally provided in audited financial statements and should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2003 included in the annual report previously filed on Form10-KSB.

The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

2.	Proposed Business Combination

The Company has entered into an letter of intent with Oriental Wave Holding Ltd. (“Oriental”) whereby the Company would issued common shares in exchange for all the issued and outstanding shares of Oriental. The transaction is subject to the parties agreeing on a definitive agreement and approval by shareholders and the regulatory authorities.

The transaction will result in the former shareholders of Oriental owning 68.35% of the issued and outstanding shares of the combined Company resulting in accounting principles applicable to reverse acquisition being applied to record the transaction. Under this basis of accounting, Oriental would be the acquirer and, accordingly, the consolidated entity would be considered to be a continuation of Oriental with the net assets of the Company deemed to have been acquired and recorded at fair market value.

3.	Accounts Receivable

	March 31, 2004	December 31, 2003
Trade receivables	$1,542,580	$1,524,465
Allowance for doubtful accounts	(333,245)	(298,284)

	1,209,335	1,226,181
Other receivables	52,802	39,495

	$1,262,137	$1,265,676

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

4.	Inventories

	March 31, 2004	December 31, 2003
Raw materials	$144,021	$129,650
Finished goods	88,453	107,833
Work in progress	894,293	852,981

	1,126,767	$1,090,464

5.	Property and equipment

	March 31, 2004
	Cost	Accumulated depreciation	Net book value
Motor vehicles	$126,444	$72,041	$54,403
Office equipment and furniture	414,512	239,413	175,099
Leasehold improvements	1088,803	449,290	639,513
Production and lab equipment	1,619,647	745,058	874,589
Idle equipment	555,339	293,254	262,085

	$3,804,745	$1,799,055	$2,005,689

	December 31, 2003
	Cost	Accumulated depreciation	Net book value
Motor vehicles	$140,423	$75,996	$64,427
Office equipment and furniture	414,759	221,076	193,683
Leasehold improvements	1,089,006	418,888	670,118
Production and lab equipment	1,595,450	708,841	886,609
Idle equipment	555,339	280,824	274,515

	$3,794,977	$1,705,625	$2,089,352

For the three-months ended March 31, 2004, depreciation expenses totalled $94,112 (2003 - $100,987). The majority of fixed assets are located in China.

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

6.	Due from Related Party - Hepatitis B Vaccine Project

	March 31, 2004	December 31, 2003
Hepatitis B Vaccine Project	$4,000,000	$4,000,000
Less : Repayment	(500,000)	(500,000)
Valuation allowance	(3,499,900)	(3,499,900)

	$100	$100

(a)	Pursuant to an agreement dated October 6, 2000, the Company paid $4,000,000 for the acquisition of certain assets and technology relating to the production of Hepatitis B vaccine. The vendor of the transaction was a company named Alphatech Bioengineering Limited, incorporated in Hong Kong, with two shareholders who are both directors of the Company.

(b)	Pursuant to an amended agreement dated June 5, 2001, in the event that the Company failed to find a joint venture partner, establish a production facility for the vaccine project or sell the project to a third party within nine months from the date of this amended agreement, Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and one of the shareholders of Alphatech, demanded to repurchase the project from the Company. The repurchase price of $4.0 million is payable as follows:

(i)	$500,000 at the date of repurchase; and

(ii)	the balance to be paid within eighteen (18) months of the date of repurchase with interest at 6% per annum. The interest will be accrued from six months after the date of repurchase.

The Company decided not to pursue the project and Dr. Liu has repurchased the project on the agreed terms.

The amount owing by Dr. Liu to the Company is unsecured. The Company has chosen, given the significant amount involved and the lack of security, to conservatively value the amount owing and has set up a provision for the full amount, less a nominal amount of $100. The amount owing was not repaid on the due date and the Company is pursuing collection. See note 15 also.

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

7.	Patent Rights – Related Party

Pursuant to an agreement dated January 14, 2002, the Company entered into a Patent Development Agreement with the Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and a company controlled by the Dr. Liu entitling the Company to acquire one patent filed in the United States related to the discovery of a new gene or protein. Consideration for the right to acquire the patent was payment of US$500,000 (paid) and the issuance of warrants to acquire 1,000,000 common shares of the Company at a price of $2.50 per share for a period of five years. The patent may be acquired prior to January 14, 2005 at no additional cost other than the reasonable legal costs of obtaining the patent.

The issuance and exercise of the warrants to acquire 1,000,000 common stock of the Company is contingent upon the success of the patent applications. The US$500,000 will be refunded to the Company if no patent applications have been filed by January 14, 2005. See note 15 also.

8.	Licence and permit

	March 31, 2004	December 31, 2003
Original cost	$5,012,582	$5,012,582
Accumulated amortization	(2,226,419)	(2,088,384)

	$2,786,163	$2,924,198

Amortization expense for the licence and permit for the three months ended March 31, 2004 was $137,456 (2003 - $138,021)

The estimated amortization expense for each of the five succeeding fiscal years is as follows:

2004 (balance of the year)	$414,000
2005	$552,000
2006	$552,000
2007	$552,000
2008	$552,000

The above amortization expense forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of licence and permit, and other events.

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

9.	Income Taxes

(a)	Kailong and Huaxin are subject to income taxes in China on its taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant income tax laws.

Allwin and Biotrade are not subject to income taxes. As at March 31, 2004, $3.8 million of unremitted earnings attributable to international companies were considered to be indefinitely invested. No provision has been made for taxes that might be payable if these earnings were remitted to the United States. The company’s intention is to reinvest these earnings permanently or to repatriate the earnings when it is tax effective to do so. It is not practicable to determine the amount of incremental taxes that might arise were these earnings to be remitted.

As at March 31, 2004, the company has estimated losses, for tax purposes, totalling approximately $8,500,000, which may be applied against future taxable income. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

(b)	The tax effect of temporary differences that give rise to the Company’s deferred tax asset (liability) are as follows:

	March 31, 2004	December 31, 2003
Tax losses carried forward	$3,345,000	$3,237,000
Stock-based compensation	6,400	6,400
Provision for amount owing from Hepatitis B Vaccine Project	1,118,000	1,118,000
Less: valuation allowance	(4,469,000)	(4,361,400)

	$—	$—

A reconciliation of the federal statutory income tax to the Company’s effective income tax rate, for the three months ended March 31, 2004 and 2003 are as follows:

	2004	2003
Federal statutory income tax rate	34%	34%
Benefit of loss carry forward	(34%)	(34%)

Effective income tax rate	—	—

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

10.	Stock Options and Warrants

(a)	Stock Options Plans

There were no options granted during the three months ended March 31, 2004.

The following is a summary of the employee stock option information for the period ended March 31, 2004:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2002	3,288,000	$1.82
Granted	500,000	$0.68
Forfeited	(1,061,000)	$0.90
Exercised	(128,000)	$0.50

Options outstanding at December 31, 2003 and March 31, 2004	2,599,000	$2.04

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $1.00	888,500	2.52	$0.60	763,500	$0.59
$1.01 - $2.00	375,500	3.07	$1.70	375,500	$1.70
$2.01 - $3.00	60,000	0.61	$2.50	60,000	$2.50
$3.01 - $4.00	1,275,000	1.62	$3.13	1,275,000	$3.13

	2,599,000	2.12	$2.04	2,474,000	$2.11

The Company accounts for its stock-based compensation plan in accordance with APB Opinion No. 25, under which no compensation is recognized in connection with options granted to employees except if options are granted with a strike price below fair value of the underlying stock. The Company adopted the disclosure requirements SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company is required to calculate and present the pro forma effect of all awards granted. For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, dividend yield 0%, volatility of 90%, and expected lives of approximately 0 to 5 years. Based on the computed option values and the number of the options issued, had the Company recognized

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited - Prepared by Management)

10.	Stock Options and Warrants (continued)

compensation expense, the following would have been its effect on the Company’s net loss:

	March 31, 2004	March 31, 2003
Net (loss) for the period:
- as reported	$(249,423)	$(734,027)
- pro-forma	$(249,423)	$(734,027)

Basic and diluted (loss) per share:
- as reported	$(0.01)	$(0.04)
- pro-forma	$(0.01)	$(0.04)

(b)	Warrants

Share purchase warrants outstanding as at March 31, 2004:

Number of Warrants		Underlying Shares	Exercise Price Per Share	Expiry Date
50,000		50,000	$1.70	November 15, 2004
1,000,000	*	1,000,000	$2.50	January 14, 2007

*	See Notes 7 and 15

11.	Related Party Transactions

(a)	The Company incurred the following expenses to a director of the Company:

	March 31, 2004	March 31, 2003
Management fees	$—	$20,000

(b)	Pursuant to an agreement dated January 14, 2002, the Company entered into a Project Development Agreement with Dr. Longbin Liu (“Dr. Liu”), a director of the Company (and President and CEO of the Company at the time of the transaction) to continue the research and development of G-CSF and Insulin for the Company. The Company will make payment for the development of G-CSF as follows:

(i)	US$500,000 to be provided at the commencement of the research in the G-CSF Project (paid);

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited - Prepared by Management)

11.	Related Party Transactions (continued)

(i)	US$500,000 to be provided when cell-line and related technology is established and animal experimentation commences in the G-CSF Project; and

(ii)	US$300,000 to be provided when a permit for clinical trials for G-CSF has been issued by the State Drug Administration of China (“SDA”); and

(iii)	US$200,000 to be provided when a new drug license for G-CSF is issued to Dragon by the SDA.

(iv)	US$500,000 to be paid as a bonus if the SDA issues the new drug license for G-CSF to Dragon before January 14, 2005.

The Company will make payment for the development of Insulin as follows:

(i)	US$750,000 to be provided by at the commencement of the research in the Insulin Project (paid);

(ii)	US$750,000 to be provided when cell-line and related technology is established and animal experimentation commences in the Insulin Project (paid);

(iii)	US$300,000 to be provided when a permit for clinical trials for Insulin has been issued by the SDA;

(iv)	US$200,000 to be provided when a new drug license for Insulin is issued to Dragon by the SDA; and

(v)	US$500,000 to be paid as a bonus if the SDA issues the new drug license for Insulin to Dragon before January 14, 2005.

For both the G-CSF and Insulin Projects:

(i)	If the Company elects to cease development of the project it will forfeit any payments made and lose ownership of the Project, but it will not be obligated to make any further payments toward the Project;

(ii)	if an application for permit for clinical trials is not submitted within three years with respect to the G-CSF Project or four years with respect to the Insulin Project or if the SDA rejects the Projects for technical or scientific reasons or If development of the Project is terminated by Dr. Liu, then Dr. Liu will refund to the Company all amounts paid, without interest or deduction, with respect to the Project within six months.

As at March 31, 2004, the Company has paid a total of $1,500,000 and $500,000 towards the Insulin and G-CSF Projects, respectively. The Company has paid an additional $100,000 to a company controlled by Dr. Liu to produce Insulin samples for drug registration purposes.

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited - Prepared by Management)

11.	Related Party Transactions (continued)

(c)	see Notes 6, 7 and 15 also.

12.	Commitments

(a) The Company has entered into operating lease agreements with respect to Huaxin’s production plant in Nanjing, China for an amount of RMB 2,700,000 (US$326,200) per annum until June 11, 2009, and the Company’s administrative offices in Vancouver for an amount escalating from CDN$200,000 to CDN$230,000 (US$136,000 to US$157,000) per annum until March 31, 2007. Minimum payments required under the agreements are as follows:

2004	$373,105
2005	502,727
2006	370,664
2007	326,205
2008	326,205
2009	144,738

Total	$2,043,644

(b) The Company has contracted with a European Institute of Biotechnology, which may develop a high yield proprietary cell line and production process technology for the Company. Product from this most advanced technology will be used by the Company to enter the European market, once certain competitor’s patents expire. The total cost of development will be $615,000 (EUROS 500,000) of which $492,000 (EUROS 400,000) remains unpaid at March 31, 2004.

13.	Segmented Information

The Company operates exclusively in the biotech sector. The Company’s assets and revenues are distributed as follows:

	March 31, 2004	December 31, 2003
ASSETS
North America	$3,286,891	$3,156,953
China	7,087,715	7,079,241
Others	425,527	899,858

Total	$10,800,133	$11,136,052

	Three months ended March 31, 2004	Three months ended March 31, 2003
REVENUE
North America	$—	$—
China	701,870	454,347
Others	176,400	209,975

Total	$878,270	$664,322

DRAGON PHARMACEUTICAL INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2004

(Expressed in U.S. Dollars)

(Unaudited – Prepared by Management)

14.	Comparative Figures

Certain 2003 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2004.

15.	Subsequent Event

The Company has entered into an agreement with Dr. Longbin Liu to settle the amount owing to the Company from his acquisition of the Hepatitis B Project (note 8) as well as cancel the Patent and Project Development agreements between the parties. Under the terms of the settlement agreement, the G-CSF, Insulin and Hepatitis B Projects, including the rights of ownership and development obligations would revert to Dr. Liu.

In exchange, Dr Liu will pay to the Company the $3,710,000 in principal and interest owing under the Hepatitis B Project as well as reimburse the Company $1,330,000 that had been paid previously under the Patent and Project Development agreements. All amounts are due December 31, 2004 and Dr. Liu has agreed to provide 2,600,000 common shares of the Company, to be held in escrow, as security for the amounts owing. The warrants granted to Dr. Liu under the Patent Development agreement will be cancelled. It is a condition of the agreement that 2,200,000 common shares of the Company be placed in escrow by June 30, 2004

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 737-8117 Facsimile: (604) 714-5916

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

DRAGON PHARMACEUTICALS INC.

& SUBSIDIARIES

We have audited the consolidated balance sheets of Dragon Pharmaceuticals Inc. & Subsidiaries (“the Company”) as at December 31, 2003 and 2002 and the related consolidated statements of stockholders’ equity for the years ended December 31, 2003 and 2002, and the consolidated statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with generally accepted accounting principles in the United States.

Vancouver, Canada	/s/ MOORE STEPHENS ELLIS FOSTER LTD.

March 19, 2004, except note 19 which is as of April 6, 2004	Chartered Accountants

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

	2003	2002
ASSETS
Current
Cash and short term securities	$3,126,667	$4,935,766
Accounts receivable	1,265,676	949,045
Inventories	1,090,464	1,208,277
Prepaid and deposits	139,595	154,551

Total current assets	5,622,402	7,247,639
Property and equipment	2,089,352	2,420,613
Due from related party - Hepatitis B vaccine project	100	100
Patent rights - related party	500,000	500,000
License and permit	2,924,198	3,475,740

Total assets	$11,136,052	$13,644,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current
Bank loans	$—	$483,162
Accounts payable and accrued liabilities	1,428,257	1,525,404

Total current liabilities	1,428,257	2,008,566

Commitments (Note 16)
Stockholders’ Equity
Share capital
Authorized: 50,000,000 common shares at par value of $0.001 each
Issued and outstanding: 20,462,000 common shares (December 31, 2002 - 20,334,000 common shares)	20,462	20,334
Additional paid in capital	26,708,870	26,644,998
Accumulated other comprehensive (loss)	(32,007)	(35,011)
Accumulated deficit	(16,989,530)	(14,994,795)

Total stockholders’ equity	9,707,795	11,635,526

Total liabilities and stockholders’ equity	$11,136,052	$13,644,092

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Expressed in U.S. Dollars)

	Common stock		Additional paid-in capital	Comprehensive income (loss)	Deficit accumulated	Accumulated other comprehensive income	Total Stockholders’ equity
	Shares	Amount
Balance, December 31, 2001	20,331,000	$20,331	$26,624,741	—	$(9,743,849)	$(25,008)	$16,876,215
Exercise of stock options for cash	3,000	3	1,497	—	—	—	1,500
Stock based compensation	—	—	18,760	—	—	—	18,760
Components of comprehensive income (loss)
- foreign currency translation	—	—	—	(10,003)	—	(10,003)	(10,003)
- net (loss) for the year	—	—	—	(5,250,946)	(5,250,946)	—	(5,250,946)

Comprehensive (loss)				$(5,260,949)

Balance, December 31, 2002	20,334,000	$20,334	$26,644,998		$(14,994,795)	$(35,011)	$11,635,526

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Expressed in U.S. Dollars)

	Common stock		Additional paid-in capital	Comprehensive income (loss)	Deficit accumulated	Accumulated other comprehensive income	Total Stockholders’ equity
	Shares	Amount
Balance, December 31, 2002	20,334,000	$20,334	$26,644,998	—	$(14,994,795)	$(35,011)	$11,635,526
Exercise of stock options for cash	128,000	128	63,872	—	—	—	64,000
Components of comprehensive income (loss)
- foreign currency translation	—	—	—	3,004	—	3,004	3,004
- net (loss) for the year	—	—	—	(1,994,735)	(1,994,735)	—	(1,994,735)

Comprehensive (loss)				$(1,991,731)

Balance, December 31, 2003	20,462,000	$20,462	$26,708,870		$(16,989,530)	$(32,007)	$9,707,795

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2003, 2002 and 2001

(Expressed in U.S. Dollars)

	2003	2002	2001
Sales	$3,648,149	$7,362,248	$3,073,885
Cost of sales	1,184,896	978,637	583,878

Gross profit	2,463,253	6,383,611	2,490,007
Selling, general and administrative expenses	(3,391,430)	(5,015,029)	(5,328,110)
Depreciation of property and equipment and amortization of license and permit	(743,080)	(736,361)	(597,042)
Net write off of land-use right and property and equipment	(165,912)	(6,731)	(1,012)
New market and EPO development expenses	(216,560)	(200,109)	(316,290)
Provision for doubtful accounts	(29,450)	(216,709)	(57,300)
Loan interest expense	(6,357)	(70,944)	(154,644)
Stock-based compensation	—	(18,760)	(51,975)

Operating income (loss)	(2,089,536)	118,968	(4,016,366)
Development of insulin, G-CSF and rhTPO	—	(2,100,000)	—
Write-down of amount owing from related party - Hepatitis B Vaccine Project	—	(3,289,900)	(210,000)
Interest and other income	138,802	146,986	250,458

Loss before income taxes and minority interest	(1,950,734)	(5,123,946)	(3,975,908)
Income taxes	44,000	127,000	—

Loss before minority interest	(1,994,734)	(5,250,946)	(3,975,908)
Minority interest	—	—	240,603

Net (loss) for the year	$(1,994,734)	$(5,250,946)	$(3,735,305)

(Loss) per share - basic and diluted	$(0.10)	$(0.26)	$(0.21)

Weighted average number of common shares outstanding Basic and diluted	20,348,195	20,331,750	17,810,411

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

(Expressed in U.S. Dollars)

	2003	2002	2001
Cash flows from (used in) operating activities
Net (loss) for the year	$(1,994,734)	$(5,250,946)	$(3,735,305)
Adjustments to reconcile net loss to net cash used in operating activities:
- stock-based compensation expense	—	18,760	51,975
- depreciation of property and equipment and amortization of license and permit	952,798	936,463	597,042
- minority interests	—	—	(240,603)
- net write off of land-use right and property and equipment	165,912	6,731	1,012
- provision for doubtful debts	29,450	153,084	57,300
- write-down of amount owing from Hepatitis B Project	—	3,289,900	210,000
Changes in non-cash working capital items:
- accounts receivable	(346,080)	179,557	(200,110)
- inventories	117,813	(112,417)	(621,819)
- prepaid expenses and deposits	14,956	(14,211)	(43,406)
- accounts payable and accrued liabilities	(97,147)	206,466	(116,882)
- management fees payable – related parties	—	(234,000)	234,000

	(1,157,032)	(820,613)	(3,806,796)

Cash flows from (used in) investing activities
Purchase of property and equipment	(235,366)	(277,266)	(352,069)
(Increase) decrease in restricted funds	510,000	2,629,955	(892,342)
Acquisition of Patent rights	—	(500,000)	—
Acquisition of balance of Huaxin	—	(1,400,000)	—
Repayment from (investment in) Hepatitis B vaccine project	—	500,000	—
Refundable investment deposits	—	400,000	—

	274,634	1,352,689	(1,244,411)

Cash flows from (used in) financing activities
Loan proceeds (repayment)	(483,162)	(2,404,183)	689,065
Proceeds from issuance of shares, net of issuance costs	64,000	1,500	6,575,500

	(419,162)	(2,402,683)	7,264,565

(Gain) loss on cash held in foreign currency	2,461	(9,756)	69

Increase (decrease) in cash and cash equivalents	(1,299,099)	(1,880,363)	2,213,427
Cash and cash equivalents, beginning of year	4,425,766	6,306,129	4,092,702

Cash and cash equivalents, end of year	$3,126,667	$4,425,766	$6,306,129

Supplemental disclosure of cash flow information
Interest expense paid	$6,357	$70,944	$154,644
Income tax paid	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

1.	Nature of Business

The Company was formed on August 22, 1989 as First Geneva Investments Inc. under the laws of the State of Florida. The Company changed its name to Dragon Pharmaceuticals Inc. on August 31, 1998. Pursuant to a share exchange agreement, dated July 29, 1998, the Company acquired 100% of the issued and outstanding shares of Allwin Newtech Ltd. (“Allwin”) by issuing 7,000,000 common shares of the Company. This transaction was accounted for as a reverse acquisition.

Allwin was incorporated under the laws of British Virgin Islands on February 10, 1998. Pursuant to a Sino-Foreign Co-operative Company Contract, dated April 18, 1998, Allwin and a Chinese corporation formed a limited liability company under the Chinese law, named as Sanhe Kailong Bio-pharmaceutical Co., Ltd. (“Kailong”), located in Hebei Province, China. Allwin has a 95% interest in Kailong. Pursuant to another Sino-foreign Co-operative Company Contract, dated July 27, 1999, Allwin completed the acquisition of a 75% interest in Nanjing Huaxin Bio-pharmaceutical Co. Ltd. (“Huaxin”). In January 2002, the Company acquired the balance of Huaxin for $1,400,000. Kailong is inactive and Huaxin is in the business of research and development, production and sales of pharmaceutical products in China. Allwin Biotrade Inc. (“Biotrade) was incorporated under the laws of British Virgin Islands on June 6, 2000 for the purpose of marketing and distributing biopharmaceutical products outside China. Dragon Pharmaceuticals (Canada) Inc. (“Dragon Canada”) was incorporated in British Columbia, Canada on September 15, 2000 for the purpose of researching and developing new biopharmaceutical products.

2.	Change in Accounting Policies

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

The adoption of SFAS No. 142 does not have a material impact on the company’s consolidated financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies

(a)	Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, Allwin, Kailong, Huaxin, Biotrade and Dragon Canada. All inter-company transactions and balances have been eliminated.

(b)	Principles of Accounting

These financial statements are stated in US Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

(c)	Property and equipment

Property and equipment are recorded at cost. Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method.

Depreciation is provided over the following useful lives:

Motor vehicle	5 years
Lab equipment	8 years
Office equipment and furniture	5 years
Leasehold improvements	Term of lease (5 -10 years)
Production equipment	10 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flow expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the assets’ carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards (SFAS) No. 144. This statement retains the requirements of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Ling-Lived Assets to Be Disclosed of) to recognize impairments on Property, Plant and Equipment, but removes goodwill from its scope. The adoption of SAFS No. 144 did not have a material impact on the company’s consolidated financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies (continued)

(d)	Foreign Currency Transactions

The parent company, Allwin, Kailong, Huaxin, Biotrade and Dragon Canada maintain their accounting records in their functional currencies (i.e., U.S. dollars, U.S. dollars, Renminbi Yuan, Renminbi Yuan, U.S. dollars and Canadian dollars respectively). They translate foreign currency transactions into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

(e)	Foreign Currency Translations

Assets and liabilities of the foreign subsidiaries (whose functional currency is Renminbi Yuan or Canadian dollars) are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at average exchange rate. Gain and losses from such translations are included in stockholders’ equity, as a component of other comprehensive income.

(f)	Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(g)	Advertising Expenses

The Company expenses advertising costs as incurred. The Company did not incur any advertising costs during the years ended December 31, 2003 and 2002.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies (continued)

(h)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(i)	Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS No. 130 did not change the current accounting treatments for components of comprehensive income.

(j)	Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, term deposits, accounts receivable, bank loans, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company occasionally maintains balances in a financial institution beyond the insured amount. As of December 31, 2003, the Company did not have any deposits above insured limits.

The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese currency RMB. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions. Concentration of credit risk with respect to trade receivables are limited due to the Company’s’ large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies (continued)

(k)	License and Permit

License and permit, in relation to the production and sales of pharmaceutical products in China, is amortized on a straight-line basis over ten years.

License and permit is tested for impairment whenever events or circumstances indicate that a carrying amount may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

(l)	Cash and Cash Equivalents

Cash equivalents usually consist of highly liquid investments that are readily convertible into cash with maturities of three months or less. As at December 31, 2003, cash equivalents consist of commercial papers and redeemable term deposits.

(m)	Inventories

Inventories are stated at the lower of cost and replacement cost with respect to raw materials and the lower of cost and net realizable value with respect to finished goods. Cost includes direct material, direct labour and overheads. Cost is calculated using the first-in, first-out method. Net realizable value represents the anticipated selling price less further costs for completion and distribution.

(n)	Revenue Recognition

Sales revenue is recognized upon the delivery of goods to customers.

(o)	Stock-based Compensation

The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-based Compensation”, as amended by SFAS No. 148 “Accounting for Stock-based Compensation – Transition and Disclosure – An amendment of SFAS No. 123”. SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company continues to account for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related Interpretations.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies (continued)

(p)	Loss Per Share

Loss per share is computed using the weighted average number of shares outstanding during the period. The Company adopted SFAS No. 128, “Earnings per share”. Diluted loss per share is equal to the basic loss per share for the because common stock equivalents consisting of options to acquire 2,599,000 common shares and warrants to acquire 1,050,000 common shares that are outstanding at December 31, 2003 are anti-dilutive, however, they may be dilutive in future.

(q)	Accounting for Derivative Instruments and Hedging Activities

The Company has adopted the Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The adoption of SFAS 133 does not have an impact on the Company’s financial statements.

(r)	New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin (ARB) No. 51. This interpretation clarifies how to identify variable interest entities and how the Company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which the Company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after June 15, 2003, to variable interest entities in which the Company holds a variable interest that it acquired before February 1, 2003. The Company has not determined the impact FIN 46 may have on the consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. The Company does not expect the implementation of SFAS No. 149 to have a material impact on its consolidated financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

3.	Significant Accounting Policies (continued)

(r)	New Accounting Pronouncements (continued)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the implementation of SFAS No. 150 to have a material impact on its consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, “Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) did not impact its consolidated financial position or results of operations.

In December, 2003, the American Institute of Certified Public Accountants and Securities and Exchange Commission (“SEC”) expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability. The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after March 15, 2004. Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC’s position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has not yet determined the impact on the consolidated financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. The Company is currently analyzing the impact of the SEC’s position and will, if required, account for its loan origination commitments as prescribed.

4.	Restricted Funds

	2003	2002
Cash and cash equivalents	$3,126,667	$4,425,766
Term deposits held as collateral against bank loans	—	510,000

Cash and short term securities	$3,126,667	$4,935,766

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

5.	Accounts Receivable

	2003	2002
Trade receivables	$1,524,465	$1,141,896
Allowance for doubtful accounts	(298,284)	(279,018)

	1,226,181	862,878
Other receivables	39,495	86,167

	$1,265,676	$949,045

6.	Inventories

	2003	2002
Raw materials	$129,650	$135,710
Finished goods	107,833	88,857
Work in progress	852,981	983,710

	$1,090,464	$1,208,277

7.	Property and equipment

	2003
	Cost	Accumulated depreciation	Net book value
Motor vehicles	$140,423	$75,996	$64,427
Office equipment and furniture	414,759	221,076	193,683
Leasehold improvements	1,089,006	418,888	670,118
Production and lab equipment	1,595,450	708,841	886,609
Idle equipment	555,339	280,824	274,515

	$3,794,977	$1,705,625	$2,089,352

	2002
	Cost	Accumulated depreciation	Net book value
Motor vehicles	$140,388	$50,103	$90,285
Office equipment and furniture	385,462	144,199	241,263
Leasehold improvements	1,065,313	336,503	728,810
Production and lab equipment	2,052,260	692,005	1,360,255

	$3,643,423	$1,222,810	$2,420,613

For the year ended December 31, 2003, depreciation expenses totalled $400,715 (2002-$384,530, 2001 - $344,614). The majority of fixed assets are located in China.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

7.	Property and equipment (continued)

Idle equipment includes certain bioreactor equipment which were replaced during 2003. It is the Company’s intention to dispose of these assets in the near future. At December 31, 2003, its net book value was $399,515 and a provision of $125,000 was provided to reflect its estimated fair value of $274,515. The provision has been included in Net write off of land-use right and property and equipment.

8.	Due from Related Party - Hepatitis B Vaccine Project

	2003	2002
Hepatitis B Vaccine Project	$4,000,000	$4,000,000
Less : Repayment	(500,000)	(500,000)
Valuation allowance	(3,499,900)	(3,499,900)

	$100	$100

(a)	Pursuant to an agreement dated October 6, 2000, the Company paid $4,000,000 for the acquisition of certain assets and technology relating to the production of Hepatitis B vaccine. The vendor of the transaction was a company named Alphatech Bioengineering Limited, incorporated in Hong Kong, with two shareholders who are both directors of the Company.

(b)	Pursuant to an amended agreement dated June 5, 2001, in the event that the Company failed to find a joint venture partner, establish a production facility for the vaccine project or sell the project to a third party within nine months from the date of this amended agreement, Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and one of the shareholders of Alphatech, demanded to repurchase the project from the Company. The repurchase price of $4.0 million is payable as follows:

(i)	$500,000 at the date of repurchase; and

(ii)	the balance to be paid within eighteen (18) months of the date of repurchase with interest at 6% per annum. The interest will be accrued from six months after the date of repurchase.

The Company decided not to pursue the project and Dr. Liu has repurchased the project on the agreed terms.

The amount owing by Dr. Liu to the Company is unsecured. The Company has chosen, given the significant amount involved and the lack of security, to conservatively value the amount owing and has set up a provision for the full amount, less a nominal amount of $100. See note 19(b) also.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

9.	Patent Rights – Related Party

Pursuant to an agreement dated January 14, 2002, the Company entered into a Patent Development Agreement with the Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and a company controlled by the Dr. Liu entitling the Company to acquire one patent filed in the United States related to the discovery of a new gene or protein. Consideration for the right to acquire the patent was payment of US$500,000 (paid) and the issuance of warrants to acquire 1,000,000 common shares of the Company at a price of $2.50 per share for a period of five years. The patent may be acquired prior to January 14, 2005 at no additional cost other than the reasonable legal costs of obtaining the patent.

The issuance and exercisable of warrants to acquire 1,000,000 common stock of the Company is contingent upon the success of patent applications. The US$500,000 will be refunded to the Company if no patent applications have been filed by January 14, 2005. See note 19(b) also.

10.	License and permit

	2003	2002
Original cost	$5,012,582	$5,012,582
Accumulated amortization	(2,088,384)	(1,536,842)

	$2,924,198	$3,475,740

Amortization expenses for the license and permit for the year ended December 31, 2003 was $552,083 (2002 - $551,933, 2001 - $450,200)

The estimated amortization expense for each of the five succeeding fiscal years is as follows:

2004	$552,000
2005	$552,000
2006	$552,000
2007	$552,000
2008	$552,000

The above amortization expense forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of license and permit, and other events.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

11.	Bank Loans

	2003	2002
RMB 4,000,000, bearing interest at 3.394% per annum and due on February 26, 2003. The loan was secured by the term deposit.	$—	$483,162

The weighted average interest rate was 5.265% and 5.265% for the years ended December 31, 2003 and 2002, respectively. The bank loan was repaid during the year ended December 31, 2003.

12.	Income Taxes

(a)	Kailong and Huaxin are subject to income taxes in China on its taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant income tax laws.

Allwin and Biotrade are not subject to income taxes. As at December 31, 2003, $4.1 million of unremitted earnings attributable to international companies were considered to be indefinitely invested. No provision has been made for taxes that might be payable if these earnings were remitted to the United States. The company’s intention is to reinvest these earnings permanently or to repatriate the earnings when it is tax effective to do so. It is not practicable to determine the amount of incremental taxes that might arise were these earnings remitted.

As at December 31, 2003, the company has estimated losses, for tax purposes, totalling approximately $9,520,000, which may be applied against future taxable income. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

(b)	The tax effect of temporary differences that give rise to the Company’s deferred tax asset (liability) are as follows:

	2003	2002	2001
Tax losses carried forward	$3,237,000	$2,560,000	$1,175,000
Stock-based compensation	6,400	6,400	17,700
Provision for amount owing from Hepatitis B Vaccine Project	1,118,000	1,118,000	—
Less: valuation allowance	(4,361,400)	(3,684,400)	(1,192,700)

	$—	$—	$—

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

12.	Income Taxes (continued)

A reconciliation of the federal statutory income tax to the Company’s effective income tax rate, for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Federal statutory income tax rate	(34.0%)	(34.0%)	(34.0%)
Operations taxed at lower rate in foreign jurisdiction	(2.6%)	(2.7%)	—
Tax exempted income	(13.6%)	(21.4%)	(5.0%)
Non-deductible expenses	22.4%	32.1%	—
Non recognition of benefit of loss carry forward	30.2%	28.5%	39.0%

	2.4%	2.5%	—

13.	Stock Options and Warrants

(a)	Stock Options Plans

The Company charged $nil, $18,760 and $51,975 for the years ended December 31, 2003, 2002 and 2001, respectively, to income due to the exercise price of the vested options granted being below fair value of the Company’s stock on the date of the grant. During the year ended December 31, 2003, the Company granted options to purchase 500,000 shares at a price of $0.68 per share, expiring April 3, 2008. The market price and fair value at the time of the grant of the options was $0.48.

The following is a summary of the stock option information for the period ended December 31, 2003:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2001	2,969,500	$1.92
Granted	920,000	$1.70
Forfeited	(598,500)	$2.30
Exercised	(3,000)	$0.50

Options outstanding at December 31, 2002	3,288,000	$1.82
Granted	500,000	$0.68
Forfeited	(1,061,000)	$0.90
Exercised	(128,000)	$0.50

Options outstanding at December 31, 2003	2,599,000	$2.04

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

13.	Stock Options and Warrants (continued)

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $1.00	888,500	2.77	$0.60	763,500	$0.59
$1.01 - $2.00	375,500	3.32	$1.70	375,500	$1.70
$2.01 - $3.00	60,000	0.86	$2.50	60,000	$2.50
$3.01 - $4.00	1,275,000	1.87	$3.13	1,275,000	$3.13

	2,599,000	2.37	$2.04	2,474,000	$2.11

The Company accounts for its stock-based compensation plan in accordance with APB Opinion No. 25, under which no compensation is recognized in connection with options granted to employees and directors except if options are granted with a strike price below fair value of the underlying stock. The Company adopted the disclosure requirements SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company is required to calculate and present the pro forma effect of all awards granted. For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, dividend yield 0%, volatility of 90% (2002 - 90%, 2001 - 89%), and expected lives of approximately 0 to 5 years. The weighted average fair value of the options granted during the year was $0.48 (2002: $1.15; 2001: $1.80). Based on the computed option values and the number of the options issued, had the Company recognized compensation expense, the following would have been its effect on the Company’s net loss:

	2003	2002	2001
Net (loss) for the year:
- as reported	$(1,994,734)	$(5,250,946)	$(3,735,305)
- pro-forma	$(2,249,734)	$(6,312,839)	$(3,735,889)

Basic and diluted (loss) per share:
- as reported	$(0.10)	$(0.26)	$(0.21)
- pro-forma	$(0.11)	$(0.31)	$(0.21)

(b)	Warrants

Share purchase warrants outstanding as at December 31, 2003:

Number of Warrants	Underlying Shares	Exercise Price Per Share	Expiry Date
50,000	50,000	$1.70	November 15, 2004
1,000,000*	1,000,000	$2.50	January 14, 2007

*	See Note 9

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

14.	Related Party Transactions

(a)	The Company incurred the following expenses to two directors of the Company:

	2003	2002	2001
Management fees	$40,000	$192,500	$336,000

(b)	Pursuant to an agreement dated January 14, 2002, the Company entered into a Project Development Agreement with Dr. Longbin Liu (“Dr. Liu”), a director of the Company (and President and CEO of the Company at the time of the transaction) to continue the research and development of G-CSF and Insulin for the Company. The Company will make payment for the development of G-CSF as follows:

(i)	US$500,000 to be provided at the commencement of the research in the G-CSF Project (paid);

(ii)	US$500,000 to be provided when cell-line and related technology is established and animal experimentation commences in the G-CSF Project; and

(iii)	US$300,000 to be provided when a permit for clinical trials for G-CSF has been issued by the State Drug Administration of China (“SDA”); and

(iv)	US$200,000 to be provided when a new drug license for G-CSF is issued to Dragon by the SDA.

(v)	US$500,000 to be paid as a bonus if the SDA issues the new drug license for G-CSF to Dragon before January 14, 2005.

The Company will make payment for the development of Insulin as follows:

(i)	US$750,000 to be provided by at the commencement of the research in the Insulin Project (paid);

(ii)	US$750,000 to be provided when cell-line and related technology is established and animal experimentation commences in the Insulin Project (paid);

(iii)	US$300,000 to be provided when a permit for clinical trials for Insulin has been issued by the SDA; and

(iv)	US$200,000 to be provided when a new drug license for Insulin is issued to Dragon by the SDA.

(v)	US$500,000 to be paid as a bonus if the SDA issues the new drug license for Insulin to Dragon before January 14, 2005.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

14.	Related Party Transactions (continued)

For both the G-CSF and Insulin Projects:

(i)	If the Company elects to cease development of the project it will forfeit any payments made and lose ownership of the Project, but it will not be obligated to make any further payments toward the Project;

(ii)	if an application for permit for clinical trials is not submitted within three years with respect to the G-CSF Project or four years with respect to the Insulin Project or if the SDA rejects the Projects for technical or scientific reasons or If development of the Project is terminated by Dr. Liu, then Dr. Liu will refund to the Company all amounts paid, without interest or deduction, with respect to the Project within six months.

As at December 31, 2003, the Company has paid a total of $1,500,000 and $500,000 towards the Insulin and G-CSF Projects, respectively. The Company has paid an additional $100,000 to a company controlled by Dr. Liu to produce Insulin samples for drug registration purposes.

(c)	see Notes 8, 9 and 19(b) also.

15.	Commitments

(a)	The Company has entered into operating lease agreements with respect to Huaxin’s production plant in Nanjing, China for an amount of RMB 2,700,000 (US$326,217) per annum until June 11, 2009, and the Company’s administrative offices in Vancouver for an amount escalating from CDN$200,000 to CDN$230,000 (US$127,000 to US$146,000) per annum until March 31, 2007. Minimum payments required under the agreements are as follows:

2004	$499,831
2005	501,162
2006	505,156
2007	371,285
2008	326,217
2009	144,744

Total	$2,348,395

(b)	The Company has contracted with a European Institute of Biotechnology, which may develop a high yield proprietary cell line and production process technology for the Company. Product from this most advanced technology will be used by the Company to enter the European market, once certain competitor’s patents expire. The total cost of development will be $629,850 (EUROS 500,000) of which $503,880 (EUROS 400,000) remains unpaid at December 31, 2003.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

16.	Segmented Information

The Company operates exclusively in the biotech sector. The Company’s assets and revenues are distributed as follows:

		2003	2002
ASSETS
North America		$3,156,953	$4,144,668
China		7,079,241	9,020,882
Others		899,858	478,542

Total		$11,136,052	$13,644,092

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
REVENUE
North America	$—	$—	$—
China	2,258,747	3,002,898	2,630,182
Others	1,389,402	4,359,350	443,703

Total	$3,648,149	$7,362,248	$3,073,885

17.	Economic Dependence

$3,700,000 in sales for the year ended December 31, 2002 were made to one customer, representing 50.26% of total sales for that year.

18.	Comparative Figures

Certain 2001 and 2002 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2003.

19.	Subsequent Events

(a)	The Company has entered into an letter of intent with Oriental Wave Holding Ltd. (“Oriental”) whereby the Company would issued common shares in exchange for all the issued and outstanding shares of Oriental. The transaction is subject to the parties agreeing on a definitive agreement and approval by shareholders and the regulatory authorities.

The transaction will result in the former shareholders of Oriental owning 68.35% of the issued and outstanding shares of the combined Company resulting in accounting principles applicable to reverse acquisition being applied to record the transaction. Under this basis of accounting, Oriental would be the acquirer and, accordingly, the consolidated entity would be considered to be a continuation of Oriental with the net assets of the Company deemed to have been acquired and recorded at fair market value.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(Expressed in U.S. Dollars)

19.	Subsequent Events (continued)

(b)	The Company has entered into an agreement with Dr. Longbin Liu to settle the amount owing to the Company from his acquisition of the Hepatitis B Project (note 8) as well as cancel the Patent and Project Development agreements between the parties. Under the terms of the settlement agreement, the G-CSF, Insulin and Hepatitis B Projects, including the rights of ownership and development obligations would revert to Dr. Liu.

In exchange, Dr Liu will pay to the Company the $3,710,000 in principal and interest owing under the Hepatitis B Project as well as reimburse the Company $1,330,000 that had been paid previously under the Patent and Project Development agreements. All amounts are due December 31, 2004 and Dr. Liu has agreed to provide 2,600,000 common shares of the Company, to be held in escrow, as security for the amounts owing. The warrants granted to Dr. Liu under the Patent Development agreement will be cancelled. It is a condition of the agreement that 2,200,000 common shares of the Company be placed in escrow by June 30, 2004

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	Note	March 31 2004 (Unaudited)	December 31 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$687,693	515,791
Accounts receivable, net of allowances	2	5,578,381	4,267,353
Inventories	3	7,856,999	7,488,085
Prepaid expenses		119,070	119,070

Total Current Assets		14,242,143	12,390,299

PROPERTY AND EQUIPMENT, NET	4	50,782,508	37,996,606
OTHER ASSETS
Intangible assets, net	6	478,059	493,155
Other assets		907,022	890,659
Deposits		188,840	1,355,793

Total Other Assets		1,573,921	2,739,607

TOTAL ASSETS		$66,598,572	53,126,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$8,245,876	7,658,652
Other payables and accrued expenses	8	10,060,026	13,861,309
Notes payable – short-term	9	4,429,952	806,763
Due to related companies	11	112,411	5,509,135

Total Current Liabilities		22,848,265	27,835,859

LONG-TERM LIABILITIES
Long term account payable	10	7,702,979	—
Long term retirement benefits	7	1,695,782	1,837,182
Notes payable – long-term	9	12,077,295	8,454,106
Due to related companies	11	5,106,810	—

TOTAL LIABILITIES		49,431,131	38,127,147

COMMITMENTS AND CONTINGENCIES		—	—
STOCKHOLDERS’ EQUITY
$1.00 par value, 50,000 shares authorized, 50,000 shares issued and outstanding		50,000	50,000
Additional paid-in capital		13,891,944	7,835,865
Retained earnings
Unappropriated		1,938,713	6,054,864
Appropriated		1,286,784	1,286,784
Due from a stockholder		—	(228,148)

Total Stockholders’ Equity		17,167,441	14,999,365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$66,598,572	53,126,512

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Note	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
NET SALES	12	$7,155,036	$4,981,071
COST OF SALES		3,591,680	1,534,738

GROSS PROFIT		3,563,356	3,446,333

OPERATING EXPENSES
Selling expense		230,646	131,206
General and administrative expenses		1,000,286	811,976
Depreciation and amortization		377,881	161,268

Total Operating Expenses		1,608,813	1,104,450

INCOME FROM OPERATIONS		1,954,543	2,341,883
OTHER INCOME (EXPENSE)
Interest expense		(14,615)	(5,411)
Other income		—	—
Other expense		—	—

Total Other Income (Expense)		(14,615)	(5,411)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES		1,939,928	2,336,472
INCOME TAX EXPENSE		—	—

NET INCOME		1,939,928	2,336,472
OTHER COMPREHENSIVE INCOME
Foreign currency translation loss		—	—

COMPREHENSIVE INCOME		$1,939,928	$2,336,472

Net income per share - basic and diluted		$38.80	$46.73

Weighted average number of shares outstanding during the period - basic and diluted		50,000	50,000

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Unappropriated Retained Earnings	Appropriated Retained Earnings	Due From A Stockholder	Total
	Shares	Amount
Balance, December 31, 2003	50,000	$50,000	$7,835,865	$6,054,864	$1,286,784	$(228,148)	$14,999,365
Registered capital appropriation	—	—	6,056,079	(6,056,079)	—	—	—
Notes receivable – stockholders	—	—	—	—	—	228,148	228,148
Net income for the three months ended March 31, 2004	—	—	—	1,939,928	—	—	1,939,928

BALANCE, MARCH 31, 2004	50,000	$50,000	$13,891,944	$1,938,713	$1,286,784	$—	$17,167,441

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,939,928	$2,336,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	377,881	161,268
Allowance for doubtful accounts	182,500	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,493,528)	(759,402)
Inventories	(368,914)	(344,755)
Prepaid expenses	—	31,522
Other assets	(16,363)	(323,733)
Deposits	1,166,953	—
Accounts payable	8,290,203	(72,217)
Other payables and accrued expenses	(3,942,683)	484,002
Due to related companies	(289,914)	—

Net Cash Provided By Operating Activities	5,846,063	1,513,157

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,148,687)	(5,197,735)

Net Cash Used In Investing Activities	(13,148,687)	(5,197,735)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	3,992,717
Proceeds from notes payable	7,246,378	—
Due from a stockholder	228,148	71,918

Net Cash Provided By Financing Activities	7,474,526	4,064,635

NET INCREASE IN CASH AND CASH EQUIVALENTS	171,902	380,057
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	515,791	243,012

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$687,693	$623,069

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest expense	$14,615	$5,411

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 2004, the Company’s subsidiary appropriated $6,056,079 from retained earnings to registered capital.

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Oriental Wave Holding Limited (“Oriental Wave”) was incorporated in the British Virgin Islands on January 7, 2003. Shanxi Weiqida Pharmaceutical Company Limited (“Shanxi Weiqida”), a People’s Republic of China limited liability company was incorporated on January 22, 2002. Shanxi Weiqida is principally engaged in research and development, manufacturing and selling of pharmaceutical products in the People’s Republic of China (“PRC”).

During 2003, Shanxi Weiqida’s shareholders exchanged 100% of their ownership of Shanxi Weiqida for 50,000 shares of Oriental Wave under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. Oriental Wave and Shanxi Weiqida are hereafter referred to as (the ”Company”).

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

The accompanying 2004 and 2003 consolidated financial statements include the accounts of Oriental Wave and its 100% owned subsidiary Shanxi Weiqida. All significant intercompany balances and transactions have been eliminated in consolidation.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

(C) Cash Equivalents

For purposes of the statements of cash flows, cash includes demand deposits with a bank.

(D) Inventories

Inventories are stated at the lower of cost or market value, cost being determined on a first-in, first-out method.

(E) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets estimated useful lives. The estimated useful lives are as follows:

Leasehold land and buildings	50 Years
Plant and machinery	10 Years
Motor vehicles	8 Years
Furniture, fixtures and equipment	5 Years

(F) Fair Value of Financial Instruments

Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

The carrying amount of the Company’s cash, receivables and payables and short-term bank loan approximates their fair value due to the short maturity of those instruments.

(G) Intangible Assets

Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives of 10 years and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

(H) Revenue Recognition

The Company recognizes revenue from the sale of pharmaceutical products at the time of shipment, when title to the products transfers and the customer bears the risk of loss, net of estimated provisions for returns, rebates and sales allowances.

(I) Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $1,159 and $9,553 for the three months ended March 31, 2004 and for the three months ended March 31, 2003, respectively.

(J) Research and Development

Research and development costs related to both present and future products are expensed currently. Total expenditures on research and development charged to selling, general and administrative expenses for the three months ended March 31, 2004 and for the three months ended March 31, 2003 were $52,238 and $966, respectively.

(K) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the British Virgin Islands and the People’s Republic of China and no tax benefit is expected from the tax credits in the future. The Company located its factories in a special economic region in China. This economic region allows foreign enterprises a two-year income tax exemption beginning in the first year after they become profitable and a 50% income tax reduction for the following three years. The Company was approved as a wholly owned foreign enterprise in October 2002. No income tax expense has been recorded for 2004 and 2003 as the Company was exempt under the special economic region rules.

(L) Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder’s equity as other comprehensive gain (loss).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

(M) Comprehensive Income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income in the statements of operations and stockholders’ equity.

(N) Segments

The Company operates in only one segment, therefore segment disclosure is not presented.

(O) Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB 51”. FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights (“variable interest entities” or “VIE’s”) and how to determine when and which business enterprise should consolidate the VIE (the “Primary Beneficiary”). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this statement are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

The adoption of these pronouncements did not have a material effect on the Company’s financial position or results of operations.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2004 (unaudited) and December 31, 2003 consisted of the following:

	2004 (Unaudited)	2003
Trade and other receivables	$5,760,881	$4,267,353
Less: allowance for doubtful accounts	182,500	—

Accounts receivable, net	$5,578,381	$4,267,353

For the three months ended March 31, 2004 and March 31, 2003, the Company recorded an allowance for doubtful accounts of $182,500 and nil, respectively.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 3	INVENTORIES

Inventories at March 31, 2004 (unaudited) and December 31, 2003 consisted of the following:

	2004 (Unaudited)	2003
Raw materials	$3,017,546	$2,729,091
Work-in-progress	1,799,588	1,423,182
Finished goods	3,386,346	3,682,293

	8,203,480	7,834,566
Less: provision for obsolescence	346,481	346,481

	$7,856,999	$7,488,085

For the three months ended March 31, 2004 (unaudited) and March 31, 2003 (unaudited) the Company recorded a provision for obsolete inventories of $0 and $0, respectively.

NOTE 4	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at March 31, 2004 (unaudited) and December 31, 2003:

	2004 (Unaudited)	2003
Plant and machinery	$36,575,485	$22,997,197
Land and buildings	9,720,804	5,161,270
Motor vehicles	375,181	355,616
Furniture and office equipment	1,153,244	729,165
Construction in progress	3,819,362	9,252,141

	51,644,076	38,495,389
Less: accumulated depreciation	861,568	498,783

Property and equipment, net	$50,782,508	$37,996,606

Depreciation expense for the three months ended March 31, 2004 (unaudited) and for the three months ended March 31, 2003 (unaudited) was $362,785 and $146,171, respectively.

NOTE 5	ACQUISITIONS

Acquisition of Land

During July 2003, the Company acquired land and buildings from a government liquidator in exchange for assuming certain future employment, healthcare and land acquisition costs of the factory and its former employees. The agreement requires the Company to pay certain minimum wages and health care costs until the date of their employment, retirement or death, whichever occurs first. The total amount of the liabilities assumed on the closing date was $8,897,685, which approximated the appraised value of the land. As of March 31, 2004, the Company had employed 559 former employees and 140 former employees have retired. The Company has calculated the related asset value by computing the net present value of the future expected payments to the remaining employees assuming an interest rate of 3% and has recorded the land at a fair value of $3,332,907 (See Note 7).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 6	INTANGIBLE ASSETS

During May 2002, the Company acquired licenses from a company related to a director.

Intangible assets consist of the following as of March 31, 2004 (unaudited) and December 31, 2003:

	2004 (Unaudited)	2003
Licenses	$603,865	$603,865
Less: accumulated amortization	125,806	110,710

	$478,059	$493,155

Amortization expense for the three months ended March 31, 2004 (unaudited) and for the three months ended March 31, 2003 (unaudited) was $15,096 and $15,096, respectively.

NOTE 7	ACCRUED RETIREMENT BENEFITS

During July 2003, the Company acquired land and buildings from a government liquidator. The present value of accrued expected land costs is recorded at March 31, 2004 (unaudited) and December 31, 2003 as follows:

	2004 (Unaudited)	2003
Total liabilities assumed at closing date	$8,897,685	$8,897,685
Less: net present value of liabilities not expected to be paid	5,706,178	5,564,778

Present value of expected liabilities	3,191,507	3,332,907
Less: amounts paid	1,495,725	930,107

	1,695,782	2,402,800
Less: current portion	—	565,618

	1,695,782	1,837,182

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

Under the terms of the contract with the liquidator, the Company will remain contingently liable for these liabilities until the date of retirement or re-employment for each employee (See Note 5). During the three months ended March 31, 2004, there are no changes on the contingent liabilities.

NOTE 8	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at March 31, 2004 (unaudited) and December 31, 2003 consist of the following:

	2004 (Unaudited)	2003
Machinery and equipment payable	$8,666,539	$8,510,372
Accrued expenses	137,553	2,905,155
Short-term retirement benefits	—	565,618
Value added tax payable	166,534	188,512
Deposits received from customers	1,089,400	1,691,652

	$10,060,026	$13,861,309

NOTE 9	NOTES PAYABLE

Balance at March 31, 2004 (unaudited) and December 31, 2003:

	2004 (Unaudited)	2003
Note payable to a bank, interest rate of 6.372% per annum, guaranteed by a third party, due June 2004	$420,290	$420,290
Note payable to a bank, interest rate of 6.372% per annum, guaranteed by a third party, due June 2004	386,473	386,473
Note payable to a bank, interest rate of 4.779% per annum, guaranteed by a third party, due $1,811,595 September 2004 and March 2005	3,623,189	—
Note payable to a bank, interest rate of 6.039% per annum, secured by leasehold land and fixed assets, due April 2005	8,454,106	8,454,106
Note payable to a bank, interest rate of 4.941% per annum, guaranteed by a third party, due $1,811,595 September 2005 and March 2006	3,623,189	—

	16,507,247	9,260,869
Less current maturities	4,429,952	806,763

	$12,077,295	$8,454,106

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 10	LONG TERM ACCOUNT PAYABLE

Long term account payable balance at March 31, 2004 (unaudited) is the final payment of construction contracts which had been finished through March 31, 2004. According to the contract terms, the final payments on the contracts will be settled as follows:

Settlement Arrangement
Account payable due June 2005	$3,481,844
Account payable due between December 2005 and June 2006	4,221,135

$7,702,979

NOTE 11	DUE TO RELATED COMPANIES

Accounts payable – related parties balances at March 31, 2004 (unaudited) and December 31, 2003:

	2004 (Unaudited)	2003
Due to shareholders director due March 2006	$5,093,397	$—
Due to a company owned by a stockholder and director	—	5,239,360
Due to a stockholder and director	13,413	—
Due to a company owned by a stockholder and director	112,411	269,775

	$5,219,221	$5,509,135

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 12	SALES AND COST OF GOODS SOLD

Sales and cost of goods sold at March 31, 2004 (unaudited) and March 31, 2003 (unaudited) are as follows:

	2004 (Unaudited)	2003 (Unaudited)
SALES
Formulation	$5,400,644	$4,981,071
Bulk Drug	1,754,392	—

Total Sales	$7,155,036	$4,981,071

COST OF SALES
Formulation	$2,480,436	$1,534,738
Bulk Drug	1,111,244	—

Total Cost of Sales	$3,591,680	$1,534,738

GROSS PROFIT
Formulation	$2,920,208	$3,446,333
Bulk Drug	643,148	—

Total Gross Profit	$3,563,356	$3,446,333

NOTE 13	COMMITMENTS AND CONTINGENCIES

(A) Employee Benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits was $15,281 for three months ended March 31, 2003. The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

The total provision for such employee benefits was $141,730 for the three months ended March 31, 2004. The total contribution paid for the three months ended March 31, 2004 was $141,730.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

(B) Loan Guarantee

The Company has issued a guarantee to a bank as security for a loan to a third party vendor. The total loan guarantee as of March 31, 2004 was $2,596,618.

(C) Capital Commitments

According to the Articles of Association of Shanxi Weiqida, Oriental Wave has to fulfill registered capital of $19,205,116 (RMB 159,018,360) within five years from December 16, 2003. As of March 31, 2004, the Company has fulfilled $13,891,944 (RMB 115,025,286) of the registered capital requirement and has registered capital commitments of $5,313,172 (RMB 43,993,074) (See Note 14(A)).

NOTE 14	STOCKHOLDERS’ EQUITY

(A) Capital Contribution

On January 5, 2004, the Company’s subsidiary Shanxi Weiqida Pharmaceutical Co., Ltd., declared a one-time dividend of $6,056,079 to be used to satisfy its registered capital requirement (See Note 13(C)).

(B) Appropriated Retained Earnings

Shanxi Weiqida is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The Company appropriated $1,286,784 to the reserves funds based on its net income under PRC GAAP.

NOTE 15	RELATED PARTY TRANSACTIONS

See Notes 6 and 11.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 16	CONCENTRATIONS AND RISKS

During the three months ended March 31, 2004 and 2003, 100% of the Company’s revenues were derived from companies located in China.

NOTE 17	SIGNIFICANT EVENTS

On June 11, 2004, the Company entered into a share purchase agreement with a pharmaceutical company. The stockholders of the Company will receive approximately 68% of the equity in the pharmaceutical company. The transaction is subject to stockholder and regulatory approval and the conversion of certain stockholder loans to equity prior to the closing of the agreement. The transaction will result in the shareholders of the Company owning the majority of the issued and outstanding shares of the new combined entity. The transaction will be accounted for as an acquisition by the Company and as a recapitalization and reverse merger by the pharmaceutical company.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of:

Oriental Wave Holding Limited and Subsidiary

We have audited the accompanying balance sheets of Oriental Wave Holding Limited and subsidiary as of December 31, 2003 (consolidated) and 2002, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2003 and for the period from January 22, 2002 (inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Oriental Wave Holding Limited as of December 31, 2003 (consolidated) and 2002 and the results of its operations and its cash flows for the year ended December 31, 2003 (consolidated) and for the period from January 22, 2002 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    WEBB & COMPANY, P.A.

Boynton Beach, Florida

February 28, 2004, Except for Note 15(B), which the date is March 17, 2004

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

BALANCE SHEETS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

	2003 (Consolidated)	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$515,791	$698,800
Accounts receivable, net of allowances	4,267,353	2,328,854
Inventories	7,488,085	4,886,253
Value added tax receivables	—	104,201
Prepaid expenses	119,070	181,012

Total Current Assets	12,390,299	8,199,120

PROPERTY AND EQUIPMENT, NET	37,996,606	5,767,138
OTHER ASSETS
Intangible assets, net	493,155	553,542
Other assets	890,659	638,938
Deposits	1,355,793	—

Total Other Assets	2,739,607	1,192,480

TOTAL ASSETS	$53,126,512	$15,158,738

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable	$7,658,652	$5,885,520
Other payables and accrued expenses	13,861,309	2,958,890
Notes payable – short-term	806,763	—
Due to related companies	5,509,135	6,382,340

Total Current Liabilities	27,835,859	15,226,750

LONG-TERM LIABILITIES
Long term retirement benefits	1,837,182	—
Notes payable – long-term	8,454,106	—

TOTAL LIABILITIES	38,127,147	15,226,750

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY (DEFICIENCY)
$1.00 par value, 50,000 shares authorized, 50,000 shares issued and outstanding	50,000	50,000
Additional paid-in capital	7,835,865	1,157,730
Retained earnings (deficit)
Unappropriated	6,054,864	(242,324)
Appropriated	1,286,784	—
Due from a stockholder	(228,148)	(1,033,418)

Total Stockholders’ Equity (Deficiency)	14,999,365	(68,012)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$53,126,512	$15,158,738

The accompanying notes are an integral part of these financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31, 2003 (Consolidated)	For the Period From January 22, 2002 (Inception) to December 31, 2002
NET SALES	$26,086,092	$11,225,216
COST OF SALES	13,817,298	8,916,570

GROSS PROFIT	12,268,794	2,308,646

OPERATING EXPENSES
Selling expense	867,885	423,106
General and administrative expenses	3,288,488	1,959,653
Depreciation and amortization	540,046	69,447

Total Operating Expenses	4,696,419	2,452,206

INCOME (LOSS) FROM OPERATIONS	7,572,375	(143,560)
OTHER INCOME (EXPENSES)
Interest expense	(32,384)	(866)
Interest income	63,675	—
Other expenses	(19,694)	(70,294)

Total Other Income (Expenses)	11,597	(71,160)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	7,583,972	(214,720)
INCOME TAX EXPENSE	—	27,604

NET INCOME (LOSS)	7,583,972	(242,324)
OTHER COMPREHENSIVE INCOME
Foreign currency translation loss	—	—

COMPREHENSIVE INCOME (LOSS)	$7,583,972	$(242,324)

Net income (loss) per share - basic and diluted	$151.68	$(4.85)

Weighted average number of shares outstanding during the period - basic and diluted	50,000	50,000

The accompanying notes are an integral part of these financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

FOR THE YEAR ENDED DECEMBER 31, 2003 (CONSOLIDATED) AND FOR THE

PERIOD FROM JANUARY 22, 2002 (INCEPTION) TO DECEMBER 31, 2002

	Common Stock		Additional Paid-In Capital	Unappropriated Retained Earnings (Deficit)	Appropriated Retained Earnings	Due From A Stockholder	Total
	Shares	Amount
Stock issued to founders for cash	50,000	$50,000	$1,157,730	$—	$—	$—	$1,207,730
Notes receivable – stockholders	—	—	—	—	—	(1,033,418)	(1,033,418)
Net loss, for the period from January 22, 2002 (inception) to December 31, 2002	—	—	—	(242,324)	—	—	(242,324)

Balance, December 31, 2002	50,000	50,000	1,157,730	(242,324)	—	(1,033,418)	(68,012)
Capital contribution from stockholders	—	—	6,678,135	—	—	—	6,678,135
Notes receivable – stockholders	—	—	—	—	—	805,270	805,270
Net income for the year ended December 31, 2003	—	—	—	7,583,972	—	—	7,583,972
Transfer to retained earnings for appropriated statutory and staff welfare reserve	—	—	—	(1,286,784)	1,286,784	—	—

BALANCE, DECEMBER 31, 2003 (CONSOLIDATED)	50,000	$50,000	$7,835,865	$6,054,864	$1,286,784	$(228,148)	$14,999,365

The accompanying notes are an integral part of these financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

	For The Year Ended December 31, 2003 (Consolidated)	For the Period From January 22, 2002 (Inception) to December 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,583,972	$(242,324)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	540,046	69,447
Write-down of inventory	213,244	133,237
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,938,499)	(2,328,854)
Inventories	(2,815,076)	(5,019,490)
Prepaid expenses	61,942	(181,012)
Value added tax receivables	104,201	(104,201)
Other assets	(251,721)	(638,938)
Deposits	(1,355,793)	—
Accounts payable	1,773,132	5,885,520
Other payables and accrued expenses	12,739,601	2,958,890
Due to related companies	(873,205)	6,382,340

Net Cash Provided By Operating Activities	15,781,844	6,914,615

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in intangible assets	—	(603,865)
Purchase of property and equipment	(32,709,127)	(5,786,262)

Net Cash Used In Investing Activities	(32,709,127)	(6,390,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,678,135	1,207,730
Proceeds from notes payable	9,260,869	—
Due from a stockholder	805,270	(1,033,418)

Net Cash Provided By Financing Activities	16,744,274	174,312

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(183,009)	698,800
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	698,800	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$515,791	$698,800

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest expense	$31,252	$866

The accompanying notes are an integral part of these financial statements.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Oriental Wave Holding Limited (“Oriental Wave”) was incorporated in the British Virgin Islands on January 7, 2003. Shanxi Weiqida Pharmaceutical Company Limited (“Shanxi Weiqida”), a People’s Republic of China limited liability company was incorporated on January 22, 2002. Shanxi Weiqida is principally engaged in research and development, manufacturing and selling of pharmaceutical products in the People’s Republic of China (“PRC”).

During 2003, Shanxi Weiqida’s shareholders exchanged 100% of their ownership of Shanxi Weiqida for 50,000 shares of Oriental Wave under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. Oriental Wave and Shanxi Weiqida are hereafter referred to as (the “Company”).

The accompanying 2003 consolidated financial statements include the accounts of Oriental Wave and its 100% owned subsidiary Shanxi Weiqida. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying 2002 financial statements include the accounts of Shanxi Weiqida from January 22, 2002 (inception) to December 31, 2002.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash Equivalents

For purposes of the statements of cash flows, cash includes demand deposits with a bank.

(D) Inventories

Inventories are stated at the lower of cost or market value, cost being determined on a first-in, first-out method.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

(E) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Leasehold land and buildings	50 Years
Plant and machinery	10 Years
Motor vehicles	8 Years
Furniture, fixtures and equipment	5 Years

(F) Fair Value of Financial Instruments

Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

The carrying amount of the Company’s cash, receivables and payables and short-term bank loan approximates their fair value due to the short maturity of those instruments.

(G) Intangible Assets

Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives of 10 years and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

(H) Revenue Recognition

The Company recognizes revenue from the sale of pharmaceutical products at the time of shipment, when title to the products transfers and the customer bears the risk of loss, net of estimated provisions for returns, rebates and sales allowances.

(I) Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $26,145 and $161,620 for the years ended December 31, 2003 and 2002, respectively.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

(J) Research and Development

Research and development costs related to both present and future products are expensed currently. Total expenditures on research and development charged to selling, general and administrative expenses for the years ended December 31, 2003 and 2002 were $19,554 and $0, respectively.

(K) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the British Virgin Islands and the People’s Republic of China and no tax benefit is expected from the tax credits in the future. The Company located its factories in a special economic region in China. This economic region allows foreign enterprises a two-year income tax exemption beginning in the first year after they become profitable and a 50% income tax reduction for the following three years. The Company was approved as a wholly owned foreign enterprise in October 2002. No income tax expense has been recorded for 2003 as the Company was exempt under the special economic region rules.

(L) Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder’s equity as other comprehensive income (loss).

(M) Comprehensive Income (Loss)

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders’ equity (deficiency).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

(N) Segments

The Company operates in only one segment, thereafter segment disclosure is not presented.

(O) Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB 51”. FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights (“variable interest entities” or “VIE’s”) and how to determine when and which business enterprise should consolidate the VIE (the “Primary Beneficiary”). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this statement are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

The adoption of these pronouncements did not have a material effect on the Company’s financial position or results of operations.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Trade and other receivables	$4,267,353	$2,328,854
Less: allowance for doubtful accounts	—	—

Accounts receivable, net	$4,267,353	$2,328,854

For the years ended December 31, 2003 and 2002, the Company considers all accounts receivable collectable and has not recorded a provision for doubtful accounts.

NOTE 3	INVENTORIES

Inventories at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Raw materials	$2,729,091	$2,197,784
Work-in-progress	1,423,182	708,411
Finished goods	3,682,293	2,113,295

	7,834,566	5,019,490
Less: provision for obsolescence	346,481	133,237

	$7,488,085	$4,886,253

For the years ended December 31, 2003 and 2002, the Company recorded a provision for obsolete inventories of $213,244 and $133,237, respectively.

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 4	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2003	2002
Plant and machinery	$22,997,197	$1,930,958
Land and buildings	5,161,270	—
Motor vehicles	355,616	78,242
Furniture and office equipment	729,165	15,001
Construction in progress	9,252,141	3,762,061

	38,495,389	5,786,262
Less: accumulated depreciation	498,783	19,124

Property and equipment, net	$37,996,606	$5,767,138

Depreciation expense for the years ended December 31, 2003 and 2002 was $479,659 and $19,124, respectively.

NOTE 5	ACQUISITIONS

(A) Acquisition of Assets and Licenses

During February 2002, the Company acquired certain assets and pharmaceutical licenses from a company partially owned by a director for cash of $2,951,549.

The allocation of the purchase price to the assets acquired, including the excess of net tangible assets acquired is as follows:

Current Assets
Inventories	$1,461,748
Property and equipment	885,936
Intangible licenses	603,865

Net Assets Acquired	$2,951,549

(B) Acquisition of Land

During July 2003, the Company acquired land and buildings from a government liquidator in exchange for assuming certain future employment, healthcare and land acquisition costs of the factory and its former employees. The agreement requires the Company to pay certain minimum wages and health care costs until the date of their employment, retirement or death, whichever occurs first. The total amount of the liabilities assumed on the closing date was $8,897,685, which approximated the appraised value of the land. As of December 31, 2003, the Company had employed 559 former employees and 140 former employees have retired. The Company has calculated the related asset value by computing the net present value of the future expected payments to the remaining employees assuming an interest rate of 3% and has recorded the land at a fair value of $3,332,907 (See Note 7).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 6	INTANGIBLE ASSETS

During May 2002, the Company acquired licenses from a company related to a director (See Note 12).

Intangible assets consist of the following as of December 31:

	2003	2002
Licenses	$603,865	$603,865
Less: accumulated amortization	110,710	50,323

	$493,155	$553,542

Amortization expense for the years ended December 31, 2003 and 2002 was $60,387 and $50,323, respectively.

NOTE 7	ACCRUED RETIREMENT BENEFITS

During July 2003, the Company acquired land and buildings from a government liquidator. The present value of accrued expected land costs is recorded at December 31, 2003 as follows:

Total liabilities assumed at closing date	$8,897,685
Less: net present value of liabilities not expected to be paid	5,564,778

Present value of expected liabilities	3,332,907
Less: amounts paid during 2003	930,107

2,402,800
Less: current portion	565,618

$1,837,182

Under the terms of the contract with the liquidator, the Company will remain contingently liable for these liabilities until the date of retirement or re-employment for each employee (See Note 5(B)).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 8	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2003 and 2002 consist of the following:

	2003	2002
Machinery and equipment payable	$8,510,372	$211,596
Accrued expenses	2,905,155	1,495,215
Short-term retirement benefits	565,618	—
Value added tax payable	188,512	—
Deposits received from customers	1,691,652	1,252,079

	$13,861,309	$2,958,890

NOTE 9	NOTES PAYABLE

Balance at December 31:

	2003	2002
Note payable to a bank, interest rate of 6.372% per annum, guaranteed by a third party, due June 2004	$420,290	$—
Note payable to a bank, interest rate of 6.372% per annum, guaranteed by a third party, due June 2004	386,473	—
Note payable to a bank, interest rate of 6.039% per annum, secured by leasehold land and fixed assets, due April 2005	8,454,106	—

	9,260,869	—
Less current maturities	806,763	—

	$8,454,106	$—

Maturities are as follows:

For the Year Ending December 31,
2004	$806,763
2005	8,454,106

$9,260,869

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 10	DUE TO RELATED COMPANIES

During 2002, the Company had related party sales of $1,356,175 and related party purchases of raw materials of $3,550,030, respectively.

Accounts payable – related parties balances at December 31:

	2003	2002
Due to a company owned by a stockholder and director	$5,239,360	$5,272,843
Due to a company 51% owned by a stockholder and director	—	1,070,572
Due to a company owned by a stockholder and director	269,775	38,925

	$5,509,135	$6,382,340

NOTE 11	COMMITMENTS AND CONTINGENCIES

(A) Employee Benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits was $294,136 for the year ended December 31, 2003. The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The contributions for the year ended December 31, 2003 amounted to $294,136. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B) Loan Guarantee

The Company has issued a guarantee to a bank as security for a loan to a third party vendor. The total loan guarantee at December 31, 2003 is $2,596,618.

(C) Capital Commitments

According to the Articles of Association of Shanxi Weiqida, Oriental Wave has to fulfill registered capital contributions of $19,205,116 (RMB 159,018,360) within five years from December 16, 2003. As of December 31, 2003, the Company has fulfilled $7,835,865 (RMB 64,880,952) of the registered capital requirement and has registered capital commitments of $11,369,251 (RMB 94,137,408) (See Note 15(A)).

ORIENTAL WAVE HOLDING LIMITED AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

NOTE 12	STOCKHOLDERS’ EQUITY (DEFICIENCY)

(A) Stock Issuances

During 2002, the Company issued 50,000 (post-reorganization) shares of common stock to founders for cash of $1,207,730.

(B) Appropriated Retained Earnings

Shanxi Weiqida is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The Company appropriated $1,286,784 to the reserves funds based on its net income under PRC GAAP.

(C) Contributed Capital

During 2003, the Company’s stockholders contributed capital of $6,678,135 to the Company.

NOTE 13	RELATED PARTY TRANSACTIONS

See Notes 5, 6 and 10.

NOTE 14	CONCENTRATIONS AND RISKS

During 2003 and 2002, 100% of the Company’s revenues were derived from companies located in China.

NOTE 15	SUBSEQUENT EVENTS

(A) Capital Contribution

On January 5, 2004, the Company’s subsidiary Shanxi Weiqida Pharmaceutical Co., Ltd., declared a one-time dividend of $6,056,079 to be used to satisfy its registered capital requirement (See Note 11(C)).

(B) Letter of Intent

On March 17, 2004, the Company entered into a letter of intent with a pharmaceutical company to combine their operations into a new entity. The transaction is subject to stockholder and regulatory approval and the completion of a definitive agreement. The stockholders of the Company will receive approximately 68% of the equity in the new combined entity. The transaction will be accounted for as an acquisition by the Company and as a recapitalization and reverse merger by the pharmaceutical company.

Dragon Pharmaceutical Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Balance Sheets

As of March 31, 2004

(Expressed in US Dollars)

	DRAGON	ORIENTAL WAVE		PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED		MINORITY INTEREST ADJUSTMENT	60% PRO FORMA CONSOLIDATED
ASSETS
Current
Cash and short term securities	$3,015,951	$687,693		—	$3,703,644		—	$3,703,644
Accounts receivable	1,262,137	5,578,381		—	6,840,518		—	6,840,518
Inventories	1,126,767	7,856,999		—	8,983,766		—	8,983,766
Due from stockholder	—	—	3(a)	2,200,000	2,200,000		—	2,200,000
Prepaid and deposits	103,326	119,070		—	222,396		—	222,396

Total Current Assets	5,508,181	14,242,143			21,950,324			21,950,324

Fixed Assets	2,005,689	50,782,508			52,788,197			52,788,197
Other Assets
Patent rights and Hep B Vaccine – related party	500,100	—		(500,100)	—		—	—
Intangible and other assets, net	2,786,163	1,573,921		(1,562,500)	2,797,584		—	2,797,584

Total Other Assets	3,286,263	1,573,921			2,797,584			2,797,584

Total Assets	$10,800,133	$66,598,572			$77,536,105			$77,536,105

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payables and accrued liabilities	$1,342,567	$18,305,902		—	$19,648,469		—	$19,648,469
Notes payable - short-term	—	4,429,952		—	4,429,952		—	4,429,952
Due to a stockholder and related companies	—	112,411		—	112,411		—	112,411

Total Current Liabilities	1,342,567	22,848,265			24,190,832			24,190,832

Long-term Liabilities	—
Long-term account payable	—	9,398,761		—	9,398,761		—	9,398,761
Notes payable - long-term	—	12,077,295		—	12,077,295		—	12,077,295
Due to related companies		5,106,810	3(b)	(2,420,000)	2,686,810		—	2,686,810

Total Liabilities	1,342,567	49,431,131			48,353,698			48,353,698

Minority Interest	—	—			—	3(c)	6,866,976	6,866,976

Shareholders’ Equity (Deficiency)
Share Capital	20,462	50,000	3(a)	(5,595)	64,867	3(c)	(18,033)	46,834
Additional paid in capital	26,708,870	13,891,944	3(a)	(16,878,542)	26,142,272	3(c)	(5,558,744)	20,583,538
	—		3(b)	2,420,000
Accumulated other comprehensive (loss)	(32,813)	—	3(a)	32,813	—	3(c)	—	—
Retained earnings (deficit)	(17,238,953)	3,225,497	3(a)	16,988,724	2,975,268	3(c)	(1,290,199)	1,685,069

Total shareholders’ equity	9,457,566	17,167,441			29,182,407			22,315,431
Total liabilities and equity	$10,800,133	$66,598,572			$77,536,105			$77,536,105

The accompanying notes are an integral part of these financial statements.

Dragon Pharmaceutical Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Balance Sheets

As of December 31, 2003

(Expressed in US Dollars)

	DRAGON	ORIENTAL WAVE		PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED		MINORITY INTEREST ADJUSTMENT	60% PRO FORMA CONSOLIDATED
ASSETS
Current
Cash and short term securities	$3,126,667	$515,791		—	$3,642,458		—	$3,642,458
Accounts receivable	1,265,676	4,267,353		—	5,533,029		—	5,533,029
Inventories	1,090,464	7,488,085		—	8,578,549		—	8,578,549
Due from stockholder	—	—	3(a)	2,200,000	2,200,000		—	2,200,000
Prepaid and deposits	139,595	119,070		—	258,665		—	258,665

Total Current Assets	5,622,402	12,390,299			20,212,701			20,212,701

Fixed Assets	2,089,352	37,996,606			40,085,958			40,085,958
Other Assets
Patent rights and Hep B Vaccine	500,100	—	3(a)	(500,100)	—		—	—
Intangible and other assets, net	2,924,198	2,739,607	3(a)	(1,562,500)	4,101,305		—	4,101,305

Total Other Assets	3,424,298	2,739,607		—	4,101,305			4,101,305

Total Assets	$11,136,052	$53,126,512			$64,399,964			$64,399,964

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payables and accrued liabilities	$1,428,257	$21,519,961		—	$22,948,218		—	$22,948,218
Notes payable - short-term	—	806,763		—	806,763		—	806,763
Due to a stockholder and related companies	—	5,509,135	3(b)	(5,100,000)	409,135		—	409,135

Total Current Liabilities	1,428,257	27,835,859			24,164,116			24,164,116

Long-term Liabilities
Long-term account payable	—	1,837,182		—	1,837,182			1,837,182
Notes payable - long-term	—	8,454,106		—	8,454,106			8,454,106
Due to related companies	—	—	3(b)	2,680,000	2,680,000			2,680,000

Total Liabilities	1,428,257	38,127,147		—	37,135,404			37,135,404

Minority Interest	—	—			—	3(c)	5,999,746	5,999,746

Shareholders’ Equity (Deficiency)
Share Capital	20,462	50,000	3(a)	(5,595)	64,867	3(c)	(18,033)	46,834
Additional paid in capital	26,708,870	7,835,865	3(a)	(16,878,542)	20,086,193	3(c)	(3,136,313)	16,949,881
			3(b)	2,420,000
Due from a stockholder	—	(228,148)			(228,148	) 3(c)	91,259	(136,889)
Accumulated other comprehensive (loss)	(32,007)	—	3(a)	32,007	—	3(c)	—	—
Retained earnings (deficit)	(16,989,530)	7,341,648	3(a)	16,989,530	7,341,648	3(c)	(2,936,659)	4,404,989
Total shareholders’ equity	9,707,795	14,999,365			27,264,560			21,264,814

Total liabilities and equity	$11,136,052	$53,126,512			$64,399,964			$64,399,964

The accompanying notes are an integral part of these pro forma financial statements.

Dragon Pharmaceutical Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Three Months Ended March 31, 2004

(Expressed in US Dollars)

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED		MINORITY INTEREST ADJUSTMENT	60% PRO FORMA CONSOLIDATED
Sales	$878,270	$7,155,036	—	$8,033,306		—	$8,033,306
Cost of Sales	246,741	3,591,680	—	3,838,421		—	3,838,421

Gross Profit	631,529	3,563,356		4,194,885			4,194,885
Operating Expenses
Selling expense	263,453	230,646	—	494,099		—	494,099
General and administrative expenses	415,434	1,000,286	—	1,415,720		—	1,415,720
Depreciation and amortization	179,442	377,881	—	557,323		—	557,323

Total operating expenses	858,329	1,608,813		2,467,142			2,467,142

	(226,800)	1,954,543		1,727,743			1,727,743
New market and EPO development expenses	(535)	—	—	(535)		—	(535)
Provision for doubtful debts	(27,073)	—	—	(27,073)		—	(27,073)
Loan interest expense	(769)	—	—	(769)		—	(769)

Income (Loss) from Operations	(255,177)	1,954,543	—	1,699,366		—	1,699,366
Interest Income (expense)	5,754	(14,615)	—	(8,861)		—	(8,861)

Income (Loss) before income taxes and minority interest	(249,423)	1,939,928	—	1,690,505		—	1,690,505
Minority interest	—	—	—	—	3(c)	(775,971)	(775,971)
Income Tax Expense	—	—	—	—		—	—

Net Income (Loss) for the year	$(249,423)	$1,939,928		$1,690,505			$914,534

Net Income (Loss) per share - basic and diluted	$(0.01)	$38.80		$0.03			$0.02

Weighted average number of common shares outstanding - basic and diluted	20,462,000	50,000		64,910,016			47,833,500

The accompanying notes are an integral part of these financial statements.

Dragon Pharmaceutical Inc. & Subsidiaries

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2003

(Expressed in US Dollars)

	DRAGON	ORIENTAL WAVE	PRO FORMA ADJUSTMENT	100% PRO FORMA CONSOLIDATED		MINORITY INTEREST ADJUSTMENT	60% PRO FORMA CONSOLIDATED
Sales	$3,648,149	$26,086,092	—	$29,734,241		—	$29,734,241
Cost of Sales	1,184,896	13,817,298	—	15,002,194		—	15,002,194

Gross Profit	2,463,253	12,268,794		14,732,047			14,732,047
Operating Expenses
Selling, general and administrative expenses	3,391,430	4,156,373	—	7,547,803		—	7,547,803
Depreciation and amortization of fixed assets	743,080	540,046	—	1,283,126		—	1,283,126

Total operating expenses	4,134,510	4,696,419		8,830,929			8,830,929

	(1,671,257)	7,572,375	—	5,901,118		—	5,901,118
Net write off of land-use right and fixed assets	(165,912)	—	—	(165,912)		—	(165,912)
New market and EPO development expenses	(216,560)	—	—	(216,560)		—	(216,560)
Provision for doubtful debts	(29,450)	—	—	(29,450)		—	(29,450)
Loan interest expense	(6,357)	—	—	(6,357)		—	(6,357)

Income (Loss) from Operations	(2,089,536)	7,572,375	—	5,482,839		—	5,482,839
Other Income (Expenses)
Interest Income (expense)	138,802	(32,384)	—	106,418		—	106,418
Other income	—	63,675	—	63,675		—	63,675
Other expense	—	(19,694)	—	(19,694)		—	(19,694)

Income (Loss) before income taxes and minority interest	(1,950,734)	7,583,972	—	5,633,238		—	5,633,238
Minority interest	—	—	—	—	3(c)	(3,033,589)	(3,033,589)
Income Tax Expense	(44,000)	—	—	(44,000)		—	(44,000)

Net Income (Loss) for the year	$(1,994,734)	$7,583,972		$5,589,238			$2,555,649

Net Income (Loss) per share - basic and diluted	$(0.10)	$151.68		$0.09			$0.05

Weighted average number of common shares outstanding - basic and diluted	20,348,195	50,000		64,796,211			47,719,695

The accompanying notes are an integral part of these financial statements.

Dragon Pharmaceutical Inc. & Subsidiaries

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

As of March 31, 2004 and December 31, 2003

(Expressed in US Dollars)

1.	Basis of Presentation

These pro forma consolidated financial statements have been prepared for inclusion in the proxy statement/prospectus presented to shareholders of Dragon Pharmaceutical Inc. (“Dragon”) for their consideration in determining whether to approve the acquisition of Oriental Wave Holdings Limited (“Oriental Wave”).

The accompanying unaudited pro-forma consolidated financial statements have been prepared by management of Dragon in accordance with generally accepted accounting principles of the United States. In the opinion of the management, the pro-forma consolidated financial statements include all material adjustments necessary for fair presentation in accordance with generally accepted accounting principles of the United States.

These pro forma consolidated financial statements have been prepared to give effect to the proposed acquisition described in Note 2. These pro forma consolidated financial statements are not necessarily indicative of the actual results which would have been attained had the combination been in effect on the date indicated or may be attained in the future.

These pro forma consolidated financial statements have been prepared from information derived from information derived from the audited consolidated financial statements of Dragon and Oriental Wave as at December 31, 2003 and the unaudited consolidated financial statements of Dragon and Oriental Wave as at March 31, 2004 included elsewhere herein. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of both Dragon and Oriental Wave for the year ended December 31, 2003 and the three months ended March 31, 2004.

2.	Share Purchase Agreement and Assumptions

Pursuant to a Share Purchase Agreement dated June 11, 2004, we agreed to issue 44,448,016 shares of common stock in exchange for 100% of the outstanding shares of Oriental Wave. The exchange of shares will result in the former shareholders of Oriental Wave owning a majority of our shares and, consequently, accounting principles applicable to a reverse take-over have been applied to record the transaction. Under this basis of accounting, Oriental Wave has been identified as the acquirer and, accordingly, the combined company is considered to be a continuation of the operations of Oriental Wave and include our accounts from the acquisition date. The pro forma consolidated balance sheets as of December 31, 2003 and March 31, 2004 have been prepared as though the acquisition had occurred on December 31, 2003 and the pro forma consolidated statement of operations for the year ended December 31, 2003 and the three-months ended March 31, 2004 have been prepared as though the acquisition had occurred on January 1, 2003.

3.	Pro Forma Adjustments

These unaudited pro forma consolidated financial statements reflect the following pro forma adjustments:

(a) Adjustment to record acquisition of the net assets of Dragon by Oriental Wave as though the acquisition occurred December 31, 2003. The net assets acquired are:

Cash and short term securities	$3,126,667
Accounts receivable	1,265,676
Inventories	1,090,464
Due from stockholder	2,200,000
Prepaid and deposits	139,595

Total Current Assets	7,822,402
Fixed Assets	2,089,352
Other Assets
Intangible and other assets, net	1,361,698

Total Assets	11,273,452
Less accounts payables and accrued liabilities	(1,428,257)

Net assets acquired	$9,845,195

The amount due from shareholder represents the value of the shares held in escrow by the company as security for amounts owing from a shareholder and director of the Company.

(b) Oriental Wave’s stockholders have agreed to defer 42 million RMB (US$5.1 million) in current amounts payable to become due in March 2006. The shareholders further agreed to the conversion of 20 million RMB (US$2,420,000) of the debt to equity upon the completion of the acquisition. These pro forma consolidated financial statements reflect these transactions having occurred on December 31, 2003.

(c) If the transaction is approved by shareholders but the increase in authorized share capital does not receive the required vote there will be a partial closing of the acquisition with Dragon issuing 27,371,500 million shares in exchange for 60% of the shares of Oriental Wave. Dragon will complete the full acquisition of Oriental Wave once the increase in authorized capital transactions is approved. Until that time, there will be a 40% minority interest in Oriental Wave. Dragon and the shareholders of Oriental Wave may change the number of shares issued and acquired in the first closing, though we will not complete the first closing unless we acquire more than 50% of the outstanding shares of Oriental Wave.

ANNEX A

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is dated June 11, 2004

AMONG:

DRAGON PHARMACEUTICAL INC., a company incorporated under the laws of the State of Florida, with an office at 1900 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9

(“Dragon”)

AND:

ORIENTAL WAVE HOLDING LTD., a company incorporated under the laws of the British Virgin Islands, with an office at Beaufort House, P.O. Box 438, Roadtown, Tortola, British Virgin Islands

(“Oriental”)

AND:

YAN-LIN HAN, c/o Shanxi Weiqida Pharmaceutical Co. Ltd., Datong Economic and Technology Development Zone, Shanxi, China 037300

ZHAN-GUO WENG, c/o Shanxi Weiqida Pharmaceutical Co. Ltd., Datong Economic and Technology Development Zone, Shanxi, China 037300

XUE-MEI LIU, c/o Yongfeng Enterprise, 9/F, Tower B, Yingjia Center, No. 2, Dongsanhuan Nanlu, Chaoyang District, Beijing, China 100022

(collectively, the “Vendors” and each, a “Vendor”)

WHEREAS:

(A) Oriental is a private company, a subsidiary of which is engaged in the pharmaceutical business;

(B) The Vendors are the registered and beneficial owners of all the issued and outstanding shares (the “Vendors’ Shares”) in the capital of Oriental as follows:

Shareholder	Shares
Yan-Lin Han	35,000
Zhan-Guo Weng	10,000
Xue-Mei Liu	5,000

(C) Under a letter of intent dated as of March 17, 2004 among Dragon, Oriental and the Vendors, Dragon agreed to purchase all of the Vendors’ Shares in consideration for the issuance of common shares of Dragon, with the result that Oriental will become a wholly-owned subsidiary of Dragon and the Vendors will become shareholders of Dragon;

(D) The Vendors wish to sell, and Dragon wishes to purchase, the Vendor’s Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement:

“Additional Dragon Closing Shares” has the meaning ascribed to it in § 2.3;

“Business Day” means a day other than Saturday, Sunday or any day that is a legal holiday in British Columbia;

“Closing” means the completion of the transactions contemplated hereby in accordance with the terms hereof;

“Closing Date” has the meaning ascribed to it in §6.1;

“Common Shares” means common shares in the capital of Dragon;

“Consents” means the consents, waivers and approvals of third parties reasonably required by any party to complete their obligations under this Agreement;

“Damages” means all losses, judgments, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), costs, deficiencies, damages, expenses (including but not limited to legal fees and disbursements on a solicitor and his own client basis), demands or injury suffered by a party;

“Dragon Closing Shares” has the meaning assigned in §2.2;

“Dragon Convertible Securities” are those convertible securities of Dragon set out in Schedule B;

“Dragon Shares” means the Dragon Closing Shares and the Additional Dragon Closing Shares;

“Escrow Agreement” has the meaning set out in §2.6;

“GAAP” means generally accepted accounting principles applicable in the United States which are:

(i) consistent with the principles recommended by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission, and

(ii) applied on a basis consistent with prior periods,

such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an opinion as to financial statements in which such principles have been properly applied;

“Person” means an individual, corporation, body corporate, partnership, joint venture, society, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative;

“Regulatory Approvals” means all prior approvals, authorizations, filings and consents, including the Consents, of any applicable Regulatory Authorities (as defined in Schedule A) required for the completion of the share purchase contemplated in this Agreement, including the approval of the Toronto Stock Exchange and Dragon’s registration or proxy statement being declared effective by the U.S. Securities and Exchange Commission; and

“Vendors’ Shares” means all shares of Oriental beneficially owned by the Vendors including all shares acquired after the date of this Agreement.

Interpretation

1.2 In this Agreement, except as otherwise expressly provided,

(a) “Agreement” means this Agreement, including the preamble and the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b) a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to this section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(c) “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d) the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language, such as “without limitation” or “but not limited to” or words of similar import, is used with reference thereto);

(f) any accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP;

(g) except as herein otherwise specifically set forth, a reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding that statute or regulation;

(h) where any representation or warranty is made “to the knowledge of” any Person, it means such Person is not aware of any state of facts or circumstance which would make the representation or warranty untrue;

(i) except as otherwise provided, any dollar amount referred to in this Agreement is in United States funds; and

(j) any other term defined within the text of this Agreement has the meaning so ascribed to it.

Schedules

1.3 The following are the Schedules to this Agreement:

Schedule A	–	Representations and Warranties
Schedule B	–	Release of Additional Dragon Closing Shares
Schedule C	–	Escrow Agreement
Schedule D	–	Opinions Required from Counsel for Vendors
Schedule E	–	Opinions Required from Counsel for Dragon

PART 2

PURCHASE AND SALE

Purchase and Sale

2.1 On the basis of the warranties, representations and covenants of the Vendors and Oriental herein set forth and subject to the fulfilment of any condition herein provided that has not been waived by the party entitled to the benefit thereof, on the Closing Date, Dragon will purchase from each of the Vendors, and each of the Vendors will sell to Dragon, that number of Vendors’ Shares set forth opposite his or her name in Recital (B) on the terms and conditions herein set forth.

Issuance of Dragon Closing Shares

2.2 On the Closing Date, and subject to §2.3, Dragon will pay for the Vendors’ Shares by the issuance to the Vendors of that number of Common Shares (the “Dragon Closing Shares”) which is equal to 68.35% of the issued Common Shares as at the time of Closing and after giving effect to the issuance of the Dragon Closing Shares determined according to the following formula:

Number of Common Shares outstanding at Closing ÷ 0.3165 x 0.6835

No fractional Dragon Closing Shares will be issued. Fractional shares otherwise issuable will be rounded down.

Additional Dragon Closing Shares

2.3 In addition to the Common Shares issued under §2.2, on the Closing Date, Dragon will issue to the Vendors as additional consideration for the Vendors’ Shares that number of Common Shares (the “Additional Dragon Closing Shares”) which is equal to 68.35% of the Common Shares issuable as at the time of Closing on the exercise of the Dragon Convertible Securities and after giving effect to the issuance of the Additional Dragon Closing Shares, determined according to the following formula:

Number of Common Shares issuable ÷ 0.3165 x 0.6835

at Closing on exercise of the Dragon

Convertible Securities

No fractional Additional Dragon Closing Shares will be issued. Fractional shares otherwise issuable will be rounded down.

Deemed Issue Price

2.4 The Dragon Closing Shares and the Additional Dragon Closing Shares will be issued at a deemed price per share equal to $1.00.

Allocation of Dragon Closing Shares

2.5 The Dragon Shares will be allocated among the Vendors, pro rata to their ownership of Vendors’ Shares, as follows:

Vendor	Percentage of Shares
Yan-Lin Han	70%
Zhan-Guo Weng	20%
Xue-Mei Liu	10%

Escrow of Common Shares

2.6 At the Closing, 50% of the Dragon Closing Shares and all of the Additional Dragon Closing Shares will be deposited into escrow under an escrow agreement (the “Escrow Agreement”), the form of which is attached as Schedule C.

2.7 Subject to any claim made under Part 8, the Dragon Closing Shares deposited under the Escrow Agreement will be released such that after one year only 30% of the Dragon Closing Shares remain in escrow and after two years no Dragon Closing Shares remain in escrow.

2.8 As provided for in Schedule B, the Additional Dragon Closing Shares will be released from deposit under the Escrow Agreement as Dragon Convertible Securities are exercised, in which case they will be released to the Vendors for no additional consideration, or expire unexercised or are otherwise cancelled, in which case they will be released to Dragon for cancellation for no consideration.

PART 3

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Oriental and the Vendors

3.1 In order to induce Dragon to enter into and consummate the transactions contemplated by this Agreement, Oriental and each Vendor represents and warrants to Dragon that the representations and warranties contained in Parts 2 and 3 of Schedule A are true, accurate and complete as at the date of this Agreement.

Material Change in Oriental

3.2 From the date of this Agreement until the Closing, Oriental and each of the Vendors will promptly notify Dragon of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Oriental and its subsidiaries, taken as a whole.

Representations and Warranties of Dragon

3.3 In order to induce Oriental and the Vendors to enter into and consummate the transactions contemplated by this Agreement, Dragon represents and warrants to Oriental and the Vendors that the representations and warranties of Dragon contained in Part 4 of Schedule A are true, accurate and complete as at the date of this Agreement.

Material Change in Dragon

3.4 From the date of this Agreement until the Closing, Dragon will promptly notify the Vendors of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Dragon and its subsidiaries, taken as a whole.

PART 4

CONDITIONS

Conditions For the Benefit of the Vendors

4.1 The obligation of the Vendors to complete the transactions contemplated in this Agreement at the Closing is subject to the fulfilment, to the sole satisfaction of the Vendors acting reasonably, of each of the following conditions on or before the Closing Date:

(a) the representations and warranties of Dragon in this Agreement and in any agreement, certificate or document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated in this Agreement, will be true and correct in all material respects, as of the date hereof and as of the Closing Date;

(b) all covenants and agreements contained in this Agreement to be performed or complied with by Dragon on or before the Closing Date will have been performed or complied with in all material respects;

(c) the Vendors having received all of the items listed in §6.3; and

(d) Dragon acknowledging the satisfaction of, or waiving the satisfaction of, the conditions set out in §4.3.

Waiver of Conditions by the Vendors

4.2 The conditions set forth in §4.1 are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors on or before the Closing Date.

Conditions for the Benefit of Dragon

4.3 The obligation of Dragon to complete the transactions contemplated in this Agreement at the Closing is subject to the fulfilment, to the sole satisfaction of Dragon acting reasonably, of each of the following conditions on or before the Closing Date:

(a) the representations and warranties of Oriental and each Vendor in this Agreement and in any agreement, certificate or document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated in this Agreement, will be true and correct in all material respects, as of the date hereof and as of the Closing Date;

(b) all covenants and agreements contained in this Agreement to be performed or complied with by Oriental or a Vendor on or before the Closing Date will have been performed or complied with in all material respects;

(c) all share purchase options and any other convertible securities of Oriental will be exercised for, or converted into, shares of Oriental or cancelled by the Closing Date;

(d) at least RMB 20 million of the Shanxi Weiqida Shareholder Loan (as defined in Part 1 of Schedule A) is converted into the paid-in capital of Shanxi Weiqida Pharmaceuticals Co. Ltd., a subsidiary of

Oriental, and the balance of the loan remains outstanding on the current terms of such loan as set out in the definition of the Shanxi Weiqida Shareholder Loan;

(e) the Vendors’ Shares will represent all outstanding shares of Oriental;

(f) Dragon having received all of the items listed in §6.2; and

(g) the Vendors acknowledging the satisfaction of, or waiving the satisfaction of, the conditions set out in §4.1.

Waiver of Conditions by Dragon

4.4 The conditions set forth in §4.3 are for the exclusive benefit of Dragon and may be waived by Dragon in whole or in part on or before the Closing Date.

Conditions Precedent

4.5 The purchase and sale of the Vendors’ Shares is subject to the following conditions to be satisfied on or before the Closing Date:

(a) the obtaining of all Regulatory Approvals; and

(b) the obtaining of all Consents.

PART 5

COVENANTS

Covenants of Oriental and Vendors

5.1 Oriental and the Vendors hereby covenant to Dragon that Oriental and the Vendors will

(a) use all reasonable commercial efforts to obtain the Consents,

(b) use all reasonable commercial efforts to obtain all other necessary approvals, consents, releases or waivers, including all applicable Regulatory Approvals, as may be required to validly and effectively consummate the transactions contemplated in this Agreement,

(c) file any documents required to be filed by them with a stock exchange or other regulatory authority that is necessary to obtain a required Regulatory Approval,

(d) use all reasonable commercial efforts to complete the transactions contemplated in this Agreement,

(e) except to the extent permitted or required by this Agreement or consented to by Dragon, which consent will not be unreasonably withheld, from the date of this Agreement to the Closing Date,

(i) cause each of Oriental and each subsidiary thereof to conduct its business in the ordinary and normal course of business consistent with past practice,

(ii) not make any bonus payments to or increase the compensation or benefits of any director, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements,

(iii) cause each of Oriental and each subsidiary thereof to use all reasonable efforts to maintain and preserve its existing goodwill and business relationships in the ordinary and normal course of business consistent with past practice,

(iv) not permit Oriental or any subsidiary thereof to enter into any material agreements, other than in the normal and ordinary course of its business, with any third party other than Dragon, and

(v) not permit Oriental or any subsidiary thereof to incur any debt, obligation or guarantee other than in the ordinary and normal course of business consistent with past practice nor permit any material change in the share capital of Oriental or any subsidiary thereof,

(f) except to the extent permitted or required by this Agreement or consented to by Dragon, from the date of this Agreement up to and including the Closing Date,

(i) not issue any shares or convertible securities in its capital or that of a subsidiary,

(ii) except for any dividend or distribution that will be concurrently contributed back as paid-in capital, not declare any dividend on, or make other distributions in respect of its outstanding shares (or securities convertible into shares), and

(iii) not make any distribution, payment or repayment to any non-arm’s length party or enter into any non-arm’s length contracts.

5.2 Notwithstanding the provisions of §5.1(e), Oriental will be entitled to make payments to its arm’s length contractors and suppliers for the construction and initial operation of a 7-ACA production facility in Datong, China.

Covenant on Financial Statements

5.3 Oriental will supply to Dragon audited financial statements and unaudited quarterly financial statements of Oriental prepared in compliance with U.S. GAAP, in a form and covering those periods sufficient for Dragon to prepare a proxy statement or registration statement with the U.S. Securities and Exchange Commission (the “SEC”) and to meet its filing requirements with applicable Canadian securities regulatory authorities and those stock exchanges or quotation systems on which the shares of Dragon are listed.

Covenant on Escrow and Hold Periods

5.4 The Vendors agree that they will comply with all hold periods and any escrow conditions imposed on them by any regulatory authority in connection with the completion of the purchase of the Vendors’ Shares. If any such escrow conditions are imposed at the discretion of a Regulatory Authority, Dragon will use all reasonable commercial efforts to minimize the conditions imposed on the Vendors.

Covenants of Dragon

5.5 Dragon hereby covenants that it will

(a) use all reasonable commercial efforts to obtain the Consents,

(b) use all reasonable commercial efforts to obtain all other necessary approvals, consents, releases or waivers, including all applicable Regulatory Approvals, as may be required to validly and effectively consummate the transactions contemplated in this Agreement,

(c) use all reasonable commercial efforts to complete the transactions contemplated in this Agreement,

(d) use all reasonable commercial efforts to ensure that the Dragon Shares are, when issued, listed for trading on the Toronto Stock Exchange and on the OTC Bulletin Board,

(e) except to the extent permitted or required by this Agreement or consented to by the Vendors, which consent will not be unreasonably withheld, from the date of this Agreement to the Closing Date,

(i) conduct its business in the ordinary and normal course of business consistent with past practice,

(ii) not make any bonus payments to or increase the compensation or benefits of any director, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements,

(iii) use all reasonable efforts to maintain and preserve its existing goodwill and business relationships in the ordinary and normal course of business consistent with past practice,

(iv) not enter into any material agreements, other than in the normal and ordinary course of its business, with any third party other than Oriental and the Vendors, and

(v) not incur any debt, obligation or guarantee other than in the ordinary and normal course of business consistent with past practice,

(f) except to the extent permitted or required by this Agreement or consented to by the Vendors, from the date of this Agreement up to and including the Closing Date,

(i) not issue any shares or convertible securities in its capital (other than on the exercise of convertible securities that are currently outstanding),

(ii) not declare any dividend on, or make other distributions in respect of its outstanding shares (or securities convertible into shares), and

(iii) not make any distribution, payment or repayment to any non-arm’s length party or enter into any non-arm’s length contracts.

Notwithstanding the provisions of § 5.5(e) and § 5.5(f), Dragon will be permitted to

(g) settle the terms of repayment of an approximately US$3.5 million debt owed to Dragon by a director and former CEO, Dr. Longbin Liu, and

(h) make payments of up to €400,000 for the development of a new EPO cell-line with Polymun Scientific Immunbiologische Forschung GmbH.

Notification of Expenses

From the date of this Agreement to the Closing Date, Dragon and the Vendors will promptly inform the other if Dragon, Oriental or their subsidiaries enter into any agreement or undertake any conduct permitted to be completed under this Part without the consent of Dragon or the Vendors, as applicable, including hiring any new employee, signing agreements or acquiring assets, if the value of the agreement or annual financial impact is at least U.S.$100,000 in the case of Dragon and U.S.$250,000 in the case of Oriental Wave and its subsidiaries.

Exclusive Dealing

5.6 From the date of this Agreement to the Closing Date, the parties will not, directly or indirectly, solicit, initiate or encourage any expression of interest, proposal or offers from, or negotiate with, or provide information to, facilitate discussions with or otherwise co-operate in any way with, any person (other than the parties hereto) relating to

(a) the acquisition or disposition of all or any substantial part of the issued or unissued shares of

(i) Oriental or any of its affiliates, including the Vendors’ Shares, or

(ii) Dragon or any of its affiliates,

(b) any arrangement, amalgamation, merger, sale of assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving

(i) Oriental or any of its affiliates and any other party, or

(ii) Dragon or any of its affiliates and any other party,

(each an “Alternative Transaction”).

5.7 The parties agree to immediately notify each other, in writing, upon receipt of any expression of interest, proposal or offer from any person relating to any Alternative Transaction and will forthwith disclose to the other parties all relevant details thereof. Notwithstanding such notice, none of the Vendors or Oriental will respond to such expression of interest, proposal or offer (except to decline it) but Dragon may respond as provided in §0.

5.8 Nothing in this Part will prevent the board of directors of Dragon from responding to a proposal for an Alternative Transaction, or from completing an Alternative Transaction, if the board believes in good faith that they have a fiduciary duty to do so on the basis that such a transaction may result in a transaction materially more favourable to Dragon or, if applicable, its shareholders, than the Acquisition (a “Superior Alternative Transaction”).

Standstill

5.9 Oriental and the Vendors hereby covenant with Dragon, for itself and on behalf of its affiliates and subsidiaries, that, absent the consent of Dragon, none of them will, whether directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, joint venture, partnership, company or corporation as principal, agent, or shareholder or in any other manner whatsoever, purchase or sell any shares of Dragon (including any derivative securities) during the term of this Agreement.

No Acquisitions

5.10 From the date of this Agreement to the Closing Date,

(a) Oriental will not, and will not permit any affiliate of Oriental to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Oriental, and

(b) except in the case of a Superior Alternative Transaction, Dragon will not, and will not permit any affiliate of Dragon to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Dragon.

No Dispositions

5.11 From the date of this Agreement to the Closing Date,

(a) Oriental will not, and will not permit any affiliate of Oriental to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any material asset or cancel, release or assign any material indebtedness or claim, except in the ordinary course of business consistent with past practice, and

(b) Dragon will not, and will not permit any affiliate of Dragon to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any material asset or cancel, release or assign any material indebtedness or claim, except in the case of a Superior Alternative Transaction or in the ordinary course of business consistent with past practice.

PART 6

CLOSING

Closing

6.1 The Closing will take place at 10:00 a.m. local time, on August 31, 2004 (the “Closing Date”) at the offices of Lang Michener at 1500 – 1055 West Georgia Street, Vancouver, BC V6E 4N7, or at such other place, date and time as may be mutually agreed upon by the Parties acting reasonably, but in any event not later than December 31, 2004.

Oriental and Vendor Deliveries

6.2 At the Closing, Oriental and each Vendor will execute and deliver or cause to be executed and delivered to Dragon the following:

(a) share certificates representing the Vendors’ Shares duly endorsed for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed, in either case, by the holders of record, together with evidence satisfactory to Dragon, acting reasonably, that Dragon or its nominee(s) have been entered upon the books of Oriental as the holder of the Vendors’ Shares;

(b) a certificate of status, compliance, good standing or like certificate with respect to Oriental and each of its subsidiaries issued by appropriate government officials of their respective jurisdictions of incorporation;

(c) a certificate executed by each Vendor, in form and substance reasonably satisfactory to Dragon, as to

(i) all of the representations and warranties of Oriental and each Vendor contained in this Agreement and any other related documents and instruments being true and correct in all material aspects on and as at the Closing Date and with the same force and effect as though made at such date, and

(ii) compliance with the conditions set out in this Agreement,

(d) the consents of the Vendors to their appointment to the board of directors of Dragon;

(e) copies of all Consents required to be obtained by Oriental or a Vendor, in form and substance satisfactory to Dragon;

(f) a copy of all Regulatory Approvals required to be obtained by Oriental or a Vendor, in form and substance satisfactory to Dragon;

(g) a copy of the Escrow Agreement executed by each of the Vendors; and

(h) all such other documents and instruments required to consummate the transactions contemplated in this Agreement, including legal opinions addressing the matters set out in Schedule D, as Dragon’s legal counsel may reasonably request.

Dragon Deliveries

6.3 At the Closing, Dragon will execute and deliver or cause to be executed and delivered to the Vendors the following:

(a) share certificates representing the Dragon Shares, duly registered in the names of the respective Vendors and in the proportions set out in §2.5;

(b) certified copies of all resolutions of the shareholders and the board of directors of Dragon approving the entering into and completion of the transactions contemplated by this Agreement;

(c) a certificate of status, compliance, good standing or like certificate with respect to Dragon and each of its subsidiaries issued by appropriate government officials of their respective jurisdictions of incorporation;

(d) a certificate of an authorized senior officer of Dragon dated the Closing Date, in form and substance reasonably satisfactory to the Vendors, that

(i) all of the representations and warranties of Dragon contained in this Agreement and any other related documents and instruments are true and correct in all material aspects on and as at the Closing Date and with the same force and effect as though made at such date,

(ii) Dragon has complied with all the terms, covenants and conditions set out in this Agreement on its part to be complied with up to the Closing, and

(iii) no order, ruling or determination having the effect of suspending the issuance of the Dragon Shares or ceasing the trading in any securities of Dragon is in effect and no proceedings for that purpose have been instituted or, to the knowledge of such officer, are pending or threatened or contemplated by any Regulatory Authority;

a certificate of an authorized senior officer of Dragon dated the Closing Date up-dating the information in Schedule B as to the number of outstanding Dragon Convertible Securities;

(e) a resolution of the board of directors of Dragon appointing to the Board each of the Vendors, or such other persons as nominated by the Vendors, each of whom must be acceptable to the Regulatory Authorities having jurisdiction over such appointment, and the resignation of three persons from the five-member Board, effective at or before the Closing;

(f) copies of all Consents required to be obtained by Dragon, in form and substance satisfactory to the Vendors;

(g) a copy of all Regulatory Approvals required to be obtained by Dragon, in form and substance satisfactory to the Vendors;

(h) a copy of the Escrow Agreement executed by Dragon and the escrow agent appointed under such agreement;

(i) a copy of the letter from the Toronto Stock Exchange confirming that the Dragon Shares have been approved for listing on the Toronto Stock Exchange on issuance, subject only to the usual post-closing filing conditions; and

(j) all such other documents and instruments required to consummate the transactions contemplated in this Agreement, including legal opinions addressing the matters set out in Schedule E, as legal counsel for the Vendors may reasonably request.

PART 7

TERMINATION

Termination Time

7.1 If the Closing has not occurred on or before 5:00 p.m. (Pacific Time) on December 31, 2004 (the “Termination Time”), this Agreement will be null and void and of no further force and effect at and after the Termination Time. Notwithstanding the termination of the Agreement, no Party will be released or relieved from any liability arising from the breach by such Party as of or before such time of any of its representations, warranties, covenants or agreements contained in this Agreement.

Termination at any Time

7.2 This Agreement may be terminated at any time with the written consent of each of the Parties.

7.3 The Vendors, acting jointly, may also terminate this Agreement if they notify Dragon that they do not wish to proceed with the sale of the Vendors’ Shares on the basis that

(a) there has been a material decrease in the intrinsic value of Dragon as a company, including but not limited to the value available to a proposed acquirer in the goodwill and reputation of Dragon as a public company, or

(b) there is any indication of improper trading activity in Dragon’s stock.

7.4 Dragon may terminate this Agreement at any time by notifying the Vendors that Dragon’s Board has identified and decided to pursue a Superior Alternative Transaction.

Fees and Expenses

7.5 Except as otherwise provided in this Agreement, Dragon, the Vendors and Oriental agree that, whether or not the proposed transactions outlined herein are consummated, they will pay their own fees and expenses, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreements, documents, opinions or valuations contemplated thereby or prepared in connection with the sale of the Vendors’ Shares and other transactions contemplated hereunder.

7.6 Notwithstanding §7.5, the parties agree that

(a) any fee payable in connection with a sponsorship report required to be filed with the Toronto Stock Exchange in order to obtain the approval of such exchange to completion of the purchase of the Vendors’ Shares by Dragon, will be shared equally between Dragon, on the one hand, and the Vendors (on a joint and several basis), on the other hand, and

(b) if this Agreement is terminated pursuant to §☐ (other than with respect to a suit brought by Oriental, a Vendor or their affiliates, or, provided that Dragon has fulfilled its covenants hereunder, as a result of a failure to obtain shareholder or regulatory approval of the acquisition of the Vendors’ Shares) or §7.4, Dragon will, promptly after receipt of reasonable particulars setting forth the expenses, reimburse Oriental for the reasonable expenses actually incurred by Oriental in connection with all matters relating to the Acquisition (not to exceed US$500,000) including, without limitation, fees and disbursements of counsel and auditors, consultants, and other financial advisors and travel and communication expenses.

PART 8

INDEMNIFICATION

Indemnity by Oriental and Vendors

8.1 Oriental and the Vendors covenant and agree on demand to indemnify and hold harmless Dragon from and against all Damages incurred by Dragon and arising, directly or indirectly, from or in connection with

(a) any breach by Oriental or a Vendor of any representation or warranty made by such party in this Agreement, the Schedules to this Agreement, or any other certificate or document delivered pursuant to this Agreement;

(b) any breach by Oriental or a Vendor of any covenant or obligation of such party in this Agreement; or

(c) any claim by any person for brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding alleged to have been made by any such person with Oriental or a Vendor (or any person acting on any of their behalf) in connection with any of the transactions contemplated by this Agreement.

Several Liability of Vendors

8.2 The liability of each Vendor will be several only and not joint and each Vendor will be liable only for that percentage of the Damages equal to the percentage that the shareholdings of Oriental of that Vendor represents in relation to the issued and outstanding shares of Oriental.

Indemnity by Dragon

8.3 Dragon covenants and agrees on demand to indemnify and hold harmless the Vendors from and against all Damages incurred by Oriental or a Vendor and arising, directly or indirectly, from or in connection with

(a) any breach by Dragon of any representation or warranty made by it in this Agreement, the Schedules to this Agreement, or any other certificate or document delivered pursuant to this Agreement;

(b) any breach by Dragon of any covenant or obligation of Dragon in this Agreement; or

(c) any claim by any person for brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding alleged to have been made by any such person with Dragon (or any person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

Time Limitations

8.4 If the Closing occurs, Oriental and the Vendors will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed or complied with on or before the Closing Date, unless on or before the date that is two years after the Closing Date, Dragon notifies Oriental and/or the Vendors of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Dragon.

8.5 If the Closing occurs, Dragon will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed or complied with on or before the Closing Date, unless on or before the date that is two years after the Closing Date the Vendors notify Dragon of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Vendors.

Limitation on Recovery From Vendors

8.6 If a valid claim is made under this Part by Dragon, Dragon’s recovery will be limited to requiring the return by a Vendor of Dragon Closing Shares then held under the Escrow Agreement to the extent necessary to satisfy the claim. Any shares returned from escrow under this section will be credited against the amount of the claim by deducting from the amount due the product of the number of shares returned for cancellation multiplied by the weighted average trading price of the Common Shares on the principal stock exchange on which they trade for the 10 trading days commencing after a public announcement of the claim being made. Notwithstanding the foregoing, there will be no limit on the Damages that Dragon may recover from the Vendors in the case of fraud or intentional misrepresentation.

Limitation on Recovery From Dragon

If a valid claim is made under this Part by a Vendor, the Vendors’ recovery will not exceed the value of the limitation on liability payments then in effect for the Vendors as set out in §8.6. Notwithstanding the foregoing, there will be no limit on the damages that the Vendors may recover from Dragon in the case of fraud or intentional misrepresentation.

Notice of Breach

8.7 A party will, when it has determined that it has actual (and not attributed or assumed) knowledge of facts or circumstances which give rise to a claim under this Agreement against another party, promptly notify the other parties of such facts or circumstances.

PART 9

CONFIDENTIAL INFORMATION

Obligations Not To Disclose

9.1 Dragon, and Oriental and each Vendor, agree that this Agreement and all information about Oriental, and Dragon, respectively, obtained in connection with this Agreement and in performance of due diligence will not be disclosed to others or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or in connection with the filing of an annual information form, prospectus or similar document, or with the written consent of the other parties provided that the provisions of this Part do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

No Liability For Actions of Third Parties

9.2 No party will be liable to the others for the fraudulent or negligent disclosure of information by any of its directors, employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information and takes legal action against any of its directors, employees, servants or agents that makes a fraudulent or negligent disclosure of such information.

PART 10

GENERAL

Vendors’ Representative

10.1 Any amendment, modification, supplement, approval, consent, waiver or termination of any provision of this Agreement that may or must be delivered by the Vendors under this Agreement, may be executed and delivered solely by Yan-Lin Han on behalf of all of the Vendors and, when so executed and delivered, will be binding on all the Vendors.

Survival of Representations, Warranties and Covenants

10.2 The representations, warranties and covenants of the Parties contained in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years and will not be discharged, dissolved or terminated by the Closing.

Modifications, Approvals and Consents

10.3 No amendment, modification, supplement, approval, consent, waiver or termination of any provision of this Agreement will be effective unless made in writing and signed by each of the Parties having rights under this Agreement at that time and then only in the specific instance and for the specific purpose given; provided, however, that, if the amendment is of a type requiring shareholder approval, the amendment will be valid only when such shareholder approval is obtained.

Time of Essence

10.4 Time will be of the essence of this Agreement.

Successors

10.5 This Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

10.6 This Agreement may not be assigned by any Party without the written consent of the other Parties.

Press Releases

10.7 No Party will, and each Party will ensure that its affiliates, directors, officers, employees and agents will not, issue any press release or make any public statement related to this Agreement, the agreements and instruments entered into pursuant to this Agreement or the transactions contemplated hereunder or thereunder, without the prior consent of the other Parties, except to the extent unless such press release or public statement is required by law, in which case the party required to issue the press release or make the public statement will use its commercially reasonable efforts to obtain the prior approval of the other parties as to the form, nature and extent of the disclosure.

Notices

10.8 Any notice required or permitted to be given under this Agreement must be in writing and must be delivered or sent by facsimile transmission addressed as applicable as follows:

(a) if to Dragon at:

1900 – 1055 West Hastings Street

Vancouver, British Columbia V6E 2E9

Attention: Chief Executive Officer

Facsimile: 1-604-669-4243

with a copy to:

Lang Michener LLP

Barristers & Solicitors

1500 – 1055 West Georgia Street

P.O. Box 11117

Vancouver, BC V6E 4N7

Attention:  Leo Raffin

Facsimile: (604) 685-7084

(b) if to the Vendors as follows:

Yan-Lin Han

Zhan-Guo Weng

c/o Shanxi Weiqida Pharmaceutical Co. Ltd.

Datong Economic and Technology Development Zone

Shanxi, China 037300

Facsimile: + 86 352 6116451

Xue-Mei Liu

c/o Yongfeng Enterprise

9/F, Tower B, Yingjia Center

No. 2, Dongsanhuan Nanlu

Chaoyang District, Beijing, China 100022

Facsimile: + 86 10 6566 2924

(c) if to Oriental, at:

c/o Yan-Lin Han

Shanxi Weiqida Pharmaceutical Co. Ltd.

Datong Economic and Technology Development Zone

Shanxi, China 037300

Facsimile: + 86 352 6116451

with a copy to:

Bull, Housser & Tupper

Barristers & Solicitors

3000 – 1055 West Georgia Street

P.O. Box 11130

Vancouver, BC V6E 3R3

Attention:  Marion V. Shaw

Facsimile: (604) 641-4949

or to such other address as any Party may specify by notice in writing to the other.

Delivery

10.9 A notice delivered or sent in accordance with the preceding section will be deemed to be given and received

(a) at 9:00 a.m. on the day of delivery or receipt at the place of delivery or receipt if that day is a Business Day at that place and the delivery or receipt is before that time on that day,

(b) at the time of delivery or receipt if received on or after 9:00 a.m. and before 4:00 p.m. at the place of delivery or receipt on a day that is a Business Day at that place, and

(c) at 9:00 a.m. at the place of delivery or receipt on the next day that is a Business Day at that place, if delivered or received on a day that is not a Business Day at that place or after 4:00 p.m. at that place.

Language of Document

10.10 All correspondence in respect of this Agreement or the enforcement of rights of the parties hereunder will be made in the English language only.

Arbitration

10.11 A dispute (“Dispute”) between the parties as to of the interpretation of this Agreement, as to a matter to be agreed under this Agreement or otherwise arising under this Agreement, will be determined by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia) based upon the following:

(a) the arbitration will be initiated by a party to the Dispute delivering a written notice to the other party to the Dispute setting out a description of the Dispute to be submitted to arbitration;

(b) the arbitration tribunal will consist of one arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, by an arbitrator appointed pursuant to the Commercial Arbitration Act (British Columbia);

(c) the arbitrator must be qualified by education and training to pass upon the particular matter to be decided;

(d) the arbitrator will be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the submission of the Dispute to arbitration;

(e) after written notice is given to refer any Dispute to arbitration, the Parties will meet within 15 Business Days of delivery of the notice and will negotiate in good faith any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk;

(f) the arbitration will take place in Vancouver, British Columbia;

(g) the arbitration decision will be given in writing and will be final and binding on the Parties, not subject to any appeal, and will deal with the question of costs of arbitration and all related matters;

(h) judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

(i) all Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) will be governed by the substantive law of British Columbia; and

(j) the Parties agree that the arbitration will be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

Further Assurances

10.12 Each Party will, on demand by any other Party, execute and deliver such further documents and instruments and do all such acts and things as the other Party may either before or after the Closing Date reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

Governing Law

10.13 This Agreement is and will be deemed to be made in British Columbia and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia, and the rights and remedies of the parties will be determined in accordance with those laws.

Attornment

10.14 Each party irrevocably and exclusively attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover, and any proceeding commenced or maintained by a party in respect of this Agreement will be commenced or maintained only in such of those courts as is appropriate.

Entire Agreement

10.15 Except for the Confidentiality Agreement dated effective April 1, 2003, which remains in force in accordance with its terms, this Agreement and all Schedules hereto contain the entire agreement among the Parties in respect of the subject matter hereof and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement and the Schedules hereto.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

DRAGON PHARMACEUTICAL INC.

Per:	/s/ ALEXANDER WICK
Dr. Alexander Wick President and Chief Executive Officer

ORIENTAL WAVE HOLDING LTD.

Per:	/s/ YAN-LIN HAN
Mr. Yan-Lin Han

Signed, Sealed and Delivered by Yan-Lin Han in the presence of:	) )
/s/ GARRY WONG	) ) )	/s/ YAN-LIN HAN
Witness (Signature))		YAN-LIN HAN
Garry Wong	) )
Name (please print))
1900 – 1055 West Hasting St.	) )
Address	)
Vancouver, BC	) )
City, Province	)
Manager	) )
Occupation

Signed, Sealed and Delivered by Zhan-Guo Weng in the presence of:	) )
/s/ ELLEN WEI	) ) )	/s/ ZHAN-GUO WENG
Witness (Signature))		ZHAN-GUO WENG
Ellen Wei	) ) )
Name (please print))
) )
Address	)
) )
City, Province	)
) )
Occupation

Signed, Sealed and Delivered by Xue-Mei Liu in the presence of:	) )
/s/	) ) )	/s/ XUE-MEI LIU
Witness (Signature))		XUE-MEI LIU
) )
Name (please print))
) )
Address	)
) )
City, Province	)
) )
Occupation

SCHEDULE A

Representations and Warranties

PART 1 Definitions

In this Schedule A, including all appendices attached hereto, except as otherwise expressly provided or unless the context otherwise requires, capitalized words and terms have the meaning ascribed to them in the Agreement and

“Accounts Receivable” means, with respect to any Person, accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to that Person, and the full benefit of any related security;

“Affiliate” has the meaning ascribed to it in the Canada Business Corporations Act (Canada) as at the date of this Agreement;

“Applicable Law” means

any statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise),

(a) any judgement, order, writ, injunction, decision, ruling, decree or award,

(b) any regulatory policy, practice or guideline, or

(c) any Approval,

of any Regulatory Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of that Person;

“Approval” means any franchise, licence, qualification, authorization, consent, certificate, registration, exemption, waiver, filing, grant, notification, privilege, right, order, judgement, ruling, directive, permit or other approval;

“Assets” means, with respect to any Person, all undertakings, property, assets, rights and interests of that Person, including

(a) all equity contribution, ownership and shareholder rights and interests of that Person in another Person,

(b) the Real Property of that Person and all rights and interests of that Person in and to its Real Property Leases, including prepaid rents, security deposits, options to renew or purchase, rights of first refusal under the Real Property Leases and all leasehold improvements owned by that Person,

(c) the Personal Property of that Person and all rights and interests of that Person in and to its Personal Property Leases, including prepaid rents, security deposits and options to renew or purchase,

(d) the Accounts Receivable of that Person,

(e) all rights and interests of that Person under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with its Assets,

(f) the Intellectual Property of that Person,

(g) all rights and interests of that Person in and to all Contracts to which that Person is a party or by which any of its Assets or Business is bound or affected,

(h) all Approvals issued to that Person,

(i) the Books and Records of that Person,

(j) all prepaid charges, deposits, sums and fees paid by that Person before the Closing,

(k) all goodwill of that Person, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of that Person, and all proceeds of any or all of the foregoing received or receivable after the Closing;

“Associate” has the meaning ascribed to it in the Canada Business Corporations Act (Canada) as at the date of this Agreement;

“Aurobindo Tongling” means Aurobindo Tongling (Datong) Pharmaceutical Co., Ltd.;

“Books and Records” means, with respect to any Person, all books, records, files and papers of that Person, including computer and software programs and all source code thereof, computer manuals, computer data, financial and tax working papers, financial and tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, copies of applications for Material Approvals and Material correspondence with third parties (including Governmental Authorities) relating to the Approvals, research and development records, lists of present and former customers and suppliers, personnel and employment records, minute and share certificate books, and all copies and recordings of the foregoing;

“Business” means, with respect to any Person, the business carried on currently and prior to the date of this Agreement by that Person;

“Canadian First” means Canadian First Pharmaceutical Co., Ltd.;

“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied;

“Claim” means

(a) any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative,

(b) any other proceeding, or

(c) any appeal or application for review,

at law or in equity or before or by any Regulatory Authority;

“Datong No. 2 Pharma” means Datong No. 2 Pharmaceutical Factory;

“Datong Pharma” means Datong Pharmaceutical Factory;

“Domestic Shanxi Weiqida” means Shanxi Weiqida Pharmaceutical Co., Ltd., a domestic People’s Republic of China company;

“Dragon Financial Statements” means the audited financial statements of Dragon for the one-year period ended on the Financial Statement Date;

“Dragon Subsidiary” means any one of Dragon Pharmaceuticals (Canada) Inc., Allwin Newtech Ltd., Allwin Biotrade Ltd., Nanjing Huaxin Bio-pharmaceutical Co., Ltd. and Sanhe Kailong Biopharmaceutical Co., Ltd. and “Dragon Subsidiaries” means, collectively, each Dragon Subsidiary;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option or claim or any other encumbrance or title defect of whatsoever nature or kind, regardless of form, whether or not registered or registrable and whether or not consensual or arising at law (statutory or otherwise);

“Environmental Contamination” means the release, discharge or existence of any substance harmful to public health, employee health or safety or the environment including any Hazardous Material or any other pollutant or contaminant;

“Environmental Protection Laws” means all Canadian or non-Canadian statutes, regulations, laws, by-laws, rules, permits, codes, ordinances, orders, directives, policies, standards, guidelines and lawful requirements of any competent authority in force from time to time and all judicial and administrative decisions with respect to protection of the environment, public health, occupational health and safety or regulating Hazardous Materials or Environmental Contamination or with respect to the storage, manufacture, disposal, treatment, generation, use, transport, remediation, release into the environment of or the exposure to Hazardous Materials;

“Equity Interest” means, with respect to any Person, any and all present or future shares, units, trust units, partnership, contribution or other interest, participation or other equivalent right in that Person’s equity or capital, however designated and whether voting or non-voting;

“Financial Statement Date” means December 31, 2003;

“Hazardous Materials” means radioactive materials, pollutants, contaminants, hazardous, flammable, explosive, corrosive or toxic substances or special waste of any kind and any substance the storage, manufacture, disposal, treatment, generation, use, transport, remediation or release of which is prohibited, controlled, regulated or licensed by an applicable Regulatory Authority;

“Information Technology” means, with respect to any Person, the computer equipment and associated peripheral devices and the related operating and application systems and other software used, owned, leased or licensed by that Person;

“Intellectual Property” means, with respect to any Person, all patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases and such similar instruments or rights which are recognized in any jurisdiction, and all trade secrets, know-how, product Approvals, manufacturing Approvals (including Certificates of Good Manufacturing Practices for Pharmaceutical Products) and all other Approvals to produce and market pharmaceutical products owned or used by that Person or in which that Person has any right or interest;

“Land Use Right No. 1” means the land use right granted to Domestic Shanxi Weiqida in respect of a piece of land located at Fanzhuang Village, Datong Development District, South of Dayang Line, Datong City, having a total area of 38,637 square meters;

“Material” means of such a nature or amount as would reasonably be regarded as significant in relation to the subject matter or in relation to the capital, prospects, condition (financial or otherwise) or results of operation of the Person to which reference is made and “Materially” has a corresponding meaning;

“Material Adverse Change” and “Material Adverse Effect” means any change or effect that Materially adversely affects the ability of any Person to conduct its Business after the Closing Date substantially as its Business has been conducted to the date of this Agreement;

“Material Contract” means, with respect to any Person, any Contract to which that Person is a party or by which that Person or any of its Assets are bound or attached, which involves or may reasonably involve a payment to or by that Person in excess of $250,000 in the case of Oriental or Shanxi Weiqida or $100,000 in the case of Dragon over the term of the Contract;

“Ordinary Course” means, with respect to an action taken by any Person, that the action is consistent with the past practices of that Person and is taken in the normal day-to-day operations of that Person;

“Oriental Financial Statements” means the audited financial statements of Oriental for the two-year period ended on the Financial Statement Date;

“OTCBB” means the OTC Bulletin Board;

“Personal Property” means, with respect to any Person, each item of machinery, equipment, furniture, motor vehicles and other personal property owned or leased by that Person (including those in possession of third parties) which had a book value of more than $24,000 in the accounting records of that Person determined in accordance with GAAP, as at the date of the most recently completed financial year of that Person or is otherwise Material to its Business;

“Personal Property Leases” means, with respect to any Person, all equipment leases, chattel leases, rental agreements, conditional sales agreements and similar Contracts in respect of any Assets other than Real Property to which that Person is a party;

“Real Property” means, with respect to any Person, all real property, appurtenances and interests therein, including land use rights, owned or leased by that Person (including those in possession of third parties);

“Real Property Leases” means, with respect to any Person, all leases and Contracts in the nature of a lease (including all renewals, assignments and subleases and agreements to lease) in respect of any Real Property to which that Person is a party;

“Regulatory Authority” means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof and includes any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government by which Oriental, Shanxi Weiqida, the Vendors or Dragon or their respective Business and Assets is bound or to which any of the foregoing is subject, including any stock exchange on which any of their securities trade;

“SEC” means the U.S. Securities and Exchange Commission;

“Shanxi Weiqida” means Shanxi Weiqida Pharmaceutical Co., Ltd., a foreign invested People’s Republic of China company;

“Shanxi Weiqida Shareholder Loan” means the interest-free loan in the amount of RMB42,000,000 made by Shanxi Tongling Pharmaceutical Co., Ltd. to Shanxi Weiqida, the repayment terms of which are RMB20,000,000 to be repaid on or before the Closing Date through conversion into a RMB20,000,000 capital contribution to Shanxi Weiqida by Oriental as contemplated in §4.3(d) of the Agreement, RMB 11,000,000 to be repaid on December 31, 2005 and RMB11,000,000 to be repaid on May 30, 2006;

“Tax Laws” means means all Canadian or non-Canadian statutes, regulations, laws, by-laws, rules, permits, codes, ordinances, orders, directives, policies, standards, guidelines and lawful requirements of any competent authority in force from time to time and all judicial and administrative decisions with respect to Taxes;

“Taxes” means all taxes, charges, fees, levies or other assessments payable under foreign laws or the laws of Canada or any province, municipality or other political subdivision thereof, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, value added taxes, transfer taxes, property taxes, capital taxes, import and customs duties, employment, payroll, withholding, business, mining or other taxes, and other governmental charges and assessments, and includes additions by way of penalties, interest and fines and other amounts with respect thereto;

“Tongzhen” means Shanxi Tongzhen Pharmaceutical Co., Ltd.; and

“TSX” means the Toronto Stock Exchange.

PART 2 Representations and Warranties of Each Vendor Relating to the Vendor and the Vendors’ Shares Owned by the Vendor

1. Authority. The Vendor has all necessary legal right, authority and capacity to execute and deliver this Agreement, to transfer the legal and beneficial title and ownership of the Vendors’ Shares owned by the Vendor to Dragon and to perform all of the Vendor’s obligations hereunder.

2. Enforceability. This Agreement has been duly executed and delivered by the Vendor and (assuming due execution and delivery by the other parties) is a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the Contracts and instruments required by this Agreement to be delivered by the Vendor at the Closing will have been duly executed and delivered by the Vendor and (assuming due execution and delivery by the other parties thereto) will be enforceable against the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally, except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction and rights to indemnity and the ability to sever unenforceable terms may be limited by applicable law.

3. Consents. Except as disclosed in this Agreement, no Approval of any Person, and no registration, declaration or filing by the Vendor with any Person, is required in order for the Vendor to,

incur the Vendor’s obligations pursuant to this Agreement,

execute and deliver this Agreement and all other documents and instruments to be delivered by the Vendor pursuant to this Agreement,

duly perform and observe the terms and provisions of this Agreement and each other Contract or instrument to be entered into pursuant to this Agreement, including the indirect transfer of control over Shanxi Weiqida, and render this Agreement legal, valid, binding and enforceable on the Vendor.

4. No Conflict. The execution, delivery and performance by the Vendor of this Agreement and the completion of the Closing will not (whether after the lapse of time, giving of notice or both), result in

(a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of the Vendor’s obligations, under

(i) any Contract to which the Vendor is a party or by which any of the Vendor’s Assets are bound or affected,

(ii) any Approval issued to or held by or for the benefit of the Vendor or necessary to ownership of the Vendors’ Shares owned by the Vendor,

(iii) any judgment, decree, order or award of any court, Regulatory Authority or arbitrator having jurisdiction over the Vendor, or

(iv) any Applicable Law,

(b) the creation of any Encumbrance on any of the Vendors’ Shares owned by the Vendor, or

(c) the requirement of any Approval from any of the Vendor’s creditors.

5. No Claims. There are no Claims (whether or not on the Vendor’s behalf) pending or outstanding or, to the Vendor’s knowledge, threatened against the Vendor which could reasonably be expected to adversely affect the Vendors’ Shares owned by the Vendor or its ability to perform its obligations under this Agreement. To the Vendor’s knowledge there is not any factual or legal basis on which any such bona fide Claim might reasonably be expected to be commenced.

6. Ownership of Vendor’s Shares. The Vendor is the registered and beneficial owner of the Vendors’ Shares owned by the Vendor, with good and marketable title thereto, free and clear of all Encumbrances, and has the exclusive right to dispose of such Vendors’ Shares as provided in this Agreement. None of the Vendors’ Shares owned by the Vendor are subject to (i) any Contract or restriction which in any way limits or restricts the transfer to Dragon of such Vendors’ Shares; or (ii) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the voting of any or all of such Vendors’ Shares which will not have been terminated before the Closing. On completion of the Closing, the Vendor will have no ownership interest in Oriental, whether direct or indirect, actual or contingent, and Dragon will have good title to the Vendors’ Shares owned by the Vendor, free and clear of all Encumbrances.

7. Vesting of Title to Vendors’ Shares. The consummation of the transactions contemplated in this Agreement will vest in Dragon sole legal and beneficial title to the Vendors’ Shares owned by the Vendor free and clear of any Encumbrances effective on the Closing Date.

8. No Other Agreements to Purchase. No Person other than Dragon has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract for the purchase or acquisition from the Vendor of any of the Vendors’ Shares owned by the Vendor.

9. Solvency. The Vendor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other similar legislation in any jurisdiction and has not made an assignment in favour of, or a proposal in bankruptcy to, the Vendor’s creditors or any class thereof, and no petition for a receiving order has been presented in respect of the Vendor. The Vendor has not initiated proceedings with respect to a compromise or arrangement with the Vendor’s creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Vendor or any of the Vendor’s Assets (including the Vendors’ Shares owned by the Vendor) and no execution or distress has been levied on any of the Vendor’s Assets (including the Vendors’ Shares owned by the Vendor), nor have any proceedings been commenced in connection with any of the foregoing.

10. No Undisclosed Information. The Vendor does not have any information or knowledge of any fact or circumstance which adversely affects the Vendor’s ability to complete the transactions contemplated in this Agreement that has not been disclosed to Dragon pursuant to this Agreement and neither this Agreement nor any other document or certificate furnished to Dragon by the Vendor in connection with such transactions contains any Material error or omission or untrue, misleading or incomplete statement of Material fact.

11. Independent Legal Advice. Before the execution of this Agreement, the Vendor has read and fully understands the terms of this Agreement and has had the opportunity to seek independent legal advice with respect to the matters addressed in this Agreement, and has obtained such independent legal advice or has determined such advice is not required and the Vendor fully understands and accepts the terms of this Agreement. The Vendor confirms that the Vendor is executing this Agreement freely, voluntarily and without duress.

12. Validity. All of the foregoing representations and warranties of the Vendor will be true and correct on the Closing Date as if made on that date.

PART 3 Representations and Warranties of Oriental and Each Vendor Relating to Oriental and Shanxi Weiqida

1. Oriental Status. Oriental is duly incorporated and organized, and is validly existing, under the laws of the British Virgin Islands and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. Oriental carries on its Business only in the People’s Republic of China, and has made all filings and holds all registrations, licensing and other qualifications to carry on its Business in such jurisdictions.

2. Subsidiaries of Oriental. Except for Shanxi Weiqida, Oriental has not owned, does not own, and does not have any Contract to acquire or lease, directly or indirectly, any Equity Interest in, or any proprietary interest in the Assets or Business of, any other Person.

3. Ownership of Shanxi Weiqida. Oriental owns and has good and marketable title to the entire Equity Interest in Shanxi Weiqida as the legal and beneficial owner free and clear of all Claims and Encumbrances and such Equity Interest has been duly registered.

4. Shanxi Weiqida Status. Shanxi Weiqida is duly incorporated and organized, and is validly subsisting, under the laws of the People’s Republic of China and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. Shanxi Weiqida carries on its Business only in the People’s Republic of China, and has made all filings and holds all registrations, licensing and other qualifications to carry on its Business in such jurisdictions.

5. Subsidiaries of Shanxi Weiqida. Shanxi Weiqida has not owned, does not own, and does not have any Contract to acquire or lease, directly or indirectly, any Equity Interest in, or any proprietary interest in the Assets or Business of, any other Person.

6. Corporate Power and Capacity. Each of Oriental and Shanxi Weiqida has the corporate power and corporate capacity to carry on their Business and to own their Assets and Oriental has the corporate power and corporate capacity to enter into this Agreement and perform its obligations hereunder.

7. Share Capital of Oriental. The authorized share capital of Oriental consists of 50,000 shares all of which are issued and outstanding. Each of the issued and outstanding shares of Oriental has been duly and validly issued and is outstanding as a fully paid and non-assessable share in the capital of Oriental and

Yan-Lin Han is the registered and beneficial owner of 35,000 shares,

Zhan-Guo Weng is the registered and beneficial owner of 10,000 shares; and

Xue-Mei Liu is the registered and beneficial owner of 5,000 shares.

8. Rights to Purchase Oriental Shares. Except as provided in this Agreement, no Person has any right or Contract, present or future, contingent or absolute, or any right capable of becoming a right or Contract, for the acquisition of any Equity Interest in Oriental.

9. Share Capital of Shanxi Weiqida. Oriental owns 100% of the Equity Interest in Shanxi Weiqida and is the only Person obligated to make additional capital contributions to Shanxi Weiqida.

10. Rights to Purchase Shanxi Weiqida Shares. Except for Oriental, no Person has any right or Contract, present or future, contingent or absolute, or any right capable of becoming a right or Contract, to make any capital contribution, or for the acquisition of any Equity Interest, in Shanxi Weiqida.

11. Directors and Officers. The directors of Oriental are as follows:

Directors:	Yan-Lin Han
Zhan-Guo Weng
Xue-Mei Liu

and the directors and officers of Shanxi Weiqida are as follows:

Directors:	Yan-Lin Han
Zhan-Guo Weng
Xue-Mei Liu
Qing-Ming Liu
Officers:	Yan-Lin Han – Legal Representative
Zhan-Guo Weng – General Manager

12. Enforceability. This Agreement and all other Contracts and instruments to be executed and delivered by Oriental pursuant to this Agreement have been duly authorized, executed and delivered by Oriental and constitute legal, valid and binding obligations of Oriental and are enforceable against Oriental in accordance with their terms, except to the extent that the availability of equitable remedies is subject to the discretion of applicable judicial authority,

enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to the rights of creditors generally, and rights to indemnity and the ability to sever unenforceable terms may be limited by applicable law.

13. Consents. Except as expressly set out in this Agreement, no Approval of any Person, and no registration, declaration or filing by Oriental or Shanxi Weiqida with any Person, is required in order for Oriental to, incur its respective obligations pursuant to this Agreement,

execute and deliver this Agreement and all other documents and instruments to be delivered by it pursuant to this Agreement,

duly perform and observe the terms and provisions of this Agreement and any other agreements or instruments to be entered into pursuant to this Agreement, including the indirect transfer of control over Shanxi Weiqida, and render this Agreement legal, valid, binding and enforceable on them.

14. No Conflict. The execution, delivery and performance by Oriental of this Agreement and the completion of the Closing will not (whether after the lapse of time, giving of notice or both), result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Oriental or Shanxi Weiqida, under any Contract to which Oriental or Shanxi Weiqida is a party or by which any of their undertakings or Assets are bound or affected,

any provision of their constating documents, by-laws, articles or resolutions of their boards of directors (or any committees thereof) or shareholders,

any Approval issued to, held by or for the benefit of, Oriental or Shanxi Weiqida,

any judgment, decree, order or award of any court, Regulatory Authority or arbitrator having jurisdiction over Oriental or Shanxi Weiqida, or any Applicable Law,

the creation of any Encumbrance on any of the Assets of Oriental or Shanxi Weiqida, or

the requirement of any Approval from any of the creditors of Oriental or Shanxi Weiqida.

15. No Claims. There are no Claims (whether or not on behalf of Oriental or Shanxi Weiqida) pending or outstanding or, to Oriental’s or the Vendor’s knowledge, threatened against Oriental or Shanxi Weiqida which could reasonably be expected to adversely affect any of their Assets or Oriental’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on Oriental or Shanxi Weiqida. To Oriental’s knowledge there is not any factual or legal basis on which any such bona fide Claim might reasonably be expected to be commenced.

16. Solvency. Neither Oriental nor Shanxi Weiqida is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other similar legislation in any jurisdiction and neither of them has made an assignment in favour of, or a proposal in bankruptcy to its, respective creditors or any class thereof, and no petition for a receiving order has been presented in respect of Oriental or Shanxi Weiqida. Neither Oriental nor Shanxi Weiqida has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of Oriental or Shanxi Weiqida or any of their Assets and no execution or distress has been levied on any of their Assets, nor have any proceedings been commenced in connection with any of the foregoing.

17. No Undisclosed Information. Oriental and the Vendor do not have any information or knowledge of any fact or circumstance which adversely affects Oriental’s ability to complete the transactions contemplated in this Agreement and neither this Agreement nor any other document or certificate furnished to Dragon by Oriental in connection with such transactions contains any Material error or omission or untrue, misleading or incomplete statement of Material fact.

18. Asset Acquisitions.

All of the

Assets of Domestic Shanxi Weiqida, Datong No. 2 Pharma and Datong Pharma,

injectable and capsule pharmaceutical production line and product Assets of Aurobindo Tongling, and pharmaceutical product Approvals of Tongzhen,

were duly transferred to Shanxi Weiqida and such Asset transfers were duly completed in accordance with the terms of all applicable agreements, decrees, bankruptcy proceedings and Applicable Law, such bankruptcy proceedings extinguished all claims to such Assets by all Persons other than Shanxi Weiqida and there are no outstanding rights, obligations or Claims of any Person with respect to such agreements, decrees, bankruptcy proceedings, Assets or Asset transfers that are not reported in the Oriental Financial Statements.

The agreement among Datong Economic Committee, Datong No. 2 Pharma and Shanxi Weiqida under which Shanxi Weiqida assumed responsibility for all of the employees of Datong No. 2 Pharma has been duly and fully performed in accordance with the terms of that agreement and all Applicable Law and there are no outstanding rights, obligations or Claims of any Person with respect to such agreement or assumption of employees.

Except as described herein, Shanxi Weiqida has not entered into and is not bound by any Contract for the acquisition of Assets related to the right to produce any product.

Each of Domestic Shanxi Weiqida, Tongzhen, Datong No. 2 Pharma and Datong Pharma has been dissolved and is not a validly existing entity.

19. Conduct of Business. Except as expressly permitted pursuant to this Agreement, neither Oriental nor Shanxi Weiqida have, since April 4, 2004, directly or indirectly sold any Assets or entered into any Contract or transaction that will affect their Business other than in the Ordinary Course of their Business. Each of Oriental and Shanxi Weiqida has complied with, and has conducted and is conducting their Business in compliance in all Material respects with, all Applicable Law. Their Business is the only business operation carried on by Oriental and Shanxi Weiqida and their Assets are sufficient to permit the continued operation of their Business from and after the Closing Date in substantially the same manner as conducted in the one-year period immediately preceding the date of this Agreement.

20. Corporate Records. The corporate records of Oriental and Shanxi Weiqida contain complete and accurate records of all resolutions passed by such companies’ shareholders and directors since the date of such companies’ incorporation and all other matters required to be recorded therein under the laws of their respective jurisdictions of incorporation and Business. All Material transactions affecting Oriental and Shanxi Weiqida have been properly recorded or filed in their respective corporate and other record books. The registers, including the securities registers and registers of directors and officers, of Oriental and Shanxi Weiqida are complete and accurate and will, on the Closing Date, reflect all transactions contemplated by this Agreement.

21. Financial Records. The system of internal accounting controls is sufficient to provide reasonable assurances that all Material transactions affecting Oriental or Shanxi Weiqida are executed in accordance with management’s general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for Assets.

22. Financial Statements. The Oriental Financial Statements are true, correct and complete in every Material respect, have been prepared in accordance with GAAP and fairly and accurately reflect in every Material way the financial position of Oriental and Shanxi Weiqida as at the date thereof and, in particular, all Assets and all liabilities and obligations, due or accruing, contingent or absolute, liquidated or unliquidated, of Oriental and Shanxi Weiqida except for claims against third parties and insured claims not required to be disclosed under GAAP.

23. Undisclosed Liabilities. Neither Oriental nor Shanxi Weiqida has any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and none of them is a party to or bound by any Contract of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any Person, that are not disclosed in the Oriental Financial Statements or disclosed in the schedules or appendices to this Agreement, other than liabilities, obligations, indebtedness and commitments in respect of trade or business obligations incurred after the Financial Statement Date in the Ordinary Course of their Business, that do not exceed U.S.$5,000 in the aggregate and that are not Materially adverse to Oriental, Shanxi Weiqida or their Business.

24. Accounts Receivable. All Accounts Receivable of Oriental and Shanxi Weiqida are bona fide and good and have been incurred in the Ordinary Course of their Business. Subject to an allowance for doubtful accounts that has been reflected on the books of Oriental and Shanxi Weiqida in accordance with GAAP, all such Accounts Receivable are collectible at their full face value in the Ordinary Course of their Business without set-off or counterclaim. None of such Accounts Receivable is due from an Affiliate or Associate of Oriental or Shanxi Weiqida, from any of the Vendors or an Affiliate or Associate of any of the Vendors or any employee of Oriental, Shanxi Weiqida or an Affiliate or Associate of Oriental or Shanxi Weiqida.

25. Intellectual Property.

Appendix A-3-25 contains a complete and accurate list of the Intellectual Property of Oriental and Shanxi Weiqida and of all Contracts that comprise or relate to their Intellectual Property and sets out complete and accurate particulars of all registrations or applications for registration of their Intellectual Property.

Except as set out in Appendix A-3-25, Oriental or Shanxi Weiqida is the beneficial owner of their Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs their ability to sell, transfer, assign or convey, or that otherwise affects, their Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the Intellectual Property of Oriental or Shanxi Weiqida.

The Intellectual Property of Oriental and Shanxi Weiqida comprises all patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases and such similar instruments or rights which are recognized in any jurisdiction, and all trade secrets and know-how and all other industrial or intellectual property necessary to conduct the Business of Oriental and Shanxi Weiqida. The conduct of the Business of Oriental and Shanxi Weiqida does not infringe on the patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases and such similar instruments or rights which are recognized in any jurisdiction or trade secrets of any other Person.

Oriental and the Vendor

do not have any knowledge of any infringement or breach of any industrial or intellectual property rights of any other Person by Oriental or Shanxi Weiqida,

have not received and do not have any knowledge of any notice that the conduct of their Business, including the use of their Intellectual Property, infringes on or breaches any industrial or intellectual property rights of any other Person, do not have any knowledge of any infringement or breach of the rights of Oriental or Shanxi Weiqida in their Intellectual Property, and do not have any knowledge of any state of facts that casts doubt on the validity or enforceability of any of their Intellectual Property.

26. Information Technology.

The Information Technology of Oriental and Shanxi Weiqida adequately meets the data processing needs of the Business, operations and affairs of each of Oriental and Shanxi Weiqida, in each case as presently conducted and as currently contemplated to be conducted, and Oriental and Shanxi Weiqida have obtained all necessary rights to use their Information Technology, as presently conducted and as currently contemplated to be conducted, in accordance with all Applicable Laws and without violating the Intellectual Property rights of any Person. Oriental and Shanxi Weiqida have taken appropriate action by instruction, agreement or otherwise with their employees or other Persons permitted access to system application programs and data files used in their Information Technology to protect against unauthorized access, use, copying, modification, theft and destruction of those programs and files. The data processing and data storage facilities of Oriental and Shanxi Weiqida are adequate and properly protected. Oriental and Shanxi Weiqida have arranged for back-up data processing services adequate to meet their data processing needs in the event their Information Technology or any of their components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.

All licensed software which comprises any Material part of the Information Technology of Oriental and Shanxi Weiqida is in machine-readable form, contains current revisions of that software as delivered to

Oriental or Shanxi Weiqida by the licensors thereof and includes all object codes, computer programs, magnetic media and documentation which is used or required by Oriental or Shanxi Weiqida for use in their Information Technology. To the extent that any software has been built specifically for Oriental or Shanxi Weiqida and is a Material part of their Information Technology, a copy of the source code is in escrow for the benefit of Oriental or Shanxi Weiqida in the event of the occurrence of certain triggering events and none of the licences for that software will be adversely affected by a change of ownership of shares in the capital of Oriental or Shanxi Weiqida or requires prior approval of any transfer or assignment to remain in force or effect.

27. Absence of Changes. Since the Financial Statement Date, and except as required by this Agreement or disclosed in any other schedule or appendix hereto, each of Oriental and Shanxi Weiqida has carried on their Business and conducted its operations and affairs only in the Ordinary Course and neither Oriental nor Shanxi Weiqida has made or suffered any Material Adverse Change,

suffered any damage, destruction or loss (whether or not covered by insurance) affecting their Assets,

incurred any liability, obligation, indebtedness or commitment (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than unsecured current liabilities, obligations, indebtedness and commitments incurred in the Ordinary Course of their Business, paid, discharged or satisfied any Encumbrance, liability, obligation, indebtedness or commitment of Oriental or Shanxi Weiqida (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than the Shanxi Weiqida Shareholder Loan and payment of accounts payable and tax liabilities incurred in the Ordinary Course of their Business, declared, set aside or paid any dividend or made any other distribution with respect to any of their shares, or redeemed, repurchased or otherwise acquired, directly or indirectly, any such shares, except for any dividend or other distribution that is contributed to the capital account of Shanxi Weiqida as a registered capital contribution, issued or sold or entered into any Contract for the issuance or sale of any shares in the capital of, or securities convertible into or exercisable for shares in the capital of any of, Oriental or Shanxi Weiqida, suffered any labour trouble or disruption, including any strike or lock out, that adversely affected them,

made any sale, assignment, transfer or disposition or granted any Encumbrance on, to or over any of their Assets, other than sales of products to customers in the Ordinary Course of their Business,

made any write-down of the value of any inventory or any write-off as uncollectible of any of their Accounts Receivable or any portion thereof in amounts exceeding $500,000 in the aggregate,

cancelled any debts or Claims or made any amendment, termination or waiver of any right of value to it in an amount exceeding $500,000 in the aggregate,

made any general increase in the compensation of its employees or any increase in any such compensation or bonus payable to any of its officers, employees, consultants or agents (having an annual salary or remuneration in excess of $30,000), executed any employment agreement with any officer or employee (having an annual salary or remuneration in excess of $30,000) or made any loan to, or engaged in any transaction with, any of its employees, officers or directors, made any capital expenditures or commitments in excess of $500,000 in the aggregate, other than its commitments and expenditures in respect of 7-ACA and clavulanic acid projects,

made any change in its accounting, costing, tax practices or depreciation or amortization policies or rates, except for changes from generally accepted accounting principles applicable in the People’s Republic of China to GAAP, terminated, cancelled or modified, in any Material respect, or received any notice of a request for termination, cancellation or modification of, in any Material respect, any Material Contract of Oriental or Shanxi Weiqida, or

authorized or agreed to or otherwise committed to do any of the foregoing.

28. Insurance Policies. The Assets of Oriental and Shanxi Weiqida are covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable Assets. Appendix A-3-28 is a true, accurate and complete list of all insurance policies maintained by Oriental and Shanxi Weiqida and:

each such policy is in full force and effect without amendment or variation,

neither Oriental nor Shanxi Weiqida is in default with respect to any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim under any such insurance policy in a timely fashion,

Oriental and Shanxi Weiqida have no reason to believe that any such insurance policy will not be renewed by the insurer on the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a Material increase in premiums payable in respect of the policy, and no other insurance is necessary to the conduct of the Business of Oriental and Shanxi Weiqida or would be considered to be desirable by a prudent Person operating a business similar to the Business of Oriental and Shanxi Weiqida.

29. No Expropriation. None of the Assets of Oriental or Shanxi Weiqida have been taken or expropriated by any Regulatory Authority nor has any notice or proceeding in respect thereof been given or commenced and to the knowledge of Oriental and Shanxi Weiqida, there is not any intent or proposal to give any such notice or commence any such proceeding.

30. Material Contracts and Other Contracts. Except for the Contracts set out in Appendix A-3-30 or disclosed in any other schedule or appendix to this Agreement, neither Oriental nor Shanxi Weiqida is a party to or bound by any distributor, sales, advertising, agency or manufacturer’s representative or similar Contract,

any continuing Contract for the purchase of materials, supplies, equipment or services which involves payment under that agreement of more than $250,000 in the aggregate, except for purchases of inventory in the Ordinary Course of their Business on terms and conditions not more onerous than those usual and customary to the industry relating to their Business, any written employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral agreements of indefinite hire terminable by the employer without cause on reasonable notice, any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP, any Contract of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for cheques endorsed for collection),

any Contract for charitable contributions or gifts of any of their Assets, other than donations in the Ordinary Course of their Business,

any Contract for capital expenditures in excess of $250,000 in the aggregate,

any Contract for the sale of any of their Assets or any part of their Business, other than sales of inventory to customers in the Ordinary Course of their Business,

any confidentiality, secrecy or non-disclosure Contracts (whether Oriental or Shanxi Weiqida is a beneficiary or obligor thereunder) relating to any proprietary or confidential information that contains any non-competition or similar agreement, any Material Contract,

any Contract that expires, or may expire if it is not renewed or extended at the option of any Person other than Oriental or Shanxi Weiqida, as the case may be, more than one year after the date of this Agreement, any Contract which has, or could reasonably have, a Materially Adverse Effect on their Business or any of their Assets or is or reasonably could be Materially burdensome to Oriental or Shanxi Weiqida, and any Contract entered into by Oriental or Shanxi Weiqida other than in the Ordinary Course of their Business.

31. No Default under Contracts. Each of Oriental and Shanxi Weiqida has performed all of the Material obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of any Material provision, of any Contract relating to their Business or their Assets (including agreements referred to in any schedule or appendix to this Agreement), to which it is a party or by which it or their Assets are bound or affected. All such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after the lapse of time, giving of notice or both, would constitute a default under any such Contract. There is no dispute between Oriental or Shanxi Weiqida, as the case may be, and any other party under any such Contract. None of such Contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of such Contract or otherwise require the consent of any other Person. None of such Contracts have been assigned, or if applicable subleased, in whole or in part.

32. Real Property. Appendix A-3-32 contains accurate and complete descriptions of all Real Property in respect of which Oriental or Shanxi Weiqida hold an interest including land use rights, whether freehold, leasehold or otherwise, and other than with respect to leasehold interests disclosed in such appendix, such company has good and marketable title to all of its Real Property including Real Property acquired since the Financial Statement Date (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of its Business), free and clear of Encumbrances of any kind or character and none of such Real Property is in the possession of or under the control of any other Person, neither Oriental nor Shanxi Weiqida is a party to, or bound by, any Real Property Leases other than those referred to in such appendix,

all Real Property Lease and other payments required to be paid by Oriental or Shanxi Weiqida pursuant to such Real Property Leases have been duly paid and such company is not otherwise in default in meeting its Material obligations under any such Real Property Leases,

Land Use Right No. 1 was duly transferred from Domestic Shanxi Weiqida to Shanxi Weiqida with all required Approvals obtained and all applicable Taxes paid and in accordance with all Applicable Law, and there are no outstanding rights, obligations or Claims of any Person with respect to such transfer, and all buildings, structures and permanent fixtures with respect to or located on Real Property of Oriental or Shanxi Weiqida are owned by Oriental or Shanxi Weiqida, as applicable, free and clear of all Encumbrances and all such buildings, structures and permanent fixtures have been erected in accordance with all Applicable Laws and all required Approvals in respect thereof have been obtained.

33. Personal Property. Appendix A-3-33 contains an accurate and complete list of all Personal Property in respect of which Oriental or Shanxi Weiqida hold an interest, whether freehold, leasehold or otherwise, that is Material to its Business or its Assets and has a book value of $24,000 or more and other than with respect to leasehold interests disclosed in such appendix, such company has good and marketable title to all of its Personal Property and interests in Personal Property including Personal Property acquired since the Financial Statement Date (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of their Business), free and clear of Encumbrances of any kind or character and none of such company’s Personal Property is in the possession of or under the control of any other Person, neither Oriental nor Shanxi Weiqida is a party to, or bound by, any Personal Property Leases other than those referred to in such appendix, and all Personal Property Lease and other payments required to be paid by Oriental and Shanxi Weiqida pursuant to such Personal Property Leases have been duly paid and such company is not otherwise in default in meeting its Material obligations under any such Personal Property Leases.

34. Non-Arm’s Length Transactions. To the knowledge of Oriental and each Vendor, except for the Shanxi Weiqida Shareholder Loan or as otherwise disclosed in this Agreement or any schedule or appendix hereto, no officer, director, Affiliate or Associate of Oriental or Shanxi Weiqida and no Vendor or Affiliate or Associate of a Vendor, has now or has had since the Financial Statement Date, directly or indirectly a financial or profit interest in any entity that purchases from or sells or furnishes to Oriental or Shanxi Weiqida, any goods or services, or a beneficial interest in any Contract pursuant to which payment of a financial, economic or other benefit has been or will be made by Oriental or Shanxi Weiqida.

35. Employees. With respect to each Person employed or engaged in their Business by Oriental or Shanxi Weiqida, including Persons seconded to other entities,

each such employee has entered into an employment agreement with Oriental or Shanxi Weiqida, as applicable, the terms of which have been disclosed to Dragon, and there is no other contract of employment, either of service or for service entered into by Oriental or Shanxi Weiqida with any other Person, and such company is not in default and, to the best knowledge of Oriental and the Vendor, no such employee is in default under any of the provisions thereof, each such employee has been paid all wages, income and other amounts due and owing to the employee by Oriental or Shanxi Weiqida, as applicable, as at the end of the most recently completed pay period,

all Taxes, social insurance payments and other payments due and owing in respect of each such employee as at the end of the most recently completed pay period have been withheld and paid in accordance with all Applicable Law, and neither Oriental or the Vendor is aware of any labour conflict with any of such employees that might reasonably be expected to have a Materially adverse effect on the Business of Oriental or Shanxi Weiqida.

36. Predecessor Liabilities. Except as otherwise disclosed in this Agreement or any schedule or appendix hereto, neither Oriental nor Shanxi Weiqida have any successorship liabilities whatsoever related to any predecessor entities of Oriental or Shanxi Weiqida or any Assets acquired by Oriental or Shanxi Weiqida.

37. Competition Act. To the knowledge of each Vendor and Oriental, the transactions contemplated by this Agreement and the completion of the Closing will not breach any applicable competition, unfair trade practice or similar law or regulation.

38. No Finder’s Fees. None of the Vendors, Oriental or Shanxi Weiqida have engaged the services of any finder, agent, broker or other Person for the purchase of the Dragon Closing Shares or the sale of the Vendors’ Shares and none of the Vendors and neither of Oriental and Shanxi Weiqida, has taken nor will take any action that would cause Dragon to become liable to any Claim for a brokerage commission, finder’s fee or other similar arrangement.

39. Taxes. There have been no assessments or orders issued or, to the knowledge of Oriental or each Vendor, threatened, and no investigations, proceedings or actions conducted, taken or, to the knowledge of Oriental or each Vendor, threatened, under or pursuant to any Tax Law with respect to Taxes against Oriental, Shanxi Weiqida or any of their Assets or their Business. The carrying on of their Business and use of their Assets by Oriental and Shanxi Weiqida has been and is in compliance in all Material respects with all Tax Laws, each of Oriental and Shanxi Weiqida have obtained all Approvals required, and paid all Taxes due and payable, by such company under all Tax Laws and neither Oriental nor each Vendor are aware of any facts which could give rise to a notice of non-compliance by Oriental or Shanxi Weiqida under any Tax Laws.

40. Environmental Liabilities. There have been no orders issued or, to the knowledge of Oriental or each Vendor, threatened, and no investigations, proceedings or actions conducted, taken or, to the knowledge of Oriental or each Vendor, threatened, under or pursuant to any Environmental Protection Laws with respect to Oriental, Shanxi Weiqida or any of their Assets or their Business.

41. Environmental Compliance. The use of their Assets by Oriental and Shanxi Weiqida has been and is in compliance in all Material respects with all Environmental Protection Laws and neither Oriental nor any Vendor are aware of any facts which could give rise to a notice of non-compliance under any Environmental Protection Laws with respect to such use.

42. Release of Hazardous Materials. Oriental and Shanxi Weiqida have not caused or permitted the release of any Hazardous Materials on or off-site of any of their Real Property, except in compliance with all applicable Environmental Protection Laws.

43. Treatment and Storage of Hazardous Materials. All wastes and other materials and substances disposed of, treated or stored on the Real Property of Oriental or Shanxi Weiqida, whether Hazardous Materials or not, have been disposed of, treated and stored in Material compliance with all applicable Environmental Protection Laws.

44. Specific Substances. None of the Real Property of Oriental or Shanxi Weiqida contain asbestos in any form, ureaformaldehyde, polychlorinated biphenyls or products treated with polychlorinated biphenyls, radioactive substances garbage or industrial waste or any underground storage tank.

45. Migration of Hazardous Materials. No Hazardous Material has passed onto adjoining lands from any Real Property of Oriental or Shanxi Weiqida.

46. Regulatory Compliance. Oriental and Shanxi Weiqida have acquired and currently hold, all Material Approvals granted by or entered into with any Regulatory Authority required in connection with their Assets and Business and all of such Approvals held by Oriental or Subsidiary are in good standing and are being complied with in all Material respects.

47. Compliance with Laws. Oriental and Shanxi Weiqida have, in all Material respects, conducted their Business in compliance with all Applicable Law and are not in unremedied breach, and have not received any notification alleging that they are in breach, of any Applicable Law.

48. Validity. All of the foregoing representations and warranties of Oriental and the Vendor will be true and correct on the Closing Date as if made on that date.

PART 4 Representations and Warranties of Dragon

1. Dragon Status. Dragon is duly incorporated and organized, and is validly existing under the laws of Florida and is in good standing with respect to the filing of annual reports with the Florida Department of State. Dragon carries on its Business only in Canada and the People’s Republic of China, and has made all filings and holds all registrations, licensing and other qualifications to carry on its Business in such jurisdictions.

2. Subsidiaries of Dragon. Except for the Dragon Subsidiaries and as provided in this Agreement, Dragon has not owned, does not own and does not have any Contract to acquire, directly or indirectly, any Equity Interest in, or any proprietary interest in the Assets or Business of, any other Person.

3. Ownership of Subsidiaries. Dragon, directly or indirectly through the Dragon Subsidiaries, owns and has good and marketable title to the entire Equity Interest in Dragon Pharmaceuticals (Canada) Inc., Allwin Newtech Ltd., Allwin Biotrade Ltd. and Nanjing Huaxin Bio-pharmaceutical Co., Ltd. and 95% of the Equity Interest in Sanhe Kailong Biopharmaceutical Co., Ltd. as the legal and beneficial owner free and clear of all Claims and Encumbrances.

4. Status of Subsidiaries. The Dragon Subsidiaries are duly incorporated and organized, and are validly subsisting, under the laws of their respective jurisdictions of incorporation and are up-to-date in the filing of all corporate and similar returns under the laws of such jurisdictions. The Dragon Subsidiaries have made all filings and hold all registrations, licensing and other qualifications to carry on their Business in the jurisdictions in which they carry on their respective Business.

5. Corporate Power and Capacity. Each of Dragon and the Dragon Subsidiaries has the corporate power and corporate capacity to carry on its Business and to own its Assets and Dragon has the corporate power and corporate capacity to enter into this Agreement and perform its obligations hereunder.

6. Share Capital of Dragon. The authorized capital of Dragon consists of 50,000,000 shares of which [20,434,000] shares are issued and outstanding. Each of the issued and outstanding shares of Dragon has been duly and validly issued and is outstanding as a fully paid and non-assessable share in the capital of Dragon.

7. Issuance of Dragon Closing Shares. At the time of the Closing, all necessary corporate action will have been taken by Dragon validly to issue the Dragon Closing Shares to the Vendors as fully paid and non-assessable shares in the capital of Dragon.

8. Rights to Purchase Dragon Shares. Except as provided in this Agreement, no Person has any right or Contract, present or future, contingent or absolute, or any right capable of becoming a right or Contract, for the acquisition of any Equity Interest in Dragon.

9.	Directors and Officers. The directors and officers of Dragon are as follows:

Directors:	Alexander Wick
Longbin Liu
Ken Z. Cai
Philip Yuen Pak Yiu
Yiu Kwong Sun

Officers:	Alexander Wick – President and Chief Executive Officer
James Harris – Vice-President, Marketing
Robert Walsh – Director, Corporate Development
Matthew Kavanagh – Director, Finance and Compliance

10. Rights to Purchase Dragon Subsidiary Shares. Except for Dragon and the Dragon Subsidiaries, no Person has any right or Contract, present or future, contingent or absolute, or any right capable of becoming a right or Contract, to make any capital contribution, or for the acquisition of any Equity Interest, in a Dragon Subsidiary.

11. Enforceability. This Agreement and all other Contracts and instruments to be executed and delivered by Dragon pursuant to this Agreement have been duly authorized, executed and delivered by Dragon and constitute legal, valid and binding obligations of Dragon and are enforceable against Dragon in accordance with their terms, except to the extent that

(a) the availability of equitable remedies is subject to the discretion of applicable judicial authority,

(b) enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to the rights of creditors generally, and

(c) rights to indemnity and the ability to sever unenforceable terms may be limited by applicable law.

12. Consents. Except as expressly set out in this Agreement, no Approval of any Person, and no registration, declaration or filing by Dragon or a Dragon Subsidiary with any Person is required, other than filings that are required to be made with the TSX, SEC and the OTCBB, in order for Dragon to, incur its obligations pursuant to this Agreement,

execute and deliver this Agreement and all other documents and instruments to be delivered by it pursuant to this Agreement,

duly perform and observe the terms and provisions of this Agreement and any other Contract or instruments to be entered into pursuant to this Agreement, and render this Agreement legal, valid, binding and enforceable on it.

13. No Conflict. Except as expressly set out in this Agreement, the execution, delivery and performance by Dragon of this Agreement and the completion of the Closing will not (whether after the lapse of time, giving of notice or both), result in the breach or violation of any provisions of, or constitute a default under, or conflict with or cause acceleration of any obligation of Dragon or a Dragon Subsidiary, under any Contract to which Dragon or a Dragon Subsidiary is a party or by which any of their undertakings or Assets are bound or affected,

any provision of their constating documents, by-laws, articles or resolutions of their board of directors (or any committee thereof) or shareholders,

any Approval issued to, held by or for the benefit of, Dragon or a Dragon Subsidiary,

any judgment, decree, order or award of any court, Regulatory Authority or arbitrator having jurisdiction over Dragon or a Dragon Subsidiary, or any Applicable Law,

the creation of any Encumbrance upon any of the Assets of Dragon or a Dragon Subsidiary; or

the requirement of any Approval from any of the creditors of Dragon or a Dragon Subsidiary.

14. No Claims. There are no Claims (whether or not on behalf of Dragon or a Dragon Subsidiary) pending or outstanding or, to Dragon’s knowledge, threatened against Dragon or a Dragon Subsidiary which could reasonably be expected to adversely affect any of the Dragon Closing Shares or Dragon’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on Dragon or a Dragon Subsidiary. To Dragon’s knowledge there is not any factual or legal basis on which any such bona fide Claim might reasonably be expected to be commenced.

15. Solvency. Neither Dragon nor any of the Dragon Subsidiaries is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other similar legislation in any jurisdiction and none of them has made an assignment in favour of, or a proposal in bankruptcy to, its creditors or any class thereof, and no petition for a receiving order has been presented in respect of Dragon or a Dragon Subsidiary. Neither Dragon nor any of the Dragon Subsidiaries has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of Dragon or a Dragon Subsidiary or any of their Assets and no execution or distress has been levied on any of their Assets, nor have any proceedings been commenced in connection with any of the foregoing.

16. No Undisclosed Information. Dragon has no information or knowledge of any fact or circumstance which adversely affects its ability to complete the transactions contemplated in this Agreement and neither this Agreement nor any other document or certificate furnished to the Vendors by Dragon in connection with such transaction contains any Material error or omission or untrue, misleading or incomplete statement of Material fact.

17. Conduct of Business. Except as expressly permitted pursuant to this Agreement, Dragon and the Dragon Subsidiaries have not, since April 4, 2004, directly or indirectly sold any of their Assets or entered into any Contract or transaction that will affect their Business other than in the Ordinary Course of their Business. Dragon and the Dragon Subsidiaries have complied with, and have conducted and are conducting their Business in compliance in all Material respects with, all Applicable Law. The Assets of Dragon and the Dragon Subsidiaries are sufficient to permit the continued operation of their Business from and after the Closing Date in substantially the same manner as conducted in the one-year period immediately preceding the date of this Agreement.

18. Corporate Records. The corporate records of Dragon and the Dragon Subsidiaries contain complete and accurate records of all resolutions passed by such companies’ shareholders and directors since the date of such companies’ incorporation and all other matters required to be recorded therein under the laws of their respective jurisdictions of incorporation and Business. All Material transactions affecting Dragon and the Dragon Subsidiaries have been properly recorded or filed in their respective corporate and other record books. The registers, including the securities registers and registers of directors and officers, of Dragon and the Dragon Subsidiaries are complete and accurate and will, on the Closing Date, reflect all transactions contemplated by this Agreement.

19. Financial Records. The system of internal accounting controls is sufficient to provide reasonable assurances that all Material transactions affecting Dragon and the Dragon Subsidiaries are executed in accordance with management’s general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for Assets.

20. Financial Statements. Each of the Dragon Financial Statements and the unaudited consolidated financial statements of Dragon for the three-month period ended March 31, 2004 are true, correct and complete in every Material respect, have been prepared in accordance with GAAP applied on a basis consistent with the financial statements for the same period of time in the prior year unless otherwise specifically stated in any such financial statements, and fairly and accurately reflect in every Material way the financial position of Dragon and the Dragon Subsidiaries as at the date thereof and the results of the operations and the changes in cash resources of Dragon and the Dragon Subsidiaries for the period then ended.

21. Undisclosed Liabilities. Dragon and the Dragon Subsidiaries do not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and none of them is a party to or bound by any Contract of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any Person, that are not disclosed in the Dragon Financial Statements or disclosed in the schedules or appendices to this Agreement, other than liabilities, obligations, indebtedness and commitments in respect of trade or business obligations incurred after the Financial Statement Date in the Ordinary Course of their Business, that do not exceed U.S.$5,000 in the aggregate and that are not Materially adverse to Dragon, the Dragon Subsidiaries or their Business.

22. Accounts Receivable. All Accounts Receivable of Dragon and the Dragon Subsidiaries are bona fide and good and have been incurred in the Ordinary Course of their Business. Subject to an allowance for doubtful accounts that has been reflected on the books of Dragon and the Dragon Subsidiaries in accordance with GAAP, all such Accounts Receivable are collectible at their full face value in the Ordinary Course of their Business without set-off or counterclaim. None of such Accounts Receivable is due from an Affiliate or Associate of Dragon or a Dragon Subsidiary or any employee of Dragon, a Dragon Subsidiary or an Affiliate or Associate of Dragon or a Dragon Subsidiary.

23. Intellectual Property.

Appendix A-4-23 contains a complete and accurate list of the Intellectual Property of Dragon and the Dragon Subsidiaries and of all Contracts that comprise or relate to their Intellectual Property and sets out complete and accurate particulars of all registrations or applications for registration of their Intellectual Property.

Except as set out in Appendix A-4-23, Dragon and the Dragon Subsidiaries are the beneficial owners of their respective Intellectual Property, free and clear of all Encumbrances, and are not parties to or bound by any Contract or other obligation whatsoever that limits or impairs their ability to sell, transfer, assign or convey, or that otherwise affects, their Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the Intellectual Property of Dragon or the Dragon Subsidiaries.

The Intellectual Property of Dragon and the Dragon Subsidiaries comprises all patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases and such similar instruments or rights which are recognized in any jurisdiction, and all trade secrets and know-how and all other industrial or intellectual property necessary to conduct the Business of Dragon and the Dragon Subsidiaries. The conduct of the Business of Dragon and the Dragon Subsidiaries does not infringe on the patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases and such similar instruments or rights which are recognized in any jurisdiction or trade secrets of any other Person.

Dragon

does not have any knowledge of any infringement or breach of any industrial or intellectual property rights of any other Person by Dragon or a Dragon Subsidiary,

has not received and does not have any knowledge of any notice that the conduct of their Business, including the use of their Intellectual Property, infringes on or breaches any industrial or intellectual property rights of any other Person, does not have any knowledge of any infringement or breach of the rights of Dragon or the Dragon Subsidiaries in their Intellectual Property, and does not have any knowledge of any state of facts that casts doubt on the validity or enforceability of any of their Intellectual Property.

24. Information Technology.

The Information Technology of Dragon and the Dragon Subsidiaries adequately meets the data processing needs of the Business, operations and affairs of each of Dragon and the Dragon Subsidiaries, in each case as presently conducted and as currently contemplated to be conducted. Dragon and the Dragon Subsidiaries have taken appropriate action by instruction, agreement or otherwise with their employees or other Persons permitted access to system application programs and data files used in their Information Technology to protect against unauthorized access, use, copying, modification, theft and destruction of those programs and files. The data processing and data storage facilities of Dragon and the Dragon Subsidiaries are adequate and properly protected. Dragon and the Dragon Subsidiaries have arranged for back-up data processing services adequate to meet their data processing needs in the event their Information Technology or any of their components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.

All licensed software which comprises any Material part of the Information Technology of Dragon or a Dragon Subsidiary is in machine-readable form, contains current revisions of that software as delivered to Dragon or the Dragon Subsidiary by the licensors thereof and includes all object codes, computer programs, magnetic media and documentation which is used or required by Dragon or the Dragon Subsidiary for use in its Information Technology. To the extent that any software has been built specifically for Dragon or a Dragon Subsidiary and is a Material part of its Information Technology, a copy of the source code is in escrow for the benefit of Dragon or the Dragon Subsidiary in the event of the occurrence of certain triggering events and none of the licences for that software will be adversely affected by a change of ownership of shares in the capital of Dragon or the Dragon Subsidiary or requires prior approval of any transfer or assignment to remain in force or effect.

25. Absence of Changes. Except as set out in Appendix A-4-25, since the Financial Statement Date, and except as required by this Agreement or disclosed in any other schedule or appendix hereto, Dragon and the Dragon Subsidiaries have carried on their Business and conducted their operations and affairs only in the Ordinary Course and neither Dragon nor any of the Dragon Subsidiaries has made or suffered any Material Adverse Change,

suffered any damage, destruction or loss (whether or not covered by insurance) affecting their Assets,

incurred any liability, obligation, indebtedness or commitment (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than unsecured current liabilities, obligations, indebtedness and commitments incurred in the Ordinary Course, paid, discharged or satisfied any Encumbrance, liability, obligation, indebtedness or commitment of Dragon or a Dragon Subsidiary (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the Ordinary Course of its Business,

declared, set aside or paid any dividend or made any other distribution with respect to any of their shares, or redeemed, repurchased or otherwise acquired, directly or indirectly, any such shares,

issued or sold or entered into any Contract for the issuance or sale of any of their shares, or securities convertible into or exercisable for shares in the capital of any of, Dragon or a Dragon Subsidiary, except for the issuance or sale of shares or securities issued pursuant to existing share option plans or agreements, suffered any labour trouble or disruption, including any strike or lock out, that adversely affected them,

made any sale, assignment, transfer or disposition or granted any Encumbrance on, to or over any of their Assets, other than sales of products to customers in the Ordinary Course of their Business,

made any write-down of the value of any inventory or any write-off as uncollectible of any of their Accounts Receivable or any portion thereof in amounts exceeding $100,000 in the aggregate,

cancelled any debts or Claims or made any amendment, termination or waiver of any right of value to it in an amount exceeding $100,000 in the aggregate,

made any general increase in the compensation of its employees or any increase in any such compensation or bonus payable to any of its officers, employees, consultants or agents (having an annual salary or remuneration in excess of $30,000), executed any employment agreement with any officer or employee (having an annual salary or remuneration in excess of $30,000) or made any loan to, or engaged in any transaction with, any of its employees, officers or directors, made any capital expenditures or commitments in excess of $100,000 in the aggregate,

made any change in its accounting, costing, tax practices or depreciation or amortization policies or rates,

terminated, cancelled or modified, in any Material respect, or received any notice of a request for termination, cancellation or modification of, in any Material respect, any Material Contract of Dragon or a Dragon Subsidiary, or

authorized or agreed to or otherwise committed to do any of the foregoing.

26. Insurance Policies. The Assets of Dragon and the Dragon Subsidiaries are covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable Assets. Appendix A-4-26 is a true, accurate and complete list of all insurance policies maintained by Dragon and the Dragon Subsidiaries and:

each such policy is in full force and effect without amendment or variation,

neither Dragon nor the Dragon Subsidiaries are in default with respect to any of the provisions contained in any such insurance policy or have failed to give any notice or present any claim under any such insurance policy in a timely fashion,

Dragon and the Dragon Subsidiaries have no reason to believe that any such insurance policy will not be renewed by the insurer on the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a Material increase in premiums payable in respect of the policy, and no other insurance is necessary to the conduct of the Business of Dragon and the Dragon Subsidiaries or would be considered to be desirable by a prudent Person operating a business similar to the Business of Dragon and the Dragon Subsidiaries.

27. No Expropriation. None of the Assets of Dragon or the Dragon Subsidiaries have been taken or expropriated by any Regulatory Authority nor has any notice or proceeding in respect thereof been given or commenced and to the knowledge of Dragon, there is not any intent or proposal to give any such notice or commence any such proceeding.

28. Material Contracts and Other Contracts. Except for the Contracts set out in Appendix A-4-28 or disclosed in any other schedule or appendix to this Agreement, none of Dragon and the Dragon Subsidiaries are a party to or bound by any distributor, sales, advertising, agency or manufacturer’s representative or similar Contract,

any continuing Contract for the purchase of materials, supplies, equipment or services which involves payment under that agreement of more than $100,000 in the aggregate, except for purchases of inventory in the Ordinary Course of its Business on terms and conditions not more onerous than those usual and customary to the industry relating to its Business, any written employment or consulting Contract or any other written Contract with any officer, employee or consultant other than standard or oral agreements of indefinite hire terminable by the employer without cause on reasonable notice, any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP, any Contract of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for cheques endorsed for collection), any Contract for charitable contributions or gifts of any of its Assets, other than donations in the Ordinary Course of its Business,

any Contract for capital expenditures in excess of $100,000 in the aggregate,

any Contract for the sale of any of its Assets or any part of its Business, other than sales of inventory to customers in the Ordinary Course of its Business,

any confidentiality, secrecy or non-disclosure Contracts (whether Dragon or a Dragon Subsidiary is a beneficiary or obligor thereunder) relating to any proprietary or confidential information that contains any non-competition or similar agreement, any Material Contract,

any Contract that expires, or may expire if it is not renewed or extended at the option of any Person other than Dragon or a Dragon Subsidiary, as the case may be, more than one year after the date of this Agreement, any Contract which has, or could reasonably have, a Materially Adverse Effect on its Business or any of its Assets or is or reasonably could be Materially burdensome to Dragon or a Dragon Subsidiary, and any Contract entered into by Dragon or a Dragon Subsidiary other than in the Ordinary Course of its Business.

29. No Default under Contracts. Each of Dragon and the Dragon Subsidiaries has performed all of the Material obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of any Material provision, of any Contract relating to its Business or Assets (including agreements referred to in any schedule or appendix to this Agreement), to which it is a party or by which it or its Assets are bound or affected. All such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after the lapse of time, giving of notice or both, would constitute a default under any such Contract. There is no dispute between Dragon or any of the Dragon Subsidiaries and any other party under any such Contract. None of such Contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of such Contract or otherwise require the consent of any other Person. None of such Contracts have been assigned, or if applicable subleased, in whole or in part.

30. Real Property. Appendix A-4-30 contains accurate and complete descriptions of all Real Property in respect of which Dragon or any of the Dragon Subsidiaries holds an interest, whether freehold, leasehold or otherwise, and other than with respect to leasehold interests disclosed in such appendix, such company has good and marketable title to all of its Real Property including Real Property acquired since the Financial Statement Date (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of its Business), free and clear of Encumbrances of any kind or character and none of such Real Property is in the possession of or under the control of any other Person, neither Dragon nor any of the Dragon Subsidiaries is a party to, or bound by, any Real Property Leases other than those referred to in such appendix,

all Real Property Lease and other payments required to be paid by Dragon or a Dragon Subsidiary pursuant to such Real Property Leases have been duly paid and such company is not otherwise in default in meeting its Material obligations under any such Real Property Lease, and all buildings, structures and permanent fixtures with respect to or located on Real Property in respect of which Dragon or a Dragon Subsidiary owns a freehold interest are owned by Dragon or the Dragon Subsidiary, as applicable, free and clear of all Encumbrances and to the knowledge of Dragon all such buildings, structures and permanent fixtures have been erected in accordance with all Applicable Laws and all required Approvals in respect thereof have been obtained.

31. Personal Property. Appendix A-4-31 contains an accurate and complete list of all Personal Property in respect of which Dragon or a Dragon Subsidiary holds an interest, whether freehold, leasehold or otherwise, that is Material to its Business or its Assets and has a book value of $24,000 or more and other than with respect to leasehold interests disclosed in such appendix, Dragon and the Dragon Subsidiaries have good and marketable title to all of their Personal Property and interests in Personal Property including Personal Property acquired since the Financial Statement Date (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of their Business), free and clear of Encumbrances of any kind or character and none of Dragon’s or the Dragon Subsidiaries’ Personal Property is in the possession of or under the control of any other Person,

Dragon and the Dragon Subsidiaries are not parties to, or bound by, any Personal Property Leases other than those referred to in such appendix, and all Personal Property Lease and other payments required to be paid by Dragon or a Dragon Subsidiary pursuant to such Personal Property Leases have been duly paid and Dragon and the Dragon Subsidiaries are not otherwise in default in meeting their Material obligations under any such Personal Property Leases.

32. Non-Arm’s Length Transactions. To the knowledge of Dragon, except as otherwise disclosed in this Agreement or any schedule or appendix hereto, no officer, director, Affiliate or Associate of Dragon or a Dragon Subsidiary, has or has had since the Financial Statement Date, directly or indirectly a financial or profit interest in any entity that purchases from or sells or furnishes to Dragon or a Dragon Subsidiary, any goods or services, or a beneficial interest in any Contract pursuant to which payment of a financial, economic or other benefit has been or will be made by Dragon or a Dragon Subsidiary.

33. Employees. With respect to each Person employed or engaged in their respective Business by Dragon or a Dragon Subsidiary,

each such employee has entered into an employment agreement with Dragon or a Dragon Subsidiary the terms of which have been disclosed to the Vendors, and there is no other contract of employment, either of service or for service entered into by Dragon or a Dragon Subsidiary with any other Person, and Dragon and the Dragon Subsidiaries are not in default and, to the best knowledge of Dragon, no such employee is in default under any of the provisions thereof, each such employee has been paid all wages, income and other amounts due and owing to the employee by Dragon or a Dragon Subsidiary, as applicable, as at the end of the most recently completed pay period, all Taxes, social insurance payments and other payments due and owing in respect of each such employee as at the end of the most recently completed pay period have been withheld and paid in accordance with all Applicable Law, and

Dragon is not aware of any labour conflict with any of such employees that might reasonably be expected to have a Materially adverse effect on the Business of Dragon or a Dragon Subsidiary.

34. Predecessor Liabilities. Except as otherwise disclosed in this Agreement or any schedule or appendix hereto, Dragon and the Dragon Subsidiaries do not have any successorship liabilities whatsoever related to any predecessor entities of Dragon or a Dragon Subsidiary or any Assets acquired by Dragon or a Dragon Subsidiary.

35. Competition Act. To the knowledge of Dragon, the transactions contemplated by this Agreement and the completion of the Closing will not breach any applicable competition, unfair trade practice or similar law or regulation.

36. No Finder’s Fees. Dragon has not engaged the services of any finder, agent, broker or other Person for the purchase of the Vendors’ Shares or the issuance of the Dragon Closing Shares pursuant to this Agreement and Dragon has not taken nor will take any action that would cause the Vendors, Oriental or Shanxi Weiqida to become liable to any Claim for a brokerage commission, finder’s fee or other similar arrangement.

37. Taxes. There have been no assessments or orders issued or, to the knowledge of Dragon, threatened, and no investigations, proceedings or actions conducted, taken or, to the knowledge of Dragon, threatened, under or pursuant to any Tax Law with respect to Taxes against Dragon or a Dragon Subsidiary or any of its Assets or its Business. The carrying on of their Business and use of their Assets by Dragon and the Dragon Subsidiaries has been and is in compliance in all Material respects with all Tax Laws, Dragon and the Dragon Subsidiaries have obtained all Approvals required, and paid all Taxes due and payable, by them under all applicable Tax Laws and Dragon is not aware of any facts which could give rise to a notice of non-compliance by Dragon under any Tax Laws.

38. Environmental Liabilities. There have been no orders issued or, to the knowledge of Dragon, threatened, and no investigations, proceedings or actions conducted, taken or, to the knowledge of Dragon, threatened, under or pursuant to any Environmental Protection Laws with respect to Dragon or a Dragon Subsidiary or any of its Assets or its Business.

39. Environmental Compliance. The use of their Assets by Dragon and the Dragon Subsidiaries has been and is in compliance in all Material respects with all Environmental Protection Laws and Dragon is not aware of any facts which could give rise to a notice of non-compliance under any Environmental Protection Laws with respect to such use.

40. Release of Hazardous Materials. Dragon and the Dragon Subsidiaries have not caused or permitted the release of any Hazardous Materials on or off-site of any of their Real Property, except in compliance with all applicable Environmental Protection Laws.

41. Treatment and Storage of Hazardous Materials. All wastes and other materials and substances disposed of, treated or stored on the Real Property of Dragon and the Dragon Subsidiaries, whether Hazardous Materials or not, have been disposed of, treated and stored in Material compliance with all applicable Environmental Protection Laws.

42. Specific Substances. None of the Real Property of Dragon or the Dragon Subsidiaries contains asbestos in any form, ureaformaldehyde, polychlorinated biphenyls or products treated with polychlorinated biphenyls, radioactive substances garbage or industrial waste or any underground storage tank.

43. Migration of Hazardous Materials. No Hazardous Material has passed onto adjoining lands from any Real Property of Dragon or the Dragon Subsidiaries.

44. Regulatory Compliance. Dragon and the Dragon Subsidiaries have acquired and currently hold, all Material Approvals granted by or entered into with any Regulatory Authority required in connection with their Assets and Business and all of such Approvals held by Dragon or the Dragon Subsidiaries are in good standing and are being complied with in all Material respects.

45. Securities Regulatory Matters. Dragon is a reporting issuer in Ontario listed on the TSX and OTCBB and is not in default of any provisions of the listing agreement or the rules, by-laws and policies of the TSX, SEC and OTCBB and is in compliance with all applicable securities laws of Ontario. Neither Dragon nor any of its shares are subject to any cease trading order.

46. Disclosure Documents. All disclosure documents required to be filed by Dragon with, and fees required to be paid by Dragon to, securities regulators have been made and paid as required, and all such disclosure documents were, at their respective dates of issue, publication or filing, complete and accurate in all Material respects and made in compliance with the laws, regulations and rules applicable thereto.

47. Transfer Agent. Computershare Trust Company of Canada, at its principal offices in Vancouver and Toronto, has been duly appointed as registrar and transfer agent in respect of the Common Shares.

48. Compliance with Laws. Dragon and the Dragon Subsidiaries have, in all Material respects, conducted their Business in compliance with all Applicable Law and are not in unremedied breach, and have not received any notification alleging that they are in breach, of any Applicable Law.

49. Validity. All of the foregoing representations and warranties of Dragon will be true and correct on the Closing Date as if made on that date.

[DRAGON LETTERHEAD]

June 18, 2004

Mr. Yanlin Han

Mr. Zhanguo Weng

Ms. Xuemei Liu

Dear Sirs and Mesdames,

Share Purchase Agreement

We have entered into a Share Purchase Agreement (“Agreement”) dated June 11, 2004 with you and Oriental Wave Holding Ltd. (“Oriental Wave”) under which Dragon will acquire from you all outstanding shares of Oriental Wave. To complete the transaction contemplated by the Agreement, Dragon must amend its articles to increase the number of its authorized common shares (the “Amendment”). Dragon intends to submit the Amendment to Dragon’s shareholders for approval at its annual general meeting, anticipated to be held in September, 2004 (the “Meeting”). To be effective, the Amendment must be approved by the holders of a majority of the outstanding shares of Dragon. We will use all reasonable efforts to obtain such approval, including the hiring at our expense of a proxy solicitation firm to assist in the process.

Notwithstanding the provisions of the Agreement, we agree that if the Amendment is not approved by Dragon’s shareholders at the Meeting, we will complete the purchase and sale of the shares of Oriental Wave by way of a two-stage closing, completed as follows:

•	in the first stage of the closing, Dragon will acquire on a pro rata basis that percentage of the outstanding shares of Oriental Wave that is equal to the percentage of the shares of Dragon that are available to be issued to you before the implementation of the Amendment. Based on the current number of outstanding shares of Dragon, we expect to be able to acquire approximately 60% of the Oriental Wave shares at this first closing and issue to you the same percentage of the total number of Dragon shares due under the Agreement;

•	as soon as practicable after the first closing, Dragon will re-submit the Amendment to Dragon’s shareholders for approval, either at a special meeting of the shareholders or by consent resolution, and, upon the Amendment being approved, Dragon will promptly take all necessary action to give effect to the Amendment; and

•	as soon as practicable after the Amendment is effective, we will complete the second stage of the closing. At the second closing we will acquire the balance of the Oriental Wave shares held by you in exchange for the balance of the Dragon shares due to be issued to you under the Agreement.

We agree that you will not be obligated to complete the first closing unless we are able to issue to you in the first closing sufficient shares such that after such issue you will, as a group, own more than 50% of the outstanding shares of Dragon. Your and our obligation to complete the closing in two stages is also subject to the completion of a formal amendment to the Agreement to provide for the two-stage closing before the first closing date. We all agree to negotiate such amendment in good faith.

The escrow provisions of the Share Purchase Agreement will be applied on a pro rata basis to the shares of Dragon issued on each closing.

If you are in agreement with the foregoing, we ask that an authorized signatory of Oriental Wave and Mr. Han, on his behalf and on behalf of Mr. Weng and Ms. Liu, execute and return to us a copy of the acknowledgement of this letter agreement. Upon receipt by us of an executed copy of the acknowledgement, it along with this letter will form a binding agreement among Dragon, Mr. Han, Mr. Weng, Ms. Liu and Oriental Wave, and will supplement and form part of the Agreement.

Sincerely yours,

Dragon Pharmaceutical Inc.

By:	/s/ ALEXANDER WICK
Dr. Alexander Wick
President & CEO

ACKNOWLEDGEMENT OF LETTER AGREEMENT

The undersigned hereby acknowledge receipt of the letter agreement among Dragon Pharmaceutical Inc., Yanlin Han, Zhanguo Weng, Xuemei Liu and Oriental Wave Holding Ltd. dated June 18, 2004 and confirm that they have read and understood it and hereby agree to the terms contained therein.

Dated: June 18, 2004

Oriental Wave Holding Ltd.

By:	/s/ YANLIN HAN	By:	/s/ YANLIN HAN
	Yanlin Han		Yanlin Han
	(for himself and Zhanguo Weng and Xuemei Liu)		Chairman

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Section 607.0850 of the Florida Business Corporation states:

(1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2) A corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Dragon pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Name

2.1(a)	Share Exchange Agreement with First Geneva Investments

2.2	Share Exchange Agreement with Oriental Wave Holdings Ltd. dated June 11, 2004 is attached as Annex A to the proxy/prospectus.

Exhibit Number	Name

3.1(a)	Articles of Incorporation and Amendments

a. Articles of Incorporation

b. Certificate of Amendment, dated June 19, 1997

c. Certificate of Amendment of Articles of Incorporation, dated September 21, 1998

3.2(a)	Bylaws of First Geneva Investments, Inc., as amended

5.1	Opinion of counsel re legality

10.1(a)	Sino-Foreign Co-operative Company Contract

10.2(a)	Sino-Foreign Joint Venture Contract Between The Nanjing Medical Group Company Limited and Allwin Newtech Ltd.

10.3(b)	Consulting Agreement with E. Pernet Portfolio Management dated June 15, 1999

10.4(b)	Amendment to Sino-Foreign Co-operative Company Contract

10.5(c)	Contract to lease 25 acres of land in Yanjiao, China

10.6(c)	Sample Employment Agreement for technicians/employees

10.7(d)	Marketing and License Agreement Between Allwin Biotrade and Fargin S.A.

10.8(d)	Marketing and License Agreement Between Allwin Biotrade and Duopharma (Malaysia) SDN.BHD

10.9(d)	Marketing and License Agreement Between Allwin Biotrade and Yoo & Yoo Biotech Co. Ltd.

10.10(d)	Acquisition Agreement Among Dragon Pharmaceuticals Inc., Alphatech Bioengineering Limited, Longbin Liu and Philip Yuen

10.11(e)	a. Sino Foreign Joint Venture Contract Between The Nanjing Medical Group Company Limited and Allwin Newtech Ltd.;

b. Amendment dated November 24, 2000;

c. Amendment dated December 16, 2000; and

d. Confirmation letter of control from The Nanjing Medical Group Company Limited to Allwin Newtech dated December 16, 2000

10.12(f)	Joint research project with the Company and Shenzhen Kelong Chuang Jian Enterprise Co.

10.13(f)	Patent Development Agreement with Dr. Longbin Liu and Novagen

Exhibit Number	Name

10.14(f)	Project Development Agreement with Dr. Liu

10.15(g)	2001 Stock Option Plan

21	Subsidiaries of the Registrant are:

Allwin Newtech Ltd., a British Virgin Island corporation;

Sanhe Kailong Bio-pharmaceutical Co. Ltd., a Chinese

Limited Liability Corporation;

Allwin Biotrade, Inc., British Virgin Island corporation;

Dragon Pharmaceuticals (Canada) Ltd., a British Columbia corporation; and Nanjing Huaxin Bio-Pharmaceutical Co., Ltd., a Chinese corporation

23.1	Consent of Moore Stephens Ellis Foster Ltd., Chartered Accountants.

23.2	Consent of Webb & Company, P.A.

23.3	Consent of Bartel Eng & Schroder is included with the opinion re: legality as Exhibit 5.1

99.1	Proxy Card

99.2	Consent of Yanlin Han to become a director

99.3	Consent of Zhanguo Weng to become a director

99.4	Consent of Xuemei Liu to become a director

(a)	Previously filed with Dragon’s initial registration statement on Form 10-SB, filed with the SEC on November 4, 1999.

(b)	Previously filed with Dragon’s initial registration statement on Form SB-2, filed with the SEC on May 15, 2000.

(c)	Previously filed with Dragon’s amendment no. 1 to registration statement on Form SB-2 filed with the SEC on August 3, 2000.

(d)	Previously filed with Dragon’s amendment no. 3 to registration statement on Form SB-2 filed with the SEC on October 20, 2000.

(e)	Previously filed with Dragon’s amendment no. 5 to registration statement on Form SB-2 filed with the SEC on December 26, 2000.

(f)	Previously filed with Dragon’s Form 10-K filed with the SEC on April 1, 2002.

(g)	Incorporated by reference to Dragon’s proxy statement/prospectus for the Annual Meeting held on December 17, 2001.

Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(c) include any additional or changed material information with respect to the plan of distribution;

(d) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 o this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests; and

(e) supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it become effective.

For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, on June 25, 2004

Dragon Pharmaceutical Inc., a Florida Corporation

/s/ ALEXANDER WICK
Alexander Wick, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander Wick and Matthew Kavanagh, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Date

/s/ KEN Z. CAI Ken Z. Cai, Director	July 6, 2004

/s/ LONGBIN LIU Longbin Liu, Director	June 25, 2004

/s/ YIU KWONG SUN Dr. Yiu Kwong Sun, Director	June 30, 2004

/s/ ALEXANDER WICK Alexander Wick, President, Chief Executive Officer and Director	June 30, 2004

/s/ PHILIP PAK YIU YUEN Philip Pak Yiu Yuen, Director	July 15, 2004

/s/ MATTHEW KAVANAGH Matthew Kavanagh, Director of Finance and Compliance (Principal Financial and Accounting Officer)	June 29, 2004